UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
VEONEER, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common stock, par value $1.00 per share, of Veoneer, Inc.
	(2)	Aggregate number of securities to which transaction applies:

As of August 19, 2021, (A) 111,975,804 shares of common stock issued and outstanding, (B) 182,973 shares of common stock subject to outstanding options to purchase common stock and (C) 1,141,320.6 shares of common stock subject to service-based or performance-based restricted stock unit awards.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(A) 111,975,804 shares of common stock multiplied by $31.25, (B) 182,973 shares of common stock subject to outstanding options to purchase common stock multiplied by $1.92 (which is the difference between the merger consideration and the weighted average exercise price of $29.33 per share) and (C) 1,141,320.6 shares of common stock subject to service-based or performance-based restricted stock unit awards multiplied by $31.25.

	(4)	Proposed maximum aggregate value of transaction:

$3,535,262,071
	(5)	Total fee paid:

$385,697.09
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Veoneer, Inc.
Klarabergsviadukten 70, Section C6
Box 13089, SE- 103 02
Stockholm, Sweden
[•], 2021
Dear Veoneer Stockholder:
You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Veoneer, Inc. (“Veoneer“) to be held on [•], 2021, at [•] [a.m.] / [p.m.], Eastern Time. Due to public health concerns surrounding the novel coronavirus and to prioritize the health and well-being of our employees, stockholders and other community members, Veoneer will hold the Special Meeting in a virtual meeting format only, via live webcast. You will not be able to attend the Special Meeting physically in person.
At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 22, 2021 (the “Merger Agreement”), by and among Magna International Inc. (“Parent”), 2486345 Delaware Corporation, an indirect, wholly owned subsidiary of Parent (“Acquisition Sub”), and Veoneer. Pursuant to the terms of the Merger Agreement, Acquisition Sub will merge with and into Veoneer (the “Merger”), with Veoneer surviving the Merger, and Veoneer will become an indirect, wholly owned subsidiary of Parent. You will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger.
If the Merger contemplated by the Merger Agreement is completed, you will be entitled to receive $31.25 in cash, without interest, subject to any withholding of taxes required by applicable law for each share of Veoneer’s common stock, par value $1.00 per share (“Veoneer Common Stock”) (unless you have properly exercised your appraisal rights with respect to such shares). Holders of Veoneer's Swedish Depository Receipts (“SDRs”) will be treated in accordance with the General Terms and Conditions for the SDRs (the “Depository Agreement”).
On July 22, 2021, Veoneer’s board of directors, after considering various factors, including those described in the accompanying Proxy Statement (the “Proxy Statement”), unanimously (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (ii) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Veoneer and its stockholders and (iii) resolved to recommend that the stockholders of Veoneer vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement.
Veoneer’s board of directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the transactions contemplated thereby and (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by Veoneer to its named executive officers in connection with the Merger and contemplated by the Merger Agreement.
The enclosed Proxy Statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement. The Proxy Statement also describes the actions and determinations of Veoneer’s board of directors in connection with its evaluation of the Merger Agreement and the Merger. You are encouraged to read the Proxy Statement and its annexes, including the Merger Agreement, carefully and in their entirety. You may also obtain more information about Veoneer from documents we file with the U.S. Securities and Exchange Commission (the “SEC”) from time to time.
We appreciate you taking the time to vote promptly, and encourage you to do so electronically. After reading the Proxy Statement, please vote at your earliest convenience by voting over the internet using the internet address on the proxy card or by voting by telephone using the toll-free number on the proxy card. If you do not have access to a touch-tone phone or the internet, you may alternatively vote by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. Only your last-dated proxy will be counted, and any proxy may be revoked at any time prior to its exercise at the Special Meeting. If your shares are held in street name through a broker, bank or other nominee, you are considered the beneficial owner of those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Without your voting instructions, because of the non-routine nature of the proposals, your broker, bank or other nominee may not vote your shares with respect to any of the proposals. We encourage you to instruct your broker, bank or other nominee to vote your shares “FOR” all of the proposals set forth in the Proxy Statement by following the directions on the enclosed voting instruction form to provide your instructions over the internet, by telephone or by signing, dating and returning the voting instruction form in the postage-paid envelope provided. Again, we encourage you to vote electronically.
Holders of SDRs are entitled to vote their shares Veoneer Common Stock underlying their SDRs as if they directly held Veoneer Common Stock. Therefore, each holder of SDRs is entitled to one vote for each share of Veoneer Common Stock underlying each SDR held on the [•], 2021. We encourage you to vote prior to the meeting to ensure your vote is properly received and counted. SDR holders registered on an account directly at Euroclear Sweden AB (“Euroclear”) or with a Swedish nominee will receive proxy materials by regular mail and are urged to vote over the internet by following the instructions set forth in the proxy materials such SDR holder receives. SDR holders acting as non-Swedish nominees are urged to mail an information letter to their clients and to retrieve votes from their clients, aggregate these and vote for their clients using the ID Number and Code (and other actions) set forth in the proxy materials received by regular mail. If you are a client holding SDRs, we encourage you to contact your broker to vote.
Your vote is very important, regardless of the number of shares that you own. We cannot consummate the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of a majority of the outstanding shares of Veoneer Common Stock entitled to vote thereon. The approval by the stockholders of Veoneer (“Veoneer Stockholders”) of the proposal to adopt the Merger Agreement is a condition to the parties’ obligations to consummate the Merger. The failure of any stockholder to grant a proxy electronically over the internet or by telephone, to submit a signed proxy card, or to vote by virtual ballot at the Special Meeting in virtual meeting format will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, will not have any effect on the proposal to approve compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger and such stockholder’s shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the Special Meeting. Because both proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
If you have any questions about the Proxy Statement, the Special Meeting, the Merger Agreement or the Merger or need assistance with voting procedures, please contact Georgeson LLC, our proxy solicitor, by calling (866) 741-9588.
On behalf of Veoneer’s board of directors, I thank you for your support and appreciate your consideration of this matter.
Sincerely,
Jan Carlson

Chairman of the Board
President and Chief Executive Officer
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.
The Proxy Statement is dated [•], 2021, and, together with the enclosed form of proxy card, is first being mailed to Veoneer Stockholders on or about [•], 2021.

Veoneer, Inc.
Klarabergsviadukten 70, Section C6
Box 13089, SE- 103 02
Stockholm, Sweden
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

YOUR VOTE IS VERY IMPORTANT.

PLEASE VOTE YOUR SHARES PROMPTLY.
A special meeting of stockholders (the “Special Meeting”) of Veoneer, Inc., a Delaware corporation (“Veoneer”), will be held on [•], 2021, at [•] [a.m.] / [p.m.] Eastern Time. Due to public health concerns surrounding the novel coronavirus and to prioritize the health and well-being of our employees, stockholders and other community members, Veoneer will hold the Special Meeting in a virtual meeting format only on the virtual meeting website. You will not be able to attend the Special Meeting physically in person.
The Special Meeting will be held for the following purposes:
1.
to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 22, 2021, by and among Magna International Inc. (“Parent”), 2486345 Delaware Corporation, an indirect, wholly owned subsidiary of Parent (“Acquisition Sub”), and Veoneer (as it may be amended from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to the proxy statement (the “Proxy Statement”) accompanying this notice; and

2.	to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger.
Under the Delaware General Corporation Law, the affirmative vote of a majority of the outstanding shares of Veoneer Common Stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority in voting power of the Veoneer Common Stock entitled to vote thereon, which are present or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger. The failure of any stockholder of record to grant a proxy electronically over the internet or by telephone, submit a signed proxy card, or to vote by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger. Abstentions will be counted as votes “AGAINST” the proposal to adopt the Merger Agreement and the proposal to approve compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger. Because both proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
Only Veoneer Stockholders of record as of the close of business on [•], 2021, are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available in our principal executive offices located at Klarabergsviadukten 70, Section C6, Box 13089, SE- 103 02, Stockholm, Sweden, during regular business hours for a period of no less than ten (10) days before the Special Meeting and at the place of the Special Meeting during such meeting. To access the list during the Special Meeting, please use the virtual meeting website link set forth in the accompanying Proxy Statement.
Veoneer Stockholders who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Veoneer Common Stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all the requirements of Delaware law, which are summarized in the Proxy Statement accompanying this notice and reproduced in their entirety in Annex D to the accompanying Proxy Statement.
The board of directors of Veoneer (the “Board”) unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger. In considering the recommendation of the Board, Veoneer Stockholders should be aware that its executive officers and members of the Board may have agreements and arrangements in place that provide them with interests in the Merger that may be different from, or in addition to, those of Veoneer. See the section entitled “The Merger—Interests of the Directors and Executive Officers of Veoneer in the Merger” beginning on page 65 of this Proxy Statement.
Our Notice of Special Meeting and Proxy Statement are available for viewing under the “Investor Relations” section of our website at https://www.veoneer.com/en/investors.
By order of the Board of Directors,
Lars Sjöbring
Executive Vice President Legal Affairs,
General Counsel and Secretary
[•], 2021

IMPORTANT
Your vote is extremely important. Whether or not you plan to virtually attend the Special Meeting and regardless of the number of shares you own, we urge you to vote promptly “FOR” both of the proposals.
If you have any questions about submitting your proxy card or otherwise require assistance, please contact:
Georgeson LLC
1290 6th Avenue
New York, NY 10104
Phone Number: (866) 741-9588

i

ii

Annex A	Agreement and Plan of Merger
Annex B-1	Form of Voting and Support Agreement (Cevian)
Annex B-2	Form of Voting and Support Agreement (Alecta)
Annex C-1	Opinion of Veoneer’s Financial Advisor (Morgan Stanley)
Annex C-2	Opinion of Veoneer’s Financial Advisor (Rothschild & Co)
Annex D	Section 262 of the General Corporation Law of the State of Delaware
iii

SUMMARY
This summary highlights selected information from this proxy statement (this “Proxy Statement”) related to the merger (the “Merger”) of 2486345 Delaware Corporation (“Acquisition Sub”) with and into Veoneer, Inc. and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 104 of this Proxy Statement. The Merger Agreement (as defined below) is attached as Annex A to this Proxy Statement. You are encouraged to read the Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this Proxy Statement, “Veoneer,” the “Company,” “we,” “our,” “us” and similar words in this Proxy Statement refer to Veoneer, Inc., including, in certain cases, our subsidiaries. Throughout this Proxy Statement we refer to Magna International Inc. as “Parent” or “Magna” and Acquisition Sub. In addition, throughout this Proxy Statement we refer to the Agreement and Plan of Merger, dated as of July 22, 2021, as it may be amended from time to time, by and among Veoneer, Parent and Acquisition Sub as the “Merger Agreement.”
The Special Meeting (page 27)
Date, Time and Place of the Special Meeting
This Proxy Statement is being furnished to the stockholders of Veoneer (the “Veoneer Stockholders”) as a part of the solicitation of proxies by the Board for use at the special meeting of stockholders (the “Special Meeting”) to be held on [•], 2021, at [•] [a.m.] / [p.m.] Eastern Time or at any adjournment or postponement thereof. Due to public health concerns surrounding COVID-19 and to prioritize the health and well-being of Veoneer’s employees, stockholders and others community members, Veoneer will hold the Special Meeting in a virtual format only at www.virtualshareholdermeeting.com/VNE2021SM. You will not be able to attend the Special Meeting in person.
Purpose of the Special Meeting
At the Special Meeting, Veoneer Stockholders will be asked to consider and vote on proposals (collectively, the “Special Meeting Proposals”) to:
•	adopt the Merger Agreement; and
•	approve, by non-binding, advisory vote, compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger.
Record Date; Shares Entitled to Vote; Quorum
Only Veoneer Stockholders of record as of the close of business on [•], 2021 (the “Record Date”), are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available for inspection in Veoneer’s headquarters located at Klarabergsviadukten 70, Section C6, Box 13089, SE- 103 02, Stockholm, Sweden, during regular business hours for a period of at least ten (10) days before the Special Meeting and at the location of the Special Meeting during the Special Meeting. To access the list during the Special Meeting, please use the virtual meeting website link set forth here: www.virtualshareholdermeeting.com/VNE2021SM.
The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or by ballot at the Special Meeting. The inspector of elections will also determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Special Meeting, a majority of the outstanding shares of Veoneer’s common stock, par value $1.00 per share (“Veoneer Common Stock”) entitled to vote at the Special Meeting must be present or represented by proxy at the Special Meeting. Shares that abstain from voting on any proposal will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum is present.
Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of a majority of the outstanding shares of Veoneer Common Stock entitled to vote thereon is required to adopt the Merger Agreement. Holders of Veoneer’s Swedish Depository Receipts (“SDRs”) are entitled to vote their shares of Veoneer Common Stock underlying their SDRs as if they directly held Veoneer Common

Stock. Therefore, each holder of SDRs is entitled to one vote for each share of Veoneer Common Stock underlying each SDR held on the Record Date. The affirmative vote of the holders of a majority in voting power of the Veoneer Common Stock entitled to vote thereon, which are present, or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger. This means that the proposal to adopt the Merger Agreement, and the transaction contemplated thereby, including the Merger, will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of outstanding shares of Veoneer Common Stock entitled to vote at the Special Meeting. Abstentions will be counted as votes “AGAINST” the proposal to adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and the proposal to approve compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger. Because both proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
Shares Held by Veoneer’s Directors and Executive Officers
At the close of business on the Record Date, Veoneer’s directors and executive officers beneficially owned [•] shares of Veoneer Common Stock, which represented approximately [•]% of the shares of outstanding Veoneer Common Stock on that date (and approximately [•]% of the outstanding shares of Veoneer Common Stock when taking into account Veoneer stock options (the “Company Options”) held, in the aggregate, by Veoneer’s directors and executive officers). The directors and executive officers have informed Veoneer that they currently intend to vote all of their shares of Veoneer Common Stock “FOR” the adoption of the Merger Agreement, and “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger.
Support Agreements
In connection with the execution of the Merger Agreement, Parent entered into voting and support agreements with certain holders of Veoneer Common Stock (collectively, the “Voting Agreement Stockholders”, each of which is attached hereto as Annex B-1 and Annex B-2, respectively), pursuant to which each such Voting Agreement Stockholder has agreed, among other things, to vote its shares of Veoneer Common Stock “FOR” adoption of the Merger Agreement, subject to certain conditions. The Voting Agreement Stockholders and their respective affiliates collectively own 20,738,124 shares of Veoneer Common Stock as of the date hereof, representing approximately eighteen and a half percent (18.5%) of the total outstanding shares of Veoneer Common Stock. In addition to those stockholders who executed voting and support agreements, additional holders of Veoneer Common Stock indicated their support for the Merger, which, together with the Voting Agreement Stockholders, represented forty percent (40%) of the outstanding Veoneer Common Stock.
Voting of Proxies
If your shares are registered in your name with Veoneer’s transfer agent, Computershare, you may cause your shares to be voted by submitting electronically over the internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the internet or by telephone. We encourage all stockholders to vote electronically. Alternatively, if you do not have access to a touch-tone phone or the internet, you may sign, date and return the enclosed proxy card in the postage-paid envelope provided. Based on your proxy cards or internet and telephone proxies, the proxy holders will vote your shares according to your directions.
If you plan to attend and desire to vote at the Special Meeting in a virtual format, you will be provided with a virtual ballot at the Special Meeting. Please note that if your shares of Veoneer Common Stock are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Special Meeting in a virtual format, your vote by virtual ballot at the Special Meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank or other nominee.
Voting instructions are included on your enclosed proxy card. All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholders. Properly executed proxies that do not contain voting instructions will be voted “FOR” adoption of the Merger Agreement and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger. No proxy that is specifically marked against adoption of the Merger Agreement will be voted in favor of the proposed compensation arrangements for Veoneer’s named executive officers in connection with the Merger, unless it is specifically marked “FOR” the approval of such proposal.
If your shares of our Veoneer Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because both of the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. If your shares of our Veoneer Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction form with this Proxy Statement. We encourage you to authorize your broker, bank or other nominee to vote your shares “FOR” both of the Special Meeting Proposals by following the instructions provided on the voting instruction form. If you do not vote via the internet or telephone through your broker, bank or other nominee or do not return your bank’s, broker’s or other nominee’s voting form, or do not attend the Special Meeting and vote with a proxy from your broker, bank or other nominee, it will be counted as a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger.
Holders of Veoneer’s SDRs are entitled to vote their shares of Veoneer Common Stock underlying their SDRs as if they directly held Veoneer Common Stock. Therefore, each holder of SDRs is entitled to one vote for each share of Veoneer Common Stock underlying each SDR held on the Record Date. We encourage you to vote prior to the meeting to ensure your vote is properly received and counted. SDR holders registered on an account directly at Euroclear or with a Swedish nominee will receive proxy materials by regular mail and are urged to vote over the internet by following the instructions set forth in the proxy materials such SDR holder receives. SDR holders acting as non-Swedish nominees are urged to mail an information letter to their clients and to retrieve votes from their clients, aggregate these and vote for their clients using the ID Number and Code (and other actions) set forth in the proxy materials received by regular mail. If you are a client holding SDRs, we encourage you to contact your broker to vote.
YOUR VOTE IS VERY IMPORTANT. We encourage all stockholders to vote electronically. Please submit your proxy via the internet or by telephone by following the instructions on the enclosed proxy card. If you do not have access to a touch-tone phone or the internet, you may alternatively vote by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided—even if you plan to attend the Special Meeting in a virtual format. If you properly and timely submit your proxy, the individuals named as your proxy holders will vote your shares as you have directed.
All shares entitled to vote and represented by properly submitted proxies (including those submitted via the internet, by telephone and by mail) received before the polls are closed at the Special Meeting, and not revoked or superseded, will be voted at the Special Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy card, such shares will be voted by the proxy holders named on the enclosed proxy card according to the recommendation of the board of directors of Veoneer (the “Board”) “FOR” both of the Special Meeting Proposals.
Record Date
The Record Date for the determination of stockholders entitled to receive notice of and to vote at the Special Meeting is [•], 2021. Only Veoneer Stockholders who held shares of Veoneer Common Stock of record at the close of business on [•], 2021, are entitled to vote at the Special Meeting and any adjournment or postponement of the Special Meeting.
Quorum
A quorum is necessary to conduct business at the Special Meeting. A quorum requires the presence at the Special Meeting of a majority of the outstanding shares of Veoneer Common Stock entitled to vote on each matter considered at the Special Meeting, via the Veoneer meeting website or represented by proxy.
For purposes of determining whether there is a quorum, all shares that are present will count towards the quorum, which will include proxies received but marked as abstentions and will exclude broker non-votes. Broker non-votes occur when a beneficial owner holding shares in “street name” does not instruct the broker, bank or other nominee that is the record owner of such stockholder’s shares on how to vote those shares on a particular proposal.
Parties Involved in the Merger (page 33)
Veoneer, Inc.
Klarabergsviadukten 70, Section C6
Box 13089, SE- 103 02
Stockholm, Sweden
Veoneer is a global technology leader in the design, development, manufacture and sale of automotive safety electronics. Veoneer’s ambition is to be a leading system supplier for Advanced-Driver Assistance Systems (“ADAS”) and Highly Automated Driving (“HAD”) solutions, which it refers to as “Collaborative Driving,” and Automated Driving (“AD”) solutions, and to be recognized as a market leader in automotive safety electronics products.
Veoneer Common Stock is currently listed on the New York Stock Exchange (the “NYSE”) under the symbol “VNE” and its SDRs trade on Nasdaq Stockholm under the symbol “VNE SDB.”
Magna International Inc.
337 Magna Drive
Aurora, Ontario
Canada L4G 7K1
Parent is a global automotive supplier that has complete vehicle engineering and contract manufacturing expertise, as well as product capabilities which include body, chassis, exterior, seating, powertrain, active driver assistance, electronics, mechatronics, mirrors, lighting and roof systems. Parent also has electronic and software capabilities across many of these areas.
2486345 Delaware Corporation
337 Magna Drive
Aurora, Ontario
Canada L4G 7K1
Acquisition Sub is a Delaware corporation and an indirect, wholly owned subsidiary of Parent, formed on July 16, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and it has not conducted any business prior to the date of the Merger Agreement and has no, and prior to the date and time at which the certificate of merger with respect to the Merger (the “Certificate of Merger”) has been received for filing by the Office of the Secretary of State of the State of Delaware (the “Secretary”) (such date and time of filing, or such later time as may be agreed to by Parent, Acquisition Sub and Veoneer and set forth in the Certificate of Merger, being hereinafter referred to as the “Effective Time”) will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Merger Agreement and the Merger and other transactions contemplated by the Merger Agreement. Upon the consummation of the Merger, Acquisition Sub will cease to exist.
Effect of the Merger (page 33)
If the Merger Agreement is adopted by Veoneer Stockholders and certain other conditions to the consummation of the Merger are either satisfied or waived, Acquisition Sub will merge with and into Veoneer pursuant to the Delaware General Corporation Law (“DGCL”), with Veoneer continuing as the surviving corporation under the name “Veoneer, Inc.” as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, Veoneer will become an indirect, wholly owned subsidiary of Parent and Veoneer Common Stock will no longer be publicly traded. In addition, Veoneer Common Stock will be delisted from the NYSE and Nasdaq Stockholm and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case, in accordance with applicable laws, rules and regulations, and Veoneer will no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”) on account of Veoneer Common Stock. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation. Holders of Veoneer's SDRs will be treated in accordance with the General Terms and Conditions for the SDRs (the “Depository Agreement”).
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as Parent, Acquisition Sub and Veoneer may agree and specify in the certificate of merger).

Effect on Veoneer if the Merger is Not Consummated (page 34)
If the Merger Agreement is not adopted by Veoneer Stockholders or if the Merger is not consummated for any other reason, Veoneer Stockholders will not receive any payment for their shares of Veoneer Common Stock. Instead, Veoneer will remain an independent public company, Veoneer Common Stock and SDRs will continue to be listed and traded on the NYSE and Nasdaq Stockholm, respectively, and registered under the Exchange Act and Veoneer will continue to file periodic reports with the SEC on account of Veoneer Common Stock. In addition, if the Merger is not consummated, Veoneer expects that Veoneer’s management will operate the business in a manner similar to that in which it is being operated today.
In addition, under specified circumstances, Veoneer may be required to pay Parent a termination fee, upon the termination of the Merger Agreement, as described in the section entitled “Terms of the Merger Agreement—Termination Fees; Expenses” beginning on page 94 of this Proxy Statement.
Merger Consideration (page 34)
Upon the consummation of the Merger, each share of Veoneer Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held by Veoneer or any subsidiary of Veoneer (including shares held as treasury stock), (ii) shares held, directly or indirectly, by Parent or Acquisition Sub or any wholly owned subsidiaries, which will be automatically cancelled and retired and cease to exist as issued and outstanding shares for no consideration or payment, and (iii) any shares owned by stockholders who are entitled to and have properly exercised and perfected their demands for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”)) will be converted into the right to receive $31.25 in cash, without interest and subject to any withholdings of taxes required under applicable law (the “Merger Consideration,” as defined in the section entitled “Terms of the Merger Agreement—Merger Consideration” beginning on page 77 of this Proxy Statement).
Recommendation of the Board and Reasons for the Merger (page 43)
The Board unanimously recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the transactions contemplated thereby and (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by Veoneer to its named executive officers in connection with the Merger and contemplated by the Merger Agreement.
Opinions of Veoneer’s Financial Advisors (page 47)
Morgan Stanley & Co. LLC
Veoneer retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with the possible sale of Veoneer. The Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in Veoneer’s industry, its knowledge of Veoneer’s business and affairs and its understanding of Veoneer’s business based on its long-standing relationship with Veoneer. At the meeting of the Board on July 22, 2021, Morgan Stanley rendered its opinion, that, as of July 22, 2021, and based upon and subject to the limitations, qualifications and assumptions and other matters set forth in the opinion, the Merger Consideration to be received by the holders of shares of Veoneer Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to Veoneer Stockholders.
The full text of the written opinion of Morgan Stanley, dated as of July 22, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this Proxy Statement as Annex C-1 and incorporated by reference in this Proxy Statement in its entirety. The summary of the opinion of Morgan Stanley in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board, in its capacity as such, and addresses only the fairness from a financial point of view of the Merger Consideration to be received by the holders of shares of Veoneer Common Stock pursuant to the Merger Agreement as of the date of the opinion and does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with the transactions contemplated by the Merger Agreement. It was not intended to, and does not, constitute an opinion or recommendation as to how the stockholders of Veoneer should vote at the Special Meeting.

See “The Merger Agreement—Opinions of Veoneer’s Financial Advisors—Morgan Stanley & Co. LLC” beginning on page 47 of this Proxy Statement.
Rothschild & Co US Inc.
Veoneer retained Rothschild & Co US Inc. (“Rothschild & Co”) as its financial advisor in connection with its evaluation of the potential sale, merger or other business/strategic combination involving Veoneer, including, without limitation, the transactions contemplated by the Merger Agreement. Veoneer selected Rothschild & Co based on its qualifications, expertise and familiarity with Veoneer’s business and industry. In connection with Rothschild & Co’s engagement, the Board requested that Rothschild & Co evaluate the fairness, from a financial point of view, of the Merger Consideration payable to the holders of shares of Veoneer Common Stock (other than any shares (i) cancelled pursuant to Section 3.1(a) of the Merger Agreement and (ii) issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to, and has properly exercised and perfected his, her or its demand for, appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”, collectively clauses (i) and (ii), “Excluded Shares”) in the transaction pursuant to the Merger Agreement. As part of its investment banking business, Rothschild & Co regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings and other transactions.
On July 22, 2021, at a meeting of the Board held to evaluate the proposed transaction contemplated by the Merger Agreement, Rothschild & Co delivered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 22, 2021, to the effect that, as of such date and on the basis of and subject to the qualifications, limitations and assumptions set forth in the written opinion, the Merger Consideration payable to the holders of shares of Veoneer Common Stock (other than Excluded Shares) in the transaction pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Rothschild & Co’s written opinion, dated July 22, 2021, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C-2 to this Proxy Statement and is incorporated herein by reference. The summary of Rothschild & Co’s opinion contained herein is qualified in its entirety by reference to the full text of such opinion.
See “The Merger Agreement—Opinions of Veoneer’s Financial Advisors—Rothschild & Co US Inc.,” beginning on page 54 of this Proxy Statement.
Interests of the Directors and Executive Officers of Veoneer in the Merger (page 65)
In considering the recommendation of the Board that holders of Veoneer Common Stock vote to adopt the Merger Agreement, our stockholders should be aware that certain of Veoneer’s non-employee directors and executive officers for purposes of this Proxy Statement have interests in the Merger that are different from, or in addition to, those of Veoneer Stockholders generally. The Board was aware of and considered these interests, among other matters, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by Veoneer Stockholders. These interests include the following:
•
the accelerated vesting of outstanding unvested restricted stock units (the “Company RSUs”) and Veoneer performance-based restricted stock units (the “Company PSUs”) granted prior to July 22, 2021, and conversion of the Company Options, Company RSUs and Company PSUs into the Merger Consideration;

•
the eligibility of two named executive officers to receive enhanced severance payments and benefits under their respective change in control severance agreements if such officer experiences a qualifying termination of employment within two (2) years following the consummation of the Merger;

•	the eligibility of certain executive officers of the Company to receive severance payments under their respective employment agreements in connection with a qualifying termination of employment;
•
the entitlement of certain executive officers to receive the balance of such executive’s Veoneer Non-Qualified Retirement Savings Plan account balance, distributed in a single lump sum payment within sixty (60) days following the closing of the Merger under the terms of the plan;

•
the possibility of receiving a retention bonus payable based on continued employment as of certain vesting dates including the “Closing Date” (as defined in Section 2.2 of the Merger Agreement) of the Merger as permitted by the Merger Agreement; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.
See the section entitled “The Merger—Interests of the Directors and Executive Officers of Veoneer in the Merger” beginning on page 65 of this Proxy Statement for a more detailed description of these interests.
Treatment and Quantification of Veoneer Equity Awards (page 65)
Treatment of Company Options
Each Company Option granted prior to July 22, 2021, whether or not vested, that is outstanding immediately prior to the Effective Time will automatically and without any required action on the part of the Company or the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable tax withholding, equal to the product of (i) the excess, if any, of (a) the Merger Consideration over (b) the per-share exercise price for such Company Option multiplied by (ii) the total number of shares of Veoneer Common Stock underlying such Company Option. If the exercise price per share of Veoneer Common Stock of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof.
Treatment of Company RSUs
Each Company RSU granted prior to July 22, 2021 and which is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the Company or the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable tax withholding, equal to the product of (i) the total number of shares of Veoneer Common Stock underlying such Company RSU (including any shares of Veoneer Common Stock in respect of dividend equivalent units credited thereon (if any)) multiplied by (ii) the Merger Consideration.
Treatment of Company PSUs
Each Company PSU granted prior to July 22, 2021 and which is outstanding immediately prior to the Effective Time, will, automatically and without any required action on the part of the Company or the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Veoneer Common Stock underlying such Company PSU (including any shares of Veoneer Common Stock in respect of dividend equivalent units credited thereon (if any)) with performance measured (x) based on the attainment of the applicable performance metrics at the actual level of performance for any performance periods that have concluded prior to the Effective Time, and (y) based on the greater of attainment of the applicable performance metrics at the target level of performance or at the actual level of performance (as determined by the Board) as measured through the Closing Date, for any open performance period, multiplied by (ii) the Merger Consideration.
Treatment of Veoneer Equity Awards Granted After July 22, 2021
Each Veoneer equity award that may be granted after July 22, 2021 will not accelerate in connection with the consummation of the Merger, but will instead survive the Merger (if agreed between Veoneer and Parent) and be converted into a substitute Parent award to be determined by Veoneer and Parent.
See the section entitled “The Merger—Interests of the Directors and Executive Officers of Veoneer in the Merger” beginning on page 65 of this Proxy Statement for a more detailed description of the Veoneer equity awards.
Financing of the Merger (page 72)
Parent has represented that, as of the date of the Merger Agreement and as of the Closing Date, it will have sufficient funds and available borrowing capacity under existing facilities to fund the acquisition. The Merger is not conditioned on Parent’s ability to obtain financing.
U.S. Federal Income Tax Considerations of the Merger (page 72)
The receipt of cash by a “U.S. Holder” (as defined in the section entitled “U.S. Federal Income Tax Considerations of the Merger—U.S. Holders” beginning on page 73 of this Proxy Statement) in exchange for shares of Veoneer Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. Gain or loss will be determined separately for each block of shares of Veoneer Common Stock (that is, shares acquired for the same cost in a single transaction). Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one (1) year at the time of the Merger. A reduced tax rate on capital gain will generally apply to long-term capital gain of a non-corporate U.S. Holder. The deductibility of capital losses is subject to limitations.
Any gain realized by a “Non-U.S. Holder” (as defined in the section entitled “U.S. Federal Income Tax Considerations of the Merger—Non-U.S. Holders” beginning on page 73 of this Proxy Statement) pursuant to the Merger will generally not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain will generally be subject to U.S. federal income tax at rates generally applicable to a United States person as defined under the Code, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to an additional branch profits tax at a rate of thirty percent (30%) (or a lower rate under an applicable tax treaty); or

•
such Non-U.S. Holder is an individual who is present in the United States for one hundred eighty-three (183) days or more in the taxable year of the Merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of thirty percent (30%) (or a lower rate under an applicable tax treaty).

For a more complete description of the U.S. federal income tax considerations of the Merger, see the section entitled “The Merger—U.S. Federal Income Tax Considerations of the Merger” beginning on page 72 of this Proxy Statement.
Holders of Veoneer Common Stock should consult their own tax advisors regarding the tax consequences of the Merger to their particular circumstances, including the applicability and effect of any state, local, foreign or other tax laws.
Regulatory Approvals Required for the Merger (page 74)
Under the Merger Agreement, the Merger cannot be consummated until the applicable waiting period under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 (“HSR Act”) has expired or been terminated and foreign antitrust approval decisions have been obtained or applicable waiting periods have expired in the European Union under EU Council Regulation 1/2004 on the Control of Concentrations Between Undertakings, in Canada under the Competition Act of 1985, as amended, in China under the Anti-Monopoly Law of 2007, as amended, and in South Korea under the Monopoly Regulation and Fair Trade Act of 1980, as amended. Consummation of the Merger is also conditioned on approvals being obtained or applicable waiting periods having expired or been terminated pursuant to the foreign investment laws of France, Germany and Italy. We currently expect to obtain all antitrust and other regulatory approvals that are required for the completion of the Merger by the end of 2021 at the earliest.
Legal Proceedings Regarding the Merger (page 75)
As of the date of this Proxy Statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to Veoneer, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that no governmental authority (i) of competent jurisdiction in any jurisdiction in which Veoneer, Parent or any of their respective affiliates have material business operations shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger or (ii) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger if the effect of violating such law or order would impose, or would reasonably be expected to impose, criminal penalties upon Parent, Acquisition Sub or Veoneer or any of its subsidiaries. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame.

Restrictions on Solicitations of Other Offers (page 84)
For purposes of this Proxy Statement, each of “Competing Proposal” and “Superior Proposal” is defined in the section entitled “Terms of the Merger Agreement—Restrictions on Solicitations of Other Offers” beginning on page 84 of this Proxy Statement.
Except as permitted pursuant to the non-solicitation provisions of the Merger Agreement, Veoneer agreed that it shall, and shall cause its subsidiaries and each of its and their respective directors, officers and representatives to immediately cease and cause to be immediately terminated all soliciting activities, discussions, negotiations and access to nonpublic information of Veoneer with, to or by any third party relating to any Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal.
Except as otherwise expressly provided in the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with the termination provisions of the Merger Agreement, Veoneer agreed that it will not, and shall cause its subsidiaries and each of its and their respective directors, officers and controlled representatives not to, and shall instruct its other representatives not to, directly or indirectly:
•	initiate, solicit, encourage or knowingly facilitate the making of any Competing Proposal or any inquiries that could reasonably be expected to lead to a Competing Proposal;
•
engage in negotiations or discussions with, or furnish any nonpublic information to, or access to the business, properties, personnel, assets, books or records of Veoneer or any of its subsidiaries to, any third party that has made, is seeking to make, has informed Veoneer of any intention to make or has publicly announced an intent to make any Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal;

•
grant any waiver of, terminate, amend or release any standstill or similar obligation of any third party with respect to Veoneer or any of its subsidiaries (and Veoneer shall enforce any and all such provisions; provided that if the Board determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable law, then Veoneer may waive any such standstill or similar agreement to the extent necessary to permit the person bound by such provision or agreement to make a Competing Proposal to the Board);

•
take any action to make the provisions of any takeover law, or any restrictive provision of any applicable anti-takeover provision in Veoneer’s articles of incorporation or bylaws, inapplicable to any transactions contemplated by a Competing Proposal (including approving any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL); or

•
approve or recommend, or allow Veoneer or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, Merger Agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding with respect to any Competing Proposal or any offer or proposal that could reasonably be expected to lead to a Competing Proposal (other than an acceptable confidentiality agreement as permitted under the Merger Agreement) or requiring Veoneer to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement (each, an “Alternative Acquisition Agreement”).

Adverse Recommendation Changes (page 86)
Except as described in the following paragraph, under the terms of the Merger Agreement, neither the Board nor any committee thereof may make an “Adverse Recommendation Change” (as defined in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 86 of this Proxy Statement).
Notwithstanding anything in the Merger Agreement to the contrary, under certain circumstances and subject to certain requirements described in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 86 of this Proxy Statement, at any time prior to receipt of the Veoneer Stockholder Approval, the Board may make an Adverse Recommendation Change if (i) in response to an “Intervening Event” (as defined in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 86 of this Proxy Statement), the Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with Veoneer’s directors’ fiduciary duties under applicable law or (ii) (x) Veoneer receives an unsolicited Competing Proposal from any person that did not result from or follow a breach of the Merger Agreement and such Completing Proposal has not been withdrawn or otherwise expired and (y) the Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal constitutes a Superior Proposal, and that the failure to take such action would be inconsistent with the Veoneer’s directors’ fiduciary duties under applicable law, provided that, in the case of an unsolicited Competing Proposal, the Board must first give Parent at least four (4) business days’ prior written notice of its intention to make an Adverse Recommendation Change and negotiate with Parent in good faith for four (4) business days following delivery of such notice with respect to any revised proposal from Parent in respect of the terms of the Merger (to the extent the Parent desires to negotiate), and any such changes timely proposed by Parent shall be taken into account by the board in determining whether to make and Adverse Recommendation Change, subject to certain requirements described in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 86 of this Proxy Statement.
Employee Matters (page 87)
During the period commencing at the Effective Time and ending twelve (12) months from the Effective Time, or such longer time as required by applicable law (such period, the “Continuation Period”), Parent will, or will cause the Surviving Corporation or any of their respective affiliates to, provide for each employee of Veoneer or any of its subsidiaries who remain employees of Parent, the Surviving Corporation or any of their affiliates following the Effective Time (each, a “Continuing Employee”) with (i) at least the same base salary and wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) short-term cash incentive compensation opportunities (excluding, for the avoidance of doubt, any equity or equity-based incentives) that are no less favorable in the aggregate than such incentive compensation opportunities provided to each such Continuing Employee immediately prior to the Effective Time and (iii) employee benefits, as determined by Parent in its reasonable discretion, that are either (A) substantially comparable in the aggregate (other than defined benefit pension plans and retiree medical or other post-termination welfare benefits (unless required pursuant to a collective bargaining agreement or applicable law) and retention or change in control payments or awards) to the employee benefits provided to such Continuing Employee immediately prior to the Effective Time, or (B) substantially similar to the employee benefits provided to similarly situated employees of Parent. Without limiting the generality of the foregoing, Parent will also provide, or cause the Surviving Corporation or any of their respective affiliates to provide, severance payments and benefits to each Continuing Employee whose employment is terminated during the Continuation Period that are no less favorable than the severance payments and benefits set forth in the Company Disclosure Letter.
Notwithstanding the above, to the extent a Continuing Employee is employed in a jurisdiction where applicable law requires different treatment of such Continuing Employee’s compensation or benefits entitlements, or such Continuing Employee’s terms of employment are governed by a collective bargaining, works council or similar agreement, Parent will, or will cause the Surviving Corporation or any of their respective affiliates to, comply with the requirements of any such laws or agreements.
Efforts to Close the Merger (page 88)
Veoneer, Parent and Acquisition Sub have agreed to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Merger Agreement and to cause the conditions to the Merger to be satisfied as expeditiously as practicable. In furtherance thereof, Parent and Acquisition Sub have agreed that (i) none of Parent, Acquisition Sub or Veoneer or their respective affiliates shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any governmental authority not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of the other parties and (ii) Parent and Acquisition Sub agree to take promptly any and all steps necessary or reasonably advisable or as may be required by any governmental authority to avoid or eliminate each and every impediment and obtain all consents under any antitrust laws that may be required by any governmental authority so as to enable the parties to consummate the Merger as expeditiously as possible, including committing to and effecting, by consent decree, hold separate order, trust or otherwise, (a) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of Veoneer or its subsidiaries or of Parent or Acquisition Sub, (b) terminating, amending or assigning existing relationships and contractual rights and obligations of Veoneer or its subsidiaries or of Parent or Acquisition Sub, (c) requiring Parent or Acquisition Sub or Veoneer or its subsidiaries, to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party and (d) imposing limitations on Parent or Acquisition Sub or Veoneer or its subsidiaries, with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets; provided that any such action contemplated by clause (ii) above is conditioned upon the consummation of the transactions contemplated by the Merger Agreement.
Conditions to the Closing of the Merger (page 91)
The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent not prohibited by law) waiver by Veoneer, Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:
•	the Company Stockholder Approval having been obtained;
•
no governmental authority of the United States or the European Union, China, South Korea or Canada, shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger; and

•
any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated or early termination thereof shall have been granted, and the applicable waiting periods (or any extensions thereof) or clearance, as applicable, under the antitrust laws of the European Union, Canada, China and South Korea and investment screening laws of France, Germany and Italy shall have expired, been terminated or been obtained.

The obligations of Parent and Acquisition Sub to consummate the Merger are also subject to the satisfaction or (to the extent not prohibited by law) waiver by Parent at or prior to the Effective Time of the following conditions:
•
each of the representations and warranties of Veoneer contained in the Merger Agreement, without giving effect to any materiality or “Company Material Adverse Effect” (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page 79 of this Proxy Statement) or similar qualifications therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, have a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); provided, however, that the representations and warranties:

•
regarding Veoneer’s organization and qualification, subsidiaries, certain capital structure matters, authority relative to the Merger Agreement, the absence of any undisclosed brokers fees, the inapplicability to the Merger Agreement of the provisions of any “business combination,” “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state law, without giving effect to any “materiality” or “Company Material Adverse Effect” or similar qualifications therein, shall be required to be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•
regarding Veoneer’s capital structure (subject to certain exceptions) shall be required to be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) other than for de minimis errors; and

•
regarding the absence of any adverse change, event, effect or circumstance that has had a Company Material Adverse Effect shall be required to be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•	from the date of the Merger Agreement until the Closing Date, no Company Material Adverse Effect shall have occurred;
•	Veoneer shall have performed or complied in all material respects with its obligations required under the Merger Agreement to be performed or complied with on or prior to the Closing Date; and

•
Veoneer shall have delivered a certificate to Parent, dated as of the Closing Date and duly executed by a senior executive officer (or similar authorized person) of Veoneer, certifying to the effect that the foregoing conditions to the obligations of Parent and Acquisition Sub to consummate the Merger have been satisfied.

The obligations of Veoneer to effect the Merger are also subject to the satisfaction or waiver by Veoneer of the following conditions:
•
each of the representations and warranties of Parent and Acquisition Sub contained in the Merger Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page 79 of this Proxy Statement) qualifications therein, shall be true and correct in all of respects as of the Closing Date, (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not, individually or in the agreement, have a Parent Material Adverse Effect;

•
Parent and Acquisition Sub shall have performed or complied with, in all material respects, each of their respective obligations under the Merger Agreement to be performed or complied with on or prior to the Closing Date; and

•
Parent shall have delivered a certificate to Veoneer on behalf of Parent and Acquisition Sub, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the conditions to the obligations of Veoneer to effect the Merger have been satisfied.

Termination of the Merger Agreement (page 92)
The Merger Agreement may be terminated at any time prior to the Effective Time, as follows:
•	by mutual written consent of each of Parent and Veoneer;
•	by either Parent or Veoneer, if:
•
the Merger shall not have been consummated on or before April 23, 2022 (such date, as extended in accordance with the Merger Agreement, the “Outside Date”); provided that such date shall automatically extend in increments of three (3) months to a date no later than October 23, 2022 if the conditions set forth in the Merger Agreement (if relating to antitrust or investment screening laws) shall not have been satisfied as of the close of business on the business day immediately prior to the Outside Date; provided, further, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party if the failure of such party, and, in the case of Parent, including the failure of Acquisition Sub to perform or comply with any of its obligations under the Merger Agreement has been the principal cause of or resulted in the failure of the closing of the Merger to have occurred on or before such date;

•
prior to the Effective Time, any governmental authority of the United States or the European Union, China, South Korea or Canada shall have enacted, issued, promulgated, enforced or entered any law or order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such law or order or other action shall have become final and non-appealable; provided, however, that the right to terminate the Merger Agreement under this provision shall not be available to a party if the issuance of such law or order or taking of such action was primarily due to the failure of such party, and, in the case of Parent, including the failure of Acquisition Sub to perform any of its obligations under the Merger Agreement; or

•	upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained;
•	by Veoneer, if:
•
Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would result in any conditions to the obligations of Veoneer to effect the Merger not being satisfied and (ii) is not capable of being cured, or is not cured, by Parent or

Acquisition Sub on or before the earlier of (a) the Outside Date and (b) the date that is thirty (30) calendar days following Veoneer’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach provided, however, that Veoneer shall not have the right to terminate the Merger Agreement pursuant to the Merger Agreement if Veoneer is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that Parent would be entitled to terminate the Merger Agreement pursuant to the Merger Agreement; or
•
prior to receipt of the Company Stockholder Approval, if (i) Veoneer has received a Superior Proposal, (ii) the Board shall have authorized Veoneer to enter into a definitive agreement to consummate the transaction contemplated by that Superior Proposal following the procedures set forth in the Merger Agreement, (iii) Veoneer has complied in all material respects with the terms of the Merger Agreement with respect to such Superior Proposal and (iv) concurrently with (and as a condition to) such termination Veoneer pays (or causes to be paid) Parent the termination fee in accordance with the Merger Agreement.

•	by Parent, if:
•
Veoneer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of any conditions to the obligations of Parent and Acquisition Sub to effect the Merger and (ii) is not capable of being cured, or is not cured, by Veoneer on or before the earlier of (a) the Outside Date and (b) the date that is thirty (30) calendar days following Parent’s delivery of written notice to Veoneer of such breach; provided, however, that Parent shall not have the right to terminate the Merger Agreement pursuant to the Merger Agreement if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that Veoneer would be entitled to terminate the Merger Agreement pursuant to the Merger Agreement;

•
the Board shall have made an Adverse Recommendation Change; provided that Parent’s right to terminate the Merger Agreement under this provision shall expire when the Company Stockholder Approval has been obtained; or

•
Veoneer shall have committed a willful breach of any of its obligations under the provisions of the Merger Agreement relating to receipt of a Competing Proposal or Intervening Event, and such breach has resulted in the receipt of a Competing Proposal by Veoneer, which breach or failure to perform is not cured by Veoneer on or before the date that is ten (10) calendar days following Parent’s delivery of written notice to Veoneer of such breach.

Termination Fees; Expenses (page 94)
In general, the Merger Agreement provides that all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
Termination Fees
Veoneer may be required to pay Parent a termination fee of $110 million if the Merger Agreement is terminated in the following circumstances:
•	(i) a third party shall have made to Veoneer or directly to Veoneer Stockholders a Competing Proposal after the date of the Merger Agreement, (ii) the Merger Agreement is subsequently terminated:
(x) by either party after the occurrence of the Outside Date (at a time when the Company Stockholder Approval has not been obtained or Parent has the right to terminate as a result of Veoneer’s breach or failure to perform any of its representations and warranties in the Merger Agreement that would result in a breach in Veoneer’s conditions to the obligations of Veoneer to effect the Merger and that is not capable of being cured by the Outside Date or within thirty (30) days of written notice to Veoneer of such breach);
(y) by either party pursuant to Company Stockholder Approval not being obtained at the Special Meeting; or

(z) by Parent pursuant to Veoneer breach (as described in (x) above) or breach by Veoneer of the non-solicitation covenants in the Merger Agreement and at the time of such termination in the case of clauses (x) and (y) (or at the time of such breach in the cause of clause (z)) a Competing Proposal has been publicly announced (or privately made to the Veoneer in the case of clauses (x) and (z)) after the date of the Merger Agreement and has not been withdrawn; and
(iii) within twelve (12) months of such termination of the Merger Agreement, Veoneer consummates a transaction involving any Competing Proposal or enters into an Alternative Acquisition Agreement regarding any Competing Proposal and any Competing Proposal is subsequently consummated; provided, however, that references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”;
•	the Merger Agreement is terminated by Parent pursuant to the Board having made an Adverse Recommendation Change;
•
(i) the Board shall have made an Adverse Recommendation Change and (ii) the Merger Agreement has been terminated by either party after the occurrence of the Outside Date (at a time when the Company Stockholder Approval has not been obtained or Parent has the right to terminate as a result of Veoneer’s failure to perform any of its representations, warranties, covenants or other agreement set forth in the Merger Agreement that would result in a breach in Veoneer’s conditions to the obligations of Veoneer to effect the Merger and that is not capable of being cured by the Outside Date or within thirty (30) days of written notice to Veoneer of such breach) or if Company Stockholder Approval is not obtained;

•
the Merger Agreement is terminated by Veoneer at any time prior to the Company Stockholder Approval if (i) Veoneer has received a Superior Proposal after July 22, 2021, (ii) the Board has authorized Veoneer to enter into a definitive agreement to consummate the transaction contemplated by that Superior Proposal following the procedures set forth in the Merger Agreement, (iii) Veoneer has complied with the terms of the Merger Agreement with respect to such Superior Proposal and (iv) concurrently with (and as a condition to) such termination, Veoneer pays (or causes to be paid) the termination fee; or

•
the Merger Agreement is terminated by Parent because Veoneer has willfully breached the non-solicitation covenants and such breach has resulted in the receipt of a Competing Proposal, which breach or failure to perform is not cured by the Company on or before the date that is ten (10) calendar days following Parent’s deliver of written notice to Veoneer of such breach.

Parent Expense Reimbursement
Veoneer could be required to pay Parent’s out-of-pocket expenses incurred in connection with the Merger Agreement, the Proxy Statement and related regulatory filings in an amount not to exceed $15,000,000, if the Merger Agreement is terminated by Parent because Veoneer has willfully breached the non-solicitation covenants and such breach has resulted in the receipt of a Competing Proposal, which breach or failure to perform is not cured by the Company on or before the date that is ten (10) calendar days following Parent’s deliver of written notice to Veoneer of such breach. In no event will the Company be required to pay more than one hundred percent (100%) of the Termination Fee.
Specific Performance (page 95)
Parent, Acquisition Sub and Veoneer are entitled to specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including failing to take such actions as are required of it thereunder to consummate the Merger Agreement) in addition to any other remedy to which they are entitled at law or in equity.
Market Prices and Dividend Data (page 97)
Veoneer Common Stock is listed on the NYSE under the symbol “VNE” and its SDRs are listed on Nasdaq Stockholm under the symbol “VNE SDB.” As of [•], 2021, there were [•] shares of Veoneer Common Stock outstanding, held by approximately [•] stockholders of record.
Under the terms of the Merger Agreement, between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger, neither Veoneer nor any of its subsidiaries may authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to Veoneer securities or Veoneer’s or any of its subsidiaries’ capital stock or other equity interests or set any record or payment dates for the payment of any such dividends or distributions, other than dividends paid by any wholly owned subsidiary of Veoneer to Veoneer or any wholly owned subsidiary of Veoneer.
The closing price of Veoneer Common Stock on July 21, 2021, the last full trading day prior to the Board’s approval of the Merger Agreement, was $20.30. On August 18, 2021, the latest practicable trading day before the date of this Proxy Statement, the closing price of Veoneer Common Stock was $36.57 per share.
Appraisal Rights (page 99)
If the Merger is adopted by Veoneer Stockholders, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect his, her or its demand for appraisal rights under Section 262 of the DGCL shall not be converted into the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL.
Under Section 262 of the DGCL, holders of Veoneer Common Stock who (i) do not vote in favor of the proposal to adopt the Merger Agreement, (ii) continuously are the record holders of such shares through the Effective Time, and (iii) otherwise follow the procedures set forth in Section 262 of the DGCL, will be entitled to have their shares appraised by the Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the amount determined by the Court of Chancery to be the “fair value” of the shares of Veoneer Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value as determined by the Court of Chancery. Veoneer Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the $31.25 per share Merger Consideration payable pursuant to the Merger Agreement if they did not seek appraisal of their shares.
Veoneer Stockholders wishing to exercise the right to seek an appraisal of their shares of Veoneer Common Stock must fully comply with Section 262 of the DGCL, which means doing, among other things, ALL of the following:
•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;
•	the stockholder must deliver to Veoneer a written demand for appraisal before the vote on proposal to adopt the Merger Agreement at the Special Meeting;
•
the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•
the stockholder or the Surviving Corporation must file a petition in the Court of Chancery requesting a determination of the fair value of the shares within one hundred twenty (120) days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of proposal to adopt the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the proposal to adopt the Merger Agreement, abstain or not vote its shares.

QUESTIONS AND ANSWERS
The following questions and answers are intended to address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a Veoneer Stockholder. You are encouraged to read carefully the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 104 of this Proxy Statement.
Q:	Why am I receiving these materials?
A:
On July 22, 2021, Veoneer entered into the Merger Agreement providing for the Merger of Acquisition Sub with and into Veoneer, with Veoneer surviving the Merger as a wholly owned subsidiary of Parent. The Board is furnishing this Proxy Statement and form of proxy card to the holders of Veoneer Common Stock in connection with the solicitation of proxies in favor of the proposal to adopt the Merger Agreement and to approve the other proposal to be voted on at the Special Meeting or any adjournment or postponement thereof. This Proxy Statement includes information that we are required to provide to you under the SEC rules and is designed to assist you in voting on the matters presented at the Special Meeting. Veoneer Stockholders of record as of the close of business on [•], 2021, may attend the Special Meeting in a virtual format and are entitled and requested to vote on the Special Meeting Proposals.

Q:	When and where is the Special Meeting?
A:
The Special Meeting will take place on [•], [•], 2021, at [•] [a.m.] / [p.m.] Eastern Time. Due to public health concerns surrounding COVID-19 and to prioritize the health and well-being of Veoneer’s employees, stockholders and other community members, Veoneer will hold the Special Meeting in a virtual meeting format only on the virtual meeting website. You will not be able to attend the Special Meeting physically in person.

Q:	How do I attend the Special Meeting?
A:
All stockholders entitled to vote at the Special Meeting, or their duly appointed proxies, may attend and participate in the Special Meeting by accessing www.virtualshareholdermeeting.com/VNE2021SM. To join the annual meeting, you will need to have your 16-digit control number, which is included on your Notice Regarding the Availability of Proxy materials or on your proxy card (if you received a printed copy of the Proxy materials). In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than [•], 2021, so that you can be provided with a control number and gain access to the meeting. Stockholders (other than holders of SDRs) may vote electronically and submit questions online while attending the Special Meeting. Holders of SDRs must vote in accordance with the instructions they receive with their proxy materials, but may attend the virtual Special Meeting as a guest at www.virtualshareholdermeeting.com/VNE2021SM.

The live audio webcast of the Special Meeting will begin promptly at [•] [a.m.] / [p.m.], Eastern Time. Online access to the audio webcast will open approximately fifteen (15) minutes prior to the start of the Special Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual Special Meeting during the check-in or meeting time, please call the technical support number that will be posted on the online Special Meeting login page at www.virtualshareholdermeeting.com/VNE2021SM.
Q:	What is the proposed Merger and what effects will it have on Veoneer?
A:
The proposed Merger is the acquisition of Veoneer by Parent through the Merger of Acquisition Sub with and into Veoneer pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by the requisite number of shares of Veoneer Common Stock, and the other closing conditions under the Merger Agreement have been satisfied or waived, Acquisition Sub will merge with and into Veoneer, with Veoneer continuing as the Surviving Corporation. As a result of the Merger, Veoneer will become a wholly owned subsidiary of Parent and you will no longer own shares of Veoneer Common

Stock. Veoneer expects to delist its Veoneer Common Stock from the NYSE and Nasdaq Stockholm and de-register its Veoneer Common Stock under the Exchange Act as soon as practicable after the Effective Time. Thereafter, Veoneer would no longer be a publicly traded company, and Veoneer will no longer file periodic reports with the SEC on account of Veoneer Common Stock.
Q:	What will I receive if the Merger is consummated?
A:
Upon the consummation of the Merger, you will be entitled to receive the Merger Consideration of $31.25 in cash, without interest and less any applicable withholding taxes, for each share of Veoneer Common Stock that you own, unless you have properly exercised and perfected your demand for appraisal rights under the DGCL with respect to such shares. For example, if you own one hundred (100) shares of Veoneer Common Stock, you will be entitled to receive $3,125.00 in cash, without interest and less any applicable withholding taxes, in exchange for your one hundred (100) shares of Veoneer Common Stock. In either case, your shares will be canceled and you will not own nor be entitled to acquire shares in the Surviving Corporation or Parent.

Q:	Who is entitled to vote at the Special Meeting?
A:
Only stockholders of record as of the close of business on [•], 2021, are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. If your shares of Veoneer Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because both of the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. Instructions on how to vote shares held in street name or if you are a holder of SDRs are described under the question “How may I vote?” below.

Q:	Are holders of Veoneer’s SDRs entitled to vote?
A:
Holders of Veoneer’s SDRs are entitled to vote their shares of Veoneer Common Stock underlying their SDRs as if they directly held Veoneer Common Stock. Therefore, each holder of SDRs is entitled to one vote for each share of Veoneer Common Stock underlying each SDR held on the Record Date. We encourage you to vote prior to the meeting to ensure your vote is properly received and counted. SDR holders registered on an account directly at Euroclear or with a Swedish nominee, will receive proxy materials by regular mail and are urged to vote over the internet by following the instructions set forth in the proxy materials such SDR holder receives. SDR holders acting as non-Swedish nominees are urged to mail an information letter to their clients and to retrieve votes from their clients, aggregate these and vote for their clients using the ID Number and Code (and other actions) set forth in the proxy materials received by regular mail. If you are a client holding SDRs, we encourage you to contact your broker to vote.

Q:	How may I vote?
A:	For Veoneer Stockholders of record: If you are eligible to vote at the Special Meeting and are a stockholder of record, you may cast your shares in any of four (4) ways:
•	by voting over the internet using the website indicated on the enclosed proxy card;
•	by telephone using the toll-free number on the enclosed proxy card;
•	by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided; or
•	by attending the Special Meeting in a virtual format and voting by virtual ballot.
For holders in street name: If your shares of Veoneer Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because both of the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. If your shares of Veoneer Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction form with this Proxy Statement. SDR holders registered on an account directly at Euroclear or with a Swedish nominee will receive proxy materials by regular mail and are urged to vote over the internet by following the instructions set forth in the proxy materials such SDR holder receives. SDR holders acting as non-Swedish nominees are urged to mail an information letter to their clients and to retrieve votes from their clients, aggregate these and vote for their clients using the ID Number and Code (and other actions) set forth in the proxy materials received by regular mail. We encourage you to authorize your broker, bank or other nominee to vote your shares “FOR” both of the Special Meeting Proposals by following the instructions provided on the voting instruction form.
If you submit your proxy by internet, telephone or mail, and you do not subsequently revoke your proxy, your shares of Veoneer Common Stock will be voted in accordance with your instructions.
Even if you plan to attend the Special Meeting and vote by ballot, you are encouraged to vote your shares of Veoneer Common Stock by proxy. If you are a stockholder of record or if you obtain a valid legal proxy to vote shares which you beneficially own and wish to change your vote, you may still vote your shares of Veoneer Common Stock by ballot at the Special Meeting even if you have previously voted by proxy. If you attend the Special Meeting in a virtual format and vote by virtual ballot, your previous vote by proxy will not be counted.
Q:	How many votes do I have?
A:
Each holder of Veoneer Common Stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of Veoneer Common Stock that such holder owned as of the Record Date.

Q:	May I attend the Special Meeting and vote in person?
A:
Due to public health concerns surrounding COVID-19 and to prioritize the health and well-being of Veoneer’s employees, stockholders and other community members, Veoneer will hold the Special Meeting in a virtual meeting format only on the virtual meeting website. You will not be able to attend the Special Meeting physically in person. Holders of SDRs must vote in accordance with the instructions they receive with their proxy materials, but may attend the virtual Special Meeting as a guest at www.virtualshareholdermeeting.com/VNE2021SM.

Once admitted to the Special Meeting, stockholders may vote their shares and view a list of stockholders by following the instructions available on the meeting website.
In any case, we recommend that you submit your proxy via the internet or by telephone by following the instructions on the enclosed proxy card, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided—even if you plan to attend the Special Meeting in a virtual format. We encourage all stockholders to vote electronically. If you properly and timely submit your proxy, the individuals named as your proxy holders will vote your shares as you have directed. If you attend the Special Meeting in a virtual format and vote by virtual ballot, your vote by virtual ballot will revoke any proxy previously submitted. If you hold your shares in street name, because you are not the stockholder of record, you may not vote your shares by virtual ballot at the Special Meeting in a virtual format unless you request and obtain a valid legal proxy from your bank, broker, bank or other nominee.
Q:	What matters will be voted on at the Special Meeting?
A:	You are being asked to consider and vote on the following proposals:
•	to adopt the Merger Agreement; and
•	approve, by non-binding, advisory vote, compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger.
Q:	How does the Merger Consideration compare to the market price of Veoneer Common Stock prior to the announcement of the Merger?
A:	The Merger Consideration of $31.25 per share represents a premium of:
•	approximately fifty three point nine percent (53.9%) over the closing stock price on July 21, 2021, the last trading day prior to the announcement of the Merger Agreement; and
•
approximately forty five and a half percent (45.5%) over the volume weighted average stock price of shares of Veoneer Common Stock during the one-month period ended July 21, 2021, the last trading day prior to the announcement of the Merger Agreement.

Q:	What do I need to do now?
A:
Veoneer encourages you to read the accompanying Proxy Statement, including all documents incorporated by reference into the accompanying Proxy Statement, and its annexes carefully and in their entirety. Then as promptly as possible, follow the instructions on the enclosed proxy card to submit your proxy electronically over the internet or by telephone, so that your shares can be voted at the Special Meeting. We encourage all stockholders to vote electronically. Holders of SDRs must vote in accordance with the instructions they receive with their proxy materials. Alternatively, if you do not have access to a touch-tone phone or the internet, you may sign, date and return the enclosed proxy card in the postage-paid envelope provided. If your shares of Veoneer Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction form with this Proxy Statement. Please do not send your stock certificate(s) with your proxy card. See “How may I vote?” in this section of the Proxy Statement for more information.

Q:	How does the Board recommend that I vote?
A:
On July 22, 2021, the Board, after considering various factors, including those described the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 43 of this Proxy Statement, and after consultation with Veoneer’s independent legal and financial advisors, unanimously (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (ii) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Veoneer and Veoneer Stockholders and (iii) resolved to recommend that the stockholders of Veoneer vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement.

The Board unanimously recommends that you vote “FOR” the proposal to approve the adoption of the Merger Agreement, and the transactions contemplated by the Merger Agreement, include in the Merger; by means of a non-binding, advisory vote and “FOR” the proposal to approve compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger.
Q:	Should I send in my stock certificate(s) now?
A:
No. If you are a record holder, after the Merger is consummated, under the terms of the Merger Agreement, you will receive a letter of transmittal instructing you to send your stock certificate(s) to the paying agent in order to receive the cash payment of the Merger Consideration for each share of Veoneer Common Stock represented by such stock certificate(s). You should use the letter of transmittal to exchange your stock certificates for the Merger Consideration to which you are entitled upon the consummation of the Merger. If you hold your shares in “street name,” please contact your broker, bank, or other nominee for instructions as to how to effect the surrender of your shares of Veoneer Common Stock in exchange for the Merger Consideration in accordance with the terms of the Merger Agreement. Please do not send in your stock certificates now.

Q:	If I do not know where my stock certificates are, how will I get the Merger Consideration for my shares of Veoneer Common Stock?
A:
If the Merger is consummated, the transmittal materials you will receive after the closing of the Merger will include the procedures that you must follow if you cannot locate your stock certificate(s). This will include an affidavit that you will need to sign attesting to the loss of your stock certificates. You may also be required to post a bond as indemnity against any potential loss.

Q:	What happens if the Merger is not consummated?
A:
If the Merger Agreement is not adopted by Veoneer Stockholders or if the Merger is not consummated for any other reason, Veoneer Stockholders will not receive any payment for their shares of Veoneer Common Stock. Instead, Veoneer will remain an independent public company, Veoneer Common Stock and SDRs will continue to be listed and traded on the NYSE and Nasdaq Stockholm, respectively, and registered under the Exchange Act, and we will continue to file periodic reports with the SEC on account of Veoneer Common Stock.

Under certain specified circumstances, Veoneer may be required to pay Parent a termination fee upon the termination of the Merger Agreement, as described in the sections entitled “Terms of the Merger Agreement—Termination Fees; Expenses” beginning on page 94 of this Proxy Statement.
Q:	Do any of Veoneer’s directors or officers have interests in the Merger that may be in addition to or differ from those of Veoneer Stockholders generally?
A:
Yes. In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that Veoneer’s directors and executive officers for purposes of this Proxy Statement may have interests in the Merger different from, or in addition to, the interests of Veoneer Stockholders generally. The Board was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by Veoneer Stockholders. For a description of the interests of Veoneer’s directors and executive officers in the Merger, see the section entitled “The Merger—Interests of the Directors and Executive Officers of Veoneer in the Merger” beginning on page 65 of this Proxy Statement.

Q:
Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Veoneer’s named executive officers in connection with the merger?

A:
Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, commonly referred to as “golden parachute” compensation.

Q:	What vote is required to approve the proposals submitted to a vote at the Special Meeting?
A:
The affirmative vote of a majority of the outstanding shares of Veoneer Common Stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority in voting power of the Veoneer Common Stock entitled to vote thereon, which are present or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of outstanding shares of Veoneer Common Stock entitled to vote at the Special Meeting. Abstentions will be counted as votes “AGAINST” the proposal to adopt the Merger Agreement and the proposal to approve compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger. Because both proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.

As of [•], 2021, the Record Date for determining who is entitled to vote at the Special Meeting, there were approximately [•] shares of Veoneer Common Stock issued and outstanding. Each holder of Veoneer Common Stock is entitled to one vote per share of Veoneer Common Stock owned by such holder as of the Record Date.
Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this Proxy Statement and your proxy card have been sent directly to you by Veoneer. As the stockholder of record you have the right to vote by proxy, which involves granting your voting rights directly to Veoneer or to a third party, or to vote by ballot at the Special Meeting.

If your shares are held through a broker, bank or other nominee, you are considered the beneficial owner of those shares. In that case, this Proxy Statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Without your voting instructions, because of the non-routine nature of the Special Meeting Proposals, your broker, bank or other nominee may not vote your shares with respect to the Special Meeting Proposals.
Holders of Veoneer’s SDRs are entitled to vote their shares of Veoneer Common Stock underlying their SDRs as if they directly held Veoneer Common Stock. Therefore, each holder of SDRs is entitled to one vote for each share of Veoneer Common Stock underlying each SDR held on the Record Date. We encourage you to vote prior to the meeting to ensure your vote is properly received and counted. SDR holders registered on an account directly at Euroclear or with a Swedish nominee will receive proxy materials by regular mail and are urged to vote over the internet by following the instructions set forth in the proxy materials such SDR holder receives. SDR holders acting as non-Swedish nominees are urged to mail an information letter to their clients and to retrieve votes from their clients, aggregate these and vote for their clients using the ID Number and Code (and other actions) set forth in the proxy materials received by regular mail. If you are a client holding SDRs, we encourage you to contact your broker to vote.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Veoneer Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Veoneer Common Stock is called a “proxy card.” The Board has designated [•] and [•], and each of them, with full power of substitution, as proxies for the Special Meeting.

Q:	Can I change or revoke my proxy?
A:	You may change or revoke your previously submitted proxy at any time before the Special Meeting or, if you attend the Special Meeting, by voting by ballot at the Special Meeting.
If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:
•	by re-voting at a subsequent time by internet or by telephone following the instructions on the enclosed proxy card;
•	by signing a new proxy card with a date later than your previously delivered proxy and submitting it following the instructions on the enclosed proxy card;
•
by delivering a signed revocation letter to Lars Sjöbring, Veoneer’s Corporate Secretary, at Veoneer’s mailing address on the first page of this Proxy Statement before the Special Meeting, which states that you have revoked your proxy; or

•
by attending the Special Meeting in a virtual format and voting by virtual ballot. Attending the Special Meeting virtually will not in and of itself revoke a previously submitted proxy. You must specifically vote by virtual ballot at the virtual Special Meeting in order for your previous proxy to be revoked.

Your latest dated proxy card, internet or telephone vote is the one that is counted.
If your shares are held in street name by a broker, bank or other nominee, you may change your voting instructions by following the instructions of your broker, bank or other nominee.
Q:	If a Veoneer Stockholder gives a proxy, how will the shares be voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting. Holders of SDRs must vote in accordance with the instructions they receive with their proxy materials.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger.

Q:	I understand that a quorum is required in order to conduct business at the Special Meeting. What constitutes a quorum?
A:
The holders of a majority in voting power of all issued and outstanding Veoneer Common Stock entitled to vote at the Special Meeting, present or represented by proxy, constitutes a quorum for the transaction of business at the Special Meeting. As of the close of business on the Record Date, there were [•] shares of Veoneer Common Stock issued and outstanding and entitled to vote. If you submit a properly executed proxy by internet, telephone or mail, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum. As a result, at least [•] shares must be present or represented by proxy to have a quorum. If a quorum is not present, the holders of a majority in voting power of the Veoneer Common Stock, present or represented by proxy, and entitled to vote thereon, or the chairman of the Special Meeting, may adjourn the Special Meeting pursuant to Veoneer’s bylaws.

Q:	How can I obtain a proxy card?
A:	If you lose, misplace or otherwise need to obtain a proxy card, please follow the applicable procedure below.
For Veoneer Stockholders of record: Please call Georgeson LLC (“Georgeson”) at (866) 741-9588.
For holders in “street name”: Please contact your account representative at your broker, bank or other similar institution.
For SDR holders: SDR holders registered on an account directly at Euroclear or with a Swedish nominee will receive proxy materials by regular mail and are urged to vote over the internet by following the instructions set forth in the proxy materials such SDR holder receives. SDR holders acting as non-Swedish nominees are urged to mail an information letter to their clients and to retrieve votes from their clients, aggregate these and vote for their clients using the ID Number and Code (and other actions) set forth in the proxy materials received by regular mail. If you are a client holding SDRs, we encourage you to contact your broker to vote.
Q:	What happens if I sell or otherwise transfer my shares of Veoneer Common Stock after the close of business on the Record Date but before the Special Meeting?
A:
The Record Date is earlier than both the date of the Special Meeting and the date the Merger is expected to be consummated. If you sell or transfer your shares of Veoneer Common Stock after the close of business on the Record Date but before the Special Meeting, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Veoneer in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is consummated, to the person to whom you sell or transfer your shares of Veoneer Common Stock, but you will retain your right to vote these shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Veoneer Common Stock after the close of business on the Record Date, you are encouraged to complete, date, sign and return the enclosed proxy card or vote via the internet or telephone.

Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote via the internet or telephone (or complete, date, sign and return) with respect to each proxy card and voting instruction card that you receive. Holders of SDRs must vote in accordance with the instructions they receive with their proxy materials.

Q:	What happens if I sell my shares of Veoneer Common Stock after the Special Meeting but before the Effective Time?
A:
If you transfer your shares of Veoneer Common Stock after the Special Meeting but before the Effective Time, you will have transferred the right to receive the Merger Consideration to the person to whom you transfer your shares of Veoneer Common Stock. In order to receive the Merger Consideration, you must hold your shares of Veoneer Common Stock through the Effective Time.

Q:	Who will count the votes?
A:
The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or by ballot at the Special Meeting. The inspector of elections will also determine whether a quorum is present.

Q:	Who will solicit votes for and bear the cost and expenses of this proxy solicitation?
A:
The cost of this proxy solicitation will be borne by Veoneer. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of Veoneer Common Stock. Veoneer has retained Georgeson as its proxy solicitor. Georgeson will solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. Under our agreement with Georgeson, Georgeson will receive an estimated fee not to exceed $25,000 plus reimbursement of its reasonable, out-of-pocket expenses for its services. In addition, Georgeson and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Q:	Where can I find the voting results of the Special Meeting?
A:
Veoneer has retained [•] to serve as independent inspector of elections in connection with the Special Meeting. Veoneer intends to notify stockholders of the results of the Special Meeting by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

Q:	Will I be subject to U.S. federal income tax upon the exchange of Veoneer Common Stock for cash pursuant to the Merger?
A:
The exchange of Veoneer Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Considerations of the Merger” beginning on page 72 of this Proxy Statement) who exchanges shares of Veoneer Common Stock for cash in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. Holder’s adjusted tax basis in such shares. If you are a Non-U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Considerations of the Merger” beginning on page 72 of this Proxy Statement), the Merger will generally not result in U.S. federal income tax to you unless you have certain connections with the United States.

For a more complete description of the U.S. federal income tax consequences of the Merger, see the section entitled “The Merger—U.S. Federal Income Tax Considerations of the Merger” beginning on page 72 of this Proxy Statement.
Q:	What will the holders of outstanding Veoneer equity awards receive in the Merger?
A:	In general, holders of outstanding Veoneer equity awards will receive the cash value of the award, based on the Merger Consideration. If the Merger is completed:
Each then-outstanding Company Option granted prior to July 22, 2021, whether or not vested, will automatically and without any required action on the part of the Company or the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest and subject to any applicable tax withholding, equal to the product of (i) the excess, if any, of (a) the Merger Consideration over (b) the per-share exercise price for such Company Option multiplied by (ii) the total number of shares of Veoneer Common Stock underlying such Company Option. If the exercise price per share of Veoneer Common Stock of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof.
Each then-outstanding Company RSU granted prior to July 22, 2021, will, automatically and without any required action on the part of the Company or the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest and subject to any applicable tax withholding, equal to the product of (i) the total number of shares of Veoneer Common Stock underlying such Company RSU (including any shares of Veoneer Common Stock in respect of dividend equivalent units credited thereon (if any)) multiplied by (ii) the Merger Consideration.

Each then-outstanding Company PSU granted prior to July 22, 2021, will, automatically and without any required action on the part of the Company or the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest and subject to any applicable tax withholding, equal to the product of (i) the number of shares of Veoneer Common Stock underlying such Company PSU (including any shares of Veoneer Common Stock in respect of dividend equivalent units credited thereon (if any)) with performance measured (x) based on the attainment of the applicable performance metrics at the actual level of performance for any performance periods that have concluded prior to the Effective Time and (y) based on the greater of attainment of the applicable performance metrics at the target level of performance or at the actual level of performance (as determined by the Board) as measured through the Closing Date for any open performance period, multiplied by (ii) the Merger Consideration.
Each Veoneer equity award that may be granted after July 22, 2021 will not accelerate in connection with the consummation of the Merger, but will instead survive the Merger (if agreed between Veoneer and Parent) and be converted into a substitute Parent award to be determined by Veoneer and Parent.
For additional information regarding the treatment of Veoneer’s outstanding equity awards, see the section entitled “Terms of the Merger Agreement—Merger Consideration—Outstanding Company Equity Awards” beginning on page 77 of this Proxy Statement.
Q:	When do you expect the Merger to be consummated?
A:
Veoneer and Parent are working toward consummating the Merger as quickly as possible. At this time, the timing of receipt of necessary regulatory approvals is difficult to predict. However, assuming the timely receipt of required regulatory approvals and satisfaction or waiver (in accordance with the terms of the Merger Agreement) of other closing conditions, including approval by Veoneer Stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be completed at the earliest by the end of 2021.

Q:	Are there any other risks to me from the Merger that I should consider?
A:
Yes. There are risks associated with all business combinations, including the Merger. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26 of this Proxy Statement.

Q:	Am I entitled to appraisal rights under the DGCL?
A:
If the Merger is adopted by Veoneer Stockholders, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect his, her or its demand for appraisal rights under Section 262 of the DGCL shall not be converted into the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL. This means that Veoneer Stockholders are entitled to have their shares appraised by the Court of Chancery and to receive payment in cash of the “fair value” of the shares of Veoneer Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest based to be paid upon the amount determined to be fair value, if any, as determined by the Court of Chancery. Veoneer Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in the section entitled “Appraisal Rights” beginning on page 15 of this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex D to this Proxy Statement.

Q:	What if during the check-in time or during the Special Meeting I have technical difficulties or trouble accessing the virtual meeting website?
A:
If Veoneer experiences technical difficulties during the Special Meeting (e.g., a temporary or prolonged power outage), it will determine whether the Special Meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Special Meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, Veoneer will promptly notify stockholders of the decision via the virtual meeting website.

Technical support will be ready to assist you with any individual technical difficulties you may have accessing the virtual meeting website. Contact information for technical support will appear on the virtual meeting login page prior to the start of the Special Meeting.
Q:	How can I obtain more information about Veoneer?
A:	You can find more information about Veoneer from various sources described in the section entitled “Where You Can Find More Information” beginning on page 104 of this Proxy Statement.
Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or this Proxy Statement, would like additional copies of this Proxy Statement or need help voting your shares of Veoneer Common Stock, please contact Veoneer’s proxy solicitor:

Georgeson LLC
1290 6th Avenue
New York, NY 10104
Phone Number: (866) 741-9588

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the Merger. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” “forecast,” “project,” similar expressions, and variations or negatives of these words. The reader is cautioned not to rely on these forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed Merger and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements, including the failure to consummate the proposed Merger or to make any filing or take other action required to consummate such Merger in a timely matter or at all. The inclusion of such statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Risks and uncertainties include, but are not limited to: (i) the Merger may involve unexpected costs, liabilities or delays; (ii) the failure to satisfy the conditions to the consummation of the transaction, including approval of the Merger by Veoneer Stockholders and the receipt of certain governmental and regulatory approvals on the terms or at the timing expected; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (iv) operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected; (v) risks related to diverting management attention from ongoing business operations; (vi) the business of Veoneer may suffer as a result of uncertainty surrounding the Merger or the potential adverse changes to business relationships resulting from the proposed Merger; and (vii) the outcome of any legal proceedings that may be instituted against Veoneer or Parent related to the Merger Agreement or the transaction contemplated thereby. The foregoing list of factors is not exhaustive. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Veoneer’s financial condition, results of operations, credit rating or liquidity.
You should carefully consider the foregoing factors and the other risks and uncertainties relating to Veoneer described in Veoneer’s Annual Report on Form 10-K for the most recently completed fiscal year, and other reports and documents filed by Veoneer from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Copies of these filings are available online at www.sec.gov. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Veoneer assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Discussions of additional risks and uncertainties are contained in Veoneer’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Veoneer’s judgment only as of the date hereof. Veoneer undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise. Veoneer does not give any assurance that it will achieve its expectations.
All of the forward-looking statements Veoneer makes in this Proxy Statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information in Veoneer’s consolidated financial statement and notes thereto included in our most recent filing on Form 10-K for the fiscal year ended December 31, 2020 and subsequent periodic and interim report filings (see the section entitled “Where You Can Find More Information” beginning on page 104 of this Proxy Statement).

THE SPECIAL MEETING
Date, Time and Place of the Special Meeting
This Proxy Statement is being furnished to the Veoneer Stockholders as a part of the solicitation of proxies by the Board for use at the Special Meeting to be held on [•], 2021, at [•] [a.m.] / [p.m.] Eastern Time or at any adjournment or postponement thereof. Due to public health concerns surrounding COVID-19 and to prioritize the health and well-being of Veoneer’s employees, stockholders and others community members, Veoneer will hold the Special Meeting in a virtual format only at www.virtualshareholdermeeting.com/VNE2021SM. You will not be able to attend the Special Meeting in person. Holders of SDRs must vote in accordance with the instructions they receive with their proxy materials, but may attend the virtual Special Meeting as a guest.
Purpose of the Special Meeting
At the Special Meeting, Veoneer Stockholders will be asked to consider and vote on proposals to:
•	adopt the Merger Agreement; and
•	approve, by non-binding, advisory vote, compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger.
Record Date; Shares Entitled to Vote; Quorum
Only Veoneer Stockholders of record as of the close of business on [•], 2021, are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available for inspection in Veoneer’s headquarters located at Klarabergsviadukten 70, Section C6, Box 13089, SE- 103 02, Stockholm, Sweden, during regular business hours for a period of at least ten (10) days before the Special Meeting and at the location of the Special Meeting during the Special Meeting. To access the list during the Special Meeting, please use the virtual meeting website link set forth here: www.virtualshareholdermeeting.com/VNE2021SM.
The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or by ballot at the Special Meeting. The inspector of elections will also determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Special Meeting, a majority of the outstanding shares of Veoneer Common Stock entitled to vote at the Special Meeting must be present or represented by proxy at the Special Meeting. Shares that abstain from voting on any proposal will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum is present.
With respect to shares held in street name, your broker, bank or other nominee generally has the discretionary authority to vote uninstructed shares on “routine” matters, but cannot vote such uninstructed shares on “non-routine” matters. A “broker non-vote” will occur if your broker, bank or other nominee cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker, bank or other nominee chooses not to vote on a matter for which it does have discretionary voting authority. Broker non-votes will not be counted for purposes of determining whether a quorum is present.
Holders of Veoneer’s SDRs are entitled to vote their shares of Veoneer Common Stock underlying their SDRs as if they directly held Veoneer Common Stock. Therefore, each holder of SDRs is entitled to one vote for each share of Veoneer Common Stock underlying each SDR held on the Record Date. We encourage you to vote prior to the meeting to ensure your vote is properly received and counted. SDR holders registered on an account directly at Euroclear or with a Swedish nominee will receive proxy materials by regular mail and are urged to vote over the internet by following the instructions set forth in the proxy materials such SDR holder receives. SDR holders acting as non-Swedish nominees are urged to mail an information letter to their clients and to retrieve votes from their clients, aggregate these and vote for their clients using the ID Number and Code (and other actions) set forth in the proxy materials received by regular mail. If you are a client holding SDRs, we encourage you to contact your broker to vote.
Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of a majority of the outstanding shares of Veoneer Common Stock entitled to vote thereon is required to adopt the Merger Agreement. Holders of Veoneer’s SDRs are entitled to vote their shares of Veoneer Common Stock underlying their SDRs as if they directly held Veoneer Common Stock. Therefore, each holder of

SDRs is entitled to one vote for each share of Veoneer Common Stock underlying each SDR held on the Record Date. The affirmative vote of the holders of a majority in voting power of the Veoneer Common Stock entitled to vote thereon, which are present, or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger. This means that the proposal to adopt the Merger Agreement, and the transaction contemplated thereby, including the Merger, will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of outstanding shares of Veoneer Common Stock entitled to vote at the Special Meeting. Abstentions will be counted as votes “AGAINST” the proposal to adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and the proposal to approve compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger. Because both proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
Shares Held by Veoneer’s Directors and Executive Officers
At the close of business on the Record Date, Veoneer’s directors and executive officers beneficially owned [•] shares of Veoneer Common Stock, which represented approximately [•]% of the shares of outstanding Veoneer Common Stock on that date (and approximately [•]% of the outstanding shares of Veoneer Common Stock when taking into account Company Options held, in the aggregate, by Veoneer’s directors and executive officers). The directors and executive officers have informed Veoneer that they currently intend to vote all of their shares of Veoneer Common Stock “FOR” the adoption of the Merger Agreement and “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger.
Support Agreements
In connection with the execution of the Merger Agreement, Parent entered into voting and support agreements with the Voting Agreement Stockholders, pursuant to which each such Voting Agreement Stockholder has agreed, among other things, to vote its shares Veoneer Common Stock “FOR” adoption of the Merger Agreement, subject to certain conditions. The Voting Agreement Stockholders and their respective affiliates collectively own 20,738,124 shares of Veoneer Common Stock as of the date hereof, representing approximately eighteen and a half percent (18.5%) of the total outstanding shares of Veoneer Common Stock. In addition to those stockholders who executed voting and support agreements, additional holders of Veoneer Common Stock indicated their support for the Merger at signing, which, together with the Voting Agreement Stockholders, represented forty percent (40%) of the outstanding Veoneer Common Stock.
Voting of Proxies
If your shares are registered in your name with Veoneer’s transfer agent, Computershare, you may cause your shares to be voted by submitting electronically over the internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the internet or by telephone. We encourage all stockholders to vote electronically. Alternatively, if you do not have access to a touch-tone phone or the internet, you may sign, date and return the enclosed proxy card in the postage-paid envelope provided. Based on your proxy cards or internet and telephone proxies, the proxy holders will vote your shares according to your directions.
If you plan to attend and desire to vote at the Special Meeting in a virtual format, you will be provided with a virtual ballot at the Special Meeting. Please note that if your shares of Veoneer Common Stock are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Special Meeting in a virtual format, your vote by virtual ballot at the Special Meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank or other nominee.
Voting instructions are included on your enclosed proxy card. All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholders. Properly executed proxies that do not contain voting instructions will be voted “FOR” adoption of the Merger Agreement and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger. No proxy that is specifically marked against adoption of the Merger Agreement will be voted in favor of the proposed compensation arrangements for Veoneer’s named executive officers in connection with the Merger, unless it is specifically marked “FOR” the approval of such proposal.
If your shares of our Veoneer Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because both of the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. If your shares of Veoneer Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction form with this Proxy Statement. We encourage you to authorize your broker, bank or other nominee to vote your shares “FOR” both of the Special Meeting Proposals by following the instructions provided on the voting instruction form. If you do not vote via the internet or telephone through your broker, bank or other nominee or do not return your bank’s, broker’s or other nominee’s voting form, or do not attend the Special Meeting and vote with a proxy from your broker, bank or other nominee, it will be counted as a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger.
Holders of Veoneer’s SDRs are entitled to vote their shares of Veoneer Common Stock underlying their SDRs as if they directly held Veoneer Common Stock. Therefore, each holder of SDRs is entitled to one vote for each share of Veoneer Common Stock underlying each SDR held on the Record Date. We encourage you to vote prior to the meeting to ensure your vote is properly received and counted. SDR holders registered on an account directly at Euroclear or with a Swedish nominee will receive proxy materials by regular mail and are urged to vote over the internet by following the instructions set forth in the proxy materials such SDR holder receives. SDR holders acting as non-Swedish nominees are urged to mail an information letter to their clients and to retrieve votes from their clients, aggregate these and vote for their clients using the ID Number and Code (and other actions) set forth in the proxy materials received by regular mail. If you are a client holding SDRs, we encourage you to contact your broker to vote.
How You May Revoke or Change Your Vote
You may change or revoke your previously submitted proxy at any time before the Special Meeting or, if you attend the Special Meeting in a virtual format, by voting by virtual ballot at the Special Meeting. If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:
•	by re-voting at a subsequent time by internet or by telephone following the instructions on the enclosed proxy card;
•	by signing a new proxy card with a date later than your previously delivered proxy and submitting it following the instructions on the enclosed proxy card;
•	by delivering a signed revocation letter to Lars Sjöbring, Veoneer’s Corporate Secretary, at Veoneer’s address above before the Special Meeting, which states that you have revoked your proxy; or
•
by attending the Special Meeting in a virtual format and voting by virtual ballot. Attending the Special Meeting will not in and of itself revoke a previously submitted proxy. You must specifically vote by ballot at the Special Meeting for your previous proxy to be revoked.

Please note that to be effective, your new proxy card, internet or telephonic voting instructions or written notice of revocation must be received by Veoneer’s Secretary prior to the Special Meeting.
If your shares are held in street name by a broker, bank or other nominee, you may change your voting instructions by following the instructions of your broker, bank or other nominee. You may also vote at the Special Meeting by ballot if you register in advance to attend the Special Meeting following the procedures described below and if you provide a valid legal proxy from your broker, bank or other nominee.
SDR holders registered on an account directly at Euroclear or with a Swedish nominee will receive proxy materials by regular mail and are urged to vote over the internet by following the instructions set forth in the proxy materials such SDR holder receives. SDR holders acting as non-Swedish nominees are urged to mail an information letter to their clients and to retrieve votes from their clients, aggregate these and vote for their clients using the ID Number and Code (and other actions) set forth in the proxy materials received by regular mail. If you are a client holding SDRs, we encourage you to contact your broker to vote.
Any adjournment, recess or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow Veoneer Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting which was adjourned, recessed or postponed.
Adjournments
If a quorum is not present or if there are not sufficient votes for the approval of the merger proposal, Veoneer expects that the Special Meeting will be adjourned by the chairman of the Special Meeting pursuant to Veoneer’s bylaws to solicit additional proxies in accordance with the Merger Agreement. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
If the Special Meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting if announced at the Special Meeting at which the adjournment is taken. At any adjourned meeting, any business may be transacted which might have been transacted at the original Special Meeting.
Technical Difficulties or Trouble Accessing the Virtual Meeting Website
If Veoneer experiences technical difficulties during the Special Meeting (e.g., a temporary or prolonged power outage), it will determine whether the Special Meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Special Meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, Veoneer will promptly notify stockholders of the decision via the virtual meeting website.
Technical support will be ready to assist you with any individual technical difficulties you may have accessing the virtual meeting website. Contact information for technical support will appear on the virtual meeting login page prior to the start of the Special Meeting.
Tabulation of Votes
All votes will be tabulated by the inspector of election appointed for the Special Meeting. The inspector of election will separately tabulate affirmative and negative votes and abstentions.
Solicitation of Proxies
The cost of this proxy solicitation will be borne by Veoneer. Our directors, officers and employees may solicit proxies by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of Veoneer Common Stock.
Veoneer has retained Georgeson as its proxy solicitor. Georgeson will solicit proxies by mail, telephone, facsimile and email, or by other electronic means. Under our agreement with Georgeson, Georgeson will receive an estimated fee not to exceed $25,000 plus reimbursement of its reasonable, out-of-pocket expenses for its services. In addition, Georgeson and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.
Anticipated Date of Consummation of the Merger
Assuming timely satisfaction of necessary closing conditions, including, among other things, the Company Stockholder Approval and receipt of required regulatory approvals, we anticipate that the Merger will be completed at the earliest by the end of 2021.

Attendance at the Special Meeting
To be admitted to the Special Meeting at www.virtualshareholdermeeting.com/VNE2021SM, you must enter the 16-digit control number found on your proxy card or voting instruction form. If you do not have a control number, please contact your broker, bank or other nominee as soon as possible so that you can be provided with a control number and gain access to the meeting.
SDR holders registered on an account directly at Euroclear or with a Swedish nominee must follow the voting instructions provided in the proxy materials they receive, including contacting their bank, broker, nominee or other intermediary, in order to obtain a 16-digit control number that will permit them to attend the special meeting. SDR holders must follow the voting instructions provided in the proxy materials they receive in order to vote their shares. SDR holders may be subject to separate obligations and deadlines set by their banks, broker, nominee or other intermediaries. If you are a client holding SDRs, we encourage you to contact your broker to obtain instructions for attending the special meeting.
Record Date
The record date for the determination of stockholders entitled to receive notice of and to vote at the Special Meeting is [•], 2021. Only Veoneer Stockholders who held shares of Veoneer Common Stock of record at the close of business on [•], 2021, are entitled to vote at the Special Meeting and any adjournment or postponement of the Special Meeting.
Outstanding Shares as of Record Date
As of the close of business on the record date, there were [•] shares of Veoneer Common Stock outstanding, held by [•] holders of record.
A complete list of Veoneer Stockholders of record entitled to vote at the Special Meeting will be available for inspection at the principal place of business of Veoneer at Klarabergsviadukten 70, Section C6, Box 13089, SE- 103 02 Stockholm, Sweden during regular business hours for a period of no less than 10 days before the Special Meeting. If Veoneer’s headquarters are closed for health and safety reasons related to COVID-19 during such period, the list of stockholders will be made available for inspection upon request via email to [•], subject to Veoneer’s satisfactory verification of stockholder status. The list of stockholders will also be made available online during the Special Meeting at www.virtualshareholdermeeting.com/VNE2021SM.
Quorum
A quorum is necessary to conduct business at the Special Meeting. A quorum requires the presence at the Special Meeting of a majority of the outstanding shares of Veoneer Common Stock entitled to vote on each matter considered at the Special Meeting, via the Veoneer meeting website or represented by proxy.
For purposes of determining whether there is a quorum, all shares that are present will count towards the quorum, which will include proxies received but marked as abstentions and will exclude broker non-votes. Broker non-votes occur when a beneficial owner holding shares in “street name” does not instruct the broker, bank or other nominee that is the record owner of such stockholder’s shares on how to vote those shares on a particular proposal.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Georgeson, our proxy solicitor, by calling (866) 741-9588.
Rights of Stockholders Who Seek Appraisal
If the Merger is adopted by Veoneer Stockholders, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect his, her or its demand for appraisal rights under Section 262 of the DGCL shall not be converted into the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL. This means that Veoneer Stockholders will be entitled to have their shares of Veoneer Common Stock appraised by the Court of Chancery and to receive payment in cash of the “fair value” of the shares of Veoneer Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest based to be paid upon the amount determined to be fair value, if any, as determined by the Court of Chancery. Veoneer Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.
Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares.
To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal to Veoneer before the vote is taken on the adoption of the Merger Agreement, you must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement and you must continue to hold the shares of Veoneer Common Stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this Proxy Statement in the section entitled “Appraisal Rights” beginning on page 15 of this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex D to this Proxy Statement. If you hold your shares of Veoneer Common Stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

THE MERGER
The discussion of the Merger in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.
Additional information about Veoneer may be found elsewhere in this Proxy Statement and in Veoneer’s other public filings. See the section entitled “Where You Can Find Additional Information” beginning on page 104 of this Proxy Statement.
Parties Involved in the Merger
Veoneer, Inc.
Klarabergsviadukten 70, Section C6
Box 13089, SE- 103 02
Stockholm, Sweden
Veoneer is a global technology leader in the design, development, manufacture and sale of automotive safety electronics. Veoneer’s ambition is to be a leading system supplier for ADAS and HAD solutions, which it refers to as “Collaborative Driving,” and AD solutions, and to be recognized as a market leader in automotive safety electronics products.
Based on Veoneer’s purpose of “Creating Trust in Mobility,” Veoneer’s Safety Systems are designed to make driving safer and easier, more comfortable and convenient, and to intervene before a collision. Veoneer’s systems currently include Restraint Control electronics and crash sensors for deployment of airbags and seatbelt pretensioners, Active Safety sensors, controllers, and software for ADAS, HAD and AD solutions branded Arriver™.
Veoneer Common Stock is currently listed on the NYSE under the symbol “VNE” and its SDRs trade on Nasdaq Stockholm under the symbol “VNE SDB.”
Magna International Inc.
337 Magna Drive
Aurora, Ontario
Canada L4G 7K1
Parent is more than one of the world’s largest suppliers in the automotive space. Parent is a mobility technology company with a global, entrepreneurial-minded team of 158,000 employees and an organizational structure designed to innovate like a startup. With 60+ years of expertise, and a systems approach to design, engineering and manufacturing that touches nearly every aspect of the vehicle, Parent is positioned to support advancing mobility in a transforming industry. Parent’s global network includes 347 manufacturing operations and 84 product development, engineering and sales centers spanning 28 countries.
2486345 Delaware Corporation
337 Magna Drive
Aurora, Ontario
Canada L4G 7K1
Acquisition Sub is a Delaware corporation and an indirect, wholly owned subsidiary of Parent, formed on July 16, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and it has not conducted any business prior to the date of the Merger Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Merger Agreement and the Merger and other transactions contemplated by the Merger Agreement. Upon the consummation of the Merger, Acquisition Sub will cease to exist.
Effect of the Merger
If the Merger Agreement is adopted by Veoneer Stockholders and certain other conditions to the consummation of the Merger are either satisfied or waived, Acquisition Sub will merge with and into Veoneer, pursuant to the DGCL, with Veoneer continuing as the surviving corporation under the name “Veoneer, Inc.” as the Surviving Corporation. As a result of the Merger, Veoneer will become an indirect, wholly owned subsidiary of Parent and Veoneer Common Stock will no longer be publicly traded. In addition, Veoneer Common Stock will be delisted from the NYSE and Nasdaq Stockholm and deregistered under the Exchange Act, in each case, in accordance with applicable laws, rules and regulations, and Veoneer will no longer file periodic reports with the SEC on account of Veoneer Common Stock. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation. Holders of Veoneer's SDRs will be treated in accordance with the Depository Agreement.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as Veoneer and Parent may agree and specify in the certificate of merger).
Effect on Veoneer if the Merger is Not Consummated
If the Merger Agreement is not adopted by Veoneer Stockholders or if the Merger is not consummated for any other reason, Veoneer Stockholders will not receive any payment for their shares of Veoneer Common Stock. Instead, Veoneer will remain an independent public company, Veoneer Common Stock and SDRs will continue to be listed and traded on the NYSE and Nasdaq Stockholm, respectively, and registered under the Exchange Act and Veoneer will continue to file periodic reports with the SEC on account of Veoneer Common Stock. In addition, if the Merger is not consummated, Veoneer expects that Veoneer’s management will operate the business in a manner similar to that in which it is being operated today.
Furthermore, if the Merger is not consummated, and depending on the circumstances that would have caused the Merger not to be consummated, it is possible that the price of Veoneer Common Stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Veoneer Common Stock would return to the price at which it trades as of the date of this Proxy Statement.
Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Veoneer Common Stock. If the Merger is not consummated, the Board will continue to evaluate and review Veoneer’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Agreement is not adopted by Veoneer Stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Veoneer will be offered or that Veoneer’s business, prospects or results of operation will not be adversely impacted.
In addition, under specified circumstances, Veoneer may be required to pay Parent a termination fee, upon the termination of the Merger Agreement, as described in the section entitled “Terms of the Merger Agreement—Termination Fees; Expenses” beginning on page 94 of this Proxy Statement.
Merger Consideration
Upon the consummation of the Merger, each share of Veoneer Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held by Veoneer or any subsidiary of Veoneer (including shares held as treasury stock), (ii) shares held, directly or indirectly, by Parent or Acquisition Sub or any wholly owned subsidiaries, which will be automatically cancelled and retired and cease to exist as issued and outstanding shares for no consideration or payment, and (iii) the Dissenting Shares) will be converted into the Merger Consideration (as defined in the section entitled “Terms of the Merger Agreement—Merger Consideration” beginning on page 77 of this Proxy Statement).
Background of the Merger
Since Veoneer became an independent public company as a result of its separation from Autoliv, Inc., and the distribution of Veoneer by Autoliv, Inc. in June 2018, as part of Veoneer’s strategic planning process, the Board has regularly reviewed and discussed with Veoneer’s senior management and its advisors, including Morgan Stanley, the Company’s performance, business strategy and competitive position in the automotive technology industry. These reviews and discussions have focused on topics including, among others, growth strategies, potential divestitures, commercial collaborations and joint ventures with third parties and potential acquisitions by Veoneer, as part of ongoing efforts to strengthen Veoneer’s overall business and enhance stockholder value. The Board has also periodically reviewed with senior management and external advisors, including Morgan Stanley, the automotive technology industry landscape and trends and has discussed the possibility of an acquisition of Veoneer. In addition, in an effort to enhance preparedness in the event of potential strategic opportunities or activity, the Board formally engaged Morgan Stanley as its financial advisor in October 2018 to advise Veoneer regarding strategic and financial matters, and members of Veoneer’s senior management have from time to time met with representatives of Morgan Stanley and other investment banks and advisory firms including Rothschild & Co to discuss dynamics of the automotive industry and potential strategic alternatives that the Company could consider.
Following a strategic review initially launched in April 2019, in light of the significant opportunity for future growth in the Active Safety industry, accompanied with increasing competition in that sector and resulting need for scale and significant up-front investment capital and research and development, Veoneer made a decision, after consultation with its advisors, including Morgan Stanley, to narrow the focus of its standalone strategic plan to the commercialization of Active Safety and Advanced Driver Assistance Systems (“ADAS”). In pursuit of that goal, (i) in May 2019, Veoneer raised capital in an underwritten public offering of $420 million of Veoneer Common Stock and $207 million aggregate principal amount of 4.00% convertible senior notes due in 2024, with Morgan Stanley acting as lead book-running manager for such offerings, and (ii) Veoneer elected to exit the Brake Systems business, which exit was substantially completed in 2020, and to dissolve Zenuity, Veoneer’s software joint venture with Volvo Cars. At the same time, as part of Veoneer’s ongoing strategic planning process, representatives of Veoneer have, in the ordinary course and from time to time, discussed with various companies in the automotive sector potential commercial partnerships and strategic collaboration opportunities that might expand their respective businesses, improve their respective customer offerings and create value for Veoneer Stockholders.
In mid-2019, Veoneer was contacted by an entity that indicated preliminary interest in pursuing a potential strategic transaction with Veoneer; however following limited preliminary due diligence and discussion, that entity did not make a proposal for a transaction, and discussions were terminated in early September 2019.
On September 10, 2019, Mr. Jan Carlson, Chief Executive Officer of Veoneer and Chairman of the Board, met with Mr. Donald Walker, then Chief Executive Officer of Magna at an industry conference, Mr. Walker indicated that Magna would be interested in exploring a potential transaction with Veoneer.
During the last several weeks in September 2019, Mr. Carlson had several follow-up conversations with Mr. Walker and representatives from Magna during which Magna provided its preliminary views on the strategic benefits of a potential transaction involving Veoneer and Magna, and described the information Magna would need to further develop its views on such a potential transaction. In the course of Mr. Carlson’s regular communications with members of the Board, Mr. Carlson updated the Board on Magna’s indication of interest in a potential transaction with Veoneer. Mr. Walker confirmed Magna’s interest in a letter to Mr. Carlson dated October 3, 2019. On October 4, 2019, Mr. Carlson informed the directors of the receipt of Magna’s letter. Messrs. Carlson and Walker agreed that Veoneer and Magna would enter into a non-disclosure agreement as a pre-condition to Veoneer providing confidential information to Magna. On October 9, 2019, Veoneer entered into a non-disclosure agreement with Magna, which did not include a standstill provision, to provide Magna with access to limited non-public financial information on Veoneer.
On October 10, 2019, Mr. Carlson and Mr. Nishant Batra, then Chief Technology Officer of Veoneer, met with Mr. Walker and Mr. Swamy Kotagiri, then Chief Technology Officer of Magna to discuss the general strategic landscape in which both companies operate, including potential challenges and opportunities for their respective businesses. Over the course of the following week, representatives of Veoneer met with and provided representatives of Magna with limited non-public financial information on Veoneer responsive to select requests sent from Magna. Mr. Walker followed up on the additional information provided with an e-mail on October 17, 2019, confirming Magna’s interest in a transaction and requesting additional financial information to support Magna in submitting an indication of interest. Over the next two weeks Veoneer provided the requested information.
On October 22, 2019, the Board held an informational session to receive an update from Mr. Carlson on the most recent communication from Magna and provide an overview of the limited financial information being made available to Magna to support Magna in submitting an indication of interest.
On October 31, 2019, Mr. Walker sent to Mr. Carlson a preliminary, non-binding indication of interest for Magna to acquire all of Veoneer’s outstanding equity at a value of $18.00-19.25 per share (“October 2019 Proposal”).
On November 6 and November 7, 2019, the Board held meetings, at which members of Veoneer’s senior management and representatives of Morgan Stanley and Rothschild & Co were present, to consider the October 2019 Proposal from Magna. Representatives of Morgan Stanley and Rothschild & Co provided their preliminary perspectives on the value indicated by such proposal. After discussion, the Board determined that the October 2019 Proposal did not provide adequate basis for further engagement. As such, the Board instructed management to convey such message to Magna. On November 8, 2019, as instructed by the Board, Mr. Carlson contacted Mr. Walker to convey Veoneer’s response, and later that day sent a written response to Magna reflecting such decision. Messrs. Carlson and Walker agreed that the parties would terminate discussions and proceed with executing their respective standalone strategic plans.
Over the course of the following twelve months, Veoneer continued to execute its standalone strategic plan, including executing definitive agreements to exit the Brake Systems business, dissolve the Zenuity joint venture with Volvo Cars and entering into a collaboration agreement focused on the development and commercialization of Active Safety and ADAS solutions.
On November 22, 2020, Mr. Kotagiri, who was appointed as Chief Executive Officer of Magna on October 19, 2020, contacted Mr. Carlson to update Mr. Carlson on his recent appointment as the Chief Executive Officer of Magna and to discuss general market dynamics. Subsequently, in the course of Mr. Carlson’s regular communications with members of the Board, Mr. Carlson informed the Board of the outreach by Mr. Kotagiri.
In January 2021, Mr. Carlson and Mr. Kotagiri had informal discussions during which Mr. Kotagiri indicated that Magna had been impressed with Veoneer’s strategic accomplishments since discussions between the parties had terminated in 2019, including Veoneer’s disposition of its brake systems business, the collaboration on ADAS and the restructuring of existing joint ventures, and that Magna was interested in exploring a strategic transaction with Veoneer. On February 16, 2021, Mr. Carlson updated the Board at its regularly scheduled meeting of Magna’s continued interest and engagement.
On March 22, 2021, Magna submitted a preliminary, non-binding indication of interest to acquire all of Veoneer’s outstanding equity for up to $30 per share in an all-cash transaction (the “March 2021 Proposal”), which represented a premium of up to 20% to Veoneer’s closing share price on March 22, 2021. Later that same day, Mr. Kotagiri contacted Mr. Carlson to reiterate Magna’s interest in an acquisition of Veoneer. Mr. Carlson conveyed to Mr. Kotagiri that he would discuss the March 2021 Proposal with the Board. On March 23, 2021, Mr. Carlson sent an e-mail to the Board providing an update on Magna’s continued interest in Veoneer and Veoneer’s receipt of the March 2021 Proposal.
On March 25, 2021, the Board held a meeting via video conference, at which members of Veoneer’s senior management and representatives of Morgan Stanley were present. Mr. Carlson updated the Board on his discussions with Mr. Kotagiri, and the Board discussed the terms of the March 2021 Proposal, with members of management and representatives of Morgan Stanley providing their perspectives. After discussion, the Board determined that the March 2021 Proposal was inadequate to provide a basis for further engagement, as it did not provide a per share value or value range, only a maximum possible value, and did not provide any of Magna’s assumptions underlying the maximum possible value offered. The Board instructed management to convey such a response to Magna and also convey that, subject to the execution of a new non-disclosure agreement, Veoneer would be willing to provide certain limited, non-public business and financial information to facilitate Magna’s submission of a more substantive indication of interest. The Board also instructed management to engage outside legal counsel and to formally engage Rothschild & Co as an additional financial advisor for Veoneer due to Rothschild & Co’s industry expertise, experience and relationships.
As instructed by the Board, Mr. Carlson contacted Mr. Kotagiri and conveyed the Board’s response, indicating that a letter would follow. Mr. Kotagiri stated that Magna would be willing to provide an updated proposal based on such additional information from Veoneer. Later that day, Veoneer and Magna entered into a non-disclosure agreement to facilitate such further discussions.
On March 29, 2021, Mr. Carlson sent a letter to Mr. Kotagiri, informing Magna that the March 2021 Proposal was inadequate to provide a basis for further engagement, and that while the Board was not pursuing a sale of Veoneer, if Magna sought further engagement, it would have to provide a clearer and more definitive indication of interest, including a clear per share price range fully reflecting the strategic value of Veoneer to Magna.

On April 1, 2021, Mr. Carlson and Mr. Kotagiri had a telephonic discussion regarding the additional information that Magna needed in order to provide an updated proposal with a clearer indication of value. On April 7, 2021, Veoneer provided Magna with select non-public financial information, in response to certain of the items that Magna had identified as being required to update its proposal.
In April 2021, Veoneer entered into an indemnification agreement with Rothschild & Co, and subsequently, in June 2021 received certain disclosures for the Board regarding Rothschild & Co’s material relationships with Veoneer, Magna and QUALCOMM Incorporated (“Qualcomm”) during the prior two years, and, in July 2021 entered into an engagement letter with Rothschild & Co. In July 2021, Veoneer also entered into an addendum to its existing engagement letter with Morgan Stanley and received certain disclosures for the Board regarding Morgan Stanley’s material relationships with Veoneer, Magna and Qualcomm during the prior 30 months.
On April 11, 2021, Mr. Kotagiri submitted an updated, non-binding indication of interest for Magna to acquire all of Veoneer’s outstanding equity for between $28 and $30 per share in an all-cash transaction (the “April 2021 Proposal”), which represented a premium between 13% and 21% to Veoneer’s closing share price on April 9. The April 2021 Proposal set forth certain key assumptions underlying the proposed value and stated that Magna’s ability to confirm proposed value would depend on validating certain of those assumptions through due diligence on Veoneer, which Magna was prepared to engage in immediately. Magna also indicated in the April 2021 Proposal that being able to engage on a bilateral basis would be critical to Magna. The April 2021 Proposal also contained Magna’s request to enter into an exclusivity agreement.
On April 12, 2021, Sidley Austin LLP (“Sidley”), Magna’s outside legal counsel provided Veoneer and its outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) with a draft exclusivity agreement.
On April 15, 2021, the Board held a meeting via video conference, at which members of Veoneer’s senior management and representatives of Morgan Stanley and Rothschild & Co were present. Mr. Carlson updated the Board on his discussions with Mr. Kotagiri and the limited non-public information that had been provided to Magna, in accordance with the Board’s instructions, and the Board discussed the terms of the April 2021 Proposal, including the request for Veoneer to enter into an exclusivity agreement. Representatives of Morgan Stanley and Rothschild & Co reviewed their preliminary analyses of the proposed transaction. Following the Board’s discussion of the terms of the April 2021 Proposal, with management and representatives of Morgan Stanley and Rothschild & Co providing their perspectives, the Board determined that the indicated value range in the April 2021 Proposal did not fully reflect the value represented by Veoneer and did not provide an appropriate basis for further engagement. The Board instructed management to reject Magna’s April 2021 Proposal, including the request for an exclusivity agreement, but to inform Magna that the Board would be willing to engage further if Magna were to provide a meaningfully higher indication of value. Furthermore, the Board directed management to provide limited additional non-public information to Magna, subject to the parties’ existing non-disclosure agreement, and to make select members of management available to answer follow-up questions relating to the information provided, which the Board believed would enhance Magna’s ability to put forward a meaningfully higher indication of value. In a letter dated April 19, 2021, Veoneer conveyed the Board’s determinations to Magna and subsequently worked with Magna to provide additional due diligence materials during the weeks thereafter.
On May 7, 2021, Mr. Kotagiri submitted an updated, non-binding indication of interest for Magna to acquire all of Veoneer’s outstanding equity for $30 to $32 per share in an all-cash transaction (the “May 2021 Proposal”), which represented a premium of between 30% and 38% to Veoneer’s closing share price on May 6. Later that same day, Mr. Carlson and Mr. Kotagiri had a telephonic discussion, in which Mr. Kotagiri emphasized that the value range indicated in the May 2021 Proposal was the highest possible proposed value range that Magna was willing to offer prior to engaging in comprehensive diligence and reiterated Magna’s expectation of bilateral negotiations if the parties were to move forward on the basis of the May 2021 Proposal.
On May 10, 2021, the Board held a meeting via video conference, at which members of Veoneer’s senior management and representatives of Morgan Stanley, Rothschild & Co and Skadden were present. Mr. Carlson updated the Board on the terms of the May 2021 Proposal from Magna and his discussions with Mr. Kotagiri, with members of management providing their perspectives. At the request of the Board, the representatives of Morgan Stanley and Rothschild & Co reviewed the financial terms of the May 2021 Proposal from Magna and their preliminary financial analyses of the proposed transaction, representatives of Skadden reviewed certain legal matters, including directors’ fiduciary duties in the context of evaluating a proposal to acquire the company, and process considerations relevant to such an evaluation. Representatives of Morgan Stanley and Rothschild & Co also reviewed with the Board certain alternative paths available to Veoneer, including determining not to further pursue a potential transaction with Magna and focusing on Veoneer’s standalone plan, engaging in further due diligence and discussions with Magna on a bilateral basis, and engaging further with Magna in the context of a broader process involving additional parties, along with the potential benefits and considerations in connection with each alternative. Members of Veoneer management noted for the Board parties with whom preliminary discussions regarding various transactions had been held in the past, and reviewed the nature of more recent contacts received regarding interest in various types of asset transactions with Veoneer, which included verbally communicated interest from a strategic firm involved in the automotive safety industry (“Party A”) in an acquisition of the RCS business without any indication of proposed value, and verbally communicated interest from another strategic firm involved in the automotive safety industry (“Party B”) in an acquisition of Arriver assets. The Board discussed such alternative paths and the potential benefits and risks associated with each such path, including the potential negative impact of disposing particular assets on the remainder of the Company. The Board determined, based on such discussions, that management should clarify the intentions of Party A and Party B, including any initial indication of value.
The Board also discussed Veoneer’s relationship with Qualcomm in its capacity as a commercial partner, its possible reaction to an acquisition of Veoneer by a third party, and related considerations for further engagement with Magna. The Board, members of management and representatives of Morgan Stanley, Rothschild & Co and Skadden also discussed Magna’s request for an exclusivity agreement and reviewed the potential impact of an exclusivity grant on process and Veoneer’s flexibility, the potential impact on negotiating leverage, the possibility of Magna not proceeding with further engagement absent exclusivity, and other factors.
Following discussion, the Board determined that the May 2021 Proposal from Magna appeared to represent a potential opportunity for Veoneer Stockholders to realize value that could be superior to the continued execution of the current standalone business plan, considering market uncertainties and execution risks including challenges as Veoneer seeks to transition its business to focus on ADAS and active safety, which requires significant investment in order to fund future operations with uncertainty as to the timing and amount of return on investment, and ongoing semiconductor supply shortages that are creating industry delivery and cost challenges for Veoneer as well as other industry participants. The Board noted, however, that the May 2021 Proposal from Magna still lacked definitiveness in key aspects. The Board instructed management to prepare to continue further engagement with Magna in order to seek further definitiveness in its proposal, and to reject the request for an exclusivity agreement, but not to respond with this message until members of management had clarified the terms of outreach that had recently been received from Party A.
On May 13, 2021, the Board held a meeting via video conference, at which members of Veoneer’s senior management and representatives of Morgan Stanley, Rothschild & Co and Skadden were present. Mr. Carlson provided an update on his discussions with members of management of Party A, which indicated it was not willing to provide an indicative value range or further clarity on any proposed terms, and that management was working to schedule a call to discuss with Party B’s management its interest. The Board further discussed, with input from the advisors, Magna’s May 2021 Proposal, Veoneer’s current market prices, Veoneer’s standalone business plan and the risks of successfully executing the standalone business plan. The Board also discussed the status of Magna’s interest, Magna’s request for an exclusivity agreement, the ability to continue to keep Magna engaged in developing a solidified proposal and the potential risks posed by contacting additional parties to solicit possible interest, and determined that Veoneer should not contact additional parties at that time. Following discussion, the Board instructed management to proceed with further engagement with Magna, including through the provision of due diligence to allow Magna to solidify a proposal, but only after entry into a more comprehensive non-disclosure agreement with a customary standstill, and not to enter at that time into the exclusivity agreement requested by Magna. In light of the determination to further engage with Magna, the Board also instructed management to notify Qualcomm of Veoneer’s receipt of a proposal for a potential acquisition of Veoneer (which occurred the next day).
On May 14, 2021, Mr. Carlson and Mr. Kotagiri had a telephonic discussion, in which Mr. Carlson conveyed that while the Board did not believe that Magna’s May 2021 Proposal reflected the full value of Veoneer, the Board was willing to pursue further engagement, including giving Magna access to broader due diligence, to support Magna in making a more definitive proposal at a higher value. Following such conversation, Mr. Carlson sent a response letter to Magna’s May 2021 Proposal, reflecting the foregoing conversation. Also, on May 14, 2021, Mr. Lars Sjöbring, General Counsel of Veoneer, sent to members of Magna management a revised version of the existing non-disclosure agreement, updated to include a standstill provision, along with a draft clean team agreement with respect to provision of certain commercially sensitive information. Over the course of the following week, representatives of Skadden and Sidley negotiated the terms of the non-disclosure agreement and clean team confidentiality agreement.
On May 18, 2021, members of the managements of Veoneer and Magna held a telephonic discussion with respect to the diligence process for the next several weeks, including application of clean team protocols with respect to commercially sensitive information.
On May 20, 2021, Magna and Veoneer finalized and entered into the amended and restated non-disclosure agreement (the “Magna NDA”), which included a standstill provision with customary fallaways and the ability to make confidential proposals to the Board, the Chief Executive Officer or the Lead Independent Director, and the clean team confidentiality agreement.
On May 20, 2021, following up on an earlier call, Qualcomm notified Veoneer that it desired to enter into discussions regarding the acquisition of Arriver. Representatives of Veoneer and Qualcomm had subsequent communications regarding their commercial relationship during the course of which Qualcomm reiterated its intention to submit a proposal to acquire Arriver. Qualcomm and Veoneer had entered into a confidentiality agreement in June 2020 in connection with their commercial relationship, which remained in effect for the term of their commercial relationship and contained a one-year standstill provision.
Mr. Carlson subsequently provided an update to the Board regarding diligence by Magna, Qualcomm’s indicated interest, status of communications with Party B with respect to its interest in Arriver and related assets and the outreach from a company in the automotive technology industry (“Party D”) regarding its interest in pursuing an undefined transaction involving the Arriver assets. No subsequent proposals were submitted by Party B or Party D.
Over the course of the following three weeks, members of Veoneer management and Magna management, along with their advisors, held multiple video conference calls to discuss a variety of diligence topics, including finance, business, human resources legal, tax and regulatory matters. Representatives of Veoneer’s and Magna’s advisors also attended these calls. On June 9, 2021, representatives of Morgan Stanley and Rothschild & Co, on behalf of Veoneer, sent a letter to Magna outlining the process for Magna to submit a solidified proposal for its proposed acquisition of Veoneer, and requesting that such solidified proposal be submitted on or before June 11.
On June 15, 2021, in response to the process letter of June 9, Mr. Kotagiri submitted an updated, non-binding indication of interest for Magna to acquire all of Veoneer’s outstanding equity for $31.25 per share in an all-cash transaction (the “June 2021 Proposal”), which represented a premium of 29% to Veoneer’s closing share price on June 14. In the June 2021 Proposal, Magna requested certain changes to diligence protocols to enhance Magna’s access to information and reiterated its request for Veoneer to enter into an exclusivity agreement with Magna. On the same day, Magna sent a revised draft exclusivity agreement, providing exclusivity for a period of 28 days, subject to automatic extensions.
On June 16, 2021, the Board held a meeting by video conference, at which members of Veoneer’s senior management and representatives of Morgan Stanley, Rothschild & Co and Skadden were present. Mr. Carlson updated the Board with respect to the process with Magna, including receipt of the June 2021 Proposal and Magna’s request for additional due diligence, and management’s interactions with Qualcomm, including Qualcomm’s expressed intention to submit a proposal for an acquisition of Arriver. Representatives of Skadden discussed legal matters and representatives of Morgan Stanley and Rothschild & Co provided their preliminary perspectives on the June 2021 Proposal from Magna. Mr. Ray Pekar, the Chief Financial Officer of Veoneer, reviewed with the Board an overview of management’s business planning assumptions through 2030 and 2035 for purposes of management’s standalone valuation of Veoneer. The Board discussed the terms of Magna’s June 2021 Proposal and the possibility of a proposal from Qualcomm, and discussed issues associated with any potential sale of Arriver by Veoneer. Following discussion, the Board instructed management to, among other things, (1) request a detailed due diligence plan from Magna, to help assess the status and the level of difficulty involved in further developing the proposed transaction with Magna, and (2) seek a solidified proposal, including value, from Qualcomm with respect to an acquisition of Arriver to enable management and the Board to determine whether engagement would be warranted.
On June 18, 2021, Qualcomm submitted a non-binding indication of interest for an acquisition by Qualcomm of one hundred percent (100%) of the share capital of Veoneer’s Arriver subsidiaries, and any associated assets, on a cash and debt free basis, for an aggregate purchase price of $2 billion (“Initial Arriver Proposal”). In the Initial Arriver

Proposal, Qualcomm indicated that it would be willing to consider Veoneer retaining a minority equity stake in the Arriver business for a period of time, as well as exploring a partnership with other potential acquirors for a combined acquisition offer for Veoneer. On July 18, 2021, the Board reviewed preliminary long-term planning financial extrapolations through 2035.
On June 20, the Board held a meeting via video conference, at which members of Veoneer’s senior management and representatives Skadden were present. Mr. Carlson updated the Board on the status of the due diligence process with Magna and the terms of the Initial Arriver Proposal received from Qualcomm. Mr. Pekar reviewed with the Board management’s business plan for 2020-2023 and preliminary long-term planning financial extrapolations through 2035 based on assumptions previously reviewed with the Board, which the Board approved for purposes of providing to Veoneer’s financial advisors as the bases for their financial analyses. The Board discussed considerations with respect to a potential sale of Arriver, including the strategic importance of Arriver to Veoneer’s future business plan, the potential value represented, and additional risks and challenges in such a transaction, including, among other things, complexity in separation, tax costs and ramifications to the remaining business and other reasonably available alternatives to Veoneer. Representatives of Skadden discussed legal matters. Following discussion, the Board instructed management to (1) continue to engage with Magna, refine the plan for additional required diligence and reject exclusivity at this stage, and (2) respond to Qualcomm with the message that Arriver is not for sale on the terms proposed by Qualcomm in the Initial Arriver Proposal, but that the Board may be willing to engage in a discussion with respect to a transfer of ownership in tranches over a period of time at a significantly higher valuation.
Over the following weeks, members of Veoneer management engaged with representatives of Qualcomm to discuss possible terms of a transaction pursuant to which Qualcomm would acquire the Arriver business in a staged sale transaction over time, allowing for a more organized disentanglement of the Arriver business from Veoneer’s other businesses and providing for continuing ownership by Veoneer of an interest in the Arriver entities for several years with upside value potential to Veoneer.
On June 24, 2021, as instructed by the Board, Mr. Carlson sent a letter to Mr. Kotagiri in response to Magna’s June 2021 Proposal, stating that, after careful consideration, the Board’s view was that Magna’s June 2021 Proposal still did not reflect the full value of Veoneer, but that the Board was willing to continue providing diligence materials to Magna with the expectation that it would help Magna to improve its proposal. Veoneer also indicated that Magna’s request for additional diligence materials was overly generic, and proposed that the management teams work together to ensure targeted scope and process for remaining diligence. Members of Veoneer management and Magna management, along with representatives of their respective advisors, worked together over the following days to refine the scope of remaining due diligence.
On July 1, 2021, the Board held a meeting via video conference, at which members of Veoneer’s senior management and representatives of Morgan Stanley, Rothschild & Co and Skadden were present. Mr. Pekar updated the Board on the financial performance of Veoneer. Mr. Carlson updated the Board on the terms of Qualcomm’s proposal for an acquisition of Arriver and the status of discussions with Magna, including management’s continued engagement on diligence in an effort to enable Magna to improve its June 2021 Proposal. Representatives of Morgan Stanley and Rothschild & Co provided preliminary perspectives on Magna’s June 2021 Proposal and Qualcomm’s proposal for Arriver. Representatives of Skadden reviewed legal matters with the Board, including an overview of key provisions that will be in the merger agreement, including customary “no-shop” covenants. The Board, management and Veoneer’s advisors discussed, among other things, Magna’s request for an exclusivity agreement, potential outreach to additional third parties soliciting interest in a transaction with Veoneer and the potential benefits and risks of reaching out to additional parties. Following discussion, the Board determined that at such time the potential risks of outreach to third parties outweighed the potential benefits, and instructed management to continue to engage with Magna and to seek to improve its June 2021 Proposal, to continue rejecting entry into an exclusivity agreement and to engage further with Qualcomm if it reverted with a meaningful increase in value offered for Arriver.
Over the course of the following three weeks, members of Veoneer management and Magna management continued to engage in the due diligence process. Representatives of Veoneer’s and Magna’s advisors attended certain of these meetings.
On July 6, 2021, Qualcomm submitted a revised non-binding indication of interest and revised term sheet, indicating an increase in its proposed valuation for Arriver, comprising a baseline valuation of $2.5 billion, with up to $400 million in potential additional consideration based on the achievement of certain performance targets, which it stated as constituting its best and final offer for Arriver.

On July 8, 2021, the Board held a meeting via video conference, at which members of Veoneer’s senior management and representatives of Morgan Stanley, Rothschild & Co and Skadden were present. Mr. Carlson updated the Board on the diligence process with Magna, the revised proposal from Qualcomm for an acquisition of Arriver and an informal unsolicited contact from a private equity firm regarding potential interest in Veoneer's non-Arriver assets. With respect to the revised proposal for Arriver, management reviewed with the Board the potential ramifications from a sale of Arriver that might not be accounted for in Qualcomm’s proposal, including significant tax costs and the obligation to continue funding future operational and capital expenditures of Arriver until the closing of the final investment tranche. Management also reviewed with the Board the challenges to the remaining business posed by a sale of Arriver, including the potential for negative reactions from customers, loss of revenue and potential risks to the ability to capture certain business opportunities as a result of significantly reduced size. The Board discussed the need to assess the value of Qualcomm’s proposal in light of the foregoing ramifications and challenges on the remaining business. The Board also discussed whether to reach out to additional parties at that time, and, determined that the potential downsides of outreach to third parties would outweigh the potential benefits, and that at such time, it would be advisable to focus on maximizing value proposed by Magna and Qualcomm. As such, the Board instructed management to continue pursuing both potential transactions with Magna and Qualcomm, and to encourage Qualcomm to make a proposal for the whole company in light of the challenges posed by a sale of Arriver. At the same meeting, representatives of Skadden also reviewed a summary of the terms of the draft merger agreement prepared for possible distribution to Magna.
On July 9, 2021, Skadden sent a draft of the merger agreement to Sidley.
In the lead up to July 11, 2021, Mr. Carlson and the Chief Executive Officer of Qualcomm had a telephonic discussion regarding its revised proposal for Arriver. Mr. Carlson conveyed Veoneer’s position and followed up with a letter on July 11, 2021, indicating that while Veoneer remained open to any value-maximizing transaction for its stockholders, the revised proposal did not fully compensate Veoneer for the value of Arriver and the associated costs and potential impact of such a sale on Veoneer’s remaining businesses. Veoneer’s response letter also provided that a proposal with a substantially higher baseline valuation and opportunity for meaningful upside, might be viewed favorably the Board but would need to address the associated challenges and dis-synergies, or that alternatively, a proposal for the whole company could address these issues.
On July 16, 2021, the Board held a meeting via video conference, at which members of Veoneer’s senior management and representatives of Morgan Stanley, Rothschild & Co and Skadden were present. Mr. Carlson updated the Board on discussions with Magna and Qualcomm. Representatives of Morgan Stanley and Rothschild & Co reviewed their preliminary financial analyses of the June 2021 Proposal from Magna. Mr. Pekar reviewed management’s financial analyses of Qualcomm’s proposal for Arriver, including sensitivity analyses based on Arriver’s future performance, which would determine any potential upward adjustment in purchase price under the proposal. Members of management also reviewed in more depth with the Board the challenges for the remaining Veoneer businesses following a sale of Arriver, including the burden of a significantly smaller company maintaining dual listing status, costs of restructuring resulting from the Arriver carve-out, dis-synergies and the potential for negative impact on retention of employees. Management informed the Board that Qualcomm continued to decline to make a proposal with respect to a whole company transaction. The Board discussed the attractiveness of Magna’s June 2021 Proposal and the preliminary financial analyses reviewed by Morgan Stanley and Rothschild & Co, the risks to management’s standalone plan and the benefits and risks of the potential alternatives available to the Company, including a sale of Arriver to Qualcomm. Representatives of Skadden reviewed legal matters with the Board. Following discussion, the Board instructed management to continue engaging with Magna and Qualcomm, with the goal of maximizing value proposed by both parties.
On July 16, 2021, Skadden received a mark-up of the merger agreement from Sidley, which raised several issues, including the standard for regulatory efforts, a requirement of Magna receiving certain stockholder support agreements, certain exclusions to the definition of “Material Adverse Effect,” treatment of unvested equity awards and certain restrictions on the business prior to closing.
On the same day, Veoneer management sent a mark-up of the draft term sheet to Qualcomm.

On July 19, 2021, representatives of Skadden discussed the mark-up of the merger agreement with Sidley, and identified the key open issues that would need to be resolved. Over the course of the following few days, representatives of Skadden, Sidley and members of Veoneer and Magna management, negotiated the merger agreement, the stockholder voting agreements and the disclosure schedules to the merger agreement, and also completed confirmatory due diligence by Magna.
On July 19, 2021, the Board held a meeting via video conference, at which members of Veoneer’s senior management and representatives of Morgan Stanley, Rothschild & Co and Skadden were present. Mr. Carlson updated the Board on negotiations with Magna and Qualcomm noting that Qualcomm declined to make a proposal for the whole company. Representatives of Morgan Stanley and Rothschild & Co each reviewed their preliminary financial analyses of Qualcomm’s proposal to acquire the Arriver business. Following discussion, the Board instructed management to prioritize negotiations with Magna, in light of the significant uncertainties inherent in, and substantial potential negative ramifications arising from, Qualcomm’s proposal to acquire Arriver but to continue to seek to further develop the terms of its proposal.
On July 20, 2021, the Board held a meeting via video conference, at which members of Veoneer’s senior management and representatives of Morgan Stanley, Rothschild & Co and Skadden were present. Mr. Carlson updated the Board on negotiations with Magna and Qualcomm. Mr. Sjöbring and representatives of Skadden updated the Board on the open issues being negotiated in the merger agreement with Magna, including the standard for regulatory efforts, delivery of stockholder support agreements, certain exclusions to the definition of “Material Adverse Effect,” treatment of unvested equity awards and certain restrictions on the business prior to closing, covenants relating to non-solicitation of competing transactions and recommendation of the transaction by the Board and exceptions to such covenants, the definition of a superior transaction and whether a proposal for Arriver should be included therein, the size of the termination fee payable by Veoneer in certain circumstances, including to enter into a superior proposal, and certain termination events giving rise to payment of the termination fee. Following discussion, the Board instructed management to continue prioritizing negotiations with Magna and to continue moving toward finalizing the merger agreement.
On July 21, members of Veoneer and Magna management, and representatives of Skadden and Sidley, continued to negotiate the terms of the merger agreement and stockholder support agreements with certain Veoneer Stockholders who had entered into non-disclosure agreements with Veoneer.
On July 21, 2021, the Board held a meeting via video conference, at which members of Veoneer’s senior management and representatives of Morgan Stanley, Rothschild & Co and Skadden were present. Mr. Carlson updated the Board on negotiations with Magna, and Mr. Sjöbring provided an update on due diligence, negotiation of the merger agreement and communications planning. Representatives of Morgan Stanley and Rothschild & Co reviewed their preliminary financial analyses of the June 2021 Proposal from Magna. Following discussion, the Board instructed management to continue finalizing negotiations with Magna, with the goal of entering into a definitive agreement with Magna prior to Veoneer’s Q2 earnings release.
On July 22, 2021, the Board held a meeting via video conference, at which members of Veoneer’s senior management and representatives of Morgan Stanley, Rothschild & Co and Skadden were present, to consider the proposed Merger Agreement. Representatives of Skadden reviewed legal matters and the proposed terms of the Merger Agreement, and noted for the Board the resolution of previously open points that had been reviewed with the Board, including the regulatory efforts obligations, certain termination rights, the size of the termination fee and the definition of superior proposal. The directors discussed the terms of the proposed transaction, the Company’s prospects, the terms of the Merger Agreement and other matters. Representatives of Morgan Stanley and Rothschild & Co reviewed their respective financial analyses of the proposed transaction with Magna, and each rendered its oral opinion to the Board, subsequently confirmed by delivery of its respective written opinion to the Board, to the effect that, as of the date of such opinion and based upon and subject to the qualifications, limitations and assumptions set forth in such written opinion, the Merger Consideration payable to the holders of shares of Veoneer Common Stock (other than Excluded Shares) in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. After discussing the proposed transaction and considering the presentations by Skadden, Morgan Stanley and Rothschild & Co, the Board unanimously (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, (ii) determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Veoneer and its stockholders and (iii) resolved to recommend that the stockholders of Veoneer vote in favor of the approval of the merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement.

Following the meeting of the Board, the parties executed the Merger Agreement on July 22, 2021, and shortly thereafter, Veoneer and Magna issued a joint press release announcing the execution of the Merger Agreement. Concurrently with the execution of the Merger Agreement, Magna entered into voting and support agreements with the Voting Agreement Stockholders, each of which agreed, subject to certain conditions, to vote its shares of Veoneer Common Stock for the adoption of the Merger Agreement. The Voting Agreement Stockholders and their respective affiliates collectively owned 20,738,124 shares of Veoneer Common Stock as of the date of the voting and support agreements, representing approximately eighteen and a half percent (18.5%) of the total outstanding shares of Veoneer Common Stock.
On August 5, 2021, Qualcomm publicly announced that it has submitted an unsolicited non-binding proposal to the Board pursuant to which Qualcomm proposed to acquire one hundred percent (100%) of the Veoneer Common Stock for $37.00 per share in cash (the “Qualcomm Competing Proposal”).
On August 6, 2021, the Board held a meeting at which members of Veoneer’s senior management and representatives of Morgan Stanley, Rothschild & Co and Skadden were present, to discuss the Qualcomm Competing Proposal. Following discussion, the Board determined to meet again on August 8, 2021, and instructed management and Veoneer’s advisors to continue evaluating the Qualcomm Competing Proposal in advance of the Board’s next meeting.
On August 8, 2021, the Board held a meeting at which members of Veoneer’s senior management and representatives of Morgan Stanley, Rothschild & Co and Skadden were present, to discuss the Qualcomm Competing Proposal. After reviewing the Qualcomm Competing Proposal and the Company’s obligations under the Merger Agreement, consultation with the Company’s financial and legal advisors, and discussion, the Board determined, in accordance with the terms of the Merger Agreement, that the Qualcomm Competing Proposal constituted a “Competing Proposal” (as defined in the Merger Agreement), that such Competing Proposal would reasonably be expected to result in a Superior Proposal (as defined in the Merger Agreement) and that the failure to engage with Qualcomm would be inconsistent with the Board’s fiduciary duties to the Company’s stockholders. After the meeting, and at the direction of the Board, Veoneer issued a press release announcing its intention to engage with Qualcomm in accordance with the terms of the Merger Agreement and instructed Skadden to deliver a draft confidentiality agreement to Qualcomm’s counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP. Shortly thereafter, on August, 8, 2021, Veoneer sent a notice to Magna informing it of the Board’s determination in accordance with the terms of the Merger Agreement and Veoneer’s intention to engage in negotiations and/or discussion with, and furnish information to, Qualcomm. On the same day, Veoneer sent a notice to Qualcomm notifying them of the Board’s determination.
On August 11, 2021, Veoneer and Qualcomm entered into an Acceptable Confidentiality Agreement (as defined in the Merger Agreement) (the “Qualcomm NDA”), the terms of which were substantially identical to the terms of the existing Magna NDA, including a standstill provision with customary fallaways and the ability to make confidential proposals to the Board. Following the execution of the Qualcomm NDA, representatives from Veoneer, Qualcomm, and their counsels discussed expectations regarding Qualcomm’s due diligence. Thereafter, Veoneer began to provide Qualcomm and its representatives with due diligence access.
Recommendation of the Board and Reasons for the Merger
Recommendation of the Board to Adopt the Merger Agreement, Thereby Approving the Merger, the Merger Agreement and the Transactions Contemplated by the Merger Agreement
On July 22, 2021, the Board, after considering various factors, including those described in this section below, and after consultation with Veoneer’s independent legal and financial advisors, unanimously (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (ii) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Veoneer and its stockholders and (iii) resolved to recommend that the stockholders of Veoneer vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement.
The Board unanimously recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the transactions contemplated thereby and (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by Veoneer to its named executive officers in connection with the Merger and contemplated by the Merger Agreement.

Reasons for the Merger
In recommending that Veoneer Stockholders vote in favor of the Merger proposal, the Board, considered a number of factors, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):
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Attractive Value. The Board believed that the Merger consideration represents an attractive value for the shares of Common Stock, based on, among other things, the Board’s familiarity with Veoneer’s financial condition, results of operations, business, competitive position and prospects, as well as Veoneer’s business plan and long-term potential; and, after its review, the Board believed that $31.25 per share in cash pursuant to the terms of the Merger Agreement represented the best value reasonably available for holders of Common Stock, while providing an opportunity, in certain circumstances, to consider an unsolicited superior proposal.

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Premium to Market Prices. The Board considered that the Merger Consideration of $31.25 per share in cash to be received by the holders of shares of Common Stock in the Merger represents a significant premium over the market price at which shares of Common Stock traded prior to announcement of the Merger Agreement, including that the Merger consideration of $31.25 per share represents a premium of:

•	approximately 53.9% over the closing stock price on July 21, 2021, the last trading day prior to the announcement of the Merger Agreement; and
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approximately 45.6% over the volume weighted average stock price of shares of Common Stock during the one-month period ended July 21, 2021, the last trading day prior to the announcement of the Merger Agreement;

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Valuation Multiples. The Board considered that the Merger consideration of $31.25 per share in cash, to be received by the holders of shares of Common Stock in the Merger, represents a valuation of Veoneer at a multiple of:

•	approximately 1.80 times Veoneer’s projected sales for the 2021 fiscal year; and
•	approximately 1.51 times Veoneer’s projected sales for the 2022 fiscal year.
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Form of Consideration. The Board considered that the Merger Consideration is all cash, which provides stockholders certainty of value and liquidity for their shares of Common Stock, eliminating exposure to long term business and execution risks.

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Financial Analyses and Opinions of Morgan Stanley and Rothschild & Co. The Board considered the financial analyses of Morgan Stanley and Rothschild & Co and the opinions of Morgan Stanley and Rothschild & Co, both dated July 22, 2021, to the Board to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Morgan Stanley’s opinion and Rothschild & Co’s opinion, the Merger consideration payable to the holders of shares of the Veoneer common stock (other than Excluded Shares) in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such stockholders, as described in the section entitled “The Merger —Opinions of Veoneer’s Financial Advisors” beginning on page 47 of this Proxy Statement.

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Risks and Uncertainties in Business. The Board considered Veoneer’s historic results of operations, strategic plan and the Company Projections (which are defined and described in the section entitled “The Merger—Projections Provided by Veoneer’s Management” beginning on page 62 of this Proxy Statement), and the perceived challenges and risks associated with the Company’s ability to execute on its business plan, including risks and uncertainties described as “risk factors” in the Company’s disclosure filed with the SEC. The Board considered that while Veoneer’s business continues to present opportunities for growth, it faces challenges as it seeks to transition its business, requires significant investment in order to fund future operations with uncertainty as to the timing and amount of return on investment, and is faced with the ongoing semiconductor supply shortages that are creating industry delivery and cost challenges for Veoneer as well as other industry participants. In evaluating the Merger, the Board concluded that even though the Board believed in the viability of the standalone plan for Veoneer, the value and certainty presented by the Merger was a more attractive alternative given the execution risks, especially in light of the Veoneer’s status as a smaller company with negative cashflows and particular sensitivity to semiconductor chip shortages, work stoppages, delays and customer volume reductions.

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Best Available Alternative for Maximizing Stockholder Value. The Board determined, based on its review, and after consultation with senior management and its financial advisors, that entering into the Merger Agreement was more favorable to Veoneer Stockholders than pursuing other potential alternatives, including continuing to operate Veoneer on a standalone basis or pursuing a sale of Arriver.

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Review Process. The Board considered Veoneer’s business, strategy and business plan, prospects and alternatives over an extended period, during which the Board met, including, as needed, with Veoneer’s independent legal and financial advisors, thirteen (13) times between March 22, 2021, the date on which Magna submitted the March 2021 Proposal, and July 22, 2021, the date the Merger Agreement was approved by the Board.

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Likelihood of Completion. The Board considered the conditions to closing of the transaction and factors including (i) regulatory requirements and the regulatory efforts provisions of the Merger Agreement and (ii) stockholder approval requirements and the support agreements provided by certain stockholders.

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Terms of the Merger Agreement. The Board considered that the Board and Veoneer’s senior management, in coordination with Veoneer’s independent legal and financial advisors, negotiated on an arm’s-length basis with Magna with respect to price and other terms and conditions of the Merger Agreement. The Board considered that the terms of the Merger Agreement, including the respective representations, warranties, covenants and termination rights of the parties and the termination fees payable by Veoneer as finally negotiated are reasonable and customary.

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Opportunity to Receive Competing Proposals and to Terminate the Transaction in Order to Accept a Superior Proposal. The Board considered Veoneer’s right, in circumstances specified in the Merger Agreement before the time Veoneer Stockholders adopt the Merger Agreement, to respond to and negotiate unsolicited Competing Proposals that are or would reasonably be expected to result in superior proposals made and to terminate the Merger Agreement in order to accept a Superior Proposal (as defined under “The Merger Agreement—Non-Solicitation; Competing Proposals; Intervening Event” beginning on page A-33 of this Proxy Statement) subject to payment to Magna of a termination fee of $110 million, which amount the Board believed to be reasonable under the circumstances and taking into account the range of such termination fees in similar transactions and that the size of the fee should not be a meaningful deterrent to alternative Competing Proposals.

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Change of Recommendation. The Board considered that it has the right to make an Adverse Recommendation Change to Veoneer Stockholders in response to an Intervening Event (as defined in the Merger Agreement) or if Veoneer receives an unsolicited Competing Proposal that the Board determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a Superior Proposal, and that the failure to take such action would be inconsistent with Veoneer’s directors’ fiduciary duties under applicable law, subject to Veoneer’s payment of a $110 million termination fee if Magna and Acquisition Sub terminate the Merger Agreement. The Board considered that while Veoneer is required to negotiate in good faith with Magna (to the extent Magna desires to negotiate) to make adjustments to the terms and conditions of the Merger Agreement, Competing Proposals are not precluded under the Merger Agreement.

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Level of Required Regulatory Efforts. The Board considered that the Merger Agreement requires that the parties use their respective reasonable best efforts to obtain all necessary or advisable approvals from governmental authorities necessary or advisable in connection with the consummation of the transactions contemplated by the Merger Agreement, as expeditiously as practicable (and in any event at least five (5) business days prior to the Outside Date provided that Magna is not required to divest assets having a fair market value exceeding a certain amount).

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Stockholder Approval. The Board considered that the consummation of the Merger is subject to the approval of Veoneer Stockholders, who will have the opportunity to adopt or reject the Merger Agreement. In this regard, the Board noted that Magna had received executed support agreements from the holders of approximately 18.5% of the Company’s outstanding shares, which terminate on the termination of the Merger Agreement or an adverse change in the Board’s recommendation of the Merger. See the section entitled “The Special Meeting—Support Agreements” beginning on page 28 of this Proxy Statement.

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Appraisal Rights. The Board considered the availability of appraisal rights with respect to the Merger for Veoneer Stockholders who properly exercise their rights under the DGCL, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares at the completion of the Merger, as described in the section entitled “Appraisal Rights” beginning on page 99 of this Proxy Statement.

The Board also considered, in addition to the above factors, various uncertainties, risks and other potentially negative factors in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):
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No Stockholder Participation in Future Growth or Earnings. The Board considered that Veoneer Stockholders would lose the opportunity to realize the potential long-term value of the successful execution of Veoneer’s current strategy as an independent public company.

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Impact of Announcement on Veoneer. The Board considered that the announcement and pendency of the Merger, or the failure to consummate the Merger, may disrupt Veoneer’s business operations or divert employees’ attention away from Veoneer’s day-to-day operations, result in significant costs to Veoneer or harm Veoneer’s relationships with its employees, customers, suppliers and others.

•	Tax Treatment. The Board considered that the all-cash transaction would be taxable to holders of Common Stock for U.S. federal income tax purposes.
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Possibility of More Attractive Alternative Proposals. The Board considered that because Veoneer did not engage in active outreach to multiple parties in a broad solicitation of interest, it is possible that other parties could be interested in a potential transaction with Veoneer on more attractive terms than the Merger (although the Board concluded that the Merger Agreement adequately allows for consideration of Superior Proposals, under appropriate circumstances).

•	Closing Certainty. The Board considered that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied or, if permissible, waived.
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Possibility of Failure to Receive Stockholder Approval. The Board considered that while it expects the Merger Agreement to be approved by Veoneer Stockholders, there can be no assurance that Veoneer Stockholders will approve the Merger Agreement.

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Regulatory Uncertainty; Prolonged Regulatory Scrutiny. The Board considered that the completion of the Merger would require antitrust clearance in the United States, Canada, China, South Korea and with the European Commission, and approvals under the foreign investment laws of certain countries, and that notwithstanding the parties’ obligations with respect to obtaining regulatory approvals as set forth in the Merger Agreement, governmental entities may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approvals, including the risk of potential delays in granting or failure to grant, by such governmental entities, regulatory approvals for the Merger. Further, the Board considered that Veoneer would be under regulatory scrutiny for a lengthy time while seeking such approvals, during which time Veoneer’s conduct of business would be constrained by the pre-Closing covenants in the Merger Agreement.

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Possibility of Material Adverse Effect. The Board considered the possibility of the occurrence Material Adverse Effect (as defined in the Merger Agreement) on Veoneer, the non-occurrence of which is a condition to Magna’s obligation to consummate the Merger.

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Pre-Closing Covenants. The Board considered the restrictions on Veoneer’s conduct of business prior to completion of the Merger contained in the Merger Agreement, which could delay or prevent Veoneer from undertaking business opportunities that may arise, or taking other actions with respect to its operations during the pendency of the Merger without Magna’s consent.

•	No Solicitation. The Board considered the restrictions in the Merger Agreement on Veoneer’s ability to solicit competing bids to acquire Veoneer during the pendency of the Merger.
•
Adverse Recommendation Change. The Board considered the restrictions in the Merger Agreement on the Board’s ability to make an Adverse Recommendation Change, and that, subject to certain conditions set forth in the Merger Agreement, in the event of Veoneer’s receipt of a Superior Proposal, Veoneer is required to negotiate in good faith with Magna (to the extent Magna desires to negotiate) to make adjustments to the terms and conditions of the Merger Agreement, which the Board must take into account, in good faith, in determining whether to make such Adverse Recommendation Change.
•
Termination Fee. The Board considered the termination fee of $110 million that could become payable to Magna under specified circumstances, including upon the termination of the Merger Agreement in order to enter into an alternative acquisition agreement with respect to a Superior Proposal, which may discourage third parties that might otherwise have an interest in a business combination with, or acquisition of, Veoneer from making unsolicited proposals (although the Board concluded that the termination fee is reasonable in amount, consistent with or below fees in comparable transactions and will not unduly deter any other party that might be interested in acquiring Veoneer).

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Litigation. The Board considered the risk of potential litigation relating to the Merger that could be instituted against Veoneer or its directors and officers, and potential effects of outcomes related thereto.

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Expenses. The Board considered the risk that, if the Merger is not consummated, Veoneer will, with certain exceptions, be required to pay its own expenses associated with the Merger Agreement and the Merger, as well as, under certain circumstances, an amount equal to Magna’s expenses (provided that such amount shall not exceed $15 million).

•
Director and Officer Interests. The Board considered that Veoneer’s directors and officers may have interests in the Merger that are different from, or in addition to, those of Veoneer Stockholders generally, as described in the section entitled “The Merger—Interests of the Directors and Executive Officers of Veoneer in the Merger” beginning on page 65 of this Proxy Statement.

•
Risk Factors; Forward-Looking Statements. The Board considered risks of the nature identified in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26 of this Proxy Statement.

After taking into account all of the factors set forth above, as well as others, the Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the positive factors associated with the Merger.
The foregoing discussion of factors considered by the Board is not intended to be exhaustive, but summarizes the material factors considered by the Board. In light of the variety of factors considered in connection with their evaluation of the Merger Agreement and the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determinations. The Board based its recommendations on the totality of the information presented, including thorough discussions with, and questioning of, Veoneer’s senior management and the Board’s independent legal and financial advisors. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26 of this Proxy Statement.
Opinions of Veoneer’s Financial Advisors
Morgan Stanley & Co. LLC
Veoneer retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with the possible sale of Veoneer. The Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in Veoneer’s industry, its knowledge of Veoneer’s business and affairs and its understanding of Veoneer’s business based on its long-standing relationship with Veoneer. At the meeting of the Board on July 22, 2021, Morgan Stanley rendered its opinion, that, as of July 22, 2021, and based upon and subject to the limitations, qualifications and assumptions and other matters set forth in the opinion, the Merger Consideration to be received by Veoneer Stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to such Veoneer Stockholders, as set forth in such opinion.

The full text of the written opinion of Morgan Stanley, dated as of July 22, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this Proxy Statement as Annex C-1 and incorporated by reference in this Proxy Statement in its entirety. The summary of the opinion of Morgan Stanley in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board, in its capacity as such, and addresses only the fairness from a financial point of view of the Merger Consideration to be received by Veoneer Stockholders pursuant to the Merger Agreement as of the date of the opinion and does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with the transactions contemplated by the Merger Agreement. It was not intended to, and does not, constitute an opinion or recommendation as to how Veoneer Stockholder should vote at the Special Meeting. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.
In connection with rendering its opinion, Morgan Stanley, among other things:
•	Reviewed certain publicly available financial statements and other business and financial information of Veoneer;
•	Reviewed certain internal financial statements and other financial and operating data concerning Veoneer;
•	Reviewed the Company Projections;
•	Discussed the past and current operations and financial condition and the prospects of Veoneer with senior executives of Veoneer;
•	Reviewed the reported prices and trading activity for the Veoneer Common Stock;
•
Compared the financial performance of Veoneer and the prices and trading activity of the Veoneer Common Stock with that of certain other publicly traded companies comparable with Veoneer, and their securities;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
•	Participated in certain discussions and negotiations among representatives of Veoneer and Parent and their financial and legal advisors;
•	Reviewed the Merger Agreement and certain related documents; and
•	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.
In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Veoneer, and formed a substantial basis for its opinion. With respect to the Company Projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Veoneer’s management of the future financial performance of Veoneer. Morgan Stanley expressed no view as to such Company Projections or the assumptions on which they were based. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive Merger Agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the benefits to be received by Veoneer Stockholders in the proposed Merger. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Veoneer and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Veoneer’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by Veoneer Stockholders in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Veoneer, nor was Morgan

Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, July 22, 2021. Events occurring after July 22, 2021, may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley has not assumed any obligation to update, revise or reaffirm its opinion.
Summary of Morgan Stanley’s Financial Analyses
The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its opinion dated as of July 22, 2021, to the Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.
In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon primarily on the Company Projections. The Company Projections are more fully described below in the section entitled “The Merger— Projections Provided by Veoneer’s Management” on page 62 of this Proxy Statement. In accordance with direction from the Board, Morgan Stanley utilized the Company Projections in its financial analyses described below.
Public Trading Comparables Analysis
Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for Veoneer with comparable publicly available consensus equity analyst research estimates for companies, selected based on Morgan Stanley’s professional judgment and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (the “Comparable Companies”). These companies were the following:
•	Diversified Auto Suppliers with Electronics Exposure: Aptiv, Continental, Denso Corporation, HELLA GmbH & Co., Magna International, Valeo
•	Automotive Focused Technology / Electronics Players: Garmin, Gentex Corporation, Softing, TomTom, Visteon Corporation
•	Applied Technology Software Leaders: Autodesk, Cadence Design Systems, Dassault Systèmes, Hexagon, PTC, Synopsys
•
Chip / Semiconductor Players: Allegro MicroSystems, Ambarella, Cree, Infineon Technologies, Intel Corporation, Melexis, NVIDIA, Renesas Electronics, Sensata Technologies, Silicon Laboratories., STMicroelectronics,

For purposes of this analysis, Morgan Stanley analyzed the ratio of aggregate value to sales and adjusted EBITDA, which, for purposes of this analysis, (i) for Veoneer, was provided to Morgan Stanley, and approved for Morgan Stanley’s use, by Veoneer’s management for calendar years 2021 and 2022 with respect to sales and 2024 with respect to adjusted EBITDA as part of the Company Projections; and (ii) for each of the Comparable Companies, was based on publicly available consensus equity analyst research estimates for comparison purposes. For purposes of its analyses, Morgan Stanley defined (i) “aggregate value” as a company’s fully diluted equity value plus debt including financial leases, plus tax-effected pension liabilities, plus preferred equity, plus investments in associates, less unconsolidated assets and cash and cash equivalents, as applicable and (ii) “adjusted EBITDA” as EBITDA adjusted by Morgan Stanley based on its professional judgment and experience. Based on its analysis of the relevant metrics for each of the Comparable Companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of aggregate value to sales and adjusted EBITDA multiples and applied these ranges of multiples to the estimated relevant metric for Veoneer. For purposes of this analysis, Morgan Stanley utilized publicly available financial information, available as of July 21, 2021 (the last full trading day prior to the meeting of the Board to approve and adopt the Merger Agreement, declare the advisability of the Merger Agreement and approve the transactions contemplated thereby, including the Merger).
Based on the multiples it derived for the Comparable Companies and based on its professional judgement and experience, Morgan Stanley applied a range of aggregate value to sales and aggregate value to adjusted EBITDA multiple to Veoneer’s estimated sales for 2021 and 2022 and estimated adjusted EBITDA for 2024 discounted to year end 2021 and 2022. Based on the outstanding shares of Veoneer Common Stock on a fully diluted basis, and Veoneer’s estimated net debt (calculated as total debt including financial leases, plus tax-effected pension liability, less cash and cash equivalent and investments in associates) as provided by Veoneer’s management and the selected ranges of aggregate value to sales and adjusted EBITDA, Morgan Stanley calculated the estimated implied value per share of Veoneer Common Stock as follows:
		Selected Multiple Range		Implied Aggregate Value Range ($MM)		Implied Equity Value Range ($MM)		Implied Share Price Range ($)
	Metric ($MM)	Min	Max	Min	Max	Min	Max	Min	Max
Sales 2021E	1,850	1.0x	1.3x	1,850	2,405	2,362	2,917	19.3	23.8
Sales 2022E	2,210	0.9x	1.2x	1,989	2,652	2,501	3,163	20.4	25.8
EBITDA 2021E7	145	8.5x	14.0x	1,230	2,027	1,742	2,538	14.2	20.7
EBITDA 2022E8	161	7.0x	11.0x	1,124	1,767	1,636	2,279	13.4	18.6
No company utilized in the public trading comparables analysis is identical to Veoneer. In evaluating the Comparable Companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Veoneer’s control. These include, among other things, the impact of competition on Veoneer’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Veoneer and the industry, and in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.
Discounted Cash Flow Analysis
Morgan Stanley performed a DCF analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of fully diluted equity values per share for the Veoneer Common Stock based on a DCF analysis to value Veoneer as a standalone entity. Morgan Stanley utilized the Company Projections for purposes of its DCF analysis, as more fully described below.
Morgan Stanley first calculated the estimated unlevered free cash flow, which is defined as non-GAAP EBIT, plus depreciation and amortization expense, less (1) cash taxes, (2) capital expenditures, and plus or minus changes in net working capital and other adjustments. The Company Projections included estimates provided by Veoneer’s management through 2023 and estimates based on certain extrapolations prepared based on assumptions provided by Veoneer’s management (which were reviewed and approved for Morgan Stanley’s use by Veoneer’s management) from 2024 through 2035. The free cash flows and terminal values were discounted, using a mid-year convention, to present values as of June 30, 2021, at a discount rate ranging from ten point three percent (10.3%) to eleven point eight percent (11.8%), which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of Veoneer’s weighted average cost of capital determined by the application of the capital asset pricing model. For purposes of estimating Veoneer’s weighted average cost of capital, Veoneer’s convertible note was treated as equity.
In its analysis, Morgan Stanley utilized perpetuity growth rates of one and a half percent (1.5%) to two and a half percent (2.5%). Such perpetuity growth rates were selected upon the application of Morgan Stanley’s professional judgement and experience. Morgan Stanley performed the DCF analysis over two periods, a 10-year period and a 15-year period. The 15-year DCF was developed to capture the potential upside from Arriver beyond the 10-year
[7]	2024E EBITDA as per Company Projections discounted back to 2021 year-end at mid-point WACC of 10.9% for Veoneer due to it being the first instance of a positive EBITDA margin of >5.0%
[8]	2024E EBITDA as per Company Projections discounted back to 2021 year-end at mid-point WACC of 10.9% for Veoneer due to it being the first instance of a positive EBITDA margin of >5.0%

projections. The resulting aggregate value was then adjusted for total debt including financial leases, plus tax-effected pension liability, less cash and cash equivalent and investments in associates. Based on the outstanding shares of Veoneer Common Stock on a fully diluted basis as provided by Veoneer’s management, Morgan Stanley calculated the estimated implied value per share of Veoneer Common Stock as follows:
	Implied Aggregate Value Range ($MM)		Implied Equity Value Range ($MM)		Implied Share Price Range ($)
	Min	Max	Min	Max	Min	Max
10-Year DCF
WACC: 10.3% - 11.8% // PGR: 1.5 - 2.5%	2,730	3,802	3,242	4,314	26.5	35.3
WACC: 10.3% - 11.8% // TV Exit Multiple: 6.0x - 7.0x EBITDA	2,923	3,693	3,435	4,205	28.1	34.4
15-Year DCF
WACC: 10.3% - 11.8% // PGR: 1.5 - 2.5%	3,270	4,486	3,782	4,998	30.9	40.8
WACC: 10.3% - 11.8% // TV Exit Multiple: 6.0x - 7.0x EBITDA	3,340	4,265	3,852	4,777	31.5	39.0
Precedent Transactions Multiples Analysis
Morgan Stanley performed a precedent transactions multiples analysis, which is designed to imply a value of a company based on publicly available financial terms. Morgan Stanley compared publicly available statistics for selected automotive technology transactions. Morgan Stanley selected such comparable transactions because they shared certain characteristics with the Merger, most notably because they were similar automotive technology transactions. For such transactions, Morgan Stanley noted the estimated aggregate value of the transaction to the LTM sales based on publicly available information at the time of announcement of each such transaction. For purposes of the precedent transactions multiple analysis, Veoneer’s convertible note was treated as debt, assumed to be repaid and discharged in full in cash following the closing.

The following is a list of the selected automotive technology transactions reviewed, together with the applicable multiples:
Month and Year Announced	Acquiror	Target	TEV / LTM Sales
January 2019	Bridgestone Europe NV/SA	TomTom Telematics B.V.	5.6x(1)
October 2018	Faurecia S.A.	Clarion Co., Ltd.	1.0x(2)
June 2018	Gores Holdings II, Inc.	Verra Mobility Corp.	7.9x(2)
March 2017	Tencent Holdings	Tesla Inc. (5% Stake)	5.8x(1)
March 2017	Intel Corporation	MobilEye N.V.	41.0x(2)
November 2016	Samsung Electronics	Harman International Industries, Incorporated	1.2x(2)
October 2016	Qualcomm Inc	NXP Semiconductors N.V.	5.3x(2)(3)
August 2016	Verizon Communications Inc	Fleetmatics Group PLC	7.4x(2)
May 2016	Volkswagen Group	GT Gettaxi (UK)	2.1x(1)
January 2016	General Motors Inc	Lyft, Inc. (9.1% Stake)	5.5x(1)
August 2015	Volkswagen Group / Daimler AG / Bayerische Motoren Werke AG	HERE Maps (Nokia)	2.6x(2)
May 2015	Continental AG	Elektrobit Automotive GmbH	3.5x(1)
January 2015	HARMAN International Industries, Incorporated	Symphony Teleca Corporation	2.1x(1)
January 2015	HARMAN International Industries, Incorporated	Red Bend Software Inc.	4.0x(1)
October 2013	Apax Partners LLP	GlobalLogic Inc.	1.7x(1)
July 2012	Aton GmbH	Rücker AG	0.8x(2)
December 2010	Warburg Pincus LLC	QuEST Global Services Pte Ltd	3.0x(1)
April 2006	KKR & Co. Inc.	Aricent Technologies Holdings Limited	10.7x(1)
(1)	Multiples based on latest full-year financials at transaction date
(2)	Multiples based on LTM as of transaction date
(3)	Deal terminated due to failure to obtain Chinese regulatory approval
Based on its analysis of the relevant metrics and time frame for each of the transactions listed above and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of the aggregate value to the estimated LTM sales of the transactions, and applied these ranges of multiples to the estimated LTM sales for Veoneer based on the Company Projections. The following table summarizes Morgan Stanley’s analysis:
		Selected Multiple Range		Implied Aggregate Value Range ($MM)		Implied Equity Value Range ($MM)		Implied Share Price Range ($)
	Metric ($MM)	Min	Max	Min	Max	Min	Max	Min	Max
LTM Sales (Q1 ‘21)	1,415	1.5x	2.5x	2,122	3,536	2,329	3,744	20.6	33.1
No company or transaction utilized in the precedent transactions analysis is identical to Veoneer or the Merger. In evaluating the precedent transactions, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Veoneer’s control. These include, among other things, the impact of competition on Veoneer’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Veoneer and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. The fact that points in the range of implied present value per share of Veoneer derived from the valuation of precedent transactions were less than or greater than the per share Merger Consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the consideration for the Merger, but is one of many factors Morgan Stanley considered.

Other Information
Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Board, including the following information described under the sections of this Proxy Statement entitled “The Merger—Opinions of Veoneer’s Financial Advisors—Morgan Stanley & Co. LLC—Historical Trading Ranges” and “The Merger—Opinions of Veoneer’s Financial Advisors—Morgan Stanley & Co. LLC—Equity Research Analysts’ Future Price Targets.”
Historical Trading Ranges
Morgan Stanley noted certain trading ranges with respect to the historical share prices of Veoneer Common Stock. Morgan Stanley reviewed a range of closing prices of the Veoneer Common Stock for various periods ending on July 21, 2021 (the last full trading day prior to the meeting of the Board to approve and adopt the Merger Agreement, declare the advisability of the Merger Agreement and approve the transactions contemplated thereby, including the Merger). Morgan Stanley observed the following:
-	Last 30D VWAP: $22.34
-	Last 60D VWAP: $23.48
-	Last 90D VWAP: $23.69
Equity Research Analysts’ Future Price Targets
Morgan Stanley noted certain future public market trading price targets for Veoneer Common Stock prepared and published by equity research analysts prior to July 21, 2021 (the last full trading day prior to the meeting of the Board to approve and adopt the Merger Agreement, declare the advisability of the Merger Agreement and approve the transactions contemplated thereby, including the Merger). These targets reflected each analyst’s estimate of the future public market trading price of Veoneer Common Stock. The range of undiscounted analyst price targets for the Veoneer Common Stock was $17.0 to $38.0 per share as of various dates ranging from April 28, 2021 to July 15, 2021.
The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Veoneer Common Stock, and these estimates are subject to uncertainties, including the future financial performance of Veoneer and future financial market conditions.
General
In connection with the review of the Merger by the Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Veoneer. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Veoneer’s control. These include, among other things, the impact of competition on Veoneer’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Veoneer and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the Merger Consideration to be received by the holders of shares of Veoneer Common Stock pursuant to the Merger Agreement and in connection with the delivery of its opinion dated as of July 22, 2021, to the Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Veoneer Common Stock might actually trade.

The Merger Consideration to be received by Veoneer Stockholders pursuant to the Merger Agreement was determined through arm’s-length negotiations between Veoneer and Parent and was approved by the Board. Morgan Stanley provided advice to the Board during these negotiations but did not, however, recommend any specific consideration to Veoneer or the Board, nor did Morgan Stanley opine that any specific consideration constituted the only appropriate consideration for the Merger. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with the transactions contemplated by the Merger Agreement. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how the Veoneer Stockholders should vote at the Special Meeting.
Morgan Stanley’s opinion and its presentation to the Board was one of many factors taken into consideration by the Board to approve and adopt the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the consideration pursuant to the Merger Agreement or of whether the Board would have been willing to agree to a different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.
Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, Veoneer, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
Under the terms of its engagement letter, Morgan Stanley provided Veoneer financial advisory services and an opinion, described in this section and attached to this Proxy Statement as Annex C-1, in connection with the Merger, and Veoneer has agreed to pay Morgan Stanley a fee of approximately $23.3 million for its services, $1.5 million of which was payable following delivery of the opinion described in this section and attached to this Proxy Statement as Annex C-1 and the remainder of which is contingent upon the closing of the Merger. Veoneer has also agreed to reimburse Morgan Stanley for its expenses, including fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Veoneer has agreed to indemnify Morgan Stanley and its affiliates, its and their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses related to, arising out of or in connection with Morgan Stanley’s engagement, including certain liabilities under the federal securities laws.
In the two (2) years prior to the date of Morgan Stanley’s opinion, Morgan Stanley has provided financial advisory and financing services for Veoneer and received aggregate fees of approximately $5 to $15 million in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Parent and Veoneer and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Rothschild & Co US Inc.
Veoneer retained Rothschild & Co as its financial advisor in connection with its evaluation of the potential sale, merger or other business/strategic combination involving Veoneer, including, without limitation, the transactions contemplated by the Merger Agreement. Veoneer selected Rothschild & Co based on its qualifications, expertise and familiarity with Veoneer’s business and industry. As part of its investment banking business, Rothschild & Co regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings and other transactions.
On July 22, 2021, at a meeting of the Board held to evaluate the proposed transaction contemplated by the Merger Agreement, Rothschild & Co delivered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 22, 2021, to the effect that, as of such date and on the basis of and subject to the qualifications, limitations and assumptions set forth in the written opinion, the Merger Consideration payable to Veoneer Stockholders (other than Excluded Shares) in the transaction pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Rothschild & Co’s written opinion, dated July 22, 2021, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C-2 to this Proxy Statement and is incorporated herein by reference. The summary of Rothschild & Co’s opinion contained herein is qualified in its entirety by reference to the full text of such opinion.
Rothschild & Co’s Fairness Opinion
Rothschild & Co’s opinion was provided for the benefit of the Board in connection with and for the purpose of its evaluation of the Merger. Rothschild & Co’s opinion should not be construed as creating any fiduciary duty on Rothschild & Co’s part to any party. Rothschild & Co’s opinion was limited to the fairness, from a financial point of view, to Veoneer Stockholders (other than Excluded Shares) of the Merger Consideration payable to such holders in the Merger pursuant to the Merger Agreement, and Rothschild & Co was not asked to, nor did it, offer any opinion as to the terms, other than the Merger Consideration to the extent expressly set forth in its opinion, of the Merger, the Merger Agreement or any other agreement entered into in connection with the Merger. Rothschild & Co expressed no opinion as to the price at which shares of Veoneer Common Stock would trade at any future time. In addition, Rothschild & Co did not express any opinion as to Veoneer’s underlying business decision to engage in the Merger or the relative merits of the Merger as compared to any alternative transaction, including any alternative transaction that the Board considered and elected not to pursue. Rothschild & Co was not requested to solicit, and did not solicit, interest from other parties with respect to the Merger. Rothschild & Co’s opinion did not constitute a recommendation to the Board as to whether to approve the Merger or a recommendation as to how any holder of shares of Veoneer Common Stock should vote or otherwise act with respect to the Merger or any other matter. In addition, Rothschild & Co was not asked by the Board to address, nor did Rothschild & Co’s opinion address, (i) the fairness to, or any other consideration of, the holders of any class of securities (other than holders of shares of Veoneer Common Stock and then only to the extent expressly set forth in Rothschild & Co’s opinion) or creditors or other constituencies of Veoneer or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Parent, Veoneer, or any class of such persons, whether relative to the Merger Consideration pursuant to the Merger Agreement or otherwise.
In connection with its opinion, Rothschild & Co, among other things:
•	reviewed a draft of the Merger Agreement, dated July 22, 2021;
•
reviewed certain publicly available business and financial information that Rothschild & Co deemed to be generally relevant concerning Veoneer and the industry in which it operates, including certain publicly available research analyst reports and the reported price and historical trading activity for the shares of Veoneer Common Stock;

•
compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies Rothschild & Co deemed generally relevant and the consideration received in such transactions;

•
compared the financial and operating performance of Veoneer with publicly available information concerning certain other public companies Rothschild & Co deemed generally relevant, including data relating to public market trading levels and implied trading multiples;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Veoneer, including the Company Projections; and
•	performed such other financial studies and analyses and considered such other information as Rothschild & Co deemed appropriate for the purposes of this opinion.
In addition, Rothschild & Co held discussions with certain members of the management of Veoneer regarding the Merger, the past and current business operations and financial condition and prospects of Veoneer, the Company Projections and certain other matters Rothschild & Co believed necessary or appropriate to its inquiry.
In arriving at its opinion, with Veoneer’s consent, Rothschild & Co relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to Rothschild & Co by or on behalf of Veoneer and its associates, affiliates and advisors, or otherwise reviewed by or for it, and Rothschild & Co did not assume any responsibility or liability therefor. Rothschild & Co did not conduct any valuation or appraisal of any assets or liabilities of Veoneer (including, without limitation, real property owned by Veoneer or to which Veoneer holds a leasehold interest), nor were any such valuations or appraisals provided to Rothschild & Co, and Rothschild & Co did not express any opinion as to the value of such assets or liabilities. Rothschild & Co did not evaluate the solvency or fair value of Veoneer or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, Rothschild & Co did not assume any obligation to conduct any physical inspection of the properties or the facilities of Veoneer or Parent. At the direction of the management of Veoneer, Rothschild & Co used and relied upon the Company Projections for purposes of its opinion. In relying on the Company Projections, Rothschild & Co assumed, at the direction of Veoneer, that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Veoneer’s management as to the expected future results of operations and financial condition of Veoneer. Rothschild & Co did not express any view as to the reasonableness of the Company Projections and the assumptions on which they are based.
For purposes of rendering its opinion, Rothschild & Co assumed that the transactions contemplated by the Merger Agreement would be consummated as contemplated in the Merger Agreement without any waiver or amendment of any terms or conditions, including, among other things, that the parties would comply with all material terms of the Merger Agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Merger, no material delays, limitations, conditions or restrictions would be imposed. For purposes of rendering its opinion, Rothschild & Co assumed that there had not occurred any material change in the assets, financial condition, results of operations, business or prospects of Veoneer since the date of the most recent financial statements and other information, financial or otherwise, relating to Veoneer made available to Rothschild & Co, and that there was no information or any facts that would make any of the information reviewed by Rothschild & Co incomplete or misleading. Rothschild & Co did not express any opinion as to any tax or other consequences that may result from the Merger, nor did its opinion address any legal, tax, regulatory or accounting matters. Rothschild & Co relied as to all legal, tax and regulatory matters relevant to rendering its opinion upon the assessments made by Veoneer and its other advisors with respect to such issues. In arriving at its opinion, Rothschild & Co did not take into account any litigation, regulatory or other proceeding that was pending or may be brought against Veoneer or any of its affiliates. In addition, Rothschild & Co relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any material respect from the draft of the Merger Agreement reviewed by it. Rothschild & Co’s opinion was necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they existed and could be evaluated on, and the information made available to Rothschild & Co as of, the date of the opinion and the conditions and prospects, financial and otherwise, of Veoneer as they were reflected in the information provided to Rothschild & Co and as they were represented to Rothschild & Co in discussions with the management of Veoneer. Although subsequent developments may affect Rothschild & Co’s opinion and the assumptions used in preparing it, Rothschild & Co does not have any obligation to update, revise, or reaffirm its opinion.
Summary of Rothschild & Co’s Financial Analyses
The following represents a summary of the material financial analyses performed by Rothschild & Co, each of which is a standard valuation methodology customarily undertaken in transactions of this type, in connection with providing its opinion, dated July 22, 2021, to the Board. The summary of these analyses is not a comprehensive description of all analyses and factors considered by Rothschild & Co. The preparation of a fairness opinion is a complex analytical process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. No one method of analysis should be regarded as critical to the overall conclusion reached by Rothschild & Co. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Rothschild & Co was based on all analyses and factors taken as a whole and also on application of Rothschild & Co’s experience and judgment, which conclusion may involve significant elements of subjective judgment and qualitative analysis. Some of the summaries of financial analyses performed by Rothschild & Co include information presented in tabular format. In order to fully understand the financial analyses performed by Rothschild & Co, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Rothschild & Co. The order of analyses described below does not represent the relative importance or weight given to the analysis by Rothschild & Co.
As used in this section, (a) all references to “fully diluted” shares and phrases of similar import, when used in relation to Veoneer, mean the number of fully diluted outstanding common shares (including all restricted stock units, performance stock units, and stock options, calculated on a treasury stock method basis, and conversion shares issuable upon conversion of Veoneer’s outstanding convertible notes) based on the most recently available information as of July 21, 2021, as provided by the management of Veoneer to Rothschild & Co and (b) the “EV” of a company as of any given time refers to the enterprise value of such company at such time.
Selected Public Company Analysis
Rothschild & Co performed a selected public companies analysis in order to derive an implied per share equity value reference range for Veoneer from the market value and trading multiples of other publicly traded companies and then compared this implied per share equity value reference range with the Merger Consideration provided for in the Merger Agreement. Rothschild & Co selected the publicly traded companies that Rothschild & Co deemed most relevant to consider in relation to Veoneer, based on its professional judgment and experience, because they are public companies that operate as automotive technology suppliers or diversified automotive suppliers with exposure to electronics/electrical (“E/E”) systems that for purposes of this analysis Rothschild & Co considered similar to the operations of one or more of the business lines of Veoneer. However, because of inherent differences in businesses, operations and prospects, none of the publicly traded companies listed below are directly comparable to Veoneer. The publicly traded companies selected by Rothschild & Co for purposes of this analysis included the following companies, which Rothschild & Co refers to, collectively, as the selected public companies:
Automotive Technology Suppliers:
•	Aptiv PLC
•	Garmin Ltd.
•	Sensata Technologies Holding PLC
•	Gentex Corporation
•	TomTom NV
•	Softing AG
Diversified Automotive Suppliers with E/E Exposure:
•	Denso Corporation
•	Continental AG
•	Magna International Inc.
•	Valeo
•	Hella KGaA Hueck & Co.
•	Visteon Corporation
For purposes of its analysis of the selected public companies, Rothschild & Co (i) reviewed, among other things, for each of the selected public companies, the per share stock price of such selected public companies as of July 21, 2021, public filings made by such selected public companies for certain historical financial information and data for such selected public companies that Rothschild & Co obtained from broker research and, where applicable, adjusted to account for certain events such as acquisitions and divestitures, (ii) calculated the EV of each of the selected public companies as a multiple of the estimated sales for calendarized years ending December 31, 2021, and December 31, 2022, which multiple Rothschild & Co refers to as “EV/Sales.”
EV was calculated as fully diluted market value based on per share stock prices plus, with respect to each of the selected public companies, such company’s most recently disclosed net debt and other adjustments or with respect to Veoneer, net debt as of June 30, 2021, as provided and approved for Rothschild & Co’s use by the management of Veoneer.

The results of Rothschild & Co’s review of the EV/Sales multiples are summarized in the chart below:
EV/Sales
	2021E	2022E
Automotive Technology Suppliers
Aptiv PLC	2.81x	2.46x
Garmin Ltd.	5.90x	5.42x
Sensata Technologies Holding PLC	2.94x	2.73x
Gentex Corporation	3.79x	3.36x
TomTom NV	1.03x	0.96x
Softing AG	0.89x	0.77x
Diversified Automotive Suppliers with E/E Exposure
Denso Corporation	1.08x	1.00x
Continental AG	0.78x	0.73x
Magna International Inc.	0.59x	0.54x
Valeo	0.57x	0.52x
Hella KGaA Hueck & Co.	0.98x	0.92x
Visteon Corporation	1.17x	1.00x
Overall Mean	1.88x	1.70x
Overall Median	1.06x	0.98x
1st Quartile	2.90x	2.65x
3rd Quartile	0.96x	0.88x
Veoneer (Management Projections) at $20.30	1.07x	0.90x
Veoneer (Broker Consensus) at $20.30	1.12x	0.93x
Veoneer (Management Projections) at $31.25 (Merger Consideration)	1.80x	1.51x
Veoneer (Broker Consensus) at $31.25 (Merger Consideration)	1.89x	1.56x
Based on the 2021E EV/Sales and 2022E EV/Sales multiples calculated above and on Rothschild & Co’s professional judgment, Rothschild & Co applied an illustrative range of EV/Sales of 1.10x to 1.50x and 1.00x to 1.35x to the estimated sales of Veoneer for fiscal years 2021 and 2022, respectively, each as provided in the Company Projections, to reach a range of implied EVs for Veoneer for fiscal years 2021 and 2022. To calculate implied equity values, Rothschild & Co then subtracted from such implied EVs the amount of net debt of Veoneer as of June 30, 2021, as provided and approved for Rothschild & Co’s use by the management of Veoneer. Rothschild & Co then divided such implied equity values by the number of fully diluted shares of Veoneer Common Stock, as provided and approved for Rothschild & Co’s use by the management of Veoneer, to reach the following reference ranges of implied value per share of Veoneer Common Stock, rounded to the nearest $0.25, as compared to the Merger Consideration:
Implied Value Reference Range Per Share of Veoneer Common Stock			Merger Consideration
2021E EV/Sales	$20.75	$26.75	$31.25
2022E EV/Sales	$22.25	$28.50

Selected Precedent Transactions Analysis
Rothschild & Co performed a selected precedent transactions analysis in order to derive an implied per share equity value reference range for Veoneer from enterprise value multiples in merger or acquisition transactions involving other companies that occurred since 2015 and then compared this implied per share equity value reference range with the Merger Consideration provided for in the Merger Agreement. Using publicly available information, Rothschild & Co analyzed the enterprise value multiples in the thirteen (13) selected transactions listed in the table below involving target companies that are automotive technology suppliers or diversified automotive suppliers with exposure to E/E systems that generally reflected similar characteristics to Veoneer’s business operations.
Announcement Date	Target	Acquirer	EV/LTM Sales
Jan 2019	TomTom NV	Bridgestone Corporation	5.24x
Oct 2018	Clarion Co Ltd	Faurecia SA	0.84x
Jul 2018	AMETEK, Inc.	Motec GmbH	2.59x
Mar 2018	Laird PLC	Advent International Corporation	1.28x
Jul 2017	Alpine Electronics Inc.	Alps Electric Co., Ltd.	0.40x
Mar 2017	Mobileye N.V.	Intel Corporation	41.0x1
Feb 2017	Orlaco Products BV	Stoneridge, Inc.	1.60x
Jan 2017	PKC Group Plc	Motherson Sumi Systems Ltd	0.81x
Nov 2016	Harman International Industries, Incorporated	Samsung Electronics Co., Ltd.	1.31x
Feb 2016	TechniSat Digital GmbH	Preh Holding GmbH; Ningbo Joyson Electronic Corp.	0.56x
Apr 2016	IEE S.A.	Aerospace Hi-tech Holding Group Co.	0.84x
Jul 2015	HellermannTyton Group PLC	Delphi Automotive PLC	2.65x
May 2015	Elektrobit Corporation	Continental AG	3.28x
Mean			1.78x
Median			1.30x
Veoneer 2021 March LTM Sales Multiple[2]			2.33x
Veoneer 2021E Sales Multiple[2]			1.80x
[1]	Excluded for purposes of calculating the mean and median.
[2]	Implied multiple at Merger Consideration price.
Based on its professional judgment and experience, Rothschild & Co deemed these transactions relevant to consider in relation to Veoneer and the Merger Agreement. No company, business or transaction used in this analysis is identical or directly comparable to Veoneer or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Veoneer or the Merger was compared.
For purposes of this analysis, Rothschild & Co calculated the EV/Sales of the target company during the 12-month period (“LTM”) ending closest to the date of announcement of the transaction for which such information was publicly available. For companies where LTM financial information was not available, multiples were calculated using the annual sales of the target company.

Based on the EV/LTM Sales multiple calculated for the selected transactions and on Rothschild & Co’s professional judgment, Rothschild & Co applied an illustrative range of EV/LTM Sales of 1.30x to 2.00x to the estimated sales of Veoneer for fiscal year 2021, as provided in the Company Projections, to reach a range of implied EVs for Veoneer. To calculate implied equity values, Rothschild & Co then subtracted from such implied EVs the amount of net debt of Veoneer as of June 30, 2021, as provided and approved for Rothschild & Co’s use by the management of Veoneer. Rothschild & Co then divided such implied equity values by the number of fully diluted shares of Veoneer Common Stock, as provided and approved for Rothschild & Co’s use by the management of Veoneer, to reach the following reference range of implied value per share of Veoneer Common Stock, rounded to the nearest $0.25, as compared to the Merger Consideration:
Implied Value Reference Range Per Share of Veoneer Common Stock			Merger Consideration
EV/LTM Sales	$23.75	$34.50	$31.25
Discounted Cash Flow Analysis
Rothschild & Co performed a discounted cash flow (“DCF”) analysis for Veoneer in order to derive an implied per share equity value reference range for the entire Company if it were to remain an independent public company, and then compared this implied per share equity value reference range with the Merger Consideration provided for in the Merger Agreement. In this analysis, Rothschild & Co calculated a range of implied EVs by adding (i) the estimated unlevered, after-tax free cash flows that Veoneer was forecasted to generate for the ten- (10) year period from the end of fiscal year 2021 through the end of fiscal year 2030 and for the fifteen- (15) year period through the end of fiscal year 2035 based on the Company Projections provided by the management of Veoneer, respectively, after the application of a range of illustrative discount rates, which were based on the estimated weighted average cost of capital (“WACC”) for Veoneer to (ii) the terminal value of Veoneer, after the application of a range of illustrative discount rates based on the estimated WACC for Veoneer. Rothschild & Co estimated the terminal value of Veoneer by applying an illustrative range of growth rates in perpetuity of one and a half percent (1.5%) to two and a half percent (2.5%), which Rothschild & Co selected using its experience and professional judgment, to the estimated unlevered after-tax free cash flows for the terminal period.
Unlevered, after-tax free cash flows for the terminal period were calculated as net operating profit after taxes (“NOPAT”) after application of the illustrative range of growth rates described above, less increases in net working capital, plus depreciation and amortization, less capital expenditures. Rothschild & Co used the mid-year discounting convention and applied a range of illustrative discount rates of ten and a half percent (10.5%) to twelve and a half percent (12.5%), based on an estimated WACC of eleven and a half percent (11.5%), which Rothschild & Co calculated using the traditional capital asset pricing model (“CAPM”).
Rothschild & Co calculated a range of implied equity values for Veoneer by subtracting from the range of implied EVs the amount of Veoneer’s net debt as of June 30, 2021, as provided and approved for Rothschild & Co’s use by the management of Veoneer. Rothschild & Co then divided the ranges of implied equity values for Veoneer by the number of fully diluted outstanding shares of Veoneer Common Stock, as provided and approved for Rothschild & Co’s use by the management of Veoneer. These analyses indicated the following reference ranges of implied value per share of Veoneer Common Stock, rounded to the nearest $0.25, as compared to the Merger Consideration:
Implied Value Reference Range Per Share of Veoneer Common Stock			Merger Consideration
10-year DCF analysis	$24.25	$33.75	$31.25
15-year DCF analysis	$28.00	$39.00
Other Factors
In rendering its opinion, for illustrative purposes only and not relied upon in reaching its conclusion, Rothschild & Co also reviewed and considered other factors, including:
•
historic closing prices of shares of Veoneer Common Stock, noting, as a reference point, that the closing price of shares of Veoneer Common Stock ranged from $9.56 to $30.71 in the fifty two- (52) week period preceding July 21, 2021, the last trading day prior to public announcement of the transaction;

•
based on information Rothschild & Co obtained from FactSet, selected equity analyst per share target prices for shares of Veoneer Common Stock as of July 21, 2021, noting that the range of these target prices was from $15.00 to $38.51 and the median of these target prices was $24.50; and

•
the premiums paid in selected precedent transactions, involving U.S. targets announced over the last five (5) years with implied enterprise values between $1 billion and $5 billion (excluding oil and gas and real estate transactions) for cash only, noting that the first (1st) and third (3rd) quartile of premiums paid in these selected transactions relative to the target company’s closing stock price on the day prior to public announcement of the transaction, ranged from fifteen percent (15%) to sixteen point six percent (62.6%) and based on the first (1st) and third (3rd) quartile premiums noted above and Rothschild & Co’s professional judgment, Rothschild & Co applied an illustrative range of premiums of fifteen percent (15%) to sixty percent (60%) to the closing price per share of Veoneer Common Stock on July 21, 2021, the resulting range of implied prices was $23.25 to $32.50 per share of Veoneer Common Stock.

The valuation and financial analyses set out above are not a comprehensive description of all analyses and examinations actually conducted by Rothschild & Co in connection with its opinion and are qualified in their entirety by reference to the full text of the written opinion of Rothschild & Co attached herein as Annex C-2.
Miscellaneous
The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant valuation and financial analyses and the application of those methods to the particular circumstances involved, and therefore a fairness opinion necessarily is not susceptible to partial analysis or summary description. Rothschild & Co believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all of the described analyses and factors, would create an incomplete view of the process underlying Rothschild & Co’s analyses and opinion. In arriving at its fairness determination, Rothschild & Co considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Rothschild & Co made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described above as a comparison is directly comparable to Veoneer or the Merger.
In performing its analyses, Rothschild & Co made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Veoneer. Rothschild & Co’s analyses were based in part on the Company Projections and other third party research analyst estimates, which are not necessarily indicative of actual values or actual future results and which may be significantly more or less favorable than those suggested by Rothschild & Co’s analyses. These analyses were prepared solely as part of the analysis performed by Rothschild & Co with respect to the fairness, from a financial point of view, to the holders of shares of Veoneer Common Stock (other than Excluded Shares) of the Merger Consideration payable to such holders in the Merger pursuant to the Merger Agreement, and were provided to the Board in connection with the delivery of Rothschild & Co’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.
As described above, Rothschild & Co’s opinion, together with the financial analyses performed by Rothschild & Co in connection with its opinion and reviewed by the Board, were among the many factors that the Board took into consideration in making the recommendation of the Board described in “The Merger—Recommendation of the Board and Reasons for the Merger” on page 43 of this Proxy Statement. Rothschild & Co was not requested to, and did not, recommend any specific amount of consideration to the Board or that any specific amount of consideration constituted the only appropriate consideration in the Merger. The amount and type of consideration payable in the Merger was determined through arm’s-length negotiations between Veoneer and Parent. Consequently, Rothschild & Co’s opinion should not be viewed as determinative of the views of the Board or the management of Veoneer with respect to the Merger Consideration or the Merger, including whether the Board would have been willing to determine that a different Merger Consideration was fair.
Rothschild & Co is acting as financial advisor to Veoneer with respect to the Merger and will receive an aggregate fee of approximately $23.3 million from Veoneer for its services, $1.5 million of which became payable upon delivery of Rothschild & Co’s opinion and $21.8 million of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse Rothschild & Co for certain expenses and to indemnify Rothschild & Co against certain liabilities arising out of its engagement.
During the two-year period ending on July 22, 2021, Rothschild & Co did not provide financial services to Parent or Veoneer other than, in the case of Veoneer, with respect to Rothschild & Co’s engagement in connection with the Merger. Rothschild & Co and its affiliates are engaged in a wide range of financial advisory and investment banking activities. In addition, in the ordinary course of their asset management, merchant banking and other business activities, Rothschild & Co’s affiliates may trade in the securities of Veoneer, Parent and any of their respective affiliates, for their own accounts or for the accounts of their affiliates and customers, and may at any time hold a long or short position in such securities. Rothschild & Co or its affiliates may in the future provide financial services to Veoneer, Parent and/or their respective affiliates in the ordinary course of their businesses from time to time and may receive fees for the rendering of such services.
Rothschild & Co’s opinion was given and speaks only as of its date. Subsequent developments may affect Rothschild & Co’s opinion and the assumptions used in preparing it, and Rothschild & Co does not have any obligation to update, revise, or reaffirm its opinion. Rothschild & Co’s opinion was approved by the Global Advisory Commitment Committee of Rothschild & Co.
Projections Provided by Veoneer’s Management
Veoneer does not publicly disclose long-term projections as to future revenue, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates in the fast changing autotech environment. However, for purposes of assessing a possible strategic transaction, and not for public disclosure, Veoneer provided the Board, Morgan Stanley and Rothschild & Co certain non-public and unaudited non-GAAP standalone financial forecasts of the Company consisting of Veoneer’s 2021-2023 business plan and extrapolations for subsequent 10-year and 5-year periods based on underlying planning assumptions provided by management (the “Company Projections”). At management’s direction, Morgan Stanley and Rothschild & Co used the Company Projections to perform financial analyses in connection with rendering their respective opinions described and summarized in the section titled “The Merger—Opinions of Veoneer’s Financial Advisors.” The 2021-2023 business plan reflected in the Company Projections was made available to Magna in connection with its due diligence review.
The Company Projections were prepared on a stand-alone basis without giving effect to the Merger or the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, the effect of any business or strategic decision or action that will be taken as a result of the Merger Agreement being executed or the Merger being consummated.
The following tables presents a summary of the Company Projections based on the Veoneer business plan and underlying planning assumptions:
	Business Plan			Extrapolations
($ MM)	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Net Sales	1,850	2,210	2,661	2,919	3,286	3,661	4,120	4,570	4,998	5,438
Active Safety	969	1,275	1,677	1,983	2,333	2,693	3,139	3,574	3,987	4,411
RCS & Other Niche Products(1)	852	928	982	936	953	967	982	996	1,011	1,026
Brake Control Systems	30	7	2	—	—	—	—	—	—	—
Gross Profit	297	406	555	655	783	913	1,074	1,231	1,381	1,534
Operating Income	(331)	(187)	(23)	76	200	327	432	531	625	711
EBITDA(2)	(208)	(64)	106	198	338	482	608	727	840	946
Δ Net Working Capital	(37)	(18)	(23)	(13)	(18)	(19)	(23)	(22)	(21)	(22)
Capital Expenditures	(91)	(105)	(85)	(122)	(138)	(155)	(176)	(196)	(215)	(234)
Cash Tax Expense(3)	—	—	—	—	—	—	—	—	(134)	(171)
Unlevered Free Cash Flow(4)	(336)	(187)	(2)	63	181	308	409	509	470	519
Source: Veoneer | Note: Certain figures may be subject to rounding.

In addition, a 15-year version of the Company Projections was prepared using the following additional extrapolations:
	Extrapolations
($ MM)	2031E	2032E	2033E	2034E	2035E
Net Sales	5,846	6,207	6,504	6,722	6,851
Active Safety	4,804	5,150	5,430	5,633	5,746
RCS & Other Niche Products	1,042	1,057	1,073	1,089	1,106
Brake Control Systems	—	—	—	—	—
Gross Profit	1,676	1,802	1,906	1,982	2,026
Operating Income	789	858	915	957	982
EBITDA	1,042	1,127	1,197	1,248	1,279
Δ Net Working Capital	(20)	(18)	(15)	(11)	(6)
Capital Expenditures	(253)	(269)	(282)	(292)	(297)
Cash Tax Expense	(189)	(206)	(220)	(230)	(236)
Unlevered Free Cash Flow	579	634	680	716	740
Source: Veoneer | Note: Certain figures may be subject to rounding.
(1)	RCS & Other Niche Products includes Brake Control ECU / PCB sales: 2021: $62m, 2022: $48m, 2023: $46m
(2)	EBITDA is defined for purposes of the Company Projections as operating income plus depreciation and amortization.
(3)	~$10-15m of yearly cash taxes in certain jurisdictions excluded due to its minor impact on the 15-year cash flow valuation analysis
(4)
Unlevered Free Cash Flow is defined for purposes of the Company Projections as EBITDA (as defined in Note 1 above), less changes in net working capital, less capital expenditures and less tax expenses.

Certain key assumptions underlying the Company Projections include the following:
•
Veoneer’s Active Safety revenue growth rate to remain in line with the Company’s expected market growth for its Active Safety Products through 2030, tapering to approximately 2% growth in 2035. Production overhead assumed at approximately 9-10% of sales beyond 2023. RD&E, net, assumed to be relatively stable in the near term and represent 10-15% of sales over the long term. SG&A assumes approximately 1-2% inflation beyond 2023 with a floor of 3-4% of sales.

•
Veoneer’s Restraint Control Systems revenue growth rate to be in line the Company’s expectations for Light Vehicle Production volume growth through 2035 (1-2%), however reduced by approximately $40-50 million per year of brake control ECU/PCB sales starting from 2024 and onwards in order to ensure that the revenue contribution of this one-time program did not influence long term extrapolations. Production overhead assumed at approximately 9% of sales beyond 2023. RD&E, net, assumed at approximately 7-8% of sales beyond 2023. SG&A assumes approximately 1-2% inflation beyond 2023.

•	Gross profit leverage for Active Safety is expected to be in the range 30-40% beyond 2023.
•	Capital expenditures as a percentage of sales remains at approximately 4-5% for Active Safety, and 3-4% for Restraint Control Systems over the period of the Company Projections.
•	Veoneer utilizes net operating losses from 2021 through 2029.
•	Tax rates assumed at approximately 24%.
Important Information about the Company Projections
The Company Projections were not prepared with a view toward public disclosure and the summary thereof is included in this Proxy Statement only because such information was made available to the Board in connection with its review of a potential strategic transaction, to Magna in its capacity as a potential counterparty to a strategic transaction, in connection with its due diligence review of a potential transaction, and to Morgan Stanley and Rothschild & Co for purposes of preparing their respective financial analyses and fairness opinions provided to the Board on July 22, 2021 in connection with its consideration of the transactions contemplated by the Merger, as described in the section entitled “The Merger—Opinions of Veoneer’s Financial Advisors” beginning on page 47 of this Proxy Statement. The summary of the Company Projections is not being included in this Proxy Statement to influence your decision whether to vote for the proposal to adopt the Merger Agreement. The Company Projections were not prepared with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP (and the Company Projections do not include footnote disclosures as may be required by GAAP). Neither Ernst & Young AB, Veoneer’s independent registered public accounting firm (“E&Y”), nor any other audit firm has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Company Projections and, accordingly, E&Y has not expressed an opinion or any other form of assurance with respect thereto. The E&Y report included in Veoneer’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this Proxy Statement, relates to Veoneer’s historical financial information and does not extend to the Company Projections and should not be read to do so. The Company Projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the Company Projections are forward-looking, and based on a number of assumptions and estimates that are inherently uncertain, though considered reasonable by Veoneer management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, competition and the risks discussed in this Proxy Statement under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26 of this Proxy Statement. The Company Projections also reflect assumptions as to certain business decisions that are subject to change. There can be no assurance that the figures contained in the Company Projections will be realized, and actual results may differ materially from those shown therein. Generally, the further out the period to which Company Projections relate, the more unreliable the information becomes.
THE INFORMATION IN THE COMPANY PROJECTIONS IS NOT FACTUAL AND SHOULD NOT BE RELIED UPON AS BEING NECESSARILY INDICATIVE OF FUTURE RESULTS, AND VEONEER STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE COMPANY PROJECTIONS. The Company Projections should be evaluated, if at all, in conjunction with the historical financial statements, risk factors and other information regarding Veoneer contained in Veoneer’s public filings with the SEC.
This Proxy Statement contains certain non-GAAP financial measures, such as EBITDA and Unlevered Free Cash Flow (each as defined above). Veoneer believes that its presentation of these non-GAAP measures provides useful supplemental information to investors and management regarding Veoneer’s financial condition and results of operations. Other firms may calculate non-GAAP measures differently than Veoneer, which limits comparability between companies. Non-GAAP measures are not in accordance with, or a substitute for, GAAP. The non-GAAP financial measures used in the Company Projections were relied upon by Morgan Stanley and Rothschild & Co for purposes of their respective fairness opinions and by the Board in connection with its consideration of a potential strategic transaction. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Morgan Stanley and Rothschild & Co for purposes of their respective fairness opinion or by the Board in connection with its consideration of a potential strategic transaction. Accordingly, we have not provided a reconciliation of the financial measures included in the Company Projections.
None of Veoneer, Morgan Stanley, Rothschild & Co or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ materially from the Company Projections, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the Company Projections to reflect circumstances existing after the date the Company Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Company Projections, as applicable, are shown to be in error. Since the date of the Company Projections, Veoneer has made publicly available its actual results of operations for the fiscal quarter ended June 30, 2021. You should review Veoneer’s Annual Report on Form 10-Q filed with the SEC on July 23, 2021, for this information. Veoneer does not intend to make publicly available any update or other revision to the Company Projections, even in the event that any or all assumptions are shown to be in error. None of Veoneer, Morgan Stanley or Rothschild & Co, or their respective affiliates, advisors, officers, directors or other representatives has made or makes any representation to any Veoneer Stockholder or any other person regarding the Company Projections, Veoneer’s ultimate performance compared to the information contained in the Company Projections or that forecasted results will be achieved.

Interests of the Directors and Executive Officers of Veoneer in the Merger
In considering the recommendation of the Board that holders of Veoneer Common Stock vote to adopt the Merger Agreement, Veoneer Stockholders should be aware that certain of Veoneer’s non-employee directors and executive officers for purposes of this Proxy Statement have interests in the Merger that are different from, or in addition to, those of Veoneer Stockholders generally. The Board was aware of and considered these interests, among other matters, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by Veoneer Stockholders.
Parent and Acquisition Sub have agreed that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors, officers or employees of Veoneer or Veoneer’s subsidiaries, or any person serving at the request of Veoneer or any of its subsidiaries as a director, officer or employee of another person (the “D&O Indemnified Parties”), as provided in the respective organizational documents or in any agreement for indemnification, will survive the Merger and will continue in full force and effect.
The Merger Agreement further requires Parent to (and cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses to, the D&O Indemnified Parties with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the Effective Time (including any matters arising in connection with the Merger Agreement or the transactions contemplated hereby), to the fullest extent that Veoneer or its subsidiaries would be permitted by applicable law; and (ii) pay in advance of the final disposition of any action against any D&O Indemnified Party the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt, if required by the DGCL, the Surviving Corporation’s organizational documents or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such D&O Indemnified Party is not permitted to be indemnified under applicable law. Further, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any action to which any D&O Indemnified Parties are parties, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the action from all liability arising out of such action.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	The Effective Time will occur on December 29, 2021, the assumed date of the closing of the Merger solely for purposes of the disclosure in this section (the “Change in Control Date”);
•
The employment of each executive officer of Veoneer will have been terminated by Veoneer without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case on or immediately following the Change in Control Date;

•
The performance metrics applicable to Company PSUs granted prior to July 22, 2021, to the extent that the applicable performance period would end after the Change in Control Date, will have been achieved at the target level of performance; and

•	The potential payments and benefits described in this section are not at a level subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code.
As the amounts provided below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.
Treatment and Quantification of Veoneer Equity Awards
Treatment of Company Options
Each Company Option granted prior to July 22, 2021, whether or not vested, that is outstanding immediately prior to the Effective Time will automatically and without any required action on the part of the Company or the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable tax withholding, equal to the product of (i) the excess, if any, of (a) the Merger Consideration over (b) the per-share exercise price for such Company Option multiplied by (ii) the total number of shares of Veoneer Common Stock underlying such Company Option. If the exercise price per share of Veoneer Common Stock of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof.
Treatment of Company RSUs
Each Company RSU granted prior to July 22, 2021 and which is outstanding immediately prior to the Effective Time, will, automatically and without any required action on the part of the Company or the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable tax withholding, equal to the product of (i) the total number of shares of Veoneer Common Stock underlying such Company RSU (including any shares of Veoneer Common Stock in respect of dividend equivalent units credited thereon (if any)) multiplied by (ii) the Merger Consideration.
Treatment of Company PSUs
Each Company PSU granted prior to July 22, 2021 and which is outstanding immediately prior to the Effective Time, will, automatically and without any required action on the part of the Company or the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Veoneer Common Stock underlying such Company PSU (including any shares of Veoneer Common Stock in respect of dividend equivalent units credited thereon (if any)) with performance measured (x) based on the attainment of the applicable performance metrics at the actual level of performance for any performance periods that have concluded prior to the Effective Time, and (y) based on the greater of attainment of the applicable performance metrics at the target level of performance or at the actual level of performance (as determined by the Board) as measured through the Closing Date, for any open performance period, multiplied by (ii) the Merger Consideration.
Treatment of Veoneer Equity Awards Granted After July 22, 2021
Each Veoneer equity award that may be granted after July 22, 2021 will not accelerate in connection with the consummation of the Merger, but will instead survive the Merger (if agreed between Veoneer and Parent) and be converted into a substitute Parent award to be determined by Veoneer and Parent.
Quantification of Accelerating Veoneer Equity Awards Held by Veoneer Directors and Executive Officers
At the Effective Time, each Company Option, Company RSU and Company PSU granted prior to July 22, 2021 that is outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the Company or the holder thereof, vest (if unvested) and be cancelled and converted into the Merger Consideration in the manner described above.
Veoneer non-employee directors hold unvested Company RSUs. Veoneer executive officers for purposes of this Proxy Statement hold unvested Company RSUs and Company PSUs. Each Company Option held by Veoneer’s executive officers is fully vested as of the date of this Proxy Statement.
See the section entitled “Interests of the Directors and Executive Officers of Veoneer in the Merger—Golden Parachute Compensation” beginning on page 70 of this Proxy Statement for an estimate of the amounts that would become payable to each Veoneer named executive officer in respect of his unvested Company RSUs and Company PSUs. See also the section entitled “Quantification of Non-Equity Interests of Executive Officers Other than the Named Executive Officers” beginning on page 69 of this Proxy Statement for an estimate of the amounts that would become payable to each Veoneer executive officer other than the named executive officers in respect of his unvested Company RSUs and Company PSUs.
Director RSUs. Each non-employee director of the Company currently holds 5,263 unvested Company RSUs. Based on the assumptions described above under “Interests of the Directors and Executive Officers of Veoneer in the Merger—Certain Assumptions” beginning on page 65 of this Proxy Statement, the estimated amount that would become payable in the aggregate to Veoneer’s seven (7) non-employee directors in respect of their unvested Veoneer RSU awards (inclusive of dividend equivalent units credited thereon) is $1,151,283 in respect of 36,841 shares of Veoneer Common Stock underlying such total number of unvested Company RSUs.

The following table shows the estimated value of the Company Options, Company RSUs and Company PSUs held by such executive officer which would become payable in connection with the Merger.
The amounts shown in the table below are estimates based on the assumptions set forth in the section entitled “Golden Parachute Compensation” on page 70 of this Proxy Statement. The assumptions may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur prior to completion of the Merger, and do not include any equity award grants that may be made after the assumed effective time of December 29, 2021.
	Company Options(1)		Company RSUs(2)		Company PSUs(2)
Name	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)
Jan Carlson President and Chief Executive Officer	43,959	59,051	24,466	827,063	89,300	2,790,625
Lars Sjöbring EVP, Legal Affairs, General Counsel	—	—	16,876	527,375	26,791	837,219
Matthias Bieler EVP, Vision & DMS	—	—	20,546	642,063	33,957	1,061,156
Robert Bisciotti EVP, RCS	—	—	12,029	375,906	10,304	322,000
Steven Jenkins EVP and Chief Technology Officer	—	—	7,665	239,531	4,918	153,688
Thomas Jönsson EVP, Communications and Investor Relations	5,656	0	11,866	370,813	18,823	588,219
Mikael Landberg EVP, Human Resources	—	—	10,354	323,563	17,113	534,781
Christer Lundström EVP, Operations & Quality	—	—	17,810	556,563	15,184	474,500
Ray Pekar Chief Financial Officer and EVP, Finance	9,582	52,652	12,688	396,500	11,192	349,750
Christine Rankin SVP, Finance and Principal Accounting Officer	—	—	7,617	238,031	6,413	200,406
Christoph Schmickler SVP, ADAS & ECU	—	—	6,476	202,375	5,877	183,656
Christopher Van Dan Elzen EVP, Radar	—	—	11,222	350,688	9,954	311,063
Arthur Blanchford(3) Former Executive Officer EVP, Sales and Business Development	—	—	22,319	697,469	36,261	1,133,156
Steven M. Rodé(3) Former Executive Officer EVP, Operations	4,279	0	15,397	481,156	24,868	777,125
Seven (Xi) Zhang(3) Former Executive Officer EVP, Business Unit China	—	—	8,539	266,844	6,925	216,406
(1)
Represents the spread value of unexercised Company Stock Options held by each named executive officer and executive officer, all of which are 100% vested, applying the Merger Consideration ($31.25 per share). Includes for Mr. Jan Carlson, 22,888 options that were granted in 2014 at an exercise price of $28.67 per share and 21,071 options that were granted in 2015 at an exercise price of $34.25 per share, for Mr. Raymond Pekar, 1,853 options that were granted in 2012 at an exercise price of $20.25 per share, 2,651 options that were granted in 2013 at an exercise price of $20.91 per share, 1,883 options that were granted in 2014 at an exercise price of $28.67 per share and 3,195 options that were granted in 2015 at an exercise price of $34.25 per share, for Mr. Thomas Jönsson, 5,656 options that were granted in 2015 at an exercise price of $34.25 per share and for Mr. Steven Rodé, 4,279 options that were granted in 2015 at an exercise price of $34.25 per share. With respect to the 2015 stock options, each of which has an exercise price of greater than the Merger Consideration, the options have been valued at $0.

(2)
Represents the value of Company RSUs and Company PSUs held by each named executive officer and other executive officer of the Company (in the case of PSUs, assuming the target level of performance is attained). For further details regarding the treatment of the Company RSUs and Company PSUs, see the section entitled “Interests of the Directors and Executive Officers of Veoneer in the Merger—Treatment and Quantification of Veoneer Equity Awards” beginning on page 65 of this Proxy Statement.

(3)
The listed executive officer no longer serves as an executive officer of the Company effective as of May 1, 2021, and remains employed in his role. Mr. Rodé is scheduled to retire from the Company on January 2, 2022.

Change in Control Agreements with Veoneer Named Executive Officers; Employment Agreements with Executive Officers
Veoneer has entered into agreements with Jan Carlson and Lars Sjöbring that provide for enhanced benefits upon the occurrence of a change in control of the Company (the “Change in Control Agreements”). For purposes of the Change in Control Agreements, the Merger will constitute a change in control of the Company. The Change in Control Agreements generally provide that if the executive is terminated from employment by Veoneer without cause or the executive terminates his employment with good reason, in either case, within two (2) years following the Change in Control Date (among certain other qualifying terminations), then the named executive officer will receive:
•
A lump sum severance payment in an amount equal to two and a half (2.5) times (for Mr. Carlson) or one and a half (1.5) times (for Mr. Sjöbring) the sum of the executive’s (x) base salary as in effect immediately prior to the termination date, or if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting good reason, plus (y) the average of the annual cash bonuses earned for the two (2) fiscal years prior to year in which termination occurs (i.e., short-term incentive bonuses earned with respect to 2019 and 2020), or if higher, the bonus payable for the fiscal year immediately prior to the first occurrence of an event or circumstance constituting good reason, plus (z) taxable value of the car and pension benefits such executive would have been entitled to had he remained employed for a period of one year following the termination.

•	Payment by the Company of all relevant social costs attributable to the severance payment described above.
Veoneer has entered into employment agreements with the fifteen (15) individuals who are treated as executive officers for purposes of this Proxy Statement, including the named executive officers (the “Employment Agreements”). The Employment Agreements (other than the agreement with Mr. Carlson, which is superseded by his Change in Control Agreement) that contain entitlements to severance generally provide that if the executive is terminated from employment by Veoneer other than for cause or the executive terminates his employment with good reason (as such terms are defined in the Employment Agreements) during the term of the Employment Agreement, then the executive officer will receive a lump sum severance payment in an amount equal to one and a half (1.5) times (or in a certain case, one (1) times) the executive’s base salary. The Company is also in certain cases obligated to pay all relevant social costs attributable to the lump sum severance payment. Certain executives may also become entitled to a payment in respect of the non-competition restrictions set forth in the executive’s Employment Agreement, if any, of up to twelve (12) monthly payments equal to the difference between the executive’s monthly base salary (or in the case of Mr. Carlson, gross salary) as in effect on the date of termination, and the monthly salary earned in any new employment, with the maximum payments limited to 60% of the executive officer’s annual base salary (or in the case of Mr. Carlson, gross salary) as of the date of such termination. Under the Employment Agreements, the executive officer is entitled to receive six (6) months’ notice of termination by the Company (in the case of Mr. Carlson pursuant to his Change in Control Agreement, such six months’ notice is provided), other than in the event of a termination by the Company for cause. Payments under the Change in Control Agreements are in lieu of the salary and benefits payments during the requisite notice period and severance payments under an individual’s Employment Agreement are not applicable if the executive officer is entitled to payments under such individual’s Change in Control Agreement.
The provision of severance payments and benefits described above is conditioned upon the executive officer’s execution of a release of claims. The Change in Control Agreement with Mr. Sjöbring further provides that if he receives any amount that is subject to the “golden parachute” excise tax imposed pursuant to Section 280G and 4999 of the Code, the amount of the payments to be made pursuant to the Change in Control Agreement will be reduced to the extent necessary to avoid imposition of the excise tax, but only if the after-tax amount of the reduced payments exceeds the after-tax amount that he would receive without any such reduction following imposition of the excise tax and all income and related taxes.
See the section entitled “Interests of the Directors and Executive Officers of Veoneer in the Merger—Golden Parachute Compensation” beginning on page 70 of this Proxy Statement for an estimate of the amounts that would become payable to each Veoneer named executive officer under his or her respective Change in Control Agreement or Employment Agreement upon a termination of employment without cause or for good reason as of the Change in Control Date. See also the section entitled “Quantification of Non-Equity Interests of Executive Officers Other than the Named Executive Officers” beginning on page 69 of this Proxy Statement for an estimate of the amounts that would become payable to each Veoneer executive officer for purposes of this Proxy Statement other than the named executive officers under the officer’s Employment Agreement.

Non-Qualified Retirement Savings Plan
Veoneer maintains the Non-Qualified Retirement Savings Plan (the “Nonqualified Retirement Savings Plan”), pursuant to which participants may elect to defer a stated percentage of their eligible compensation for each plan year; provided, however, the amount deferred may not exceed twenty-five percent (25%) of a participant’s eligible compensation. Earnings (and losses) are credited to participants’ accounts based on participant choices between various investment options and the rate of return determined by the administrative committee of the plan. Participants are eligible to receive matching contributions equal to eighty percent (80%) of their deferred amounts; provided, that deferred amounts in excess of seven percent (7%) of the participant’s eligible compensation for the period in question are not eligible for matching contributions.
Participants are always one hundred percent (100%) vested in their deferred amounts and earnings thereon; however, matching contributions and earnings thereon in a participant’s account are subject to forfeiture in the extraordinary circumstance that the participant is determined by the Board to have stolen Company assets, violated Veoneer’s Standards of Business Conduct and Ethics or disclosed confidential business or technical information of Veoneer to unauthorized third parties. A change in control of the Company is a distribution event for purposes of the Non-Qualified Retirement Savings Plan. Accordingly, in connection with the Merger, the administrative committee of the Non-Qualified Retirement Savings Plan will distribute the accounts of plan participants, with payments to be made in a single lump sum payment within sixty (60) days following the Change in Control Date.
Possible Compensation Arrangements with Parent
As of the date of this Proxy Statement, none of Veoneer’s executive officers have entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent, the Surviving Corporation or one or more of their affiliates. Prior to, or following the closing of the Merger, however, some or all of Veoneer’s executive officers may discuss or enter into agreements with Parent regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates (including the Surviving Corporation).
Permitted Retention Plan
Veoneer may adopt a retention plan prior to the consummation of the Merger where the amount payable under such plan, in the aggregate, does not exceed $5,000,000. Each recipient of a retention payment under this program will be paid fifty percent (50%) of such recipient’s aggregate retention amount by Veoneer following each of (i) the Closing Date and (ii) the sixtieth (60th) day following the Closing Date (each, a “Retention Vesting Date”) based on continued employment on each Retention Vesting Date. Payment of the retention awards may be accelerated in the event that a recipient’s employment is terminated by Veoneer without cause, subject to the recipient’s execution of an effective general release of claims in Veoneer’s standard form. As of the date hereof, it is not known whether any named executive officer or other executive officer of Veoneer will receive a permitted retention award, and no executive officer has yet been granted a retention award.
Quantification of Non-Equity Interests of Executive Officers Other than the Named Executive Officers
The table below shows the estimated amounts that each Veoneer executive officer (including officers who are no longer deemed to serve as executive officers of the Company but who have served in such capacity at any time since the beginning of Veoneer’s last fiscal year), other than the named executive officers, would receive upon a termination of employment without cause or through resignation for good reason assuming that such events occurred on the Change in Control Date. All accounts under the Company’s nonqualified retirement savings plan are fully vested and accordingly, the Merger will not result in accelerated vesting under the plan for any executive officer that participates in the plan. For purpose of this Proxy Statement, an individual who is no longer deemed to serve as an executive officer of the Company but who has served in such capacity at any time since the beginning of Veoneer’s last fiscal year, is listed as a former executive officer in the table below.
The amounts shown in the table below are estimates based on the assumptions set forth in the section entitled “Golden Parachute Compensation” below. The assumptions may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur prior to completion of the Merger, and do not include any equity award grants that may be made after the assumed effective time of December 29, 2021.

Quantification Table(1)(2)
Name	Cash Severance(3) ($)	Cash Salary Differential Payment for Non-Compete(4) ($)
Robert Bisciotti EVP, RCS	690,000	276,000
Steven Jenkins(5) EVP and Chief Technology Officer	194,820	116,892
Thomas Jönsson EVP, Communications and Investor Relations	478,748	0
Mikael Landberg EVP, Human Resources	484,823	193,929
Christer Lundström EVP, Operations & Quality	403,965	161,586
Ray Pekar Chief Financial Officer and EVP Finance	600,000	240,000
Christine Rankin SVP, Finance and Principal Accounting Officer	—	—
Christoph Schmickler SVP, ADAS & ECU	368,834	147,533
Christopher Van Dan Elzen EVP, Radar	525,000	210,000
Arthur Blanchford(6) Former Executive Officer EVP Sales and Business Development	841,574	0
Steve Rodé(6) Former Executive Officer EVP, Operations	654,777	0
Seven (Xi) Zhang(6) Former Executive Officer EVP Business Unit China	721,656	288,662
(1)
The amounts contained in the table would be paid in Swedish Kronor, Euro, U.S. Dollars and Chinese Yuan. All amounts have been converted to U.S. Dollars using the following spot exchange rate as of August 11, 2021: 1 USD = 8.72900 SEK; 1 USD = .85400 EUR; 1 USD = 6.48710 CNY.

(2)
The table omits Per Skytt, the Company’s former EVP, Technical Competence Centers, who is on his termination notice period with a scheduled termination date of November 30, 2021, prior to the Change in Control Date.

(3)
Cash Severance. Represents severance payable to each executive officer upon a termination of employment by Veoneer without cause or by the executive officer for good reason, in each case, pursuant to the executive officer’s Employment Agreement, consisting of a lump sum payment equal to 1.5 times the executive officer’s base salary, except as noted.

(4)
Represents an estimated payment in respect of the executive officer’s 12-month non-competition covenant, assuming a termination of employment by Veoneer without cause or by the executive officer for good reason, equal to 60% of annual base salary, which is the maximum amount available to the executive officer under the Employment Agreement. Ms. Rankin does not have a non-competition covenant in her Employment Agreement. The salary differential payment in consideration for the non-competition covenant is contingent on the executive officer’s compliance with the terms and conditions of the covenant.

(5)	Severance is equal to one (1) times the executive officer’s base salary.
(6)
The listed executive officer no longer serves as an executive officer of the Company effective as of May 1, 2021, and remains employed in his officer role. Mr. Rodé is scheduled to retire from the Company on January 2, 2022.

Golden Parachute Compensation
In accordance with Item 402(t) of Regulation S-K under the Securities Act of 1933, as amended, the table below sets forth the compensation that is based on, or otherwise relates to, the Merger that will or may become payable to each named executive officer of Veoneer in connection with the Merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under “Interests of the Directors and Executive Officers of Veoneer in the Merger” beginning on page 65 of this Proxy Statement, which is incorporated herein.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur prior to completion of the Merger, including any equity award grants that may be made after the assumed effective time of December 29, 2021. For purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	The Effective Time is the Change in Control Date;
•
The employment of each executive officer of Veoneer will have been terminated by Veoneer without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the Change in Control Date;

•
The performance metrics applicable to Company PSUs granted prior to July 22, 2021, to the extent that the applicable performance period would end after the Change in Control Date, will have been achieved at the target level of performance; and

•	The potential payments and benefits described in this section are not at a level subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code.
For purposes of this disclosure, Veoneer’s named executive officers are: (i) Jan Carlson, President and Chief Executive Officer; (ii) Lars Sjöbring, Executive Vice President Legal Affairs, General Counsel; (iii) Matthias Bieler, Executive Vice President Business Unit Europe; (iv) Mats Backman, Former Chief Financial Officer and Executive Vice President Finance; and (v) Nishant Batra, Former Executive Vice President and Chief Technology Officer.
Messrs. Backman and Batra are no longer employees of Veoneer–Mr. Batra resigned effective January 15, 2021 and Mr. Backman resigned effective March 1, 2021, each as previously disclosed in the 2021 Proxy Statement. Accordingly, both Messrs. Backman and Batra have been omitted from these tables as each left Veoneer in the first quarter of 2021 and did not hold any outstanding equity awards as of the date of this Proxy Statement.
Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisite/ Benefits ($)	Total ($)(4)
Jan Carlson	11,365,094	3,617,688	—	—	14,982,782
Lars Sjöbring	2,383,274	1,364,594	—	—	3,747,868
Matthias Bieler	1,278,623	1,703,219	—	—	2,981,842
(1)
Cash. Represents severance payable to each named executive officer upon a termination of employment by Veoneer without cause or by the named executive officer for good reason, in each case, pursuant to the named executive officer’s Change in Control Severance Agreement or Employment Agreement, as applicable, consisting of a lump sum payment reflecting a multiplier of (x) in the case of the Change in Control Severance Agreements for Messrs. Carlson and Sjöbring, the sum of base salary as in effect immediately prior to the termination date, or if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting good reason; the average of the annual cash bonuses earned for the two (2) fiscal years prior to year in which termination occurs (i.e., short-term incentive bonuses earned with respect to 2019 and 2020), or if higher, the bonus payable for the fiscal year immediately prior to the first occurrence of an event or circumstance constituting good reason; and the taxable value of certain car and pension benefits, or (y) base salary in the case of Matthias Bieler pursuant to his employment agreement. With respect to each executive these multipliers are as follows: Mr. Jan Carlson (2.5), Mr. Sjöbring (1.5) and Mr. Bieler (1.5). The cash figure for Mr. Bieler also includes an estimated payment in consideration for a 12-month non-competition covenant as provided by his Employment Agreement and described in more detail below. Each named executive officer’s severance payments constitute “double-trigger” payments under the assumptions stated above, which means that the amounts will be triggered by a change in control but conditioned upon a qualifying termination of employment. In the case of Messrs. Carlson and Sjöbring, the severance becomes payable if (A) the qualifying termination of employment occurs within the two (2) years following the Change in Control Date or (B) in the event that the qualifying termination of employment by the Company (or the event constituting good reason for termination by Mr. Carlson) occurs prior to a change in control at the request or direction of the acquiror who has entered into an agreement with Veoneer, the consummation of which would constitute a change in control, or under circumstances in connection with or in anticipation of a change in control, whether or not the change in control occurs. For further details regarding the severance amounts that may become payable to Veoneer’s executive officers, see the section entitled “Interests of the Directors and Executive Officers of Veoneer in the Merger—Change in Control Agreements with Veoneer Named Executive Officers; Employment Agreements with Executive Officers” beginning on page 68 of this Proxy Statement. The estimated amount of each such payment is shown in the following table:

Executive Officer	Cash Severance Payment (Salary Component) ($)	Cash Salary Differential Payment for Non-Compete ($)	Cash Severance Payment (Bonus Component) ($)	Cash Value of Benefits ($)	Total ($)
Jan Carlson	3,970,756	—	5,414,667(a)	1,979,670	11,365,094
Lars Sjöbring	1,155,627	—	785,378(a)	442,269	2,383,274
Matthias Bieler(b)	913,302	365,321	—	—	1,278,623
(a)	Pursuant to the terms of the severance formula contained in the named executive officer’s Change in Control Agreement, the annual bonus paid in respect of 2020 has been used for the calculation.
(b)
Includes for Mr. Bieler, pursuant to his Employment Agreement, an estimated cash payment in respect of the executive officer’s 12-month non-competition covenant, equal to 60% of annual base salary, which is the maximum amount available to the executive officer under his Employment Agreement. Such payment would be made in up to 12 monthly installments. The salary differential payment in consideration for the non-competition covenant is contingent on the executive officer’s compliance with the terms and conditions of the covenant.
(2)
Equity. Represents the value of the unvested Company RSUs and Company PSUs (in each case, inclusive of dividend equivalent units credited thereon) held by each named executive officer. The amounts payable in respect of the unvested Company RSUs and Company PSUs at the Effective Time and in accordance with the terms of the Merger Agreement are “single-trigger” payments, which means that the amounts will become payable solely as a result of continued employment through the Effective Time. For further details regarding the treatment of the unvested Company RSUs and Company PSUs, see the section entitled “Interests of the Directors and Executive Officers of Veoneer in the Merger—Treatment and Quantification of Veoneer Equity Awards” beginning on page 65 of this Proxy Statement. The estimated amount of each such payment is shown in the following table:

	Company RSUs		Company PSUs		Total ($)
Named Executive Officer	Shares (#)	Value ($)	Shares (#)	Value ($)
Jan Carlson	24,466	827,063	89,300	2,790,625	3,617,688
Lars Sjöbring	16,876	527,375	26,791	837,219	1,364,594
Matthias Bieler	20,546	642,063	33,957	1,061,156	1,703,219
(3)
NQDC. All accounts under the Nonqualified Retirement Savings Plan are fully vested and accordingly, the Merger will not result in accelerated vesting under the plan. Accordingly, no value is attributed to the Nonqualified Retirement Savings Plan. Of the named executive officers, only Mr. Sjöbring currently participates in the Nonqualified Retirement Savings Plan.

(4)
The amounts contained in the table and accompanying footnotes were paid in Swedish Kronor, Euro and U.S. Dollars. All amounts have been converted to U.S. Dollars using the following spot exchange rate as of August 11, 2021: 1 USD = 8.72900 SEK; 1 USD = .85400 EUR; 1 USD = 6.48710 CNY.

Financing of the Merger
Parent has represented that, as of the date of the Merger Agreement and as of the Closing Date, it will have sufficient funds and available borrowing capacity under existing facilities to fund the acquisition. The Merger is not conditioned on Parent’s ability to obtain financing.
Closing and Effective Time
The closing of the Merger will take place at 9:00 a.m. (New York City time) on a date to be specified by Veoneer and Parent, but no later than the third (3rd) business day after the satisfaction or, to the extent not prohibited by law, waiver in accordance with the Merger Agreement of all of the conditions to the closing of the Merger (as described in the section entitled “Terms of the Merger Agreement—Conditions to the Closing of the Merger” beginning on page 91 of this Proxy Statement), other than those conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or, to the extent not prohibited by law, waiver of such conditions, and the closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP; One Manhattan West; New York, New York 10001, or by the electronic exchange of documents, unless another time, date or place is agreed to in writing by Veoneer and Parent.
Concurrently with the closing of the Merger, each of Veoneer, Parent and Acquisition Sub shall cause the Certificate of Merger to be executed, acknowledged, delivered to and filed with the Secretary as provided under the DGCL. The Merger shall become effective on the Effective Time.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
U.S. Federal Income Tax Considerations of the Merger
The following is a summary of the U.S. federal income tax considerations of the Merger generally applicable to Veoneer Stockholders whose shares of Veoneer Common Stock are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this Proxy Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Veoneer Common Stock as “capital assets” within the meaning of the Code (generally, property held for investment purposes). For purposes of this discussion, a “holder” means either a U.S. Holder (as defined below) or a Non-U.S. Holder (as defined below) or both, as the context may require.
This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, nor does it address any consequences to stockholders subject to special treatment under U.S. federal income tax laws, such as tax-exempt entities, S corporations, partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and partners therein, financial institutions, insurance companies, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, regulated investment companies, real estate investment trusts, persons who are subject to the alternative minimum tax, certain former citizens or long-term residents of the United States, persons who actually or constructively own five percent (5%) of more of Veoneer Common Stock, persons who acquire their shares of Veoneer Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, persons who hold their shares of Veoneer Common Stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes, and persons whose functional currency is not the U.S. dollars. This discussion does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or non-U.S. tax consequences, or the consequences of the Medicare tax on net investment income. If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Veoneer Common Stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of Veoneer Common Stock and partners therein should consult their own tax advisors regarding the consequences of the Merger to their particular circumstances.
No ruling has been or will be sought from the IRS regarding the U.S. federal income tax consequences of the Merger described herein. This summary is not binding on the IRS or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL THE TAX CONSEQUENCES RELATING TO THE MERGER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Veoneer Common Stock who or that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person as defined in section 7701(a)(30) of the Code.

The receipt of cash by a U.S. Holder in exchange for shares of Veoneer Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. Gain or loss will be determined separately for each block of shares of Veoneer Common Stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one (1) year at the time of the Merger. A reduced tax rate on capital gain will generally apply to long-term capital gain of a non-corporate U.S. Holder. The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Veoneer Common Stock who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment, such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and non-U.S. tax consequences that may be relevant to them in light of their particular circumstances.
Any gain realized by a Non-U.S. Holder pursuant to the Merger will generally not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain will generally be subject to U.S. federal income tax at rates generally applicable to a United States person as defined under the Code, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to an additional branch profits tax at a rate of thirty percent (30%) (or a lower rate under an applicable tax treaty);

•
such Non-U.S. Holder is an individual who is present in the United States for one hundred eighty-three (183) days or more in the taxable year of the Merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of thirty percent (30%) (or a lower rate under an applicable tax treaty); or

•
Veoneer is or has been a U.S. real property holding corporation (a “USRPHC”), as defined in Section 897 of the Code at any time within the five-year period preceding the Merger and certain other conditions are satisfied. Veoneer believes that, as of the effective time of the Merger, Veoneer will not have been a USRPHC at any time within the five-year period ending on the date thereof.

Holders of Veoneer Common Stock should consult their own tax advisors regarding the tax consequences of the Merger to their particular circumstances, including the applicability and effect of any state, local, foreign or other tax laws.
Regulatory Approvals Required for the Merger
Under the Merger Agreement, the Merger cannot be consummated until the applicable waiting period under the HSR Act, has expired or been terminated and foreign antitrust approval decisions have been obtained or applicable waiting periods have expired in the European Union under EU Council Regulation 1/2004 on the Control of Concentrations Between Undertakings, in Canada under the Competition Act of 1985, as amended, in China under the Anti-Monopoly Law of 2007, as amended, and in South Korea under the Monopoly Regulation and Fair Trade Act of 1980, as amended. Consummation of the Merger is also conditioned on approvals being obtained or applicable waiting periods having expired or been terminated pursuant to the foreign investment laws of France, Germany and Italy. We currently expect to obtain all antitrust and other regulatory approvals that are required for the completion of the Merger by the end of 2021 at the earliest.
Veoneer made the filings required under the HSR Act on August 12, 2021, in the European Union on [•], 2021, in China on [•], 2021, in South Korea on [•], 2021, in Canada on [•], 2021, in France on [•], in Germany on [•], 2021, and in Italy on [•], 2021. The applicable waiting period under the HSR Act is set to expire at 11:59 p.m. on September 13, 2021, and clearance to proceed was obtained from the [•], [•] and [•] on [•], 2021.
HSR Act and Other Competition Matters
Under the HSR Act and the rules promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), the Merger cannot be consummated until Veoneer and Parent each file a notification and report form with the FTC and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated.
Completion of the Merger is further subject to receipt of certain other regulatory approvals, including notification, clearance and/or expiration or termination of any applicable waiting period in the European Union, China, South Korea and Canada.
At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ, the FTC, the European Union or any other non-U.S. regulatory body could take such action under the antitrust or competition laws as such regulators may deem necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state, or the equivalent under the Council Regulation or non-U.S. regulatory bodies could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
Foreign Investment Laws
Consummation of the Merger is conditioned on approvals being obtained or applicable waiting periods having expired or been terminated pursuant to the foreign investment laws of France, Germany, and Italy.
Under France’s foreign investment review regime, set out in the French Monetary and Financial Code (Code Monétaire et Financier-CMF), foreign investors must file a request with, and obtain prior authorization from, the Ministry of Economy and Finance (MINEFI) for certain investments in strategic sectors. During the initial thirty (30) business day review period, MINEFI may indicate whether a transaction falls outside the scope of review, requires a further analysis, or is cleared. MINEFI has the option of extending the review by an additional forty five (45) business days.
Likewise, under Germany’s foreign investment regime, set out in the German Foreign Trade and Payment Act (Außenwirtschaftsgesetz – AWG) and the German Foreign Trade and Payment Ordinance (Außenwirtschaftsverordnung – AWV), filings are mandatory for certain investments in strategic sectors. In other cases, filing is voluntary, and, if the applicant elects to file, it will apply for the issuance of a certificate of non-objection. The Ministry for Economic Affairs and Energy (BMWi) has two (2) months in which to conduct an initial review. If it has not opened a formal review within that time period the investment is deemed approved. If it opens a formal review, the BMWi has four (4) months in which to conclude the review proceedings. This time limit is suspended while the parties and the BMWi are engaged in negotiating a mitigation agreement. In certain cases, the BMWi may extend the formal review period by up to an additional four (4) months.
Under Italy’s foreign investment regime, set out in Law Decree No. 21 of 15 March 2012 (Decreto-Legge 15 marzo 2012, n. 21), passed by Italian Law No. 56 of 11 May 2012 (Legge 11 maggio 2012, n. 56) (as subsequently amended and enacted, together with all connected or subordinated implementing decrees and regulations in force – so-called Golden Powers Legislation), filings are mandatory for certain investments in strategic sectors. The review period is forty five (45) days, which can be extended if additional information is needed from the filer or a third party, or in the context of the EU cooperation mechanism.
It is possible that one or more governmental agencies may, as a result of the review, impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals. We anticipate that all required regulatory clearances and approvals will be obtained. However, there are no assurances as to the timeliness of obtaining these clearances, that all regulatory clearances and approvals will be obtained or that the granting of these regulatory clearances and approvals would not involve any additional conditions on the consummation of the Merger.
Legal Proceedings Regarding the Merger
As of the date of this Proxy Statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to Veoneer, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that no governmental authority (i) of competent jurisdiction in any jurisdiction in which Veoneer, Parent or any of their respective affiliates have material business operations shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger or (ii) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger if the effect of violating such law or order would impose, or would reasonably be expected to impose, criminal penalties upon Parent, Acquisition Sub or Veoneer or any of its subsidiaries. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame.

TERMS OF THE MERGER AGREEMENT
The discussion of the terms of the Merger Agreement in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.
Explanatory Note Regarding the Merger Agreement
The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is included as Annex A hereto. The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Veoneer, Parent or Acquisition Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in Veoneer’s public disclosures. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Veoneer and its business. Please see the section entitled “Where You Can Find More Information” beginning on page 104 of this Proxy Statement.
Effects of the Merger
The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into Veoneer, whereupon the separate existence of Acquisition Sub shall cease, and Veoneer shall continue under the name “Veoneer, Inc.” as the Surviving Corporation and shall continue to be governed by the laws of Delaware.
Closing and Effective Time
The closing of the Merger will take place at 9:00 a.m. (New York City time) on a date to be specified by Veoneer and Parent, but no later than the third (3rd) business day after the satisfaction or, to the extent not prohibited by law, waiver in accordance with the Merger Agreement of all of the conditions to the closing of the Merger (as described in the section entitled “Terms of the Merger Agreement—Conditions to the Closing of the Merger” beginning on page 91 of this Proxy Statement), other than those conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or, to the extent not prohibited by law, waiver of such conditions, and the closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP; One Manhattan West; New York, New York 10001, or by the electronic exchange of documents, unless another time, date or place is agreed to in writing by Veoneer and Parent.
Concurrently with the closing of the Merger, each of Veoneer, Parent and Acquisition Sub shall cause a Certificate of Merger to be executed, acknowledged, delivered to and filed with the Secretary as provided under the DGCL. The Merger shall become effective at the Effective Time.
Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Subject to compliance with the requirements relating to director’s and officers’ indemnification and insurance under the Merger Agreement, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Acquisition Sub, except that the name of the Acquisition Sub set forth therein shall be changed to the name of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, except that (i) in each case, the name of the Surviving Corporation shall be “Veoneer, Inc.” and (ii) the indemnity and exculpation provisions shall be the same as those under Veoneer’s certificate of incorporation and bylaws, respectively, in each case as in effect as of the date of the Merger Agreement.
Merger Consideration
Common Stock
Upon the consummation of the Merger, each share of Veoneer Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held by Veoneer or any subsidiary of Veoneer (including shares held as treasury stock), (ii) shares held, directly or indirectly, by Parent or Acquisition Sub or any wholly owned subsidiaries, which will be automatically cancelled and retired and cease to exist as issued and outstanding shares for no consideration or payment, and (iii) any Dissenting Shares) will be converted into the right to receive $31.25 in cash, without interest and subject to any withholdings of taxes required under applicable law.
Outstanding Company Equity Awards
The Merger Agreement provides that Veoneer’s equity awards and long-term incentive plan awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment as of the Effective Time:
•
Company Options. Each Company Option granted prior to July 22, 2021, whether or not vested, that is outstanding immediately prior to the Effective Time will automatically and without any required action on the part of the Company or the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, and subject to applicable tax withholding, equal to the product of (i) the excess, if any, of (a) the Merger Consideration over (b) the per-share exercise price for such Company Option multiplied by (ii) the total number of shares of Veoneer Common Stock underlying such Company Option. If the exercise price per share of Veoneer Common Stock of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof.

•
Company RSUs. Each Company RSU outstanding immediately prior to the Effective Time (other than such Company RSUs granted on or after July 22, 2021) will, automatically and without any required action on the part of the Company or the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, and subject to applicable tax withholding, equal to the product of (i) the total number of shares of Veoneer Common Stock underlying such Company RSU (including any shares of Veoneer Common Stock in respect of dividend equivalent units credited thereon) multiplied by (ii) the Merger Consideration.

•
Company PSUs. Each Company PSU outstanding immediately prior to the Effective Time (other than such Company PSUs granted on or after July 22, 2021) will, automatically and without any required action on the part of the Company or the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, and subject to applicable tax withholding, equal to the product of (i) the number of shares of Veoneer Common Stock underlying such Company PSU (including any shares of Veoneer Common Stock in respect of dividend equivalent units credited thereon) with performance measured (x) based on the attainment of the applicable performance metrics at the actual level of performance for any performance periods that have concluded prior to the Effective Time and (y) based on the greater of attainment of the applicable performance metrics at the target level of performance or at the actual level of performance (as determined by the Board) as measured through the Closing Date for any open performance period, multiplied by (ii) the Merger Consideration.

•
Each Veoneer equity award that may be granted after July 22, 2021, will not accelerate in connection with the consummation of the Merger, but will instead survive the Merger (if agreed between Veoneer and Parent) and be converted into a substitute Parent award to be determined by Veoneer and Parent.

Veoneer may continue to make equity award grants in the ordinary course of business consistent with past practice to new hires and employees who are promoted in the ordinary course of business provided that the aggregate grant date fair value of any such new hire or promotion equity awards may not exceed $2,000,000. Each award granted to a new hire and in connection with a promotion will be subject to the provisions that are applicable to equity awards granted after July 22, 2021, as described above.
Exchange and Payment Procedures
No later than ten (10) days prior to the Effective Time, Parent shall, at its sole cost and expense, designate a reputable bank or trust company (the “Paying Agent”) that is organized and doing business under the laws of the United States, the identity and the terms of appointment of which to be reasonably acceptable to Veoneer, to act as paying agent for the payment of the product of (x) the number of shares of Company Common Stock issued and outstanding (other than Excluded Shares) and (y) the Merger Consideration (the “Aggregate Merger Consideration”), and shall enter into an agreement (the “Paying Agent Agreement”) relating to the Paying Agent’s responsibilities with respect thereto, in form and substance reasonably acceptable to Veoneer. Concurrently with the filing of the Certificate of Merger, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Aggregate Merger Consideration (such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated the Merger Agreement, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payments in full. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Veoneer Common Stock and (ii) applied promptly to making the payments pursuant to the Merger Agreement.
Upon surrender of a certificate (or affidavit of loss in lieu thereof) or book-entry evidence for cancellation to the Paying Agent, together with, in the case of certificates and book-entry evidence not held through The Depository Trust Company, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of book-entry evidence held through The Depository Trust Company, receipt of an “agent’s message” by the Paying Agent, and such other documents as may be required pursuant to such instructions, the holder of such certificate or book-entry evidence shall be entitled to receive in exchange therefor the Merger Consideration for each share of Veoneer Common Stock formerly represented by such certificate or book-entry evidence upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such certificate (or affidavit of loss in lieu thereof), book-entry evidence or “agent’s message,” and the certificate (or affidavit of loss in lieu thereof) or book-entry evidence so surrendered shall be forthwith cancelled. The Paying Agent Agreement shall provide that the Paying Agent shall accept such certificates (or affidavits of loss in lieu thereof) or book-entry evidence of shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the certificates or book-entry evidence on the Merger Consideration payable upon the surrender of the certificates or book-entry evidence.
Any portion of the Exchange Fund which remains undistributed to the holders of the certificates or book-entry evidence for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with the exchange procedures in the Merger Agreement shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration (without any interest thereon) in respect thereof, subject to abandoned property, escheat or similar law.
The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. If any certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent and Veoneer, of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to which the holder thereof is entitled pursuant to the exchange procedures in the Merger Agreement provided, however, that the Paying Agent or Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration and any dividends or distributions that such holder is entitled to receive pursuant to the exchange procedures in the Merger Agreement, require the owner of such lost, stolen or destroyed certificate to provide a bond in a customary amount.

These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.
Representations and Warranties
The Merger Agreement contains representations and warranties of Veoneer, Parent and Acquisition Sub.
Certain of the representations and warranties in the Merger Agreement made by Veoneer are qualified by knowledge and/or “materiality” qualifications or a “Company Material Adverse Effect” clause. For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Veoneer, any change, event, effect or circumstance which, individually or in the aggregate (x) has resulted in or would reasonably be expected to result in a material adverse effect on the business, assets, operations, financial condition or results of operations of Veoneer and its subsidiaries, taken as a whole; (y) has prevented or materially delayed or materially impaired or would reasonably be expected to prevent or materially delay or materially impair, the ability of the Veoneer to consummate the Merger and the other transactions contemplated by the Merger Agreement; provided, however, that changes, events, effects or circumstances which, directly or indirectly, to the extent they relate to or result from the following shall be excluded for the purposes of clause (x) from the determination of Company Material Adverse Effect:
•	any change, event, effect or circumstance generally affecting any of the industries or markets in which Veoneer or its subsidiaries operate;
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any change in any law or U.S. generally accepted accounting principles (“GAAP”) (or changes in interpretations of any law or GAAP) and, to the extent relevant to the business of Veoneer and its subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment;

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general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the financial, credit, banking or securities markets (including changes in interest or currency exchange rates) in any country or region in which Veoneer or its subsidiaries conduct business;

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any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, sabotage, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19, any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, directive, guidelines or recommendations promulgated by any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and the Families First Coronavirus Response Act (“COVID Measures”), or effects thereof), or any escalation or worsening of any of the foregoing;

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the execution, announcement, consummation or existence of the Merger Agreement or the transactions contemplated thereby, including by reason of the identity of Parent or any communication by Parent or its subsidiaries regarding the plans or intentions of Parent with respect to the conduct of the business or the operations or strategy of Veoneer or any of its subsidiaries and including the impact of any of the foregoing on any relationships (contractual or otherwise) with customers, suppliers, landlords, vendors, collaboration or joint venture partners, employees or regulators (it being understood and agreed that this clause shall not apply with respect to any breach of the representations and warranties in the no conflict and required filing provisions in Section 4.4(a)of the Merger Agreement that are intended to address the consequences of the execution, announcement, consummation or existence of the Merger Agreement);

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any termination by Veoneer’s counterparty (the “Specified Person”) to the agreement set forth on Section 4.16(a)(ii)(1) of the “Company Disclosure Letter” (as such term is defined in the Merger Agreement) (the “Specified Agreement”), or enforcement by the Specified Person, of rights under the Specified Agreement or any consequences resulting therefrom, including the impact of any of the foregoing on any relationships (contractual or otherwise) with customers, suppliers, landlords, vendors, collaboration or joint venture partners, employees or regulators;

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any action taken pursuant to, or required by, the terms of the Merger Agreement or with the consent or at the direction of Parent or Acquisition Sub (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent);

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any changes in the market price or trading volume of Veoneer Common Stock, any failure by Veoneer or its subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Veoneer or any of its subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect);

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any matter to the extent the adverse consequences or effects of which have been described in reasonable detail or are reasonably apparent on their face in the publicly available documents filed with or furnished to the SEC by Veoneer on or after June 29, 2018 and prior to the date of the Merger Agreement (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements,” any disclosure in any section relating to forward-looking statements and any other statements that are predictive or forward-looking in nature other than historical facts included therein) or the Company Disclosure Letter; and

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any litigation or claim threatened or initiated by Veoneer Stockholders against Veoneer, any of its subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of the Merger Agreement or the transactions contemplated hereby

However, in the case of the first four (4) exclusions above, such matters may be taken into account if such effect has a disproportionate adverse effect on Veoneer and its subsidiaries, taken as a whole, as compared to other participants in the industries or geographic locations in which Veoneer and its subsidiaries operate, but in such case, solely to the extent of such disproportionate impact.
In addition, for purposes of the Merger Agreement, “Parent Material Adverse Effect” means any change, event, effect or circumstance which, individually or in the aggregate has prevented or materially delayed or materially impaired or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent to consummate the Merger and the other transactions contemplated by the Merger Agreement.
In the Merger Agreement, Veoneer has made customary representations and warranties to Parent and Acquisition Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the Company Disclosure Letter delivered in connection therewith. These representations and warranties relate to, among other things:
•	due organization, good standing and authority and qualification to conduct business with respect to Veoneer and its subsidiaries;
•	capital structure of Veoneer, Veoneer’s ownership of its subsidiaries, Veoneer’s and its subsidiaries’ non-ownership of equity or debt interests other than of subsidiaries of Veoneer;
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Veoneer’s corporate authority to enter into, perform its covenants and obligations under, and consummate the transactions contemplated by, the Merger Agreement and the enforceability of the Merger Agreement;

•	subject to the ability to make an Adverse Recommendation Change (as defined below), the approval of, and recommendation by, the Board in favor of the proposal to adopt the Merger Agreement;
•	the absence of conflicts with laws, Veoneer’s organizational documents and Veoneer’s contracts;
•	required consents and regulatory filings and approvals (including pursuant to U.S. and foreign antitrust laws and foreign investment laws) in connection with the Merger Agreement;
•	Veoneer’s possession of necessary permits and Veoneer’s compliance with laws (including, but not limited to, anti-corruption laws and international trade laws);
•	the accuracy of Veoneer’s SEC filings and financial statements;
•	the accuracy of the information supplied by or on behalf of Veoneer or any of its subsidiaries for inclusion in this Proxy Statement;
•	Veoneer’s disclosure controls and procedures;

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the conduct of business of Veoneer and its subsidiaries in the ordinary course consistent with past practice (other than with respect to COVID Measures), the absence of any adverse change, event, effect or circumstance that has had a Company Material Adverse Effect and has not taken any action that would be prohibited by Section 6.1(n) of the Company Disclosure Letter, in each case, since January 1, 2021;

•	the absence of specified undisclosed liabilities of Veoneer and its subsidiaries;
•	the absence of actions or other legal proceedings relating to Veoneer and its subsidiaries;
•	Veoneer’s employee benefit plans;
•	certain labor matters (including any outstanding Worker Adjustment and Retraining Notification Act (“WARN Act”) liability and work authorizations and Form I-9s);
•	intellectual property rights (including privacy, data protection and other cybersecurity matters);
•	the filing of tax returns, the payment of taxes and certain other tax matters related to Veoneer and its subsidiaries;
•	the existence and enforceability of, and compliance with, specified categories of Veoneer’s material contracts;
•	certain real property matters;
•	certain environmental matters;
•	product quality and product safety matters;
•	anti-bribery, export controls and sanctions matters;
•	payment of fees to brokers in connection with the Merger Agreement;
•	financial opinions of Morgan Stanley and Rothschild & Co in connection with the Merger Agreement;
•	certain insurance matters;
•	the inapplicability of anti-takeover statutes to the Merger; and
•	the acknowledgment by Parent of the absence of any other representations and warranties of Veoneer, other than as set forth in the Merger Agreement.
In the Merger Agreement, Parent and Acquisition Sub have made customary representations and warranties to Veoneer that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Acquisition Sub;
•	authority to enter into, perform their covenants and obligations under, and consummate the transactions contemplated by, the Merger Agreement and enforceability of the Merger Agreement;
•	the absence of conflicts with laws, Parent’s or Acquisition Sub’s organizational documents and Parent’s or Acquisition Sub’s contracts;
•	required consents, regulatory filings and approvals (including pursuant to U.S. and foreign antitrust laws and foreign investment laws) in connection with the Merger Agreement;
•	the absence of actions or other legal proceedings related to Parent, Acquisition Sub or any of their subsidiaries;
•	the absence of other agreements relating to the Merger;
•	the accuracy of the information supplied by or on behalf of Parent or any of its subsidiaries for inclusion in this Proxy Statement;
•	matters with respect to Parent’s sufficiency of funds;
•	Parent’s ownership of Acquisition Sub and the capital structure of Acquisition Sub;

•	Parent’s and Acquisition Sub’s investment intention with respect to Veoneer;
•	payment of fees to brokers in connection with the Merger Agreement;
•	solvency of Parent and the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement;
•	ownership of Veoneer Common Stock;
•	the absence of plans or actions requiring notice under the WARN Act;
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the absence of agreements or obligations or understandings between Parent or Acquisition Sub or any of their affiliates, on the one hand, and any member of Veoneer’s management or the Board, on the other hand, relating in any way to Veoneer (including relating to compensation and retention of Veoneer’s management), the transactions contemplated by the Merger Agreement or the operations of Veoneer after the Effective Time; and

•	the acknowledgment by Veoneer of the absence of any other representations and warranties of Parent and Acquisition Sub, other than as set forth in the Merger Agreement.
None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.
Conduct of Business Pending the Merger
The Merger Agreement provides that, between the date of the Merger Agreement and the earlier of the Effective Time and the date, if any, on which the Merger Agreement is terminated pursuant to the termination provisions therein, except as (w) required by law or the COVID Measures; (x) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed); (y) expressly required pursuant to the Merger Agreement; or (z) set forth in a specified section of the Company Disclosure Letter, Veoneer shall, and shall cause its subsidiaries to, use its and their reasonable best efforts to conduct the business of Veoneer and its subsidiaries in the ordinary course of business consistent with past practice, and to the extent consistent therewith, Veoneer shall use its reasonable best efforts to (A) preserve in all material respects its present lines of business and business organization and its relationships with key customers, suppliers and other persons with which it has material business relations and (B) cooperate with Parent to keep available the services of its current offices and CEO direct reports (and to promptly notify Parent of the departure of any such officers or CEO direct reports), except with respect to any termination for cause and (C) maintain the rights of the Veoneer and its subsidiaries under Veoneer Permits (as defined in the Merger Agreement) and Veoneer Material Contacts (as defined in the Merger Agreement). Veoneer will not, and will not permit any of its subsidiaries to, subject in each case to specified exceptions:
•	amend its or any of its subsidiaries’ organizational documents;
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split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any Veoneer securities, capital stock or other equity interests or rights, including warrants or options to acquire any such shares or interests;

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issue, sell, pledge, dispose, encumber or grant any shares of its or any of its subsidiaries’ capital stock or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Veoneer securities or the capital stock or other equity interests of Veoneer or its subsidiaries;

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authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to Veoneer’s securities or any of its subsidiaries’ capital stock or other equity interests or set any record oy payment dates for the payment of any such dividends or distributions;

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hire, promote or terminate (other than for cause) the employment or services of any officer, employee or individual independent contractor of Veoneer or any of its subsidiaries with an annual base salary or wages in excess of $200,000, or with a title of Vice President or above;

•	increase the compensation payable or to become payable or benefits provided or to be provided to any current or former director, officer or employee of Veoneer or any of its subsidiaries;
•	establish, adopt, enter into or materially amend or terminate any Veoneer benefit plan;

•	waive any rights under, or accelerate the vesting of any awards or benefits under, any such Veoneer benefit plan;
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voluntarily grant recognition to, or enter into or materially amend any collective bargaining agreement, works council or employee representative agreement with, any labor union, works council or other employee representative body;

•	grant, confer, award, amend or accelerate the vesting of any Veoneer equity awards;
•	acquire (including by merger, consolidation, or acquisition of stock or assets) any material equity interest in or business of any person with a purchase price exceeding $5 million;
•	incur or amend in any material respect the terms of, any indebtedness for borrowed money, or assume, guarantee any such indebtedness for any person greater than $5 million;
•	enter into any swap or hedging transaction or other derivative agreements;
•	make any capital contributions to or investments in any person as identified in the Company Disclosure Letter;
•	make or acquire any loans or advances, to any person;
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prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of Veoneer or its subsidiaries, other than (i) at stated maturity or (ii) any required amortization payments and mandatory prepayments, in each case in accordance with the terms of the instrument governing such indebtedness;

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(A) (i) modify, amend or terminate or waive any material rights under any Veoneer material contract or (ii) enter into any new contract that would be a Veoneer material contract if entered into prior to the date of the Merger Agreement or (B) enter into any new contract that would be a Veoneer material contract if entered into prior to the date of the Merger Agreement which would, after the Effective Time, restrict or limit in any material respect Parent or any of its affiliates (including Veoneer) from engaging in any business or competing in any geographic location with any person;

•	enter into any contract or other arrangement of the type set forth on the Company Disclosure Letter;
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transfer, sell, lease, license, subject to a lien (except as otherwise permitted under the Merger Agreement), or otherwise surrender, relinquish or dispose of any assets or property with a value or purchase price in the aggregate in excess of $10 million or material assets or property of Arriver Inc. or Arriver Software AB, other than (i) sales or dispositions of inventory or obsolete assets or factoring of accounts receivables, in each case in the ordinary course of business consistent with past practice and (ii) any non-exclusive license of Veoneer intellectual property rights granted by Veoneer or any of its subsidiaries in the ordinary course of business and dispositions and abandonment of intellectual property rights that are no longer material to the business of Veoneer or its subsidiaries in the ordinary course of business consistent with past practice;

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enter into (A) any contract of sale or option agreement to purchase real property or (B) any lease, sublease, license agreement or occupancy agreement to occupy any real property or (ii) terminate any real property lease or exercise any extension option under any real property lease unless in connection with a termination right relating to a casualty or failure to timely deliver space;

•	modify or amend in any material respect, or terminate or waive any material rights under, any material Veoneer permit;
•	authorize any new capital expenditures, except for capital expenditures set forth on the Company Disclosure Letter;
•	make any change to its methods of accounting in effect at December 31, 2020;
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make, change or revoke any material tax election; prepare or file any material tax returns in a manner materially inconsistent with past practice; amend any material filed tax returns; file any claims for material tax refunds; settle or compromise any material tax claim, audit or assessment; surrender any right to claim a material tax refund, offset or other reduction in tax liability; change any annual tax accounting period; adopt or change any method of tax accounting, or enter into any material “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of state, local or non-U.S. Law); waive or extend any statute of limitations in respect of any income or other material tax return; take any action that would reasonably be expected to adversely affect the tax-free status of the Internal Reorganization Transactions, the Contribution or the Distribution, each as defined in the Tax Matters Agreement dated as of June 28, 2018, by and between Autoliv, Inc. and Veoneer (the “Tax Matters Agreement”); or seek a loan or secure or claim any tax relief or tax benefit under the CARES Act;
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terminate, cancel, amend or modify any material insurance policies maintained by it covering Veoneer or any of its subsidiaries or their respective properties or other assets which is not replaced by a comparable amount of insurance coverage;

•	solely with respect to Veoneer, adopt or enter into a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;
•	waive, release, assign, settle or compromise any action or proceeding;
•	enter into any new lines of business that Veoneer or any of its subsidiaries do not operate in as of the date of the Merger Agreement; or
•	enter into any agreement, contract, commitment or understanding to do any of the foregoing.
Restrictions on Solicitations of Other Offers
In the Merger Agreement, Veoneer agreed that it
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shall, and shall cause its subsidiaries and each of its and their respective directors, officers and representatives to immediately cease and cause to be immediately terminated all soliciting activities, discussions, negotiations and access to nonpublic information of Veoneer with, to or by any third party relating to any Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal; and

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shall promptly (within one (1) business day of the date of the Merger Agreement) instruct each third party that has previously executed a confidentiality or similar agreement to promptly return to Veoneer or destroy all nonpublic information previously furnished or made available to such third party or any of its representatives by or on behalf of Veoneer or its representatives (including documents or material incorporating non-public information) in accordance with the terms of such confidentiality or similar agreement and immediately terminate all physical and electronic data room access previously granted to such third party; provided that this provision shall not require Veoneer to instruct the Specified Person to return or destroy information provided to the Specified Person in connection with the commercial relationship governed by the Specified Agreement.

Except as otherwise expressly provided in the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, Veoneer agreed that it will not, and shall cause its subsidiaries and each of its and their respective directors, officers and controlled representatives not to, and shall instruct its other representatives not to, directly or indirectly:
•	initiate, solicit, encourage or knowingly facilitate the making of any Competing Proposal or any inquiries that could reasonably be expected to lead to a Competing Proposal;
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engage in negotiations or discussions with, or furnish any nonpublic information to, or access to the business, properties, personnel, assets, books or records of Veoneer or any of its subsidiaries to, any third party that has made, is seeking to make, has informed Veoneer of any intention to make or has publicly announced an intent to make any Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal;

•	grant any waiver of, terminate, amend or release any standstill or similar obligation of any third party with respect to Veoneer or any of its subsidiaries;
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grant any waiver of, terminate, amend or release any standstill or similar obligation of any third party with respect to Veoneer or any of its subsidiaries (and Veoneer shall enforce any and all such provisions;

provided that if the Board determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable law, then Veoneer may waive any such standstill or similar agreement to the extent necessary to permit the person bound by such provision or agreement to make a Competing Proposal to the Board);
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take any action to make the provisions of any takeover law, or any restrictive provision of any applicable anti-takeover provision in Veoneer’s articles of incorporation or bylaws, inapplicable to any transactions contemplated by a Competing Proposal (including approving any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL); or

•	approve or recommend, or allow Veoneer or any of its subsidiaries to execute or enter into, any Alternative Acquisition Agreement.
In addition, until the Effective Time, except as otherwise expressly provided in the Merger Agreement, Veoneer agreed to:
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as promptly as reasonably practicable, and in any event within one (1) business day after receipt by Veoneer or any of its representatives of any Competing Proposal or any inquiry or request that could reasonably be expected to lead to any Competing Proposal, Veoneer shall deliver to Parent a written notice setting forth: (i) the identity of the third party making such Competing Proposal, inquiry or request (including, if applicable, unredacted copies of any written proposals or offers, and any proposed term sheets and agreements relating thereto) and (ii) the material terms and conditions of any such Competing Proposal, inquiry or request;

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keep Parent reasonably informed on a reasonably current basis of any material developments (including any material amendment or modification) regarding such Competing Proposal, inquiry or request including by providing unredacted copies of any agreements (draft (to the extent reflecting any material changes in the material terms) or final) and other material documentation to the extent reflecting any material terms relating thereto that are exchanged between the third party (or its representatives) making such Competing Proposal, inquiry or request and Veoneer (or its representatives) on a prompt basis (and, in any event, within one (1) business day) following such exchange; and

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that it and its subsidiaries will not enter into any contract or agreement with any person subsequent to the date of the Merger Agreement that prohibits Veoneer from engaging in discussions with Parent or providing any information to Parent in accordance with the relevant terms of the Merger Agreement.

Notwithstanding anything to the contrary in the Merger Agreement, at any time after the date of the Merger Agreement and prior to receipt of the Company Stockholder Approval, in the event that Veoneer receives an unsolicited Competing Proposal from any person that did not result from or follow a breach of the non-solicitation covenants in the Merger Agreement and the Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, and that the failure to take the actions described in the subsequent clauses (i) or (ii) would be inconsistent with its fiduciary duties to Veoneer Stockholders, then (i) Veoneer and its representatives may contact such person to clarify the terms and conditions thereof and (ii) Veoneer and the Board and their respective representatives may contact such person to clarify the terms and conditions of such Competing Proposal and engage in negotiations or discussions with, or furnish any information and other access to, any person making such Competing Proposal and its representatives or potential sources of financing pursuant to customary confidentiality agreements; provided that (A) prior to furnishing any nonpublic information concerning Veoneer or its subsidiaries, Veoneer receives from such person, to the extent such person is not already subject to a confidentiality agreement with Veoneer, an executed confidentiality agreement with such person that is not less favorable in any material respect to Veoneer than in the confidentiality agreement with Parent and, if commercially sensitive information is to be provided to such person, and such person is a competitor of Veoneer, a clean team agreement appropriate to address the competitive sensitivities of such competitor and (B) any such material nonpublic information so furnished in writing shall be promptly made available to Parent to the extent it was not previously made available to Parent or its representatives.

For purposes of the Merger Agreement:
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“Competing Proposal” shall mean any proposal or offer made by any person (other than Parent, Acquisition Sub or any of their respective affiliates) or group of persons as defined in Section 13(d)(3) of the Exchange Act (A) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (x) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of any class of equity securities of Veoneer (by vote or value) pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (y) any one or more assets or businesses of Veoneer and its subsidiaries that constitute more than twenty percent (20%), of the revenues, earnings or assets of Veoneer and its subsidiaries, taken as a whole, (B) with respect to the issuance, sale or other disposition, directly or indirectly, to any person (other than Parent, Acquisition Sub or any of their respective affiliates or group of persons as used in Section 13(d)(3) of the Exchange Act), of securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than twenty percent (20%) of the voting power of Veoneer or (C) with respect to any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving Veoneer and its subsidiaries pursuant to which any person or group of persons would have beneficial ownership (as defined pursuant to Section 13(d)(3) of the Exchange Act) of securities representing more than twenty percent (20%) of the total outstanding equity securities of Veoneer (by vote or value) after giving effect to the consummation of such transaction.

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“Superior Proposal” shall mean a bona fide unsolicited written Competing Proposal (with all references to “twenty percent (20%)” increased to “fifty percent (50%)”) made by a third party on terms that the Board determines in good faith, after consultation with its outside legal counsel and financial advisors, and considering all legal, regulatory and financing aspects and risks of such Competing Proposal and such other factors as the Board considers to be appropriate, are more favorable from a financial point of view to Veoneer Stockholders than the transactions contemplated by the Merger Agreement (including any changes to the terms of the Merger Agreement committed to by Parent to Veoneer in writing in response to such Competing Proposal under the provisions of the Merger Agreement).

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“Intervening Event” means an event, occurrence, change, effect, condition, development or state of facts or circumstances that materially affects Veoneer and its subsidiaries taken as a whole (other than related to a Competing Proposal or Superior Proposal, or any proposal which constitutes or could reasonably be expected to lead to a Competing Proposal or Superior Proposal) occurring after the date hereof that did not result from a breach of the Merger Agreement and that was neither known to, nor reasonably foreseeable by the Board as of the date of the Merger Agreement (or if known, the consequences of which were not known or reasonably foreseeable to the Board of directors as of the date of the Merger Agreement) (where, for the avoidance of doubt, the following shall not be taken into account in determining whether an Intervening Event has occurred (x) the fact in and of itself that Veoneer meets or exceeds projections, earnings guidance, forecasts or estimates and (y) changes in and of themselves in the price of Veoneer Common Stock or the trading volume thereof).

Adverse Recommendation Changes
As described above, and subject to the provisions described below, the Board has made the recommendation that Veoneer Stockholders vote “FOR” the proposal to adopt the Merger Agreement (the “Company Recommendation”). The Merger Agreement provides that the Board will not affect an Adverse Recommendation Change (as defined below) except as described below.
Under the terms of the Merger Agreement, neither the Board nor any committee thereof may:
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(i) withhold, withdraw, qualify or modify in a manner adverse to Parent or Acquisition Sub, or fail to make, the Company Recommendation, (ii) authorize, adopt, approve or recommend, to Veoneer Stockholders or otherwise, or otherwise declare advisable, any Competing Proposal, (iii) fail to publicly recommend against any Competing Proposal or fail to publicly reaffirm the Company Recommendation, in each case, within five (5) business days after Parent so requests in writing; provided, however, that (1) such five (5) business day period shall be extended for an additional five (5) business days following any material modification to any Competing Proposal occurring after the receipt of Parent’s written request and (2) Parent shall be entitled to make such a written request only once for each Competing Proposal and once for each modification to the financial terms or other material modification to such Competing Proposal, (iv) upon the written request of Parent, fail to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement of such Competing Proposal, or make any other recommendation or public statement in connection with a tender offer or exchange offer for the equity securities of Veoneer other than a “stop, look and listen” statement pursuant to the Merger Agreement; provided, however, that Parent shall be entitled to make such a written request only once for each Competing Proposal and once for each modification to the financial terms or other material modification to such Competing Proposal, (v) approve or recommend, or allow Veoneer or any of its subsidiaries to execute, approve or enter into, any Alternative Acquisition Agreement or (vi) resolve, propose or agree to do any of the foregoing (any action described in the foregoing clauses (i) through (vi) being referred to as an “Adverse Recommendation Change”).
Notwithstanding anything in the Merger Agreement to the contrary, at any time prior to receipt of the Company Stockholder Approval, the Board may make an Adverse Recommendation Change if (i) in response to an Intervening Event, the Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with Veoneer’s directors’ fiduciary duties under applicable law or (ii) (x) Veoneer receives an unsolicited Competing Proposal from any person that did not result from or follow a breach of the Merger Agreement and has not been withdrawn or otherwise expired, and (y) the Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal constitutes a Superior Proposal, and that the failure to take such action would be inconsistent with the Veoneer’s directors’ fiduciary duties under applicable law; provided, however, no Adverse Recommendation Change may be made and, in the case of a Superior Proposal, Veoneer may not terminate the Merger Agreement, unless and until:
•
after the fourth (4th) business day (the “Notice Period”) following Parent’s receipt of a written notice from Veoneer advising Parent that the Board intends to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”), including specifying the Intervening Event or Superior Proposal and, in the case of a Superior Proposal, the identity of the third party making such a Superior Proposal, the terms and conditions of any such Superior Proposal and a true and complete copy of the most current version of such Superior Proposal (including any proposed agreement or other offer documents);

•
during the Notice Period, Veoneer and its representatives negotiate in good faith with Parent and its representatives (to the extent Parent desires to negotiate) to make adjustments to the terms and conditions of the Merger Agreement so that either the failure to make an Adverse Recommendation Change in response to such Intervening Event would no longer be reasonably expected to be inconsistent with the fiduciary duties of the Board under applicable law or such Competing Proposal would cease to constitute a Superior Proposal; and

•
in determining whether to make such Adverse Recommendation Change, the Board shall take into account, in good faith, any changes to the terms of the Merger Agreement timely proposed by Parent in response to a Notice of Adverse Recommendation.

Any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material change to the terms of such Competing Proposal shall require a new Notice of Adverse Recommendation and commence a new Notice Period, and Veoneer shall be required to comply again with the requirements of the Merger Agreement to the extent all references to four (4) business days shall be revised to two (2) business days.
The Merger Agreement does not restrict Veoneer from taking or disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a)(2) under the Exchange Act, or otherwise making disclosure to comply with any applicable law.
Employee Matters
During the Continuation Period, Parent will, or will cause the Surviving Corporation or any of their respective affiliates to, provide each Continuing Employee with (i) at least the same base salary and wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) short-term cash incentive compensation opportunities (excluding, for the avoidance of doubt, any equity or equity-based incentives) that are no less favorable in the aggregate than such incentive compensation opportunities provided to each such Continuing Employee immediately prior to the Effective Time and (iii) employee benefits, as determined by Parent in its reasonable discretion, that are either (A) substantially comparable in the aggregate (other than defined benefit pension plans and retiree medical or other post-termination welfare benefits (unless required pursuant to a collective bargaining agreement or applicable law) and retention or change in control payments or awards) to the employee benefits provided to such Continuing Employee immediately prior to the Effective Time, or (B) substantially similar to the employee benefits provided to similarly situated employees of Parent. Without limiting the generality of the foregoing, during the Continuation Period, Parent will provide, or cause the Surviving Corporation or any of their respective affiliates to provide, severance payments and benefits to each Continuing Employee whose employment is terminated during such period that are no less favorable than the severance payments and benefits as set forth in the Company Disclosure Letter. Notwithstanding the above, to the extent a Continuing Employee is employed in a jurisdiction where applicable law requires different treatment of such Continuing Employee’s compensation or benefits entitlements, or such Continuing Employee’s terms of employment are governed by a collective bargaining, works council or similar agreement, Parent will, or will cause the Surviving Corporation or any of their respective affiliates to, comply with the requirements of any such laws or agreements.
Parent acknowledges that the consummation of the Merger will constitute a “change in control” (or similar term) of Veoneer under the terms of certain applicable benefit plans set forth in the Company Disclosure Letter.
From and after the Effective Time, Parent will, or will cause the Surviving Corporation or any of their respective subsidiaries to, assume and honor all obligations under certain Change in Control Agreements and employment agreements set forth in the Company Disclosure Letter.
Parent will, or will cause its subsidiaries to, use reasonable best efforts to cause each Continuing Employee to be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all benefit plans or arrangements of Parent, the Surviving Corporation or any of their respective subsidiaries providing benefits to a Continuing Employee following the Effective Time (the “New Plans”) to the extent that (i) coverage under such New Plan replaces coverage under a company benefit plan in which such Continuing Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (ii) such Continuing Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan. In addition, for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent will use commercially reasonable efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were previously satisfied, inapplicable or waived under the comparable Old Plan and (B) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account to the same extent as under such corresponding Old Plan under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
For purposes of determining eligibility to participate, vesting, and entitlement to benefits, Parent and the Surviving Corporation will cause Continuing Employees to receive past service credit with the Company and its Subsidiaries for purposes of New Plans to the same extent such service credit was granted under a pre-existing Old Plan.
The Company has agreed that it will terminate the Company's 401(k) Plan, effective as of immediately prior to the Effective Time and contingent upon the Closing (unless otherwise requested by Parent). As of the Closing Date, Parent will designate and provide coverage under a Parent 401(k) Plan for the participants in the Company 401(k) Plan.
Efforts to Close the Merger
Veoneer, Parent and Acquisition Sub have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement and to cause the conditions to the Merger to be satisfied as expeditiously as practicable (and in any event at least five (5) business days prior to the termination date of the Merger Agreement). Specifically, these actions include:
•
obtaining of all necessary or advisable actions or non-actions, waivers, consents and approvals from governmental authorities necessary in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger;

•	making of all necessary or advisable registrations and filings (including filings with governmental authorities, if any);
•
taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any action by, any governmental authority in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger;

•
obtaining of all other necessary consents, approvals or waivers from third parties (provided that Parent, Acquisition Sub or Veoneer shall not be required to make or agree to make any payment to such third parties or accept any material conditions or obligations with respect thereto);

•
defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby, including the Merger, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed; and

•
executing and delivering any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of the Merger Agreement and to carry out fully the purposes of the Merger Agreement.

In furtherance thereof, Parent and Acquisition Sub have agreed that (i) none of Parent, Acquisition Sub or Veoneer or their respective affiliates shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any governmental authority not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of the other parties and (ii) Parent and Acquisition Sub agree to take promptly any and all steps necessary or reasonably advisable or as may be required by any governmental authority to avoid or eliminate each and every impediment and obtain all consents under any antitrust laws that may be required by any governmental authority so as to enable the parties to consummate the Merger as expeditiously as possible, including committing to and effecting, by consent decree, hold separate order, trust or otherwise, (a) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of Veoneer or its subsidiaries or of Parent or Acquisition Sub, (b) terminating, amending or assigning existing relationships and contractual rights and obligations of Veoneer or its subsidiaries or of Parent or Acquisition Sub, (c) requiring Parent or Acquisition Sub or Veoneer or its subsidiaries, to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party and (d) imposing limitations on Parent or Acquisition Sub or Veoneer or its subsidiaries, with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets; provided that any such action contemplated by clause (ii) above is conditioned upon the consummation of the transactions contemplated by the Merger Agreement.
Access to Information
Upon reasonable notice, Veoneer shall (and shall cause each of its subsidiaries to) afford to Parent and its representatives reasonable access, at Parent’s sole cost and expense, in a manner not disruptive in any material respect to the operations of the business of Veoneer and its subsidiaries, during normal business hours and upon reasonable advance notice throughout the period commencing on the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, in accordance with the terms of the Merger Agreement to the properties, personnel, contracts, books and records (including tax returns and workpapers) of Veoneer and its subsidiaries and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to such representatives all information (to the extent not publicly available) concerning the business, properties and personnel of Veoneer and its subsidiaries (including accounting, tax, financing, operating, environmental and other data and information) as may reasonably be requested. However, Veoneer and its subsidiaries will not be required to disclose any information to Parent or Acquisition Sub if such disclosure would, in the reasonable judgment of Veoneer, (a) cause significant competitive harm to Veoneer or its subsidiaries if the transactions contemplated by the Merger Agreement are not consummated, (b) violate applicable law or the provisions of any agreement to which Veoneer or any of its subsidiaries is a party as of the date hereof or (c) jeopardize any attorney-client or other legal privilege; provided, in each case, that Veoneer shall give Parent notice of any information so withheld and the parties hereto shall cooperate in seeking to allow disclosure of such information in a manner that is not reasonably likely to cause significant competitive harm, violate applicable law or contract or cause any waiver of privilege; provided, further, that nothing in the Merger Agreement shall authorize Parent or its representatives to undertake any environmental testing involving the sampling of soil, groundwater, air or other environmental medium or similar invasive techniques at any of the properties owned, operated or leased by Veoneer or its subsidiaries. Parent agrees that it will not, and will cause its representatives and affiliates (including Acquisition Sub) not to, use any information obtained pursuant to the access to information request for any competitive or other purpose unrelated to the consummation of the transactions contemplated by the Merger Agreement.
Indemnification and Insurance
In the Merger Agreement, Parent and Acquisition Sub agreed that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time existing as of the date of the Merger Agreement in favor of the D&O Indemnified Parties as provided in the respective organizational documents or in any agreement for indemnification, will survive the Merger and will continue in full force and effect.
The Merger Agreement further requires Parent to (and cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses to, the D&O Indemnified Parties with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the Effective Time (including any matters arising in connection with the Merger Agreement or the transactions contemplated hereby), to the fullest extent that Veoneer or its subsidiaries would be permitted by applicable law; and (ii) pay in advance of the final disposition of any action against any D&O Indemnified Party the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt, if required by the DGCL, the Surviving Corporation’s organizational documents or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such D&O Indemnified Party is not permitted to be indemnified under applicable law. Further, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any action to which any D&O Indemnified Parties are parties, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the action from all liability arising out of such action.
For at least six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its other subsidiaries to, maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance in effect as of the Closing Date and maintained by Veoneer or any of its subsidiaries, as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies (with Veoneer’s current insurance carriers or other insurance carriers having an AM Best financial strength rating of least an “A”) for Veoneer and the D&O Indemnified Parties who are currently covered by such Existing D&O Insurance Policies, in either case, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided, that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium currently paid by Veoneer or any of its subsidiaries for the Existing D&O Insurance Policies (the “Maximum Amount”), but in such case shall purchase as much of such coverage as possible for such amount) and Parent shall not, and shall not permit the Surviving Corporation or its other subsidiaries to, take any action that would intentionally prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time (unless such beneficiary is not entitled to such recovery as a result of a final, non-appealable judicial determination under such insurance as a result of such beneficiary’s conduct). In lieu of such insurance, prior to the Effective Time, Veoneer may purchase prepaid, non-cancellable six (6) year “tail” directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (“Tail Coverage”), effective as of the Effective Time, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided that Veoneer shall consult with Parent regarding the proposed terms and premium for such Tail Coverage and the premium for such Tail Coverage shall not exceed the Maximum Amount), and Parent shall cause the Surviving Corporation (or its applicable subsidiaries) to maintain such Tail Coverage in full force and effect, without any modification, and continue to honor the obligations thereunder, in which event Parent shall cease to have any obligations to maintain the Existing D&O Insurance Policies.

Other Covenants
Stockholders’ Meetings
Veoneer shall, (i) as soon as practicable (and, in any event, within ten (10) business days) after the Proxy Statement is cleared by the SEC, mail the Proxy Statement to Veoneer Stockholders and duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking approval of the Merger Agreement and the transactions contemplated thereby and (ii) shall convene and hold the Company Stockholder Meeting as soon as practicable following the date of mailing of the definitive Proxy Statement (and in any event shall convene such meeting no later than forty five (45) days after mailing of the definitive Proxy Statement, or such later date as the parties may reasonably agree).
Conditions to the Closing of the Merger
The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent not prohibited by law) waiver by Veoneer, Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:
•	the Company Stockholder Approval having been obtained;
•
no governmental authority of the United States or the European Union, China, South Korea or Canada, shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger; and

•
any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated or early termination thereof shall have been granted, and the applicable waiting periods (or any extensions thereof) or clearance, as applicable, under the antitrust laws of the European Union, Canada, China and South Korea and investment screening laws of France, Germany and Italy shall have expired, been terminated or been obtained.

The obligations of Parent and Acquisition Sub to consummate the Merger are also subject to the satisfaction or (to the extent not prohibited by law) waiver by Parent at or prior to the Effective Time of the following conditions:
•
each of the representations and warranties of Veoneer contained in the Merger Agreement, without giving effect to any materiality or Company Material Adverse Effect or similar qualifications therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, have a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); provided, however, that the representations and warranties:

•
regarding Veoneer’s organization and qualification, subsidiaries, certain capital structure matters, authority relative to the Merger Agreement, the absence of any undisclosed brokers fees, the inapplicability to the Merger Agreement of the provisions of any “business combination,” “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state law, without giving effect to any “materiality” or “Company Material Adverse Effect” or similar qualifications therein, shall be required to be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•
regarding Veoneer’s capital structure (subject to certain exceptions) shall be required to be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) other than for de minimis errors; and,

•
regarding the absence of any adverse change, event, effect or circumstance that has had a Company Material Adverse Effect shall be required to be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•	from the date of the Merger Agreement until the Closing Date, no Company Material Adverse Effect shall have occurred;
•	Veoneer shall have performed or complied in all material respects with its obligations required under the Merger Agreement to be performed or complied with on or prior to the Closing Date; and
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Veoneer shall have delivered a certificate to Parent, dated as of the Closing Date and duly executed by a senior executive officer (or similar authorized person) of Veoneer, certifying to the effect that the foregoing conditions to the obligations of Parent and Acquisition Sub to consummate the Merger have been satisfied.

The obligations of Veoneer to effect the Merger are also subject to the satisfaction or waiver by Veoneer of the following conditions:
•
each of the representations and warranties of Parent and Acquisition Sub contained in the Merger Agreement, without giving effect to any materiality or “Parent Material Adverse Effect“ qualifications therein, shall be true and correct in all of respects as of the Closing Date, (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not, individually or in the agreement, have a Parent Material Adverse Effect;

•
Parent and Acquisition Sub shall have performed or complied with, in all material respects, each of their respective obligations under the Merger Agreement to be performed or complied with on or prior to the Closing Date; and

•
Parent shall have delivered a certificate to Veoneer on behalf of Parent and Acquisition Sub, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the conditions to the obligations of Veoneer to effect the Merger have been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time, as follows:
•	by mutual written consent of each of Parent and Veoneer;
•	by either Parent or Veoneer, if:
•
the Merger shall not have been consummated on or before the Outside Date; provided, that such date shall automatically extend in increments of three (3) months to a date no later than October 23, 2022 if the conditions set forth in the Merger Agreement (if relating to antitrust or investment screening laws) shall not have been satisfied as of the close of business on the business day immediately prior to the Outside Date; provided, further, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party if the failure of such party, and, in the case of Parent, including the failure of Acquisition Sub to perform or comply with any of its obligations under the Merger Agreement has been the principal cause of or resulted in the failure of the closing of the Merger to have occurred on or before such date;

•
prior to the Effective Time, any governmental authority of the United States or the European Union, China, South Korea or Canada shall have enacted, issued, promulgated, enforced or entered any law or order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such law or order or other action shall have become final and non-appealable; provided, however, that the right to terminate the Merger Agreement under this provision shall not be available to a party if the issuance of such law or order or taking of such action was primarily due to the failure of such party, and, in the case of Parent, including the failure of Acquisition Sub to perform any of its obligations under the Merger Agreement; or

•	upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained;
•	by Veoneer, if:
•	Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would result in any conditions to the obligations of Veoneer to effect the Merger not being satisfied and (ii) is not capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (a) the Outside Date and (b) the date that is thirty (30) calendar days following Veoneer’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach provided, however, that Veoneer shall not have the right to terminate the Merger Agreement pursuant to the Merger Agreement if Veoneer is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that Parent would be entitled to terminate the Merger Agreement pursuant to the Merger Agreement; or
•
Prior to receipt of the Company Stockholder Approval, if (i) Veoneer has received a Superior Proposal, (ii) the Board shall have authorized Veoneer to enter into a definitive agreement to consummate the transaction contemplated by that Superior Proposal following the procedures set forth in the Merger Agreement, (iii) Veoneer has complied in all material respects with the terms of the Merger Agreement with respect to such Superior Proposal and (iv) concurrently with (and as a condition to) such termination Veoneer pays (or causes to be paid) Parent the termination fee in accordance with the Merger Agreement.

•	by Parent, if:
•
Veoneer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of any conditions to the obligations of Parent and Acquisition Sub to effect the Merger and (ii) is not capable of being cured, or is not cured, by Veoneer on or before the earlier of (a) the Outside Date and (b) the date that is thirty (30) calendar days following Parent’s delivery of written notice to Veoneer of such breach; provided, however, that Parent shall not have the right to terminate the Merger Agreement pursuant to the Merger Agreement if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that Veoneer would be entitled to terminate the Merger Agreement pursuant to the Merger Agreement;

•
the Board shall have made an Adverse Recommendation Change; provided that Parent’s right to terminate the Merger Agreement under this provision shall expire when the Company Stockholder Approval has been obtained; or

•
Veoneer shall have committed a willful breach of any of its obligations under the provisions of the Merger Agreement relating to receipt of a Competing Proposal or Intervening Event, and such breach has resulted in the receipt of a Competing Proposal by Veoneer, which breach or failure to perform is not cured by Veoneer on or before the date that is ten (10) calendar days following Parent’s delivery of written notice to Veoneer of such breach.

In the event that the Merger Agreement is validly terminated and the Merger abandoned pursuant to the termination rights above, written notice thereof shall be given to the other party or parties, specifying the provisions of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement shall forthwith become null and void and of no effect without liability on the part of any party thereto (or any of its representatives), and all rights and obligations of any party hereto shall cease. However, except as otherwise provided in the Merger Agreement, no such termination shall relieve any party hereto of any liability or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Parent and Acquisition Sub, Veoneer would include the benefits of the transactions contemplated by the Merger Agreement lost by Veoneer Stockholders, taking into consideration all relevant matters, including lost stockholder premium, other combination opportunities and the time value of money) which shall be deemed in such event to be damages of such party, resulting from any willful breach of the Merger Agreement prior to such termination, in which case, except as otherwise provided in the Merger Agreement, the aggrieved party shall be entitled to all remedies available at law or in equity; provided, further, that certain related documents, such as the confidentiality agreement, the guarantees, the expense reimbursement and indemnification obligations shall survive any termination of the Merger Agreement in accordance with their respective terms.

Termination Fees; Expenses
In general, the Merger Agreement provides that all fees and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
Termination Fees
If the Merger Agreement is terminated in specified circumstances, Veoneer may be required to pay a termination fee. Parent would be entitled to receive a termination fee of $110 million from Veoneer if:
•	(i) a third party shall have made to Veoneer or directly to Veoneer Stockholders a Competing Proposal after the date of the Merger Agreement, (ii) the Merger Agreement is subsequently terminated:
(x) by either party after the occurrence of the Outside Date (at a time when the Company Stockholder Approval has not been obtained or Parent has the right to terminate as a result of Veoneer’s breach or failure to perform any of its representations and warranties in the Merger Agreement that would result in a breach in Veoneer’s conditions to the obligations of Veoneer to effect the Merger and that is not capable of being cured by the Outside Date or within thirty (30) days of written notice to Veoneer of such breach);
(y) by either party pursuant to Company Stockholder Approval not being obtained at the Special Meeting; or
(z) by Parent pursuant to Veoneer breach (as described in (x) above) or breach by Veoneer of the non-solicitation covenants in the Merger Agreement and at the time of such termination in the case of clauses (x) and (y) (or at the time of such breach in the cause of clause (z)) a Competing Proposal has been publicly announced (or privately made to the Veoneer in the case of clauses (x) and (z)) after the date of the Merger Agreement and has not been withdrawn; and
(iii) within twelve (12) months of such termination of the Merger Agreement, Veoneer consummates a transaction involving any Competing Proposal or enters into an Alternative Acquisition Agreement regarding any Competing Proposal and any Competing Proposal is subsequently consummated; provided, however, that references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”;
•	the Merger Agreement is terminated by Parent pursuant to the Board having made an Adverse Recommendation Change;
•
(i) the Board shall have made an Adverse Recommendation Change and (ii) the Merger Agreement has been terminated by either party after the occurrence of the Outside Date (at a time when the Company Stockholder Approval has not been obtained or Parent has the right to terminate as a result of Veoneer’s failure to perform any of its representations, warranties, covenants or other agreement set forth in the Merger Agreement that would result in a breach in Veoneer’s conditions to the obligations of Veoneer to effect the Merger and that is not capable of being cured by the Outside Date or within thirty (30) days of written notice to Veoneer of such breach) or if Company Stockholder Approval is not obtained;

•
the Merger Agreement is terminated by Veoneer at any time prior to the Company Stockholder Approval if (i) Veoneer has received a Superior Proposal after July 22, 2021, (ii) the Board has authorized Veoneer to enter into a definitive agreement to consummate the transaction contemplated by that Superior Proposal following the procedures set forth in the Merger Agreement, (iii) Veoneer has complied with the terms of the Merger Agreement with respect to such Superior Proposal and (iv) concurrently with (and as a condition to) such termination, Veoneer pays (or causes to be paid) the termination fee; or

•
the Merger Agreement is terminated by Parent because Veoneer has willfully breached the non-solicitation covenants and such breach has resulted in the receipt of a Competing Proposal, which breach or failure to perform is not cured by the Company on or before the date that is ten (10) calendar days following Parent’s deliver of written notice to Veoneer of such breach.

Parent Expense Reimbursement
Veoneer could be required to pay Parent’s out-of-pocket expenses incurred in connection with the Merger Agreement, the Proxy Statement and related regulatory filings in an amount not to exceed $15,000,000, if the Merger Agreement is terminated by Parent because Veoneer has willfully breached the non-solicitation covenants and such breach has resulted in the receipt of a Competing Proposal, which breach or failure to perform is not cured by the Company on or before the date that is ten (10) calendar days following Parent’s deliver of written notice to Veoneer of such breach. In no event will the Company be required to pay more than one hundred percent (100%) of the Termination Fee.
Specific Performance
Parent, Acquisition Sub and Veoneer are entitled to specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including failing to take such actions as are required of it thereunder to consummate the Merger Agreement) in addition to any other remedy to which they are entitled at law or in equity.
Amendment; Extension and Waiver
The Merger Agreement may be amended by mutual agreement of Veoneer and Parent at any time before or after the receipt of the Company Stockholder Approval; provided, however, that after the receipt of the Company Stockholder Approval, there shall be no amendment that by law or in accordance with the rules of any stock exchange requires further approval of the stockholders of Veoneer. In addition, the Merger Agreement may not be amended except by an instrument in writing signed by the Parent and Veoneer.
At any time prior to the Effective Time, subject to applicable law, Veoneer, Parent and Acquisition Sub may (i) extend the time for the performance for its benefit of any obligation or other act of any of the other parties, (ii) waive any inaccuracy in the representations and warranties made to it by another party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition for its benefit contained in the Merger Agreement. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by Veoneer, Parent or Acquisition Sub in exercising any right under the Merger Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right under the Merger Agreement.
Jurisdiction
Veoneer, Parent and Acquisition Sub have each (a) expressly and irrevocably agreed to submit to the exclusive personal jurisdiction of the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, in the event any dispute arises out of the Merger Agreement or the transactions contemplated thereby, (b) agreed that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agreed that it will not bring any action relating to the Merger Agreement or the transactions contemplated thereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (d) waived, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action arising out of or relating to the Merger Agreement and (e) agreed that each of the other parties hereto shall have the right to bring any action for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Acquisition Sub and Veoneer have agreed that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Governing Law
The Merger Agreement and all actions (whether based on contract, tort or otherwise) arising out of or relating to the Merger Agreement or the actions of Parent, Acquisition Sub or Veoneer in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS
The Non-Binding Advisory Proposal
Section 14A of the Exchange Act and Rule 14a-21 thereunder, which were enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Veoneer provide Veoneer Stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger, as disclosed in the section entitled “The Merger—Interests of the Directors and Executive Officers of Veoneer in the Merger—Golden Parachute Compensation” beginning on page 70 of this Proxy Statement.
Veoneer Stockholders are asked to indicate their approval of the compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger. These payments are set forth in the section entitled “The Merger —Interests of the Directors and Executive Officers of Veoneer in the Merger—Golden Parachute Compensation” beginning on page 70 of this Proxy Statement and the accompanying footnotes. Certain of the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Veoneer’s overall compensation program for its named executive officers, and previously have been disclosed to Veoneer Stockholders as part of the “Compensation Discussion and Analysis” and related sections of Veoneer’s annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the Board, which is composed solely of independent directors, and are believed to be reasonable and in line with marketplace norms.
Accordingly, Veoneer is seeking approval of the following resolution at the Special Meeting:
“RESOLVED, that the stockholders of Veoneer, Inc. approve, on a non-binding, advisory basis, the compensation that will or may become payable to Veoneer’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Interests of the Directors and Executive Officers of Veoneer in the Merger—Golden Parachute Compensation” in Veoneer’s Proxy Statement for the Special Meeting of stockholders.”
Veoneer Stockholders should note that this proposal is not a condition to consummation of the Merger, and as an advisory vote, the result will not be binding on Veoneer, the Board or Parent. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, Veoneer’s named executive officers will be eligible to receive the compensation that is based on, or otherwise relates to, the Merger in accordance with the terms and conditions applicable to those payments.
Vote Required and Board Recommendation
The affirmative vote of the holders of a majority in voting power of the Veoneer Common Stock entitled to vote thereon, which are present or represented by proxy at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger.
The Board recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Veoneer to its named executive officers in connection with the Merger.

MARKET PRICES AND DIVIDEND DATA
Veoneer Common Stock is listed on the NYSE under the symbol “VNE” and its SDRs are listed on Nasdaq Stockholm under the symbol “VNE SDB.” As of [•], 2021, there were [•] shares of Veoneer Common Stock outstanding, held by approximately [•] stockholders of record.
The following table sets forth, for the indicated periods, the high and low sales prices of Veoneer Common Stock for the periods shown as reported by the NYSE:
	Market Price
	High	Low
2021
Second Quarter (ended June 30, 2021)	$27.08	$21.22
First Quarter (ended March 31, 2021)	$30.71	$19.40
2020
Fourth Quarter (ended December 31, 2020)	$23.68	$14.64
Third Quarter (ended September 30, 2020)	$15.17	$9.56
Second Quarter (ended June 30, 2020)	$13.10	$6.42
First Quarter (ended March 31, 2020)	$16.57	$5.25
2019
Fourth Quarter (ended December 31, 2019)	$18.08	$13.62
Third Quarter (ended September 30, 2019)	$18.65	$13.46
Second Quarter (ended June 28, 2019)	$29.42	$15.41
First Quarter (ended March 29, 2019)	$33.11	$22.77
2018
Fourth Quarter (ended December 31, 2018)	$56.24	$22.63
Third Quarter (ended September 30, 2018)	$57.93	$41.45
Second Quarter (ended June 30, 2018)	$45.00	$39.50
The closing price of Veoneer Common Stock on July 22, 2021, the last full trading day prior to the Board’s approval of the Merger Agreement, was $19.93. On August 18, 2021, the latest practicable trading day before the date of this Proxy Statement, the closing price of Veoneer Common Stock was $36.57 per share.
Under the terms of the Merger Agreement, between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger, neither Veoneer nor any of its subsidiaries may authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to Veoneer securities or Veoneer’s or any of its subsidiaries’ capital stock or other equity interests or set any record or payment dates for the payment of any such dividends or distributions, other than dividends paid by any wholly owned subsidiary of Veoneer to Veoneer or any wholly owned subsidiary of Veoneer.
Following the Merger, there will be no further market for shares of Veoneer Common Stock and, Veoneer anticipates that its stock will be delisted from the NYSE and Nasdaq Stockholm and deregistered under the Exchange Act. As a result, following the Merger and such deregistration, Veoneer would no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT12
The following table sets forth information regarding the ownership of Veoneer Common Stock by the persons or groups of stockholders who are known to us to be the beneficial owners of more than five percent (5%) of our shares of Veoneer Common Stock as of December 31, 2020 (using the number of shares outstanding on this date for calculating the percentage). The information regarding beneficial owners of more than five percent (5%) of Veoneer Common Stock is, except as noted below, based solely on public filings made by such owners with the SEC.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
(1) Cevian Capital II GP Limited	10,676,924	9.54%
(2) AMF Pensionsförsäkring AB	10,652,071	10.80%
(3) Fjärda AP-Fonden	10,190,913	9.57%
(4) Alecta pensionsförsäkring, ömsesidigt	10,061,200	9.01%
(5) Nordea Investment Management AB	7,262,444	9.13%
(1)
The number of shares owned was provided by Cevian Capital II GP Limited (“Cevian”) pursuant to Amendment No. 1 to its Schedule 13G filed with the SEC on February 14, 2020, indicating beneficial ownership as of December 31, 2019. The total number of shares include 2,653,275 Swedish Depositary Receipts representing 2,653,275 shares of Veoneer Common Stock. Cevian reported sole power to vote and dispose of all such shares.

(2)
The number of shares owned was provided by AMF Pensionsförsäkring AB, pursuant to Amendment No. 2 to its Schedule 13G filed with the SEC on January 29, 2021, indicating beneficial ownership as of December 31, 2020. AMF Pensionsförsäkring AB reported sole power to vote and dispose of 8,150,000 shares and shared power to vote and dispose of 2,502,0719 shares.

(3)
The number of common shares owned was determined utilizing information provided by Fjärda AP-Fonden in its Schedule 13G filed with the SEC on June 7, 2019, indicating beneficial ownership as of December 31, 2019, its Form 13F filed with the SEC on February 12, 2021, indicating beneficial ownership as of December 31, 2020, and data obtained from Euroclear with respect to beneficial ownership of SDRs as of December 31, 2020.

(4)
The number of shares owned was provided by Alecta pensionsförsäkring, ömsesidigt pursuant to Amendment No. 2 to its Schedule 13G filed with the SEC on January 25, 2021, indicating beneficial ownership as of December 31, 2020. Alecta pensionsförsäkring, ömsesidigt reported sole power to vote and dispose of all such shares.

(5)
The number of shares owned was provided by Nordea Investment Management AB pursuant to its Schedule 13G filed with the SEC on February 10, 2020, indicating beneficial ownership as of December 31, 2019. Nordea Investment Management AB reported power to vote 0 shares and sole power to dispose of 7,262,444 shares, Nordea Funds Ltd. reported sole power to vote 6,718,480 shares and power to dispose of 0 shares and NIF Contractual Funds reported sole power to vote 6,710,984 shares and power to dispose of 0 shares.

The following table sets forth the total number of shares of Veoneer Common Stock beneficially owned and the percentage of the shares so owned as of March 10, 2021, by:
•	Each director;
•	Each named executive officer; and
•	All directors and current executive officers as a group.
Unless otherwise indicated in the notes following the table, the persons listed in the table below are the beneficial owners of the listed shares with sole voting and investment power (or, where applicable, shared power with such individual’s spouse and subject to community property laws) over the shares listed. Shares vesting or subject to rights exercisable within sixty (60) days after [•], 2021, are treated as outstanding in determining the amount and percentage beneficially owned by a person or entity.
Stockholders	Number of Shares of Veoneer Common Stock	Percent if greater than 1%
Directors and Named Executive Officers
Robert W. Alspaugh	29,974	—
Mats Backman	0	—
Nishant Batra	0	—
Matthias Bieler	0	—
Jan Carlson	234,957	—
Mary Louise Cummings	25,911	—

Stockholders	Number of Shares of Veoneer Common Stock	Percent if greater than 1%
Mark Durcan	25,911	—
James Ringler	33,402	—
Kazuhiko Sakamoto	29,718	—
Lars Sjöbring	25,509	—
Jonas Synnergren	25,547	—
Wolfgang Ziebart	27,691	—
All directors and current executive officers as a group (12 persons)	458,620	—
APPRAISAL RIGHTS
If the Merger is adopted by Veoneer Stockholders, Veoneer Stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect his, her or its demand for appraisal rights under Section 262 of the DGCL shall not be converted into the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this Proxy Statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. Only a holder of record of shares of Veoneer Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of Veoneer Common Stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Veoneer Common Stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or the other nominee.
Under Section 262 of the DGCL, holders of Veoneer Common Stock who (i) do not vote in favor of the proposal to adopt the Merger Agreement, (ii) continuously are the record holders of such shares through the Effective Time, and (iii) otherwise follow the procedures set forth in Section 262 of the DGCL, will be entitled to have their shares appraised by the Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the amount determined by the Court of Chancery to be the “fair value” of the shares of Veoneer Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value as determined by the Court of Chancery (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 of the DGCL). Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided that, if at any time before the Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the $31.25 per share Merger Consideration payable pursuant to the Merger Agreement if they did not seek appraisal of their shares.
Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This Proxy Statement constitutes Veoneer’s notice to Veoneer Stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 of the DGCL is attached to this Proxy Statement as Annex C. In connection with the Merger, any holder of shares of Veoneer Common Stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex D carefully. Failure to strictly comply with the requirements of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights under the DGCL. In addition, the Court of Chancery will dismiss appraisal proceedings as to all Veoneer Stockholders who assert appraisal rights unless (i) the total number of shares of Veoneer Common Stock for which appraisal rights have been pursued and perfected exceeds one percent (1%) of the outstanding shares of Veoneer Common Stock measured in accordance with subsection (g) of Section 262 of the DGCL or (ii) the value of the aggregate Merger Consideration in respect of the shares of Veoneer Common Stock for which appraisal rights have been pursued and perfected exceeds $1 million. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Veoneer Common Stock, Veoneer believes that if a Veoneer Stockholder is considering exercising appraisal rights, that stockholder should seek the advice of legal counsel. A stockholder who loses his, her, or its appraisal rights will be entitled to receive the Merger Consideration as described in the Merger Agreement upon surrender of the certificates that formerly represented such shares of Veoneer Common Stock.
Stockholders wishing to exercise the right to seek an appraisal of their shares of Veoneer Common Stock must fully comply with Section 262 of the DGCL, which means doing, among other things, ALL of the following:
•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;
•	the stockholder must deliver to Veoneer a written demand for appraisal before the vote on proposal to adopt the Merger Agreement at the Special Meeting;
•
the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•
the stockholder or the Surviving Corporation must file a petition in the Court of Chancery requesting a determination of the fair value of the shares within one hundred twenty (120) days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of proposal to adopt the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the proposal to adopt the Merger Agreement, abstain or not vote its shares.
Filing Written Demand
Any Veoneer Stockholder wishing to exercise appraisal rights must deliver to Veoneer, before the vote on the proposal to adopt the Merger Agreement at the Special Meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement either by ballot or by proxy. A Veoneer Stockholder exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and it will cause a stockholder to lose the stockholder’s right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or abstain from voting on the proposal to adopt the Merger Agreement. However, neither voting against the proposal to adopt the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement. A proxy or vote against the proposal to adopt the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the Merger Agreement at the Special Meeting will cause the stockholder to lose its appraisal rights in connection with the Merger.
Only a holder of record of shares of Veoneer Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Veoneer Common Stock should be executed by or on behalf of the holder of record and must reasonably inform Veoneer of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all joint owners.

An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.
STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
All written demands for appraisal pursuant to Section 262 of the DGCL should be mailed or delivered to:
Veoneer, Inc.
Klarabergsviadukten 70, Section C6
Box 13089, SE- 103 02
Stockholm, Sweden
Any holder of shares of Veoneer Common Stock may withdraw his, her or its demand for appraisal and accept the Merger Consideration by delivering to Veoneer a written withdrawal of the demand for appraisal within sixty (60) days after the Effective Time. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Court of Chancery will be dismissed without the approval of such court and such approval may be conditioned upon such terms as the Court of Chancery deems just.
Notice by the Surviving Corporation
If the Merger is consummated, within ten (10) days after the Effective Time, the Surviving Corporation will notify each holder of shares of Veoneer Common Stock who has made a written demand for appraisal pursuant to Section 262 of the DGCL and who has not voted in favor of the proposal to adopt the Merger Agreement as of the date that the Merger has become effective.
Filing a Petition for Appraisal
Within one hundred twenty (120) days after the Effective Time, but not thereafter, the Surviving Corporation or any Veoneer Stockholder who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The Surviving Corporation is under no obligation, and has no present intention, to file such a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair values of shares of Veoneer Common Stock. Accordingly, any Veoneer Stockholders who desire to have their shares appraised by the Court of Chancery should assume that they will be responsible for filing a petition for appraisal with the Court of Chancery in the manner prescribed in Section 262 of the DGCL. The failure of a Veoneer Stockholder to file such a petition for appraisal within the period specified in Section 262 of the DGCL will nullify the stockholder’s previous written demand for appraisal.
Within one hundred twenty (120) days after the Effective Time, any Veoneer Stockholder who has complied with the requirements for the exercise of appraisal rights, or a beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger proposal and with respect to which Veoneer received demands for appraisal, and the aggregate number of holders of such Veoneer Common Stock. The Surviving Corporation must mail this statement to the requesting stockholder within ten (10) days after receipt of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a Veoneer Stockholder and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss that stockholder from the proceedings.
Determination of Fair Value
After determining the holders of Veoneer Common Stock entitled to appraisal, the Court of Chancery will appraise the “fair value” of the shares of Veoneer Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court of Chancery of will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.
Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although Veoneer believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Veoneer nor Parent anticipates offering more than the $31.25 per share Merger Consideration to any Veoneer Stockholder exercising appraisal rights. Each of Veoneer and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of Veoneer Common Stock is less than the $31.25 per share Merger Consideration.
Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment; provided that if at any time before the Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (i) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery and (ii) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.
If any stockholder who demands appraisal of his, her or its shares of Veoneer Common Stock under Section 262 of the DGCL fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of Veoneer Common Stock will be deemed to have been converted at the Effective Time into the Merger Consideration, less applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262 of the DGCL.
From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote Veoneer Common Stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Veoneer Common Stock, if any, payable to Veoneer Stockholders of record as of a time prior to the Effective Time; provided, however, that if no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within sixty (60) days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Court of Chancery; however, the appraisal proceeding may not be dismissed as to any Veoneer Stockholder without the approval of the court.
Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any Veoneer Stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

OTHER MATTERS
The sole business that may be considered at the Special Meeting are the matters set forth in the Notice of Special Meeting accompanying this Proxy Statement.
FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of Veoneer Stockholders. However, if the Merger is not consummated, Veoneer Stockholders will continue to be entitled to attend and participate in Veoneer Stockholders’ meetings.
As described in our annual proxy statement for the 2021 annual meeting of stockholders filed on March 29, 2021, Veoneer Stockholders had the opportunity to submit proper proposals for inclusion in our proxy statement and for consideration at the annual meeting of stockholders to be held in 2021 (the “2021 Annual Meeting”) by submitting their proposals in writing to our Secretary in a timely manner by November 25, 2021, and otherwise complying with the requirements of Rule 14a-8 of the Exchange Act.
In order for a director nomination or a proposal by you or a fellow stockholder to be considered properly brought before an annual meeting, the stockholder must have given timely notice in writing to the Secretary of the Company. A stockholder’s notice to our Secretary shall set forth certain information concerning the stockholder and each director nomination or proposal, as specified in Section 5.1 of Veoneer’s bylaws, and must comply with the other requirements specified in Section 5.2 of Veoneer’s bylaws. To be timely for the 2021 annual meeting of stockholders, the notice must have been delivered to our Secretary at our principal executive offices not earlier than the close of business on January 6, 2021, nor later than the close of business on February 5, 2021.
HOUSEHOLDING INFORMATION
Veoneer will not provide householding in connection with the solicitation of proxies.
WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that Veoneer can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement or incorporated by reference subsequent to the date of this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that Veoneer has previously filed with the SEC. These documents contain important information about Veoneer and its financial condition and are incorporated by reference into this Proxy Statement.
The following Veoneer filings with the SEC are incorporated by reference:
•	Veoneer’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on July 23, 2021;
•
Veoneer’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2021, March 31, 2021 and September 30, 2020, filed with the SEC on July 23, 2021, April 28, 2021 and October 23, 2020, respectively; and

•	Veoneer’s Definitive Proxy Statement on Schedule 14A for the May 10, 2021, annual meeting of stockholders, filed with the SEC on March 29, 2021.
Veoneer also incorporates by reference into this Proxy Statement additional documents that it may file with the SEC between the date of this Proxy Statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on Veoneer’s website is not part of this Proxy Statement, and therefore is not incorporated by reference into this Proxy Statement.
You may obtain any document we file without charge through the SEC website at www.sec.gov, on our website at https://www.veoneer.com/en/investors or upon written request to Veoneer, Inc., Klarabergsviadukten 70, Section C6, Box 13089, SE- 103 02, Stockholm, Sweden, Attention: Corporate Secretary. Exhibits will be provided upon request.

If you have any questions about this Proxy Statement, the Special Meeting, the Merger Agreement or the Merger or need assistance with voting procedures, you should contact:
Georgeson LLC
1290 Avenue of the Americas
New York, NY 10104
Phone Number: (866) 741-9588
MISCELLANEOUS
Veoneer has supplied all information relating to Veoneer, and Parent has supplied, and Veoneer has not independently verified, all of the information relating to Parent and Acquisition Sub contained in the sections entitled “Summary—Parties Involved in the Merger,” “Summary—Financing of the Merger,” “The Merger—Parties Involved in the Merger” and “The Merger—Financing of the Merger.”
The cost of this proxy solicitation will be borne by Veoneer. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from beneficial owners of Veoneer Common Stock.
You should not send in your Veoneer stock certificates until you receive transmittal materials after the Merger is consummated.
You should rely only on the information contained in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to in this Proxy Statement to vote on the Merger. Veoneer has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated [•], 2021. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement) and the mailing of this Proxy Statement to stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A
AGREEMENT AND PLAN OF MERGER

by and among

MAGNA INTERNATIONAL INC.,

2486345 DELAWARE CORPORATION

and

VEONEER, INC.

Dated as of July 22, 2021

A-ii

A-iii

A-iv

Index of Defined Terms
Acceptable Confidentiality Agreement	47, A-1
Acquisition Sub	1, A-1
Action	A-1
Adverse Recommendation Change	48, A-1
Affiliate	A-1
Aggregate Merger Consideration	A-1
Agreement	1, A-1
Alternative Acquisition Agreement	46, A-1
Antitrust Laws	A-1
Blue Sky Laws	A-1
Book-Entry Evidence	4, A-1
Bribery Act	28, A-1
Business Day	A-1
Business Plan	A-1
CARES Act	A-2
Certificate of Merger	2, A-2
Certificates	4, A-2
Clean Team Agreement	A-2
Closing	2, A-2
Closing Date	2, A-2
Code	A-2
Company	1, A-2
Company 401(k) Plan	A-2
Company Benefit Plan	A-2
Company Board	1, A-2
Company Bylaws	10, A-2
Company Capital Stock	11, A-2
Company Charter	10, A-2
Company Common Stock	1, A-3
Company Data	A-3
Company Debt	58
Company Disclosure Letter	A-3
Company Equity Awards	A-3
Company Equity Plan	A-3
Company Intellectual Property Rights	A-3
Company Material Adverse Effect	60, A-3
Company Material Contract	23, A-4
Company Option	A-4
Company Option Consideration	7, A-4
Company Owned IP	18, A-4
Company Permits	13, A-4
Company Privacy Policies	A-4
Company Products	A-5
Company PSU	A-5
Company PSU Consideration	8, A-5
Company Recommendation	A-5
Company Registered IP	A-5
Company Related Parties	65, A-5
Company RSU	A-5
Company RSU Consideration	7, A-5
A-v

Company SEC Documents	14, A-5
Company Securities	A-5
Company Service Provider	A-5
Company Stock Units	A-5
Company Stockholder Approval	12, A-5
Company Stockholders Meeting	41, A-6
Company Technology	A-6
Competing Proposal	49, A-6
Confidentiality Agreement	A-6
Consent	13, A-6
Continuation Period	53, A-6
Continuing Employees	53, A-6
Contract	A-6
control	A-6
Convertible Notes	A-6
Convertible Notes Indenture	A-6
Copyrights	A-9
COVID Measures	A-6
COVID-19	A-6
D&O Indemnified Parties	50, A-6
Data Processor	A-7
Debt Payoff Amount	58
DGCL	1, A-7
Dissenting Shares	8, A-7
Domain Names	A-9
Effective Time	2, A-7
Environmental Laws	A-7
ERISA	A-7
ERISA Affiliate	A-7
Exchange Act	A-7
Exchange Fund	4, A-7
Existing D&O Insurance Policies	51, A-7
Expenses	A-7
Export Control Laws	A-7
FCPA	28, A-8
Financial Advisors	A-8
GAAP	A-8
Governmental Authority	A-8
Hazardous Materials	A-8
HSR Act	A-8
Information Security Program	A-8
Intellectual Property Rights	A-8
Intervening Event	50, A-9
Investment Screening Laws	A-9
IRS	A-9
IT Assets	A-9
IT Systems	A-9
Key Company Customers	27, A-9
Key Company Supplier	A-9
Key Company Suppliers	27
Knowledge	A-9
A-vi

Law	A-10
Leased Real Property	26, A-10
Lien	A-10
Malicious Code	A-10
Maximum Amount	51, A-10
Measurement Date	10, A-10
Merger	1, A-10
Merger Consideration	4, A-10
New Plans	54, A-10
Notice of Adverse Recommendation	48, A-10
Notice Period	48, A-10
NYSE	13, A-10
Old Plans	54, A-10
Open License Terms	A-10
Order	A-11
Outside Counsel Only Material	44
Outside Date	61, A-11
Owned Real Property	25, A-11
Parent	1, A-11
Parent 401(k) Plan	55
Parent Common Stock	A-11
Parent Disclosure Letter	A-11
Parent Material Adverse Effect	61, A-11
Parent Organizational Documents	A-11
Patents	A-8
Paying Agent	4, A-11
Paying Agent Agreement	4, A-11
Payoff Letter	58, A-11
Permitted Lien	A-11
Person	A-12
Personal Data	A-12
Privacy Requirements	A-12
Process	A-13
Processed	A-13
Processing	A-13
Project Winston	30
Proposed Financing	55, A-13
Proxy Statement	40, A-13
Public Software	A-13
Real Property Leases	26, A-13
Release	A-13
Representatives	A-14
Required Information	A-14
Sanctions Laws	A-14
SDR	A-14
SEB	41, A-14
SEC	A-14
Secretary	2, A-14
Securities Act	A-15
Security Incident	A-15
Solvent	34, A-15
A-vii

Source Code	A-15
Specified Agreement	A-13
Specified Person	A-13
Spin Date	A-15
Subsidiary	A-15
Superior Proposal	50, A-15
Support Agreements	1
Surviving Corporation	2, A-15
Tail Coverage	52, A-15
Takeover Laws	29, A-15
Tax	A-15
Tax Matters Agreement	23, A-15
Tax Returns	A-15
Taxes	A-15
Technology	A-15
Termination Fee	A-16
Third Party	A-16
Trade Secrets	A-9
Trademarks	A-9
Treasury Regulations	A-16
U.S.	68
United States	68
VDR	30, A-16
Veoneer, Inc	3
WARN	A-16
A-viii

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 22, 2021 (this “Agreement”), is made by and among Magna International Inc., an Ontario corporation (“Parent”), 2486345 Delaware Corporation, a Delaware corporation and an indirect, wholly owned Subsidiary of Parent (“Acquisition Sub”), and Veoneer, Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company, Parent and Acquisition Sub desire to effect the merger of Acquisition Sub with and into the Company, pursuant to the Delaware General Corporation Law (the “DGCL”), with the Company continuing as the surviving corporation and as an indirect, wholly owned Subsidiary of Parent (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, pursuant to which, except as otherwise provided in Section 3.1, each share of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law;
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved this Agreement, the Merger and the other transactions contemplated hereby, (b) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its stockholders and (c) on the terms and subject to the conditions as set forth in this Agreement, resolved to recommend the adoption of this Agreement by the Company’s stockholders;
WHEREAS, the boards of directors of each of Parent and Acquisition Sub have unanimously (a) approved this Agreement, the Merger and the other transactions contemplated hereby, (b) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of Parent, Acquisition Sub and their respective stockholders and (c) recommended the adoption of this Agreement by Acquisition Sub’s sole stockholder;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Acquisition Sub to enter into this Agreement, certain Company stockholders have delivered voting and support agreements (the “Support Agreements”) to Parent and Sub, pursuant to which such Persons have agreed, among other things, to vote all shares of Company Common Stock beneficially owned by them in favor of the adoption of this Agreement and the Merger;
WHEREAS, the sole stockholder of Acquisition Sub has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and
WHEREAS, each of Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1 Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.
ARTICLE II

THE MERGER
Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware. At the election of Parent, any direct or indirect wholly owned subsidiary of Parent, that is a Delaware corporation, may be substituted for Acquisition Sub as a constituent corporation in the Merger so long as such substitution has no impact on the transactions contemplated hereby. In such event, the parties hereto shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.
Section 2.2 The Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (New York City time) on a date to be specified by the Company and Parent, but no later than the third (3rd) Business Day after the satisfaction or, to the extent not prohibited by Law, waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent not prohibited by Law, waiver of such conditions), and the Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP; One Manhattan West; New York, New York 10001, or by the electronic exchange of documents, unless another time, date or place is agreed to in writing by the Company and Parent (such date being the “Closing Date”).
Section 2.3 Effective Time.
(a) Concurrently with the Closing, each of the Company, Parent and Acquisition Sub shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged, delivered to and filed with the Office of the Secretary of State of the State of Delaware (the “Secretary”) as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been received for filing by the Secretary (such date and time of filing, or such later time as may be agreed to by Parent, Acquisition Sub and the Company and set forth in the Certificate of Merger, being hereinafter referred to as the “Effective Time”).
(b) The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.
Section 2.4 Certificate of Incorporation and Bylaws. Subject to compliance with Section 6.6, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Acquisition Sub, except that the name of the Acquisition Sub set forth therein shall be changed to the name of the Surviving Corporation, until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, except that (i) in each case, the name of the Surviving Corporation shall be “Veoneer, Inc.” and (ii) the indemnity and exculpation provisions shall be the same as those under the Company’s certificate of incorporation and bylaws, respectively, in each case as in effect as of the date of this Agreement.
Section 2.5 Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
Section 2.6 Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.
ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
Section 3.1 Effect on Securities. At the Effective Time (or such other time specified in this Section 3.1), by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub or any holder of any securities of the Company or Acquisition Sub or any other Person:
(a) Cancellation of Company Securities. Each share of Company Common Stock held by the Company or any Subsidiary of the Company (including shares held as treasury stock) or held, directly or indirectly, by Parent or Acquisition Sub or any of their wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.
(b) Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall be converted into the right to receive $ 31.25 per share of Company Common Stock in cash (the “Merger Consideration”), without interest and subject to any withholding of Taxes required by applicable Law. Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry evidence of shares (“Book-Entry Evidence”) which immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Evidence in accordance with Section 3.2, the Merger Consideration without interest thereon and subject to any withholding of Taxes required by applicable Law.
(c) Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $1.00 par value per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become 1,000 fully paid, non-assessable shares of common stock, $1.00 par value per share, of the Surviving Corporation and shall constitute the only issued or outstanding shares of capital stock of the Surviving Corporation.
(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend or distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.1(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
Section 3.2 Payment for Securities; Exchange of Certificates.
(a) Designation of Paying Agent; Deposit of Exchange Fund. No later than ten (10) days prior to the Effective Time, Parent shall, at its sole cost and expense, designate a reputable bank or trust company (the “Paying Agent”) that is organized and doing business under the laws of the United States, the identity and the terms of appointment of which to be reasonably acceptable to the Company, to act as paying agent for the payment of the Aggregate Merger Consideration, and shall enter into an agreement (the “Paying Agent Agreement”) relating to the Paying Agent’s responsibilities with respect thereto, in form and substance reasonably acceptable to the Company. Concurrently with the filing of the Certificate of Merger, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Aggregate Merger Consideration (such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payments in full. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.
(b) Procedures for Exchange.
(i) Certificates. As promptly as reasonably practicable following the Effective Time and in any event not later than the second (2nd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify).
(ii) Book-Entry Evidence. As promptly as reasonably practicable following the Effective Time and in any event not later than the second (2nd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Book-Entry Evidence not held through The Depository Trust Company (and to deliver to The Depository Trust Company, in the case of holders of Book-Entry Evidence held through The Depository Trust Company) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall be in the form and have such other provisions as Parent and the Company may reasonably specify, and (B) instructions for returning such letter of transmittal in exchange for the right to receive the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Book-Entry Evidence shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify). Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Evidence shall be required to deliver a Certificate or, in the case of holders of Book-Entry Evidence held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1(b).
(c) Timing of Exchange. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence for cancellation to the Paying Agent, together with, in the case of Certificates and Book-Entry Evidence not held through The Depository Trust Company, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Evidence held through The Depository Trust Company, receipt of an “agent’s message” by the Paying Agent, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Evidence shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Evidence upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), Book-Entry Evidence or “agent’s message,” and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence so surrendered shall be forthwith cancelled. The Paying Agent Agreement shall provide that the Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Evidence upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Evidence on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Evidence.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Evidence for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration (without any interest thereon) in respect thereof, subject to abandoned property, escheat or similar Law.
(e) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Evidence shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Evidence would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Evidence shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(f) Investment of Exchange Fund. The Paying Agent Agreement shall provide that the Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses (or any diminishment of the Exchange Fund for any other reason below the level required to make prompt cash payment in full of the aggregate funds required to be paid pursuant to the terms hereof) Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.
(g) Withholding. Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as they are required to deduct and withhold with respect to the making of such payment under applicable Law. Parent shall use reasonable best efforts to notify or cause to be notified, at least ten (10) Business Days prior to making any such deduction or withholding, the Person in respect of whom such deduction or withholding is expected to be made of such deduction or withholding (except no such notification shall be required if such Person is receiving such consideration as compensation for services for purposes of applicable Tax Law), which notice shall be in writing and include the amount of and basis for such deduction or withholding. Parent or the Surviving Corporation, as applicable, shall cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.3 Company Equity Awards.
(a) Company Options. At the Effective Time, each Company Option (whether or not vested) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the Company or the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest and subject to any withholding of Taxes required by applicable Law, equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per-share exercise price for such Company Option multiplied by (ii) the total number of shares of Company Common Stock underlying such Company Option (the “Company Option Consideration”); provided that if the exercise price per share of Company Common Stock of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof.
(b) Treatment of Company RSUs. At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest and subject to any withholding of Taxes required by applicable Law, equal to the product of (i) the total number of shares of Company Common Stock underlying such Company RSU (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon) multiplied by (ii) the Merger Consideration (the “Company RSU Consideration”).
(c) Treatment of Company PSUs. At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest and subject to any withholding of Taxes required by applicable Law, equal to the product of (i) the number of shares of Company Common Stock underlying such Company PSU (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon) determined based on the attainment of the applicable performance metrics at (x) the actual level of performance for any performance periods that have concluded prior to the Effective Time, and (y) the greater of the target level of performance or actual level of performance measured through the Closing Date (as determined by the Board of Directors of the Company), for any performance periods that would otherwise conclude following the Effective Time, in each case, multiplied by (ii) the Merger Consideration (the “Company PSU Consideration”).
(d) Delivery of Company Equity Award Consideration; Withholding; Section 409A. Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation (to the extent applicable) to each holder of a Company Equity Award the Company Option Consideration, Company RSU Consideration and Company PSU Consideration, as applicable, less any required withholding Taxes and without interest, within two (2) Business Days following the Effective Time, subject to any requirements under applicable Law. Notwithstanding anything herein to the contrary, (i) with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Equity Plan that will not trigger a Tax or penalty under Section 409A of the Code and (ii) with respect to Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the parties hereto shall cooperate in good faith prior to the Effective Time to minimize the Tax impact of the provisions set forth in this Section 3.3.
(e) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board or the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.3.
Section 3.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Company, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to this Article III; provided, however, that the Paying Agent or Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration and any dividends or distributions that such holder is entitled to receive pursuant to this Article III, require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount.
Section 3.5 Dissenting Shares. Notwithstanding Section 3.1(b), shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to, and has properly exercised and perfected his, her or its demand for, appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under Section 262 of the DGCL (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, in accordance with Section 3.1(b) and such shares shall no longer be deemed to be Dissenting Shares. The Company shall give prompt written notice to Parent of any demands, withdrawals of demands and any other instruments, notices or demands received by the Company for the appraisal of any shares under Section 262 of the DGCL, and Parent shall have the right to participate in and direct and control, in consultation with the Company, all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.
Section 3.6 Transfers; No Further Ownership Rights. From and after the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Evidence are presented to the Surviving Corporation, Parent or Paying Agent for transfer following the Effective Time, they shall be cancelled against delivery of the applicable Merger Consideration as provided for in Section 3.1(b) for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Evidence. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Payment of the Merger Consideration in accordance with the terms of this Article III, and, if applicable, any unclaimed dividends upon the surrender of Certificates, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Evidence.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the Company Disclosure Letter (subject to Section 9.3(b)) or in the publicly available Company SEC Documents filed with or furnished to the SEC by the Company on or after the Spin Date and prior to the date of this Agreement (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements,” any disclosure in any section relating to forward-looking statements and any other statements that are predictive or forward-looking in nature other than historical facts included therein); provided that in no event shall any disclosure in any Company SEC Document qualify or limit the representations and warranties of the Company set forth in Section 4.1 (Organization and Qualifications; Subsidiaries), Section 4.2(a) (Capitalization), Section 4.3 (Authority Relative to Agreement), Section 4.22 (Brokers) or Section 4.23 (Opinion of Financial Advisor) the Company hereby represents and warrants to Parent as of the date hereof as follows:
Section 4.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority as would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Company Material Adverse Effect. True, complete and correct copies of the Company’s amended and restated certificate of incorporation (the “Company Charter”) and amended and restated bylaws (the “Company Bylaws”), as currently in effect, are included in the Company SEC Documents. The Company is not in violation, in any material respect, of the Company Charter and Company Bylaws and no “significant subsidiary”, as such term is defined in Regulation S-X promulgated by the SEC, is in violation, in any material respect, of any of its articles of association, certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents.
Section 4.2 Capitalization.
(a) As of July 20, 2021 (the “Measurement Date”), the authorized capital stock of the Company consists of (i) 325,000,000 shares of Company Common Stock, 111,959,234 of which were issued and outstanding, (ii) 25,000 shares of preferred stock, par value $1.00 per share (none of which were issued and outstanding), (iii) Company Options to purchase an aggregate of 199,421 shares of Company Common Stock and

(iv) 1,141,320.6 shares of Company Common Stock subject to outstanding Company Stock Units (with Company PSUs measured at the target level of performance for any non-completed periods). Since the Measurement Date the Company has not issued or granted any Company Securities other than pursuant to the exercise of Company Options outstanding as of the Measurement Date. Other than the Company Securities, no Company Capital Stock is outstanding. As of the date hereof, no shares of Company Common Stock are held by the Company in its treasury or by any Subsidiary of the Company. All outstanding shares of Company Common Stock and capital stock or equivalent equity interests of each Subsidiary of the Company are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date hereof, other than as set forth above in this Section 4.2(a) or in Section 4.2(d) of the Company Disclosure Letter, there are no existing and outstanding (A) shares of capital stock or equity interests of the Company or securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or other equity or voting interests of the Company, (B) options, warrants, calls, restricted shares, phantom stock, stock appreciation rights, performance units, contingent value rights, subscriptions or other rights, convertible securities (other than the Convertible Notes), agreements or commitments (including any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or its Subsidiaries may vote) of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (collectively and together with the shares, interests or securities referred to in clause (A), “Company Capital Stock”), (C) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interests of the Company, (D) voting trusts or similar agreements to which the Company is a party with respect to the voting or registration of the capital stock or other equity interests of the Company or any of its Subsidiaries, (E) other than as provided in Section 7 of the Specified Agreement, contractual obligations or agreements restricting the transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any Company Securities or capital stock of (or other equity or voting interest in) any Subsidiary of the Company, or (F) phantom stock, restricted stock units, equity or equity-based awards or other contractual rights the value of which is determined in whole or in part by reference to the value of any capital stock of the Company or outstanding stock appreciation rights issued by the Company with respect to the capital stock of the Company. Except as permitted after the date hereof pursuant to the terms of this Agreement, there are no individuals with an offer letter, other employment Contract or other arrangement or Contract that contemplates a grant of awards that would be Company Options, Company RSUs, Company PSUs (if outstanding on the date hereof) or other equity or equity-based awards, or who has been promised any such awards, which awards have not been granted as of the date hereof. The Company has not issued any Company Securities or incurred any obligation to make any payments to any Person based on the price or value of any Company Securities, other than in connection with any Company Equity Awards outstanding as of Measurement Date in accordance with their terms. No dividends or similar distributions have accrued or been declared but are unpaid on any Company Securities, and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any Company Securities (in each case, other than with respect to dividends to be paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company).
(b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company or the relevant wholly owned Subsidiary and free and clear of all Liens except for restrictions imposed by applicable securities Laws and Permitted Liens.
(c) Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt, including any security or other rights, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interests) in any Person, other than a Subsidiary of the Company.
(d) As soon as reasonably practicable after the date of this Agreement, the Company shall deliver to Parent a complete and accurate list of each outstanding Company Equity Award granted under any of the Company Equity Plans and: (i) the employee identification number of the holder of such Company Equity Award, (ii) the type of Company Equity Award (i.e., whether a Company Option, Company RSU or Company

PSU), (iii) with respect to any Company Option, whether the Company Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, (iv) the name of the Company Equity Plan under which the Company Equity Award was issued, (v) the number of shares of Company Common Stock subject to such outstanding Company Equity Award (including, for Company PSUs, both the target and maximum number of shares of the Company issuable under such Company PSU), (vi) if applicable, the exercise price, strike price or similar pricing of such Company Equity Award, (vii) the date on which such Company Equity Award was granted or issued, (viii) the applicable vesting, repurchase or other lapse of restrictions schedule, (ix) the number of shares of Company Common Stock which are vested and unvested with respect to the Company Equity Award, and (x) the expiration date of the term of such Company Equity Award (if applicable).
(e) As of July 20, 2021, 11,828,560 shares of Company Common Stock are reserved for issuance in connection with the Convertible Notes and the Conversion Rate (as defined in the Convertible Notes Indenture) of the Convertible Notes is 44.8179 shares of Company Common Stock per $1,000 aggregate principal amount of Convertible Notes (taking into account any adjustments deferred and not yet made pursuant to Section 14.04(l) of the Convertible Notes Indenture).
Section 4.3 Authority Relative to Agreement.
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger, subject to the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock that are entitled to vote thereon at the Company Stockholders Meeting, whether in person or by proxy (the “Company Stockholder Approval”). The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, except for the Company Stockholder Approval, and no other corporate Action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The Company Stockholder Approval is the only vote of the holders of any securities (including SDRs) of the Company that is required in connection with the transactions contemplated hereby.
(b) The Company Board has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its stockholders, (iii) resolved to make the Company Recommendation (provided that any change, modification or rescission of such recommendation by the board of directors of the Company in accordance with Section 6.5 shall not be a breach of the representation in clause (iii)), and (iv) such resolutions are sufficient to render the provisions of Section 203 of the DGCL inapplicable to Parent and Acquisition Sub and to this Agreement, the Support Agreements, the Merger and the other transactions contemplated hereby and thereby. No other “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws apply to this Agreement, the Support Agreements, the Merger or any other transaction contemplated hereby.
Section 4.4 No Conflict; Required Filings and Consents.
(a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Company Charter or Company Bylaws, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration, loss of rights or cancellation of, any (A) Real Property Lease or (B) Company Material Contract or (iv) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii), (iii) and (iv) any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have a Company Material Adverse Effect.
(b) No consent, approval, license, permit, Order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of the Proxy Statement in preliminary and definitive forms and the applicable requirements of and filings with the SEC under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements under corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 8.6, (v) filings with The New York Stock Exchange (the “NYSE”) or Nasdaq Stockholm, (vi) such other items required solely by reason of the identity of Parent or Acquisition Sub and their participation in the transactions contemplated hereby, (vii) compliance with and filings or notifications under the HSR Act or other Antitrust Laws and Investment Screening Laws and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Company Material Adverse Effect.
Section 4.5 Permits; Compliance With Laws.
(a) The Company and its Subsidiaries are in possession of all franchises, grants, easements, variances, exceptions, Consents and certificates necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their business as it is now being conducted (the “Company Permits”), and all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect.
(b) None of the Company or any of its Subsidiaries is in default or violation of any Law applicable to the Company or any of its Subsidiaries, except for any such defaults or violations that would not have a Company Material Adverse Effect.
Section 4.6 Company SEC Documents; Financial Statements.
(a) Since January 1, 2019, the Company has filed or furnished with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended, as of the date of the last amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.
(b) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company or any of its Subsidiaries from the SEC or its staff that would be required to be disclosed under Item 1B of Form 10-K under the Exchange Act. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or investigation. There has been no material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since December 31, 2020 on or prior to the date hereof that is not available to the public on the SEC’s Electronic Data Gathering and Retrieval database.
(c) The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and its consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, and any other adjustments described therein, including in any notes thereto, in each case, which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole) were prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (ii) are in accordance, in all material respects, with the books and records of the Company and its consolidated Subsidiaries, and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act, the Securities Act and the DGCL.
Section 4.7 Information Supplied. The Proxy Statement will not when filed with the SEC, when distributed or disseminated to holders of shares of Company Common Stock and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with regards to statements made therein based on information supplied by or on behalf of Parent or Acquisition Sub (or any of their Affiliates) for inclusion therein.
Section 4.8 Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. To the Knowledge of the Company, the Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
Section 4.9 Absence of Certain Changes or Events. From January 1, 2021, to the date of this Agreement, except with respect to the negotiation, execution and delivery of this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice (other than with respect to COVID Measures), (ii) there has not been any adverse change, event, effect or circumstance that has had a Company Material Adverse Effect and (iii) the Company has not taken any action that would be prohibited by Section 6.1(n), if taken after the date hereof.
Section 4.10 No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2021, and the notes thereto, as set forth in the Company’s report on Form 10-Q for the three months ended March 31, 2021, (b) for liabilities or obligations incurred in the ordinary course of business since March 31, 2021, consistent with past practice, (c) for liabilities or obligations incurred in connection with this Agreement, and the transactions contemplated hereby (d) for liabilities or obligations that would not have a Company Material Adverse Effect or (e) as set forth in Section 4.10 of the Company Disclosure Letter, as of the date hereof, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any material “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.
Section 4.11 Litigation. Except as set forth in Section 4.11 of the Company Disclosure Letter, as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or any of their assets or properties, or to the Knowledge of the Company, any present or former officer or director the Company or any of its Subsidiaries (in such individual’s capacity as such), that would have a Company Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation or review pending or threatened in writing by any Governmental Authority involving, the Company or any of its Subsidiaries, that would have a Company Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing seeking to prevent, enjoin, modify, materially delay or challenge the Merger or any of the other transactions contemplated by this Agreement or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

Section 4.12 Employee Benefit Plans.
(a) Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each material Company Benefit Plan. The Company has made available to Parent a true and complete copy of each material Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a true and correct description of the material terms thereof) and all amendments thereto and a true and complete copy of the following items (in each case, only if applicable): (i) each trust agreement, insurance contract, policy documents or other funding arrangement related thereto, (ii) the most recent summary plan description and summary of material modifications, (iii) the three most recently filed annual reports on IRS Form 5500 with all corresponding schedules and financial statements attached thereto (including any related actuarial valuation report), (iv) the most recently received IRS determination letter or IRS advisory or opinion letter issued with respect to any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code; and (v) any material notices, letters or other correspondence with the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.
(b) (i) Except as would not have a Company Material Adverse Effect, (i) each of the Company Benefit Plans has been maintained, operated, administered and funded in accordance with its terms and in compliance with applicable Laws, (ii) no Action (other than routine claims for benefits), including any audit, is pending against or involves or, to the Knowledge of the Company, is threatened against or reasonably expected to involve, any Company Benefit Plan, (iii) payments required to be paid by the Company or any of its Subsidiaries pursuant to the terms of a Company Benefit Plan or by applicable Law (including all contributions and insurance premiums) with respect to all prior periods have been timely made or provided for by the Company or its Subsidiaries in accordance with the provisions of such Company Benefit Plan or applicable Law, (iv) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the Company Benefit Plans and (v) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any Tax, fine, penalty or other liability imposed by ERISA, the Code or other applicable Laws with respect to any Company Benefit Plan.
(c) (i) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has either received a currently-effective favorable determination letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS advisory or opinion letter, and (ii) to the Knowledge of the Company, no event has occurred since the most recent determination or opinion or advisory letter or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan or the tax-exempt status of any related trust.
(d) None of the Company, its Subsidiaries, or any of their respective ERISA Affiliates (nor any predecessor of any such entity) currently sponsors, maintains, administers or contributes to, has any obligation to contribute to or has any actual or potential liability in respect of, or has ever sponsored, maintained, administered or contributed to (or had any obligation to contribute to), (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).
(e) Except as would not be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance with Section 409A of the Code and has complied with applicable documentary requirements of Section 409A of the Code.
(f) Neither the execution or delivery of this Agreement nor the consummation of the Merger, either alone or in conjunction with any other event, will (i) except as expressly provided in this Agreement, entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to any payment or benefit, (ii) increase the amount or value of any benefit or compensation or other obligation payable or required to be provided to any such director, employee, consultant or independent contractor, or any Company Benefit Plan, (iii) except as expressly provided in this Agreement, accelerate the time of payment or vesting of amounts due any such director, employee, consultant or independent contractor or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any of the Company Benefit Plans, or (iv) result in any payment under any Company Benefit Plan or any other arrangement that would not be deductible under Section 280G of the Code.
(g) Except as would not have a Company Material Adverse Effect, none of the Company Benefit Plans provides, and none of the Company or its Subsidiaries has any material obligations to provide post-termination or retiree health or life insurance benefits or other post-termination or retiree welfare benefits or coverage to any individual (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).
(h) Except as would not have a Company Material Adverse Effect, each Company Benefit Plan that is required to be registered under the Laws of a jurisdiction outside the United States (i) has been registered and has been maintained in good standing with the appropriate regulatory authorities, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or so secured, based on reasonable actuarial assumptions in accordance with applicable accounting principles.
Section 4.13 Labor Matters.
(a) The Company shall provide Parent with a schedule of all non-U.S. collective bargaining agreements to which the Company is a party or bound by no later than ten (10) Business Days after the date hereof (the “CBA List”). Except as set forth in Section 4.13 of the Company Disclosure Letter or as provided in the CBA List (as and when provided),neither the Company nor any of its Subsidiaries is a party to or bound by any works council or collective bargaining agreement, other than industry-wide agreements outside of the United States. Except as would not have a Company Material Adverse Effect, there are no labor related strikes, walkouts or other work stoppages pending or, to the Knowledge of the Company, threatened in writing, and, since January 1, 2018, neither the Company nor any of its Subsidiaries has experienced any such labor related strike, walkout or other work stoppage. To the Knowledge of the Company, there is no pending organizing campaign and no labor union or works council has made a pending written demand for recognition or certification, in each case, with respect to any employees of the Company or any of its Subsidiaries.
(b) The Company and its Subsidiaries affirm that they have no outstanding WARN liability.
(c) All employees of the Company and its Subsidiaries are legally authorized to work in the location where assigned, and the Company and its Subsidiaries maintain accurate records concerning all I-9 filings for employees working in the United States.
Section 4.14 Intellectual Property Rights.
(a) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries own, or have the right to use in the manner currently used, all Company Intellectual Property Rights and (ii) neither the Company nor any of its Subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the validity of any Intellectual Property Rights owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries (the “Company Owned IP”).
(b) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate, and has not in the two (2) years prior to the date hereof infringed upon, misappropriated or otherwise violated, any Intellectual Property Rights of any other Person, except for any such infringement, misappropriation or other violation that would not have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation by the Company or any of its Subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement, misappropriation or other violation that would not materially adversely affect the business of the Company and its Subsidiaries. To the Knowledge of the Company, as of the date hereof, no other Person is infringing upon, misappropriating or otherwise violating, and has not in the past two (2) years infringed upon, misappropriated or otherwise violated, any Company Owned IP, except for any such infringement, misappropriation or other violation as would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has brought in the twelve (12) months preceding the date hereof or is currently a party to any Action alleging a material infringement of Company Owned IP.
(c) As of the date of this Agreement, there is no Action currently pending against the Company or any of its Subsidiaries challenging the ownership, scope, validity or enforceability of any Company Registered IP (other than non-final office actions and similar correspondence involving the United States Patent and Trademark Office or any equivalent foreign Governmental Authority or any other Company Owned IP) except as would not have a Company Material Adverse Effect. With respect to the Company Registered IP, except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, (i) the Company and its Subsidiaries have complied with procedural obligations, including the duty of candor, in connection with its prosecution and maintenance of the Company Registered IP, (ii) all active Patent applications are in good standing and (iii) to the Knowledge of the Company, the issued and unexpired Patents are valid and enforceable.
(d) Except as would not have a Company Material Adverse Effect, the Company or its Subsidiaries, as applicable, own all right, title and interest in the Company Owned IP, including the Company Registered IP, free and clear of all Liens (other than Permitted Liens) and without any joint or co-ownership rights of any third Person. Except as would not have a Company Material Adverse Effect or as set forth in a Material Contract, neither the Company nor any of its Subsidiaries owes any ongoing or contingent compensation or remuneration (other than wages, salary and benefits payable to employees, and hourly fees, time and materials fees, support fees, milestone payments and other charges for services performed or to be performed, set fees or other non-continuing fees for services payable to contractors or consultants, for work performed) to a current or former Company Service Provider or other consultant or contractor for the use or other exploitation of any Company Owned IP that such Company Service Provider or other consultant or contractor was involved in developing.
(e) As of the date of this Agreement, there are no orders, judgments, holdings, consents, decrees, settlements or rulings with respect to Intellectual Property Rights issued during the past three (3) years to which the Company or any of its Subsidiaries, or any of the Company Owned IP, is bound (excluding, for the avoidance of doubt, ordinary course determinations by the United States Patent and Trademark Office or any equivalent foreign Governmental Authority) which would have a Company Material Adverse Effect.
(f) To the Knowledge of the Company, no software included in any Company Product that is Company Owned IP and no other material Company Owned IP incorporates any Public Software in a manner that requires that any Company Owned IP be licensed to any Person or that requires any source code that is Company Owned IP to be disclosed, licensed, publicly distributed, or dedicated to the public, except as is not material to the Company and its Subsidiaries, taken as a whole.
(g) The Company and its Subsidiaries take and, in the past two (2) years, have taken, commercially reasonable measures to protect the confidentiality of its Trade Secrets, except as would not have a Company Material Adverse Effect. To the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries has disclosed, delivered or licensed to any third Person, agreed to disclose, deliver or license to any third Person, or permitted the disclosure or delivery to any escrow agent or other third Person of, any material Source Code or Trade Secrets that is or are Company Owned IP, except for disclosures to employees, under Contracts that reasonably restrict the use and disclosure of such Source Code and Trade Secrets or where disclosure is the result of an affirmative business decision, such as to license software as Public Software, or to release specifications or documentation for Company Products or a software development kit and (ii) no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time) will result in the disclosure or delivery to any Person of any such material Company-owned Source Code or Trade Secrets, in each case (i) and (ii) except as would not be material to the business of the Company and its Subsidiaries.
(h) As of the date hereof, neither the Company nor any of its Subsidiaries have made any material commitments or material agreements with any patent pool, industry standards body or standard setting organization, in each case that requires or obligates the Company or any of its Subsidiaries to grant or offer to other Persons that request it a license to any Patent included in the Company Owned IP, except as would not have a Company Material Adverse Effect.

(i) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries maintain the IT Assets, including any software and databases therein, to the extent within their control, employing commercially reasonable practices. To the Knowledge of the Company, in the past two (2) years, there has been no defect, failure, breakdown, loss or impairment with respect to any of the Company Products that has resulted in a disruption or interruption with respect to any Company Products that has not been resolved or that is material to business of the Company and its Subsidiaries, except as would not be material to the business of the Company and its Subsidiaries. To the Knowledge of the Company, no Company Products or Company Technology, to the extent of Company Owned IP therein or to the extent within the control of the Company or its Subsidiaries, contains any Malicious Code, except as would not have a Company Material Adverse Effect.
(j) To the Knowledge of the Company, no funding, facilities or resources of any Governmental Authority or any granting agency, university, college or other academic institution were used in the creation, development or reduction to practice of any Company Products or Company Owned IP by the Company or any of its Subsidiaries except as would not have a Company Material Adverse Effect.
(k) (i) The Company, its Subsidiaries and, with respect to the Processing of Company Data on behalf of the Company and its Subsidiaries, to the Knowledge of the Company as of the date hereof, their Data Processors, are in compliance and have complied during the past two (2) years with Company Privacy Policies and the Privacy Requirements and (ii) any such Data Processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, and security measures, and have agreed to comply with those obligations in a manner sufficient for the Company and its Subsidiaries’ compliance with Privacy Requirements, except, in each case, as would not have a Company Material Adverse Effect.
(l) In the twelve (12) months prior to the date hereof, except as has not had a Company Material Adverse Effect, (i) neither the Company, its Subsidiaries and, to the Knowledge of the Company, their Data Processors, have experienced any Security Incident, have not been required to notify any Person or Governmental Authority of any Security Incident, and have not been adversely affected by any Malicious Code, ransomware or malware attacks, or denial-of-service attacks on any IT Systems; (ii) neither the Company, its Subsidiaries nor any third party acting at the direction or authorization of the Company or its Subsidiaries have paid any perpetrator of any actual or threatened Security Incident or cyber-attack against the Company or any of its Subsidiaries, including, but not limited to a ransomware attack or a denial-of-service attack; and (iii) the Company and its Subsidiaries have not received a written notice (including any enforcement notice), letter or complaint from a Governmental Authority alleging noncompliance or potential noncompliance with any Privacy Requirements or Company Privacy Policies and have not been subject to any proceeding relating to noncompliance or potential noncompliance with Privacy Requirements or the Company or its Subsidiaries’ Processing of Personal Data.
(m) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have established an Information Security Program that is reasonably implemented and maintained, and, in the twelve (12) months prior to the date hereof, there have been no violations of the Information Security Program; (ii) the Company and its Subsidiaries have assessed and tested the Information Security Program on a no less than annual basis during the twelve (12) months prior to the date hereof; remediated all identified critical and high risks and vulnerabilities under such program; and the Information Security Program is compliant with Privacy Requirements; and (iii) the IT Systems currently used by the Company and its Subsidiaries are in good working condition, do not contain any Malicious Code or defect and operate and perform in reasonably adequate manner to conduct the business of the Company and its Subsidiaries.
Section 4.15 Taxes.
(a) Except as would not have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them; (ii) each of such filed Tax Returns (taking into account all amendments thereto) is complete and accurate; and (iii) all Taxes shown to be due on such Tax Returns have been timely paid in full, or withheld and remitted to the appropriate taxing authority, except for Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been provided on the Company’s consolidated financial statements.
(b) Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received written notice of, or has pending, in process, or otherwise outstanding, any audit, examination or other Action from any taxing authority in respect of liabilities for Taxes of the Company or any of its Subsidiaries: (ii) no deficiency with respect to any Taxes has been assessed or proposed in writing against the Company or any of its Subsidiaries that has not been fully paid, except with respect to Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been provided on the Company’s consolidated financial statements; and (iii) with respect to any tax years open for audit as of the date hereof, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax.
(c) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.
(d) Except as would not have a Company Material Adverse Effect, no claim has been made in writing by any taxing authority in a jurisdiction in which the Company or any of its Subsidiaries has not filed a particular type of Tax Return or paid a particular type of Tax to the effect that the Company or such Subsidiary is required to file such Tax Return or pay such type of Tax in such jurisdiction.
(e) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b)(2).
(f) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local, or non-U.S. Law), as a transferee or successor; or by contract (other than contracts entered into in the ordinary course of business the primary purpose of which is not Taxes).
(g) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deductions from, taxable income from any Tax period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a Tax period (or portion thereof) ending prior to the Closing, (ii) closing agreement as described in Section 7121 of the Code executed prior to the Closing, (iii) change in method of accounting adopted prior to the Closing, (iv) open transaction disposition entered into prior to Closing outside the ordinary course of business, (v) prepaid amount received prior to Closing outside the ordinary course of business or (vi) application of Section 965 of the Code or any related provisions applicable to controlled foreign corporations under federal, state, local or non-U.S. Law. Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code.
(h) There are no requests for rulings or determinations in respect of any income or other material Tax pending between any of the Company or any of its Subsidiaries, on the one hand, and any taxing authority, on the other hand. None of the Company or any of its Subsidiaries has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Law), in either case that would be binding upon the Company or any of its Subsidiaries after the Closing Date.
(i) The Company and its Subsidiaries have (i) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to the CARES Act, (iii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with the Company or any Subsidiary thereof and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
(j) None of the Company nor any of its Subsidiaries has taken or failed to take any action that would reasonably be expected to adversely affect the tax-free status of the Internal Reorganization Transactions, the Contribution or the Distribution, each as defined in the Tax Matters Agreement dated as of June 28, 2018, by and between Autoliv, Inc. and the Company (the “Tax Matters Agreement”).
(k) Neither the Company nor any of its Subsidiaries has (i) any material liability under Section 2.2(c) of the Tax Matters Agreement, (ii) taken any action described in Section 8.3 of the Tax Matters Agreement without first obtaining a Supplemental Tax Opinion (as defined in the Tax Matters Agreement) or (iii) received a notice described in Section 7.1 of the Tax Matters Agreement.

(l) Since the Spin Date, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation,” or has otherwise participated, in a transaction intended to qualify under Section 355 of the Code.
(m) For purposes of this Section 4.15, all representations and warranties made with respect to the Company and its Subsidiaries are equally made with respect to any predecessor of the Company or any of its Subsidiaries that became such a predecessor following the Spin Date and any former Subsidiaries of the Company (with respect to all applicable periods following the Spin Date during or with respect to which such Subsidiaries were, or were treated as, Subsidiaries of the Company under applicable Tax Laws).
The representations and warranties set forth in this Section 4.15 and, to the extent relating to Tax matters, Section 4.12, are the Company’s sole and exclusive representations with respect to Tax matters in this Agreement.
Section 4.16 Material Contracts.
(a) Section 4.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract (other than any Company Benefit Plan, Contracts related to any Leased Real Property or Contracts solely between or among the Company and/or any of its wholly owned Subsidiaries) to which the Company or any of its Subsidiaries is a party or their respective properties or assets are bound, except for this Agreement, that:
(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);
(ii) is (A) a joint venture, alliance or partnership agreement, limited liability company agreement, collaboration agreement or similar Contract that is material to the operation of the Company and its Subsidiaries, taken as a whole or (B) the Specified Agreement;
(iii) is a Contract that expressly limits or restricts the ability of Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;
(iv) is a collective bargaining agreement with a labor union (other than industry-wide agreements outside of the United States);
(v) is a loan, guarantee of indebtedness or credit agreement, note, mortgage, security agreement, pledge, indenture or other binding commitment relating to indebtedness for borrowed money or the deferred purchase price of property or services or other similar financial Contract (other than (A) those related to trade payables arising in the ordinary course of business or (B) indebtedness for borrowed money less than $20 million individually);
(vi) is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement (other than agreements to purchase or acquire inventory in the ordinary course of business) (A) entered into during the two (2) year period prior to the date hereof pursuant to which the Company or any of its Subsidiaries have ongoing material obligations or liabilities, including deferred purchase price payments, earn-out payments or indemnification obligations or (B) which has not yet been consummated, pursuant to which (i) the Company or any Subsidiary of the Company reasonably expects that it is required to pay total consideration (including assumption of debt) after the date hereof in excess of $25 million or (ii) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $25 million;
(vii) is a Contract entered into outside the ordinary course of business that involves future expenditures, commitments or receipts by the Company or any of its Subsidiaries of more than $25 million in any (1) one-year period that cannot be terminated on less than ninety (90) days’ notice without material payment or penalty;
(viii) is a material Contract with a Key Company Customer or Key Company Supplier; provided that such Contracts are not required to be listed on Section 4.16(a)(viii) of the Company Disclosure Letter;

(ix) is a Contract that prohibits the Company or any of its Subsidiaries from (A) engaging or competing in any material line of business, in any geographical location or with any Person, (B) acquiring or disposing of securities of another Person, (C) selling any products or services of or to any other Person in any geographic region or (D) contains an exclusivity or other clause that restricts the operations of the business of the Company and its Subsidiaries in a material manner; provided that such Contracts described in clause (D) are not required to be listed on Section 4.16(a)(ix) of the Company Disclosure Letter;
(x) is a Contract that grants any rights of first refusal or rights of first offer to any Person with respect to the sale, transfer or other disposition of any business or line of business or material assets or properties of the Company or any of its Subsidiaries; provided that such Contracts are not required to be listed on Section 4.16(a)(x) of the Company Disclosure Letter;
(xi) is an agreement pursuant to which the Company or any of its Subsidiaries is granted or grants a right to use material Intellectual Property Rights (other than Contracts (A) in which grants of Intellectual Property Rights are incidental to such Contracts and/or (B) granting rights to use commercially available hardware or software including pursuant to shrink wrap, click through or other standard licensing terms);
(xii) is a Contract pursuant to which the Company or its Subsidiaries are obligated to pay to any Third Party royalties or other use fees on a per Company Product unit basis (A) upon or for the use or exploitation of any Company Intellectual Property Rights or (B) upon the manufacturing, use, sale, lease, license, distribution, provision, sale or other disposition or exploitation of any Company Product, in each case under Contracts for which the total of such payments under such Contracts exceeded $15 million in the last calendar year; or
(xiii) is any Contract that includes any affiliate of Company as a counterparty or third party beneficiary and that would be required to be disclosed under Item 404 of Regulation S-K of the SEC.
(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, (i) no other party to any Company Material Contract is in material breach of or material default under the terms of any Company Material Contract, (ii) no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, where such breach or default would have a Company Material Adverse Effect and (iii) neither the Company nor any Subsidiary has received any written notice of a material breach or material default from a counterparty to any Company Material Contract or written notice of an express intention that such counterparty intends to terminate, suspend, cancel or materially and adversely modify its business relationship with Company and/or its Subsidiaries in connection with a Material Contract or the terms thereof. Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary and, to the Knowledge of the Company, the other parties thereto, except such as would not have a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Complete and correct copies of each Company Material Contract (other than any with respect to Section 4.16(a)(viii), Section 4.16(a)(ix) or Section 4.16(a)(x)), as amended and supplemented, have been filed with the SEC or made available by the Company to Parent, in each case prior to the date hereof.
Section 4.17 Real Property.
(a) The Company SEC Documents list all material real property owned by the Company or any of its Subsidiaries (collectively, including the improvements thereof, the “Owned Real Property”). Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is a party to a contract of sale to purchase real property in which the conveyance contemplated therein has not yet been consummated, and there are no outstanding options or rights of first refusal or rights of first offer to purchase the parcel, or any portion thereof or interest therein.
(b) Section 4.17(b) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) all material real property leased by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”), and (ii) all leases, subleases and material licenses or other occupancy agreements, including all amendments and modifications thereto (collectively, the “Real Property Leases”) pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses or otherwise occupies (whether as a tenant, subtenant or pursuant to other occupancy arrangements) the Leased Real Property.
(c) Except as would not be material to the Company and its Subsidiaries, taken as a whole, or as set forth in Section 4.17(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to any lease or sublease to any third party demising to such third party any right to occupy all or any portion of any of the Owned Real Property or the Leased Real Property.
(d) Except as would not have a Company Material Adverse Effect, the Company and/or its Subsidiaries have good fee simple title to all Owned Real Property and valid leasehold, subleasehold or license interests in all Leased Real Property free and clear of all Liens, except Permitted Liens. The Owned Real Property and the Leased Real Property constitute all of the real property used by the Company or any of its Subsidiaries in the operation of their respective businesses.
(e) Neither the Company nor any of its Subsidiaries has received notice of any default under any of the material provisions of any of the Real Property Leases that has not been cured, and, to the Knowledge of the Company, except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written communication from, or given any written communication to, any third party that is a party to any of the Real Property Leases alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default under such Real Property Lease.
(f) There are no pending or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings, lawsuits or administrative actions relating to any portion of the Owned Real Property or the Leased Real Property.
Section 4.18 Environmental. Except as would not have a Company Material Adverse Effect:
(a) The Company and its Subsidiaries are in compliance, and have been in compliance since the Spin Date, with all applicable Environmental Laws, including possessing all Company Permits required for their operations under applicable Environmental Laws. All such Company Permits are in full force and effect and no suspension or cancellation of any of such Company Permits is pending or, to the Knowledge of the Company, threatened;
(b) There is no pending or threatened Action pursuant to any Environmental Law against the Company or any of its Subsidiaries;
(c) Since the Spin Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved;
(d) Neither the Company nor any of its Subsidiaries is a party or subject to any Order pursuant to Environmental Law for which obligations of the Company or any of its Subsidiaries remain outstanding; and
(e) To the Knowledge of the Company, with respect to the Owned Real Property and the Leased Real Property, any property formerly owned or leased by the Company, and any property at which the Company arranged for the disposal of Hazardous Materials, there have been no Releases on or underneath any of such real properties that has caused environmental contamination at such real properties that is reasonably likely to result in an obligation to investigate or remediate such environmental contamination pursuant to applicable Environmental Law.
The representations and warranties set forth in this Section 4.18, Sections 4.5 through 4.10, Section 4.16 and Section 4.24 are the Company’s sole and exclusive representations with respect to Environmental Laws or Releases in this Agreement.

Section 4.19 Key Company Customers; Key Company Suppliers.
(a) Section 4.19(a) of the Company Disclosure Letter lists the top ten (10) customers, measured by revenue, of the Company and its Subsidiaries (taken as a whole) for the year ended December 31, 2020 (the “Key Company Customers”).
(b) Section 4.19(b) of the Company Disclosure Letter lists the top ten (10) suppliers, measured by dollar volume of purchases, of the Company and its Subsidiaries (taken as a whole) for the year ended December 31, 2020 (“Key Company Suppliers”).
(c) Except as would not be material to the Company and its Subsidiaries, taken as a whole, since December 31, 2020, (A) no Key Company Supplier has terminated, suspended, cancelled or materially and adversely modified or, to the Knowledge of the Company, threatened in writing to terminate, suspend, cancel or materially and adversely modify, its business relationship with Company and/or any of its Subsidiaries in connection with, or the terms of a Material Contract and (B) no Key Company Customer has been terminated, suspended, cancelled or materially and adversely modified or, to the Knowledge of the Company, threatened in writing to terminate suspend, cancel, materially and adversely modify, its business relationship with Company and/or any of its Subsidiaries in connection with, or the terms of a Material Contract. As of the date of this Agreement, there are no unresolved material claims or disputes pending between Company and/or any of its Subsidiaries, on the one hand, and any Key Company Supplier or Key Company Customer.
Section 4.20 Quality and Safety of Products.
(a) Since the Spin Date, neither the Company nor any of its Subsidiaries has received written notice from (i) any of its customers that such customer has, (A) received any written notice or allegation from a Governmental Authority, (B) been a party or subject to any Action brought or initiated by a Governmental Authority or (C) been threatened in writing by a Governmental Authority with any Action or investigation or (ii) a Governmental Authority that contained allegations or threatened or stated a basis for initiating an Action or investigation, in each of the foregoing clauses (i) and (ii), with respect to the failure or alleged failure of any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries to meet applicable manufacturing, quality or labeling standards established by Law, except, in each case, that would not be material to the Company and its Subsidiaries, taken as a whole.
(b) Since the Spin Date, except as set forth on Section 4.20 of the Company Disclosure Letter, (i) no product or services being produced or sold by or on behalf of the Company or any of its Subsidiaries has been the subject of any recall (whether or not ordered by a Governmental Authority), suspension, market withdrawal, safety alert or similar action that is material to the Company and its Subsidiaries, taken as a whole, and (ii) the Company and its Subsidiaries have not received any written notice from any customer or Governmental Authority in connection with a claim or allegation against the Company or its Subsidiaries, in each case related to any such recall, except in each of the foregoing clauses (i) and (ii) for any such recalls that would not, be material to the Company and its Subsidiaries, taken as a whole.
Section 4.21 Anti-Bribery; Export Controls and Sanctions.
(a) Since the Spin Date and except as would not have a Company Material Adverse Effect, neither (a) Company, nor any of its Subsidiaries, nor any director, officer, or (b) to the Knowledge of the Company, employee of Company or any of its Subsidiaries or any Representative while acting for or on behalf of any of the foregoing, has directly or, indirectly (i) made, accepted, promised, or authorized any unlawful payment to or from any foreign or domestic government officials or employees or to/from any foreign or domestic political parties or campaigns, or to or from any private third parties, in violation of any provisions of any applicable anti-bribery Laws, including the U.S. Foreign Corrupt Practices Act of 1977, and the rules and regulations thereunder (collectively, the “FCPA”) or the UK Bribery Act 2010 (the “Bribery Act”), or (ii) taken any action or engaged in any conduct, activity or practice for or on behalf of Company or any of its Subsidiaries that would otherwise constitute a violation of or an offense under any applicable anti-bribery Laws, including the FCPA and the Bribery Act. The Company and its Subsidiaries maintain, and since the Spin Date, have maintained policies and procedures that are reasonably designed to ensure compliance with anti-bribery Laws. Neither the Company nor any of its Subsidiaries have been notified of any actual, pending, or threatened civil, criminal, or administrative actions or governmental investigations, inquiries or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving Company or any Subsidiary of Company relating to alleged violations of applicable anti-bribery Laws, including the FCPA and the Bribery Act.
(b) Except as would not have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any of their Representatives or any other Persons, in each case to the extent acting or purporting to act for and on behalf of any of the Company or any of its Subsidiaries, is or has been, since the Spin Date, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent (50%) or more by one or more Persons on any Sanctions Laws-related list of designated Persons or Persons described in clause (ii); (iv) transacting business with or on behalf of any Person described in clauses (i)-(iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.
Section 4.22 Brokers. Except for those Persons set forth in Section 4.22 of the Company Disclosure Letter, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 4.23 Opinion of Financial Advisor. The Company Board has received the separate opinions of Morgan Stanley & Co. LLC and Rothschild & Co. US Inc. (together, the “Financial Advisors”), that, as of the respective date of such opinions and subject to the limitations, qualifications and assumptions and other matters set forth in each such opinion, the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders of shares of Company Common Stock. The Company has made available to Parent true and complete copies of the Company’s engagement letters with the Financial Advisors, all other agreements under which any fees or expenses may become payable to the Financial Advisors in connection with the Merger and the other transaction contemplated by this Agreement and all indemnification and other agreements related to the Company’s engagement of the Financial Advisors.
Section 4.24 Insurance. Section 4.24 of the Company Disclosure Letter contains a list of the material insurance policies maintained by the Company in effect as of the date of this Agreement. To the Knowledge of the Company, except as would not have a Company Material Adverse Effect, as of the date of this Agreement, (a) each such insurance policy is in full force and effect and all premiums due thereon have been paid in full and (b) the Company has not received a written notice of cancellation from the insurer(s) of any such insurance policy.
Section 4.25 Takeover Statutes. The Company Board has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (“Takeover Laws”) inapplicable to this Agreement, the Merger or any other transactions contemplated by this Agreement.
Section 4.26 No Other Representations or Warranties.
(a) Except for the representations and warranties expressly set forth in this Article IV or any certificate delivered hereunder, neither the Company nor any other Person on behalf of the Company makes, or has made (and the Company, on behalf of itself, each of the Company’s Subsidiaries and their respective Affiliates and Representatives, hereby disclaims), any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Acquisition Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company, any of the Company’s Subsidiaries or any other Person except for those expressly set forth in this Article IV or any certificate delivered hereunder. Except for the representations and warranties expressly set forth in this Article IV or any certificate delivered hereunder, none of the Company, any of the Company’s Subsidiaries or any other Person makes (and the Company, on behalf of itself, each of the Company’s Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty (including as to completeness or accuracy) to Parent or Acquisition Sub with respect to, and none of the Company, the Company’s Subsidiaries or any other Person shall be subject to, any liability to Parent, Acquisition Sub or any other Person resulting from, the Company, the Company’s Subsidiaries or their respective Representatives providing or making available to Parent, Acquisition Sub or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent and/or its Representatives or Affiliates in connection with presentations by the Company’s management or information made available on any electronic data room for “Project Winston” and maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement, including the electronic data room hosted by Merrill under the title Project Winston (collectively, the “VDR”).
(b) Except for the representations and warranties contained in Article V or any certificate delivered hereunder, the Company acknowledges and agrees that (i) none of Parent, Parent’s Subsidiaries (including Acquisition Sub) or any other Person on behalf of Parent makes, or has made, any express or implied representation or warranty with respect to Parent or Acquisition Sub, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and the Company is not relying on any representation, warranty or other information of any Person except for those expressly set forth herein and (ii) no Person has been authorized by Parent, Parent’s Subsidiaries (including Acquisition Sub) or any other Person on behalf of Parent to make any representation or warranty relating to Parent or Acquisition Sub or their respective business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by the Company as having been authorized by either such entity.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB
Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as of the date hereof as follows:
Section 5.1 Organization and Qualification. Each of Parent and Acquisition Sub is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority as would not have a Parent Material Adverse Effect. Each of Parent and Acquisition Sub is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Parent Organizational Documents, as currently in effect, and neither Parent nor Acquisition Sub is in violation of any provision of such documents applicable to such party.
Section 5.2 Authority Relative to Agreement
(a) Parent and Acquisition Sub have all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary entity action by Parent and Acquisition Sub, and no other entity Action on the part of Parent and Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The board of directors or similar governing body of each of Parent and Acquisition Sub has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken as a whole, are advisable and in the best interests of Parent, Acquisition Sub and their respective stockholders or other equityholders, as applicable and (iii) recommended the adoption of this Agreement by Acquisition Sub’s sole stockholder. The sole stockholder of Acquisition Sub, which is a wholly owned Subsidiary of Parent, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and no further vote of, or consent by, Parent or Acquisition Sub is required. No vote of, or consent by, the holders of any class or series of capital stock of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the transaction contemplated hereby or otherwise required by the amended and restated articles of incorporation or bylaws of Parent or applicable Law (including any stockholder approval provisions under the rules of any applicable securities exchange).
Section 5.3 No Conflict; Required Filings and Consents.
(a) Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will (i) violate any provision of Parent’s or its Subsidiaries’ certificate of incorporation or bylaws (or equivalent organizational documents), (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries (including Acquisition Sub) or by which any property or asset of Parent or any of its Subsidiaries (including Acquisition Sub) is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any material Contract to which Parent or any of its Subsidiaries (including Acquisition Sub) is a party, or by which any of their respective properties or assets is bound, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have a Parent Material Adverse Effect.
(b) No Consent of, or registration, declaration or filing with or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries (including Acquisition Sub) in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Secretary in accordance with the DGCL, (iii) such filings as may be required in connection with the Taxes described in Section 8.6, (iv) filings with the NYSE or the Toronto Stock Exchange, (iv) such other items required solely by reason of the participation of the Company in the transactions contemplated hereby, (vii) compliance with and filings or notifications under the HSR Act or other Antitrust Laws and Investment Screening Laws and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Parent Material Adverse Effect.
Section 5.4 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened seeking to prevent, enjoin, modify or materially delay or challenge the Merger or any of the other transactions contemplated by this Agreement or the ability of Parent to fully perform its covenants and obligations pursuant to this Agreement.
Section 5.5 Absence of Certain Agreements. Neither Parent nor any of its Affiliates (including Acquisition Sub) has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or, except for the Support Agreements, pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against any Superior Proposal.

Section 5.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Affiliates (including Acquisition Sub) expressly for inclusion or incorporation by reference in the Proxy Statement, will, when filed with the SEC, when distributed or disseminated to holders of shares of Company Common Stock and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Acquisition Sub with regards to statements made therein based on information supplied by or on behalf of the Company (or any of its Affiliates) for inclusion therein.
Section 5.7 Sufficient Funds. Parent has, as of the date of this Agreement, and at the Closing shall have funds and borrowing capacity under existing credit facilities sufficient and available to (a) fund all of the amounts required to be provided by Parent and/or Acquisition Sub for the consummation of the transactions contemplated hereby and (b) perform all of Parent’s and Acquisition Sub’s payment obligations under this Agreement, including the payment of the Aggregate Merger Consideration, the Debt Payoff Amount and any amounts payable pursuant to Section 3.3, and the payment of all associated costs and Expenses of the Merger (including any fees and expenses related to the transactions contemplated hereby).
Section 5.8 Capitalization of Acquisition Sub. The authorized share capital of Acquisition Sub consists of 1,000 shares, $1.00 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent or a wholly owned Subsidiary of Parent. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.
Section 5.9 Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation will not be registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.
Section 5.10 Brokers. Except for Citigroup Global Markets Inc., no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquisition Sub or any of their respective Subsidiaries.
Section 5.11 Solvency. Neither Parent nor Acquisition Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent, Acquisition Sub or any of their respective Subsidiaries (which, for purposes of this Section 5.11, shall include the Company and its Subsidiaries). Each of Parent and Acquisition Sub is Solvent as of the date hereof and, assuming the accuracy of the representation and warranties of the Company in Article IV, and each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, be Solvent at and immediately after the Effective Time. As used in this Section 5.11, the term “Solvent” means, with respect to a particular date, that on such date, (a) Parent and Acquisition Sub, and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, are able to pay their respective indebtedness and other liabilities, contingent or otherwise, as the indebtedness and other liabilities become due in the usual course of business, (b) each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, have total assets not less than the sum of such entity’s liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of a distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution and (c) each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.11, the amount of any contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 5.12 Share Ownership. None of Parent, Acquisition Sub or their respective Subsidiaries owns (directly or indirectly, beneficially or of record, including pursuant to a derivatives contract) any capital stock of the Company and none of Parent, Acquisition Sub or their respective Subsidiaries holds any rights to acquire any capital stock of the Company except pursuant to this Agreement.
Section 5.13 WARN Act. Parent and Acquisition Sub are neither planning nor contemplating, and Parent and Acquisition Sub have neither made nor taken, any decisions or actions concerning the employees of the Company or any of its Subsidiaries after the Effective Time that would require the service of notice under the Worker Adjustment and Retraining Notification Act or any local, state or foreign Laws that would require advance notice of any such actions to employees, labor unions, works councils or Governmental Authorities, in any such case, prior to the signing of this Agreement or the Effective Time.
Section 5.14 Management Agreements. There are no Contracts, undertakings, commitments, agreements or obligations between Parent or Acquisition Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the board of directors, on the other hand, relating in any way to the Company (including relating to compensation and retention of the Company’s management), the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.
Section 5.15 Acknowledgment of Disclaimer of Other Representations and Warranties.
(a) Each of Parent and Acquisition Sub acknowledges that it and its Representatives and applicable Affiliates (i) have received full and complete access to the VDR, (ii) have had an opportunity to meet with the officers and employees of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries and (iii) have had an opportunity to make such legal, factual and other inquiries and investigation as they deem necessary, desirable or appropriate with respect to the Company and its Subsidiaries.
(b) Except for the representations and warranties expressly set forth in this Article V or any certificate delivered hereunder, neither Parent nor Acquisition Sub nor any other Person on behalf of Parent or Acquisition Sub makes (and Parent, on behalf of itself, its Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) and the Company has not relied on, any express or implied representation or warranty with respect to Parent, Acquisition Sub, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, including as to the accuracy or completeness of any information.
(c) Except for the representations and warranties expressly set forth in Article IV or any certificate delivered hereunder, each of Parent and Acquisition Sub acknowledges and agrees that (i) none of the Company, the Company’s Subsidiaries or any other Person on behalf of the Company or any of the Company’s Subsidiaries makes, or has made, any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to the Company and its Subsidiaries respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Acquisition Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company or any Person except for those expressly set forth in Article IV or any certificate delivered hereunder and (ii) no Person has been authorized by the Company, the Company’s Subsidiaries or any other Person on behalf of the Company to make any representation or warranty relating to the Company, its Subsidiaries or their respective businesses or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, and if made, such representation or warranty shall not be relied upon by Parent or Acquisition Sub as having been authorized by such entity. Without limiting the generality of the foregoing, Parent and Acquisition Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV, none of the Company, any of the Company’s Subsidiaries or any other Person has made a representation or warranty (including as to accuracy or completeness) to Parent or Acquisition Sub with respect to, and none of the Company, any of the Company’s Subsidiaries or any other Person shall be subject to any liability to Parent, Acquisition Sub or any other Person resulting from, the Company or any of the Company’s Subsidiaries or their respective Representatives or Affiliates providing, or making available, to Parent, Acquisition Sub or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent and/or its Representatives or Affiliates in connection with presentations by the Company’s management or in the VDR. Parent and Acquisition Sub acknowledge that there are uncertainties inherent in attempting to make estimates, projections, budgets, pipeline reports and other forecasts and plans, that they are familiar with such uncertainties and that Parent and Acquisition Sub are taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans so furnished to it, including the reasonableness of the assumptions disclosed to Parent underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans. Each of Parent and Acquisition Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition (financial or otherwise), operations, assets and business of the Company and its Subsidiaries and, in making its determination to proceed with the Merger and the other transactions contemplated by this Agreement, each of Parent and Acquisition Sub has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article IV.
ARTICLE VI

COVENANTS AND AGREEMENTS
Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as (w) required by Law or the COVID Measures, (x) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (y) expressly required pursuant to this Agreement or (z) set forth in Section 6.1(a) of the Company Disclosure Letter, the Company shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to conduct the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, and to the extent consistent therewith, the Company shall use its reasonable best efforts to (A) preserve in all material respects its present lines of business and business organization and its relationships with key customers, suppliers and other Persons with which it has material business relations, (B) cooperate with Parent to keep available the services of its current officers and CEO Direct Reports (and to promptly notify Parent of the departure of any such officers or CEO Direct Reports), except with respect to any termination for cause and (C) maintain the rights of the Company and its Subsidiaries under the Company Permits and the Company Material Contracts. Without limiting the generality of the foregoing, except as (w) required by Law or contractual obligations under Material Contracts in effect as of the date hereof or any Contract entered into with the written consent of Parent after the date hereof, (x) consented to in writing by Parent (in the case of clauses, a(ii) and (e) through (y), which consent shall not be unreasonably withheld, condition or delayed and in the case of clauses (a)(i), (b), (c) and (d), may be withheld in Parent’s sole discretion), (y) expressly required pursuant to this Agreement or (z) set forth in Section 6.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to:
(a) (i) amend or otherwise change the Company Charter or the Company Bylaws or (ii) amend or otherwise change, in any material respects, such equivalent organizational or governing documents of any of its Subsidiaries;
(b) split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any Company Securities, capital stock or other equity interests or rights, including warrants or options to acquire any such shares or interests (other than repurchases of shares of Company Common Stock in connection with the exercise, vesting or settlement of Company Equity Awards);
(c) issue, sell, pledge, dispose, encumber or grant any shares of Company Securities or its or its Subsidiaries’ capital stock or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company Securities or its or its Subsidiaries’ capital stock or equity interests except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries; provided, however, that the Company may issue shares of Company Common Stock upon the exercise, vesting or settlement of Company Equity Awards that are outstanding as of the date hereof or granted in accordance with the terms of this Agreement;

(d) authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company Securities or Company’s or any of its Subsidiaries’ capital stock or other equity interests or set any record or payment dates for the payment of any such dividends or distributions, other than dividends paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;
(e) except as required under the terms of a Company Benefit Plan or collective bargaining agreement, in each case as in effect on the date hereof, (i) hire, promote or terminate (other than for cause) the employment or services of any officer, employee or individual independent contractor of the Company or any of its Subsidiaries with annual base salary or wages in excess of $200,000, or with a title of Vice President or above, except such hires or promotions to fill vacant positions in the ordinary course of business, (ii) other than in the ordinary course of business in amounts consistent with past practice, increase the compensation payable or to become payable or benefits provided or to be provided to any current or former director, officer or employee of the Company or any of its Subsidiaries, except as permitted by Section 6.1(e) of the Company Disclosure Letter, (iii) establish, adopt, enter into, materially amend or terminate any Company Benefit Plan (or any arrangement which in existence as of the date hereof would constitute a Company Benefit Plan), or waive any rights under, or accelerate the vesting of any awards or benefits under, any such Company Benefit Plan, other than as permitted by Section 6.1(e) of the Company Disclosure Letter or (iv) voluntarily grant recognition to, or enter into or materially amend any collective bargaining agreement, works council or employee representative agreement with, any labor union, works council or other employee representative body;
(f) grant, confer, award, amend or accelerate the vesting of any Company Equity Awards;
(g) acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, any material equity interest in or business of any Person, except with respect to acquisitions (i) in the ordinary course of business, (ii) pursuant to agreements in effect prior to the execution of this agreement and identified on Section 6.1(g) of the Company Disclosure Letter and (iii) with a purchase price not exceeding $5 million;
(h) incur, or amend in any material respect the terms of, any indebtedness for borrowed money, or assume or guarantee any such indebtedness for any Person, except for indebtedness not to exceed $5 million in the aggregate incurred other than (i) under existing credit agreements or supply chain financing arrangements, (ii) to replace, renew, extend, refinance or refund any existing indebtedness or supply chain financing arrangements of the Company or its Subsidiaries provided that any such replacement, renewal, extension, refinancing or refund shall be on terms no less favorable to the Company and its Subsidiaries in aggregate than the existing indebtedness of the Company and shall not include any premium or penalty upon repayment thereof (other than customary interest breakage costs for prepayments during an interest period), (iii) under letters of credit issued in the ordinary course of business, or (iv) between or among the Company or any of its wholly owned Subsidiaries;
(i) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business consistent with past practice;
(j) make any capital contributions to or investments in any Person (other than the Company or any wholly owned Subsidiary of the Company), as identified on Section 6.1(j) of the Company Disclosure Letter;
(k) make or acquire any loans or advances, to any Person (other than the Company or any wholly owned Subsidiary of the Company), other than extensions of credit to customers or suppliers in the ordinary course of business consistent with past practice;
(l) other than in the ordinary course of business in accordance with past practice, prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of Company or its Subsidiaries, other than (i) at stated maturity or (ii) any required amortization payments and mandatory prepayments, in each case in accordance with the terms of the instrument governing such indebtedness;
(m) (i) other than in the ordinary course of business or on commercially reasonable terms (A) modify, amend or terminate or waive any material rights under, any Company Material Contract or (B) enter into any new contract that would be a Company Material Contract if entered into prior to the date of this Agreement or

(ii) enter into any new contract that would be a Company Material Contract if entered into prior to the date of this Agreement which would, after the Effective Time, restrict or limit in any material respect Parent or any of its affiliates (including the Company) from engaging in any business or competing in any geographic location with any Person;
(n) enter into any Contract or other arrangement of the type set forth on Section 6.1(n) of the Company Disclosure Letter;
(o) transfer, sell, lease, license, subject to a Lien (except Permitted Liens), or otherwise surrender, relinquish or dispose of any assets or property with a value or purchase price in the aggregate in excess of $10 million) or material assets or property of Arriver Inc. or Arriver Software AB, other than (i) sales or dispositions of inventory or obsolete assets or factoring of accounts receivables, in each case in the ordinary course of business consistent with past practice and (ii) any non-exclusive license of Company Intellectual Property Rights granted by the Company or any of its Subsidiaries in the ordinary course of business and dispositions and abandonment of Intellectual Property Rights that are no longer material to the business of the Company or its Subsidiaries in the ordinary course of business consistent with past practice;
(p) (i) other than in the ordinary course of business or otherwise disclosed on the on Section 6.1(p) of the Company Disclosure Letter, enter into (A) any contract of sale or option agreement to purchase real property or (B) any lease, sublease, license agreement or occupancy agreement to occupy any real property or (ii) terminate any Real Property Lease or exercise any extension option under any Real Property Lease unless in connection with a termination right relating to a casualty or failure to timely deliver space;
(q) other than in the ordinary course of business, modify or amend in any material respect, or terminate or waive any material rights under, any material Company Permit;
(r) authorize any new capital expenditures, except for capital expenditures set forth on Section 6.1(r) of the Company Disclosure Letter;
(s) make any change to its methods of accounting in effect at December 31, 2020, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a change in applicable Law or (iv) as disclosed in the Company SEC Documents on or prior to the date hereof;
(t) make, change or revoke any material Tax election; prepare or file any material Tax Returns in a manner materially inconsistent with past practice, except as required by applicable Law; amend any material filed Tax Returns; file any claims for material Tax refunds; settle or compromise any material Tax claim, audit or assessment; surrender any right to claim a material Tax refund, offset or other reduction in Tax liability; change any annual Tax accounting period; adopt or change any method of Tax accounting, or enter into any material “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of state, local or non-U.S. Law); waive or extend any statute of limitations in respect of any income or other material Tax Return (other than pursuant to extensions of time to file such Tax Returns obtained in the ordinary course of business); take any action that would reasonably be expected to adversely affect the tax-free status of the Internal Reorganization Transactions, the Contribution or the Distribution, each as defined in the Tax Matters Agreement; or seek a loan or secure or claim any Tax relief or Tax benefit under the CARES Act;
(u) other than in the ordinary course of business consistent with past practice, terminate, cancel, amend or modify any material insurance policies maintained by it covering the Company or any of its Subsidiaries or their respective properties or other assets which is not replaced by a comparable amount of insurance coverage;
(v) except as contemplated by this Agreement, solely with respect to the Company, adopt or enter into a plan of complete or partial liquidation or dissolution, recapitalization or other reorganization (other than with respect to or among wholly owned Subsidiaries of the Company);
(w) waive, release, assign, settle or compromise any action or proceeding other than, (i) settlements or compromises that do not result in payments by the Company or any of its Subsidiaries or more than $500,000 individually or $2,500,000 in the aggregate (in each case net of any insurance coverage), (ii) settlements of ordinary course warranty claims in an amount not to exceed $500,000 individually or (iii) any litigation with respect to which an insurer (but neither the Company nor any of its Subsidiaries) has the right to control the decision to settle, and, in all cases, do not obligate the Company or any of its Subsidiaries to take any material action (other than make such payment) or impose any material restrictions on the businesses of the Company and its Subsidiaries;
(x) enter into any new lines of business that the Company or any of its Subsidiaries do not operate in as of the date of this Agreement; or
(y) enter into any agreement, contract, commitment or understanding to do any of the foregoing.
Section 6.2 Preparation of the Proxy Statement; Stockholders’ Meeting.
(a) As soon as practicable (and, in any event, within twenty (20) Business Days) following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement on Schedule 14A under the Exchange Act related to the matters to be submitted to the Company stockholders (including holders of SDRs in accordance with the rules and regulations of Nasdaq Stockholm) at the Company Stockholders Meeting (including any amendments or supplements thereto, the “Proxy Statement”) in preliminary form. Parent shall cooperate with the Company in the preparation of the Proxy Statement, and shall furnish all information concerning it, Acquisition Sub, and any of their respective Affiliates that is reasonably necessary or appropriate in connection with the preparation of the Proxy Statement, and provide such other assistance, in each case, as may be reasonably requested in the connection with the preparation, filing and distribution of the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to have the Proxy Statement cleared by the SEC as promptly as practicable after the preliminary filing. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information, and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Parent the opportunity to participate in any discussions or meetings such party has with the SEC in connection with the Proxy Statement or the Merger. Notwithstanding the foregoing, before filing the Proxy Statement (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall consider in good faith such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed).
(b) If before the Effective Time, any event occurs with respect to the Company, Parent, Acquisition Sub or any of their respective Affiliates, or any change occurs with respect to other information supplied to or by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company or Parent, as applicable, shall promptly notify such other party of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.
(c) The Company shall, as soon as practicable (and, in any event, within ten (10) Business Days) after the Proxy Statement is cleared by the SEC, mail the Proxy Statement to the Company’s stockholders and duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking approval of this Agreement and the transactions contemplated hereby, including the Merger, under the DGCL, at the Company Stockholders Meeting. Unless the Company Board has made an Adverse Recommendation Change in accordance with Section 6.5(f), the Proxy Statement shall include the Company Recommendation. Except as required by applicable Law, the Company shall not submit any other proposal to its stockholders at the Company Stockholders Meeting without the prior written consent of Parent. The Company shall conduct one or more “broker searches” in accordance with Rule 14a-13 of the Exchange Act and establish a record date for the Company Stockholders’ Meeting and take all actions necessary to comply with this Section 6.2. The record date and meeting date of the Company Stockholders Meeting shall be selected by the Company after reasonable consultation with Parent. Once the Company has established the record date for the Company Stockholders’ Meeting, the Company shall not change such record date or establish a different record date without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law. Unless the Company Board has made an Adverse Recommendation Change in accordance with Section 6.5(f), the Company shall use its reasonable best efforts to solicit proxies from its stockholders in accordance with Section 6.2 in favor of the adoption of this Agreement. The Company shall actively work with Skandinaviska Enskilda Banken AB (publ) (“SEB”) (in its capacity as SDR custodian) to ensure that SEB facilitates the SDR holders’ rights to vote at the Company Stockholders Meeting. The Company shall convene and hold the Company Stockholders Meeting as soon as practicable following the date of mailing of the definitive Proxy Statement (and in any event shall convene such meeting no later than forty-five (45) days after mailing of the definitive Proxy Statement, or such later date as the Parties may reasonably agree).
(d) Notwithstanding any provision of this Agreement to the contrary, the Company may, in its reasonable discretion, adjourn the Company Stockholders Meeting after consultation with Parent, only (i) to the extent necessary, in the judgment of the Company Board, to ensure that any supplement or amendment to the Proxy Statement that the Company has determined in good faith after consultation with its outside legal counsel is required under applicable Law is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting or (ii) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) or is scheduled to reconvene following an adjournment thereof, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholders Meeting; provided, however, that the Company Stockholders Meeting shall not be adjourned for more than twenty (20) Business Days in the aggregate from the originally scheduled date of the Company Stockholders Meeting without the prior written consent of Parent. The Company shall advise Parent upon request prior to the date of the Company Stockholders Meeting (and any reconvening thereof) as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval and whether such proxies have been voted affirmatively or negatively with respect to each of the proposals to be presented at the Company Stockholders Meeting.
(e) Except as otherwise expressly provided in this Agreement, the Company’s obligations pursuant to this Section 6.2 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Competing Proposal or (ii) an Adverse Recommendation Change.
Section 6.3 Appropriate Action; Consents; Filings.
(a) In accordance with the terms and subject to the conditions of this Agreement (including Section 6.5), the parties hereto will use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VII to be satisfied as expeditiously as practicable (and in any event at least five (5) Business Days prior to the Outside Date), including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary or advisable actions or non-actions, waivers, Consents and approvals from Governmental Authorities necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval from, or to avoid any Action by, any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the obtaining of all other necessary consents, approvals or waivers from Third Parties (provided that the none of the Company, Parent or Acquisition Sub shall be required to make or agree to make any payment or accept any material conditions or obligations with respect thereto), (iii) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement.

(b) Each of the parties hereto shall promptly (and, in the case of filings required under the HSR Act, in no event later than fifteen (15) Business Days following the date hereof) (i) make and not withdraw its filings under the HSR Act, and thereafter make any other applications and filings required or advisable under the Antitrust Laws or Investment Screening Laws of the jurisdictions set forth on Section 6.3(a) of the Company Disclosure Letter with respect to the transactions contemplated hereby, including the Merger, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information (including responding to any “second request”), documents or other materials received by such party from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or from any other Governmental Authority under any Antitrust Laws or Investment Screening Laws in respect of any such filings with respect to the transactions contemplated hereby, including the Merger and (iii) act in good faith and reasonably cooperate with the other party in connection with any such filings (including, if requested by the other party, considering in good faith all reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of such agency or other Governmental Authority under any Antitrust Laws and Investment Screening Laws. In taking the foregoing actions, each of the Company and Parent shall act reasonably and as promptly as practicable. Notwithstanding anything in this Agreement to the contrary, obtaining any Third Party Consents or waivers pursuant to Section 6.3(a)(ii) above or otherwise shall not be a condition to the obligations of any party to consummate the Merger.
(c) Without limiting anything in this Section 6.3 (i) none of the parties hereto or their respective Affiliates shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto and (ii) Parent and Acquisition Sub agree to take (and to cause their Affiliates to take) promptly any and all steps necessary or reasonably advisable or as may be required by any Governmental Authority to avoid or eliminate each and every impediment and obtain all Consents under any Antitrust Laws or Investment Screening Laws that may be required by any Governmental Authority so as to enable the parties to consummate the transactions contemplated by this Agreement, including the Merger, as expeditiously as possible (and in any event at least five (5) Business Days prior to the Outside Date), including committing to and effecting, by consent decree, hold separate order, trust or otherwise, (A) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of the Company, Parent, Acquisition Sub or their respective Affiliates, (B) terminating, amending or assigning existing relationships and contractual rights and obligations, (C) requiring Parent, Acquisition Sub, the Company or any of their respective Affiliates to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any Third Party and (D) imposing limitations on Parent, Acquisition Sub, the Company or any of their respective Affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets; provided that, notwithstanding anything to the contrary set forth in this Section 6.3, Parent and Acquisition Sub shall not be required to commit or agree to, and the Company shall not be permitted to commit or agree to, any such action contemplated by clause (ii) above to the extent any such action contemplated by clause (ii) above (x) is not conditioned upon the consummation of the transactions contemplated by this Agreement or (y) would require, or cause to be taken, any sale or divestiture with respect to assets of Parent and Acquisition Sub or their Subsidiaries, or with respect to the assets of the Company or its Subsidiaries, that, individually or in the aggregate, have a fair market value in excess of the amount set forth on Section 6.3(c) of the Company Disclosure Letter (measured at the time of such request using customary valuation methodologies to be agreed by the parties hereto in good faith, which may include an evaluation by a third party that is mutually selected by the Parties) or another such action where the economic impact would be in excess of such amount.
(d) Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority and (iv) supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement; provided that, Parent shall determine the strategy to be pursued for obtaining and lead the effort to obtain all necessary actions or nonactions and consents from Governmental Authorities, including any related litigation, pursuant to any Antitrust Law in connection with the transactions contemplated by this Agreement, and the Company shall take all reasonably requested actions to support Parent in connection therewith. Notwithstanding anything to the contrary contained in this Agreement, Parent shall consult with the Company and consider in good faith the views of the Company in connection with all material communications with a Governmental Authority and strategy regarding the Antitrust Laws.
(e) The Company and Parent, in their respective sole and absolute discretion, may (x) redact materials as necessary to comply with contractual arrangements address reasonable attorney client or other privilege or confidentiality concerns, exclude any information relating to Company valuation and similar matters relating to the transactions contemplated herein, and (y) designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.
(f) Parent and Acquisition Sub shall not, and shall not permit any of their controlled Affiliates to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or (ii) take or agree to take any other action (including entering into or agreeing to enter into any material license, joint venture or other transaction), in each case that would reasonably be expected to (A) impose any material delay in the obtaining of, or increase the risk materially of not obtaining, approval from, or avoiding an Action by, any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement or (C) otherwise materially delay or prevent the consummation of the transactions contemplated by this Agreement.
Section 6.4 Access to Information; Confidentiality. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to Parent and its Representatives reasonable access, at Parent’s sole cost and expense, in a manner not disruptive in any material respect to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable advance notice throughout the period commencing on the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, to the properties, personnel, contracts, books and records (including Tax Returns and workpapers) of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information (to the extent not publicly available) concerning the business, properties and personnel of the Company and its Subsidiaries (including accounting, tax, financing, operating, environmental and other data and information) as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub if such disclosure would, in the reasonable judgment of the Company, (a) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (b) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party as of the date hereof or (c) jeopardize any attorney-client or other legal privilege; provided, in each case, that the Company shall give Parent notice of any information so withheld and the parties hereto shall cooperate in seeking to allow disclosure of such information in a manner that is not reasonably likely to cause significant competitive harm, violate applicable Law or Contract or cause any waiver of privilege; provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving the sampling of soil, groundwater, air or other environmental medium or similar invasive techniques at any of the properties owned, operated or leased by the Company or its Subsidiaries. The Company shall take such actions as described in Section 6.4 of the Company Disclosure Letter. Notwithstanding anything herein to the contrary, the Company shall not be required to provide access or make any disclosure to Parent pursuant to this Section 6.4 to the extent that such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. No investigation or access permitted pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent agrees that it will not, and will cause its Representatives and Affiliates (including Acquisition Sub) not to, use any information obtained pursuant to this Section 6.4 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality

Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder and, if this Agreement is terminated prior to the Effective Time, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms prior to giving effect to the execution of this Agreement.
Section 6.5 Non-Solicitation; Competing Proposals; Intervening Event.
(a) Except as otherwise expressly permitted by this Section 6.5, the Company shall, and shall cause its Subsidiaries and each of its and their respective directors, officers, and Representatives to, immediately cease and cause to be immediately terminated all soliciting activities, discussions, negotiations and access to nonpublic information of the Company with, to or by any Third Party relating to any Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal, and the Company shall promptly (and, in any event, within one (1) Business Days of the date of this Agreement) instruct each Third Party that has previously executed a confidentiality or similar agreement to promptly return to the Company or destroy all nonpublic information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives (including documents or material incorporating non-public information) in accordance with the terms of such confidentiality or similar agreement and immediately terminate all physical and electronic dataroom access previously granted to such Third Party; provided that this provision shall not require the Company to instruct the Specified Person to return or destroy information provided to the Specified Person in connection with the commercial relationship governed by the Specified Agreement.
(b) Except as otherwise expressly provided in this Agreement, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, the Company shall not, and shall cause its Subsidiaries and each of its and their respective directors, officers and controlled Representatives not to, and shall instruct its other Representatives not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate the making of any Competing Proposal or any inquiries that could reasonably be expected to lead to a Competing Proposal, (ii) engage in negotiations or discussions with (it being understood that the Company may inform Persons of the provisions contained in this Section 6.5), or furnish any nonpublic information to, or access to the business, properties, personnel, assets, books or records of the Company or any of its Subsidiaries to, any Third Party that has made, is seeking to make, has informed the Company of any intention to make or has publicly announced an intent to make any Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal, (iii) grant any waiver of, terminate, amend or release any standstill or similar obligation of any Third Party with respect to the Company or any of its Subsidiaries (and the Company shall enforce any and all such provisions; provided that if the Company Board determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company may waive any such standstill or similar agreement to the extent necessary to permit the Person bound by such provision or agreement to make a Competing Proposal to the Company Board (including, for the avoidance of doubt, in an Acceptable Confidentiality Agreement)), (iv) take any action to make the provisions of any Takeover Law, or any restrictive provision of any applicable anti-takeover provision in the Company’s articles of incorporation or bylaws, inapplicable to any transactions contemplated by a Competing Proposal (including approving any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL) or (v) approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding with respect to any Competing Proposal or any offer or proposal that could reasonably be expected to lead to a Competing Proposal (other than an Acceptable Confidentiality Agreement as permitted hereunder) or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (each, an “Alternative Acquisition Agreement”). Any violation of the restrictions set forth in this Section 6.5 by any Representative of the Company shall be deemed to be a breach of this Section 6.5 by the Company.
(c) As promptly as reasonably practicable (and in any event within one (1) Business Day) after receipt by the Company or any of its Representatives of any Competing Proposal or any inquiry or request that could reasonably be expected to lead to any Competing Proposal, the Company shall deliver to Parent a written notice setting forth: (i) the identity of the Third Party making such Competing Proposal, inquiry or request (including, if applicable, unredacted copies of any written proposals or offers, and any proposed term sheets and agreements relating thereto) and (ii) the material terms and conditions of any such Competing Proposal, inquiry or request. The Company shall keep Parent reasonably informed on a reasonably current basis of any material developments (including any material amendment or modification) regarding such Competing Proposal, inquiry or request including by providing unredacted copies of any agreements (draft (to the extent reflecting any material changes in the material terms) or final) and other material documentation to the extent reflecting any material terms relating thereto that are exchanged between the Third Party (or its Representatives) making such Competing Proposal, inquiry or request and the Company (or its Representatives) on a prompt basis (and, in any event, within one (1) Business Day) following such exchange. The Company agrees that it and its Subsidiaries will not enter into any Contract or agreement with any person subsequent to the date of this Agreement that prohibits the Company from engaging in discussions with Parent or providing any information to Parent in accordance with this Section 6.5.
(d) Notwithstanding anything to the contrary in this Agreement, at any time after the date hereof and prior to the receipt of the Company Stockholder Approval, in the event that (x) the Company receives an unsolicited Competing Proposal from any Person that did not result from or follow a breach of this Section 6.5 and (y) the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, and that the failure to take the actions described in the subsequent clauses (i) or (ii) would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, then the Company and the Company Board and their respective Representatives may (i) contact such Person to clarify the terms and conditions of such Competing Proposal and (ii) engage in negotiations or discussions with, or furnish any information and other access to, any Person making such Competing Proposal and its Representatives or potential sources of financing pursuant to customary confidentiality arrangements if the Company’s board of directors determines in good faith (after consultation with its legal counsel and financial advisors) that such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; provided that (A) prior to furnishing any nonpublic information concerning the Company or its Subsidiaries, the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company as of the date hereof, an executed confidentiality agreement with such Person that is not less favorable in any material respect to the Company than in the Confidentiality Agreement (including with respect to non-solicitation of employees and standstill provisions) and, if commercially sensitive information is to be provided to such Person, and such person is a competitor of the Company, a clean team agreement appropriate to address the competitive sensitivities of such competitor (such confidentiality agreement, and, if applicable, clean team agreement, together an “Acceptable Confidentiality Agreement”) and (B) any such material nonpublic information so furnished shall be promptly made available to Parent to the extent it was not previously made available to Parent or its Representatives. Information that was made available to Parent pursuant to the Clean Team Agreement shall not be made available to such Person that is a competitor of the Company except pursuant to such clean team agreement and subject to procedures not less favorable to the Company as those applied to Parent.
(e) Except as otherwise expressly provided in this Section 6.5, the Company Board (including any committee thereof) shall not (i) withhold, withdraw, qualify or modify in a manner adverse to Parent or Acquisition Sub, or fail to make, the Company Recommendation, (ii) authorize, adopt, approve or recommend, to the Company’s stockholders or otherwise, or otherwise declare advisable, any Competing Proposal, (iii) fail to publicly recommend against any Competing Proposal or fail to publicly reaffirm the Company Recommendation, in each case, within five (5) Business Days after Parent so requests in writing; provided, however, that (1) such five (5) Business Day period shall be extended for an additional five (5) Business Days following any material modification to any Competing Proposal occurring after the receipt of Parent’s written request and (2) Parent shall be entitled to make such a written request only once for each Competing Proposal and once for each modification to the financial terms or other material modification to such Competing Proposal, (iv) upon the written request of Parent, fail to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Proposal, or make any other recommendation or public statement in connection with a tender offer or exchange offer for the equity securities of the Company other than a “stop, look and listen” statement pursuant to Section 6.5(g) provided, however, that Parent shall be entitled to make such a written request only once for each Competing Proposal and once for each modification to the financial terms or other material modification to such Competing Proposal, (v) approve or recommend, or allow the Company or any of its Subsidiaries to execute, approve or enter into, any Alternative Acquisition Agreement or (vi) resolve, propose or agree to do any of the foregoing (any action described in the foregoing clauses (i) through (vi) being referred to as an “Adverse Recommendation Change”).
(f) Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Company Stockholder Approval, the Company Board may make an Adverse Recommendation Change if:
(i) in response to an Intervening Event, the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with the Company’s directors’ fiduciary duties under applicable Law; or
(ii) (x) the Company receives an unsolicited Competing Proposal from any Person that did not result from or follow a breach of this Section 6.5 and has not been withdrawn or otherwise expired, and (y) the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal constitutes a Superior Proposal, and that the failure to take such action would be inconsistent with the Company’s directors’ fiduciary duties under applicable Law;
provided, however, that no Adverse Recommendation Change may be made and, in the case of a Superior Proposal, the Company may not terminate this Agreement pursuant to Section 8.1(c)(ii), unless and until: (i) after the fourth (4th) Business Day (the “Notice Period”) following Parent’s receipt of a written notice from the Company advising Parent that the Company Board intends to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”), including specifying the Intervening Event or Superior Proposal and, in the case of a Superior Proposal, the identity of the Third Party making such a Superior Proposal, the terms and conditions of any such Superior Proposal and a true and complete copy of the most current version of such Superior Proposal (including any proposed agreement or other offer documents), (ii) during the Notice Period, the Company and its Representatives negotiate in good faith with Parent and its Representatives (to the extent Parent desires to negotiate) to make adjustments to the terms and conditions of this Agreement so that either the failure to make an Adverse Recommendation Change in response to such Intervening Event would no longer be reasonably expected to be inconsistent with the fiduciary duties of the Company Board under applicable law or such Competing Proposal would cease to constitute a Superior Proposal and (iii) in determining whether to make such Adverse Recommendation Change, the Company Board shall take into account, in good faith, any changes to the terms of this Agreement timely proposed by Parent in response to a Notice of Adverse Recommendation. Any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material change to the terms of such Competing Proposal shall require a new Notice of Adverse Recommendation and commence a new Notice Period, and the Company shall be required to comply again with the requirements of this Section 6.5(f) to the extent all references to four (4) Business Days shall be revised to two (2) Business Days.
(g) Nothing in this Agreement shall restrict the Company or the Company Board from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law with regard to a Competing Proposal (it being agreed that a “stop, look and listen” communication by the board of directors to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that solely describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change or give rise to a Parent termination right pursuant to Section 8.1(d)(ii)). Nothing in this Section 6.5(g) shall permit the Company to make an Adverse Recommendation Change not otherwise expressly permitted by this Section 6.5.
(h) For purposes of this Agreement:
(i) “Competing Proposal” shall mean any proposal or offer made by any Person (other than Parent, Acquisition Sub or any of their respective Affiliates) or group of Persons as defined in Section 13(d)(3) of the Exchange Act (A) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (x) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of any class of equity securities of the Company (by vote or value) pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (y) any one or more assets or businesses of the Company and its Subsidiaries that constitute more than twenty percent (20%), of the revenues, earnings or assets of the Company and its Subsidiaries, taken as a whole, (B) with respect to the issuance, sale or other disposition, directly or indirectly, to any Person (other than Parent, Acquisition Sub or any of their respective Affiliates or group of Persons as used in Section 13(d)(3) of the Exchange Act), of securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than twenty percent (20%) of the voting power of the Company or (C) with respect to any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or its Subsidiaries pursuant to which any Person or group of Persons would have beneficial ownership (as defined pursuant to Section 13(d)(3) of the Exchange Act) of securities representing more than twenty percent (20%) of the total outstanding equity securities of the Company (by vote or value) after giving effect to the consummation of such transaction.
(ii) “Superior Proposal” shall mean a bona fide unsolicited written Competing Proposal (with all references to “twenty percent (20%)” increased to “fifty percent (50%)”) made by a Third Party on terms that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, and considering all legal, regulatory and financing aspects and risks of such Competing Proposal and such other factors as the Company Board considers to be appropriate, are more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Competing Proposal under the provisions of Section 6.5(f)).
(iii) “Intervening Event” means an event, occurrence, change, effect, condition, development or state of facts or circumstances that materially affects the Company and its Subsidiaries taken as a whole (other than related to a Competing Proposal or Superior Proposal, or any proposal which constitutes or could reasonably be expected to lead to a Competing Proposal or Superior Proposal) occurring after the date hereof that did not result from a breach of this Agreement and that was neither known to, nor reasonably foreseeable by the Company Board as of the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable to the Company Board of directors as of the date of this Agreement) (where, for the avoidance of doubt, the following shall not be taken into account in determining whether an Intervening Event has occurred (x) the fact in and of itself that the Company meets or exceeds projections, earnings guidance, forecasts or estimates and (y) changes in and of themselves in the price of the Company Common Stock or the trading volume thereof).
Section 6.6 Directors’ and Officers’ Indemnification and Insurance.
(a) Parent and Acquisition Sub agree that all rights to exculpation, indemnification, contribution and advancement of expenses for facts, events, acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors, officers or employees of (or in a comparable role with) the Company or its Subsidiaries, or any person serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of (or in a comparable role with) another Person (the “D&O Indemnified Parties”), as the case may be, in each case, as provided in the respective organizational documents of the Company or its Subsidiaries or any indemnification or similar agreements in effect as of the date hereof that have been made available to Parent or that are in substantially the form included in the Company SEC Documents filed with or furnished to the SEC by the Company on or after the Spin Date and prior to the date of this Agreement, shall survive the Merger and shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall and shall cause the Surviving Corporation and its Subsidiaries to perform such obligations thereunder. Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification, advancement of expenses and limitation of director, officer and employee (or comparable) liability that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the Closing Date, which provisions thereafter shall not, for a period of at least six (6) years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties, except at required by applicable Law.
(b) Without limiting the foregoing, Parent shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses to, the D&O Indemnified Parties with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law; and (ii) pay in advance of the final disposition of any Action against any D&O Indemnified Party the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt, if required by the DGCL, the Surviving Corporation’s organizational documents or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such D&O Indemnified Party is not permitted to be indemnified under applicable Law. Notwithstanding anything to the contrary contained in this Section 6.6(b). or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action to which any D&O Indemnified Parties are parties, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the Action from all liability arising out of such Action.
(c) For at least six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its other Subsidiaries to, maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance in effect as of the Closing Date and maintained by the Company or any of its Subsidiaries, as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies (with the Company’s current insurance carriers or other insurance carriers having an A.M. Best financial strength rating of least an “A”) for the Company and the D&O Indemnified Parties who are currently covered by such Existing D&O Insurance Policies, in either case, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided, that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium currently paid by the Company or any of its Subsidiaries for the Existing D&O Insurance Policies (the “Maximum Amount”), but in such case shall purchase as much of such coverage as possible for such amount) and Parent shall not, and shall not permit the Surviving Corporation or its other Subsidiaries to, take any action that would intentionally prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time (unless such beneficiary is not entitled to such recovery as a result of a final, non-appealable judicial determination under such insurance as a result of such beneficiary’s conduct). In lieu of such insurance, prior to the Effective Time, the Company may purchase prepaid, non-cancellable six (6) year “tail” directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (“Tail Coverage”), effective as of the Effective Time, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided that the Company shall consult with Parent regarding the proposed terms and premium for such Tail Coverage and the premium for such Tail Coverage shall not exceed the Maximum Amount), and Parent shall cause the Surviving Corporation (or its applicable Subsidiaries) to maintain such Tail Coverage in full force and effect, without any modification, and continue to honor the obligations thereunder, in which event Parent shall cease to have any obligations under the first sentence of this Section 6.6(c).
(d) In the event that Parent, the Surviving Corporation, any of the Company’s Subsidiaries or any of their successors or assigns shall (i) consolidate with or merge or amalgamate into any other Person and shall not be the continuing or surviving company or entity of such consolidation, merger or amalgamation or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent, the Surviving Corporation, any such Subsidiary or all or substantially all of its or their properties and assets, as the case may be, assumes the obligations set forth in this Section 6.6.
(e) The D&O Indemnified Parties are third party beneficiaries of this Section 6.6. The provisions of this Section 6.6 shall survive the Merger and are intended to be for the benefit of, and enforceable by, each D&O Indemnified Party and his or her successors, heirs or representatives. Parent and the Surviving Corporation shall pay all reasonable expenses, including reasonable, documented attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.6. The rights of each

D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such D&O Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, applicable Law or otherwise.
(f) Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing) is made against any of the D&O Indemnified Parties on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 6.6 shall continue in effect until the final disposition of such claim.
Section 6.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (b) any Action commenced against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to this Agreement, the Merger or the transactions contemplated hereby.
Section 6.8 Public Announcements. Except as otherwise contemplated by Section 6.5 or in connection with any Action among the parties regarding this Agreement, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties hereto or their respective Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto (in which case, the disclosing party shall use its reasonable best efforts to consult with the other party prior to such disclosure). In addition, the Company may, without Parent or Acquisition Sub’s consent, and Parent and Acquisition Sub may, without the Company’s consent, communicate to their employees, customers, suppliers and consultants; provided that such communication is consistent with prior communications of the Company, Parent or Acquisition Sub or any communications plan, in each case agreed to by Parent and the Company. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form mutually agreed by the Company and Parent prior to the execution of this Agreement.
Section 6.9 Employee Matters.
(a) Employees of the Company or its Subsidiaries immediately prior to the Effective Time who remain employees of Parent, the Surviving Corporation or any of their Affiliates following the Effective Time are hereinafter referred to as the “Continuing Employees”. For the period commencing at the Effective Time and ending twelve (12) months from the Effective Time, or such longer time as required by applicable Law (such period, the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide for each Continuing Employee (i) at least the same base salary and wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) short-term cash incentive compensation opportunities (excluding, for the avoidance of doubt, any equity or equity-based incentives) that are no less favorable in the aggregate than such incentive compensation opportunities provided to each such Continuing Employee immediately prior to the Effective Time and (iii) employee benefits, as determined by Parent in its reasonable discretion, that are either (A) substantially comparable in the aggregate (other than defined benefit pension plans and retiree medical or other post-termination welfare benefits (unless required pursuant to a collective bargaining agreement or applicable Law) and retention or change in control payments or awards) to the employee benefits provided to such Continuing Employee immediately prior to the Effective Time, or (B) substantially similar to the employee benefits provided to similarly-situated employees of Parent. Without limiting the generality of the foregoing, during the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation or any of their respective Affiliates to provide, severance payments and benefits to each Continuing Employee whose employment is terminated during such period that are no less favorable than the severance payments and benefits as set forth in Section 6.9(a) of the Company Disclosure Letter. Notwithstanding the provisions of this Section 6.9(a) or as set forth in the remaining subsections of Section 6.9, to the extent a Continuing Employee is employed in a jurisdiction where applicable Law requires different treatment of such Continuing Employee’s compensation or benefits entitlements, or such Continuing

Employee’s terms of employment are governed by a collective bargaining, works council or similar agreement, Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to comply with the requirements of any such applicable Laws or collective bargaining, works council or similar agreements.
(b) Parent hereby acknowledges that consummation of the Merger will constitute a “change in control” (or similar term) of the Company under the terms of the Company Benefit Plans listed on Section 6.9(b) of the Company Disclosure Letter.
(c) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries to, assume and honor all obligations under the change in control agreements and employment agreements listed on Section 6.9(c) of the Company Disclosure Letter in accordance with their terms as in effect immediately prior to the Effective Time.
(d) For purposes of determining eligibility to participate, vesting and entitlement to benefits, where length of service is relevant under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries providing benefits to a Continuing Employee after the Effective Time (collectively, the “New Plans”), such Continuing Employee shall receive service credit for service with the Company and its Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under a corresponding benefit plan or arrangement (other than any defined benefit or retiree medical or other post-termination welfare benefit plan, program or arrangement) of the Company or any of its Subsidiaries in which such Continuing Employee was eligible to participate immediately prior to the Effective Time, except to the extent any such service credit would result in the duplication of benefits. In addition and without limiting the generality of the foregoing, Parent shall, or shall cause its Subsidiaries to, use reasonable best efforts to cause: (i) each Continuing Employee to be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a benefit plan or arrangement in which such Continuing Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) each such Continuing Employee is treated as having satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall, or shall cause its Subsidiaries to, use commercially reasonably efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were previously satisfied, inapplicable or waived under the comparable Old Plan and (B) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account to the same extent as under such corresponding Old Plan under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(e) Effective as of immediately prior to the Effective Time and contingent upon the occurrence of the Closing, unless otherwise requested by Parent at least five (5) days prior to the Effective Time, pursuant to resolutions of the Company’s Board of Directors that are reasonably satisfactory to Parent, the Company shall terminate the Company 401(k) Plan, and provide that participants in the Company 401(k) Plan shall become fully vested in any unvested portion of their Company 401(k) Plan accounts as of the date such plan is terminated. As of the Closing Date, Parent shall designate and provide coverage under a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”) for the participants in the Company 401(k) Plan. In connection with the termination of the Company 401(k) Plan, to the extent permitted by the Parent 401(k) Plan, Parent shall cause the Parent 401(k) Plan to accept from the Company 401(k) Plan the “direct rollover” of the account balance (including the in-kind rollover of promissory notes evidencing all outstanding loans) of each employee who participated in the Company 401(k) Plan as of the date such plan is terminated who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code.
(f) Parent shall, and shall cause the Surviving Corporation to, honor the terms of each collective bargaining agreement and works council agreement until such collective bargaining agreement or works council agreement expires pursuant to its terms or is modified by the parties thereto.

(g) Notwithstanding anything in this Section 6.9 to the contrary, nothing in this Agreement, whether express or implied, shall (i) cause either Parent or any of its Affiliates to be obligated to continue to employ any Person, including any Continuing Employees, for any period of time following the Effective Time, (ii) be treated as an amendment or other modification of any Company Benefit Plan, New Plan or any other employee benefit plans of the Company or Parent (including the requirement to adopt or establish any such plans) or as a guarantee of employment for any employee of the Company or any of its Subsidiaries or (iii) create any third party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of any such individual).
(h) Prior to the Closing Date, the Company shall provide Section 6.9(h) of the Company Disclosure Letter, which (if provided more than five (5) days prior to the Closing) shall be updated through Closing, lists all “employment losses,” as defined in WARN, occurring during the ninety (90) day period prior to the Closing Date, stating for each such employment loss the date the loss occurred, the location, and the position(s) involved.
Section 6.10 Financing Cooperation.
(a) The Company acknowledges that Parent intends to obtain debt financing to finance all or a portion of the Merger Consideration (the “Proposed Financing”). Notwithstanding anything to the contrary contained herein, Parent agrees that (i) prior to the Closing, none of the Company or any of its Subsidiaries shall have any liability (whether in contract, tort or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations under the agreements for the Proposed Financing, (ii) such Proposed Financing shall not contain any restrictive covenant or other obligations that are required to be performed or complied with by the Company or any of its Subsidiaries prior to the Closing, and (iii) the obligations of Parent and Acquisition Sub under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’, or any other Person’s ability to obtain the Proposed Financing or any other financing for the consummation of the transactions contemplated hereby.
(b) Until the Closing, subject to the other terms and conditions of this Agreement, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries and its and their respective Representatives to provide, upon the reasonable request of Parent, reasonable and customary cooperation in connection with the Proposed Financing (to the extent not in violation of this Agreement), including by: (i) reasonably cooperating with any customary due diligence process as reasonably requested by Parent, including instructing appropriate members of senior management to participate in a reasonable number of meetings, if any (it being understood that such meetings may occur telephonically or by videoconferencing) in connection with the Proposed Financing upon reasonable advance notice and at mutually agreeable dates and times; (ii) providing pertinent historical financial information as is reasonably available to the Company, customarily required for completion of debt financings similar to the Proposed Financing and reasonably requested by Parent in order to obtain or in connection with such financing, including the Required Information; (iii) reasonably assisting Parent in its preparation of customary offering and marketing documents (and any supplements thereto) required in connection with the Proposed Financing; and (iv) to the extent reasonably requested by Parent, requesting the consent of, and customary comfort letters from, the Company’s independent accountants (and providing customary management letters and requesting legal letters to obtain such consent) if necessary for Parent’s use of the Company’s financial statements. Notwithstanding the foregoing, none of the Company, any of its Subsidiaries nor any of their respective Representatives shall be required to take or permit the taking of any action pursuant to this Section 6.10(b) that would: (A) require the Company, any of its Subsidiaries or any of their respective Representatives to pass resolutions or consents to approve or authorize the execution of the Proposed Financing, or to enter into or execute any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement or take any other similar action to the extent any such action would be effective prior to the Closing (other than signing customary authorization letters), (B) require the Company, any of its Subsidiaries or any of their respective Representatives to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with such financing, (C) cause any director, officer, employee or stockholder of the Company, any of its Subsidiaries or any of their respective Representatives to incur any personal liability or take action that could reasonably be expected to result in such liability, (D) conflict with the organizational documents of the Company, any of its Subsidiaries or any of their respective Representatives or any Laws, (E) reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company, any of its Subsidiaries or any of their respective Representatives is a party, (F) require the Company, any of its Subsidiaries or any of their respective Representatives to provide access to or disclose information that could jeopardize any attorney-client privilege or other applicable privilege of such Person (provided, however, that the Company shall use commercially reasonable efforts to provide such access or disclose such information in a manner that would not jeopardize such attorney-client or other applicable privilege), (G) cause any condition to Closing set forth in Article VII (Conditions to the Merger) to fail to be satisfied or otherwise cause any breach of this Agreement that would provide Parent the right to terminate this Agreement or (H) require the Company, any of its Subsidiaries or any of their respective Representatives to provide any legal opinions, prepare any pro forma financial information, budgets or projections (which shall be the sole responsibility of Parent to prepare) or update any projections that the Company or its Representatives previously provided to Parent. Notwithstanding anything in this Agreement to the contrary, Parent shall ensure that any requested cooperation does not, and such cooperation shall not, unreasonably interfere with the ongoing business or operations of the Company, any of its Subsidiaries or any of their respective Representatives.
(c) Parent shall, promptly upon request by the Company, reimburse the Company, its Subsidiaries and their respective Representatives for all reasonable and documented out-of-pocket fees and expenses incurred by such Persons in connection with such requested cooperation, and Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries and their respective Representatives against any and all costs, expenses, judgments, fines, claims, losses, penalties, damages, interest, awards and liabilities directly or indirectly suffered or incurred by them as a result of any Action against them arising out of the Proposed Financing (including any acts performed by them under this Section 6.10) and any information utilized in connection therewith, except, in each case, to the extent such costs, expenses, judgments, fines, claims, losses, penalties, damages, interest, awards or liabilities result from the gross negligence, fraud or willful misconduct of the Company or any of its Subsidiaries, or any of their respective Representatives.
(d) All non-public, confidential information obtained by Parent or any of its Representatives pursuant to this Section 6.10 or otherwise in connection with the Proposed Financing shall be kept confidential in accordance with the Confidentiality Agreement.
(e) The Company’s obligations under this Section 6.10 are the sole obligations of the Company with respect to the Proposed Financing and no other provision of this Agreement shall be deemed to expand or modify such obligations. In no event shall the Company or any of its Subsidiaries be in breach of this Agreement because of the failure by the Company, any of its Subsidiaries or any of their respective Representatives to deliver, after use of commercially reasonable efforts to do so, any information that is not currently readily available to the Company or its Subsidiaries on the date hereof or is not otherwise prepared in the ordinary course of business or for failure to obtain, after use of its reasonable best efforts, any information from its accountants. Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.2(b) as applied to the Company’s obligations under this Section 6.10 shall be deemed satisfied unless the Proposed Financing has not been obtained as a direct result of the Company’s intentional material breach of its obligations under this Section 6.10 to the extent such breach is the primary cause of the unavailability of the Proposed Financing. None of the Company, any of its Subsidiaries or any of their respective Representatives shall have any obligations under this Section 6.10 following the Effective Time.
Section 6.11 Repayment of Indebtedness; Treatment of Convertible Notes.
(a) Immediately after the Effective Time, Parent shall (or shall cause an Affiliate to) provide and make available to the Company in immediately available funds in an amount equal to the amount necessary for the Company and its Subsidiaries to repay and discharge in full all amounts outstanding or otherwise due and owing pursuant to the terms of the financing arrangements set forth on Section 6.11 of the Company Disclosure Letter (the “Company Debt”), including accrued interest thereon and all fees and other obligations (including penalties or other charges or amounts that become payable thereunder as a result of the prepayment thereunder or the consummation of the transactions contemplated at the Closing or that may become due and payable at the Effective Time) of the Company or any of its Subsidiaries thereunder (collectively, the “Debt Payoff Amount”). Subject to Parent’s compliance with the previous sentence, the Company shall pay the Debt Payoff Amount to the counterparties under the Company Debt as promptly as practicable following the date the Company receives such Debt Payoff Amount. The Company shall use its commercially reasonable efforts to, or prior to the Closing Date, provide Parent with a customary payoff letter (the “Payoff Letter”) from the agent under the credit agreements set forth in Section 6.11 of the Company Disclosure Letter, which Payoff Letter shall set forth the aggregate amount required to satisfy in full all such indebtedness of the Company or any of its Subsidiaries to be discharged at the Closing.
(b) Prior to the Closing, the Company shall take such actions as may be required in accordance with, and subject to, the terms of the Convertible Notes Indenture including, without limitation, delivery, issuance or entry into, as applicable, of any notices, certificates, press releases, supplemental indentures, officers’ certificates or other documents or instruments required to comply with the Convertible Notes Indenture as a result of the transactions contemplated by this Agreement. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates or other documents or instruments deliverable pursuant to the Convertible Notes Indenture as a result of the transactions contemplated by this Agreement prior to the dispatch or making thereof, and Parent shall provide reasonable cooperation in connection therewith. At the Closing, the Company shall take all necessary action to perform and comply with all obligations of the Company pursuant to the Convertible Notes Indenture within the time periods (but at or prior to the Closing) required by the terms of the Convertible Notes Indenture and Parent shall take all necessary action to perform and comply with its obligations, if any, under the Convertible Notes Indenture and any supplemental indenture entered into by Parent at Closing and such obligations to be performed thereafter; provided that any opinions of counsel required by the Convertible Notes Indenture, or as shall be required by the trustee pursuant to the Convertible Notes Indenture, shall be delivered by Parent and its counsel in each case to the extent required by the terms of the Convertible Notes Indenture to be delivered at Closing in connection with the transactions contemplated by this Agreement.
Section 6.12 Integration Planning. Without limiting Section 6.4 (Access to Information; Confidentiality), from and after the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by Law (including Antitrust Laws), (a) upon the reasonable advance written request of Parent, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent and its Representatives to plan for the integration of the parties hereto, their respective Subsidiaries and their respective businesses following the Closing and (b) without limiting the generality of the foregoing clause (a), the Company shall and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause their respective Representatives to, reasonably assist Parent with respect to integration planning (including providing support for IT systems, IT equipment and other Company Technology, and benefits support services (including retention plans), and, in its reasonable discretion, affording Parent a reasonably opportunity to interview Company employees and executives), and prepare for customer communications and notices to be sent upon Closing reasonably required to result in a successful transition and integration following the Closing. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be required to take such actions if: (A) it would cause a material violation of any Contract to which Company or any of its Subsidiaries is a party, or (B) the Company believes in good faith after consultation with outside counsel and taking into account whether privilege cannot be protected by the Company or its Subsidiaries through exercise of its or their reasonable efforts (such as redaction of certain information), it would reasonably be expected to cause a risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law.
Section 6.13 Acquisition Sub; Parent Affiliates. Parent shall take all actions necessary to (a) cause Acquisition Sub and any other applicable Affiliates of Parent to perform their respective obligations under this Agreement and, in the case of Acquisition Sub, to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement. Any Consent or waiver by Parent under this Agreement shall be deemed to also be a Consent or waiver by Acquisition Sub.
Section 6.14 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, Acquisition Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.15 Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.16 Stock Exchange Matters. Parent shall cause the Company’s securities to be delisted from the NYSE and Nasdaq Stockholm and de-registered under the Exchange Act as soon as practicable following the Effective Time; provided that such delisting and termination shall not be effective until after the Effective Time.
Section 6.17 Takeover Laws. If any Takeover Law shall become applicable to the transactions contemplated hereby, the Company and the Company Board shall grant such approvals and take such actions as are reasonably necessary to eliminate or minimize the effects of such Takeover Laws on the transactions contemplated hereby.
ARTICLE VII

CONDITIONS TO THE MERGER
Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company, Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:
(a) The Company Stockholder Approval shall have been obtained;
(b) any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated or early termination thereof shall have been granted, and the applicable waiting periods (or any extensions thereof) or clearance, as applicable, under the Antitrust Laws and Investment Screening Laws of the jurisdictions set forth on Section 6.3(a) of the Company Disclosure Letter shall have expired, been terminated or been obtained; and
(c) no Governmental Authority of the United States or a jurisdiction set forth on Section 6.3(a) of the Company Disclosure Letter shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger.
Section 7.2 Conditions to the Obligations of Parent and Acquisition Sub. The respective obligations of Parent and Acquisition Sub to consummate the Merger are subject to the satisfaction or (to the extent not prohibited by Law) waiver by Parent at or prior to the Effective Time of the following conditions:
(a) the representations and warranties of the Company contained in this Agreement, without giving effect to any materiality or “Company Material Adverse Effect“ qualifications therein, shall be true and correct as of the date hereof and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, have a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); provided, however, that (i) the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Capitalization) (other than clause (a) thereof), Section 4.3 (Authority Relative to Agreement), Section 4.4 (No Conflict; Required Filings and Consents), Section 4.22 (Brokers), Section 4.23 (Opinion of Financial Advisor) and Section 4.25 (Takeover Statutes) shall be true and correct in all material respects as of date hereof and as of the Closing Date and (ii) the representations and warranties contained in Section 4.9(ii) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and as of the Closing Date and (iii) the representations and warranties in Section 4.2(a) (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies herein as of the date hereof and as of the Closing Date;
(b) the Company shall have performed or complied in all material respects with each of its obligations under the Merger Agreement to be performed or complied by it;
(c) since the date of the Merger Agreement, a Company Material Adverse Effect has not occurred; and
(d) the Company shall have delivered a certificate to Parent, dated as of the Closing Date and duly executed by a senior executive officer (or similar authorized person) of the Company, certifying to the effect that the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied.

Section 7.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company at or prior to the Effective Time of the following conditions:
(a) the representations and warranties of Parent and Acquisition Sub contained in the Merger Agreement, without giving effect to any materiality or “Parent Material Adverse Effect“ qualifications therein, shall be true and correct in all respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as of such date as would not, individually or in the aggregate, have a Parent Material Adverse Effect;
(b) Parent and Acquisition Sub shall have performed or complied with, in all material respects, each of their respective obligations under the Merger Agreement to be performed or complied with by Parent or Acquisition Sub, respectively; and
(c) Parent shall have delivered a certificate to the Company on behalf of Parent and Acquisition Sub, dated as of the Closing Date and duly executed by a senior executive officer (or similar authorized person) of Parent, certifying to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.
ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER
Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, as follows:
(a) Mutual Written Consent. By mutual written consent of each of Parent and the Company; or
(b) by either Parent or the Company, if:
(i) Outside Date. The Merger shall not have been consummated on or before April 23, 2022 (such date, as extended in accordance with this paragraph, the “Outside Date”); provided, that such date shall automatically extend in increments of three (3) months to a date no later than October 23, 2022 if the conditions set forth in Section 7.1(b) or Section 7.1(c) (if the Law or Order relates to Antitrust Laws or Investment Screening Laws) shall not have been satisfied as of the close of business on the Business Day immediately prior to the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before such date;
(ii) Legal Restraints. Prior to the Effective Time, any Governmental Authority of the United States or a jurisdiction set forth on Section 6.3(a) of the Company Disclosure Letter shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under this Agreement; or
(iii) Company Stockholder Approval. Upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained;
(c) by the Company, if
(i) Parent Breach. Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in any condition in Section 7.3 not being satisfied, and (B) is not capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (x) the Outside Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(d)(i); or
(ii) Superior Proposal. at any time prior to receipt of the Company Stockholder Approval if (i) the Company has received a Superior Proposal after the date of this Agreement, (ii) the Company Board has authorized the Company to enter into a definitive agreement to consummate the transaction contemplated by that Superior Proposal following the procedures set forth in Section 6.5, (iii) the Company has complied in all material respects with the terms of Section 6.5 with respect to such Superior Proposal and (iv) concurrently with (and as a condition to) such termination the Company pays (or causes to be paid) Parent the Termination Fee in accordance with Section 8.3(a);
(d) by Parent, if:
(i) Company Breach. the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in any condition in Section 7.2 not being satisfied, and (B) is not capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Outside Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(c)(i);
(ii) Adverse Recommendation Change. the Company Board shall have made an Adverse Recommendation Change; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall expire when the Company Stockholder Approval has been obtained; or
(iii) Breach of Non-Solicitation Covenants. the Company shall have committed a Willful Breach of any of its obligations under Section 6.5 (Non-Solicitation; Competing Proposal; Intervening Event) and such breach has resulted in the receipt of a Competing Proposal by the Company, which breach or failure to perform is not cured by the Company on or before the date that is ten (10) calendar days following Parent’s delivery of written notice to the Company of such breach.
Section 8.2 Effect of Termination. In the event that this Agreement is validly terminated and the Merger abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of Expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Parent and Acquisition Sub, would include the benefits of the transactions contemplated by this Agreement lost by the Company’s stockholders, taking into consideration all relevant matters, including lost stockholder premium, other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party, resulting from any Willful Breach of this Agreement prior to such termination, in which case, except as otherwise provided in Section 8.3, the aggrieved party shall be entitled to all remedies available at law or in equity; provided, further, that the Confidentiality Agreement and the provisions of Section 6.10(c), Section 8.2, Section 8.3, Section 8.6 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms.
Section 8.3 Termination Fees; Expenses.
(a) In the event that:
(i) (A) a Third Party shall have made to the Company or directly to the Company’s stockholders a Competing Proposal after the date of this Agreement, (B) this Agreement is subsequently terminated (x) by either party pursuant to Section 8.1(b)(i) (Outside Date) (at a time when the Company Stockholder Approval has not been obtained or Parent has the right to terminate pursuant to Section 8.1(d)(i) (Company Breach)), (y) by either party pursuant to Section 8.1(b)(iii) (Company Stockholder Approval) or (z) by Parent pursuant to Section 8.1(d)(i) (Company Breach) or Section 8.1(d)(iii) (Breach of Non-Solicitation

Covenants) and at the time of such termination in the case of clauses (x) and (y) (or at the time of such breach in the cause of clause (z)) a Competing Proposal has been publicly announced (or privately made to the Company in the case of clauses (x) and (z)) after the date of this Agreement and has not been withdrawn, and (C) within twelve (12) months of such termination of this Agreement, the Company consummates a transaction involving any Competing Proposal or enters into an Alternative Acquisition Agreement regarding any Competing Proposal and any Competing Proposal is subsequently consummated; provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”;
(ii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii) (Adverse Recommendation Change);
(iii) (A) the Company Board shall have made an Adverse Recommendation Change and (B) this Agreement is terminated by either party pursuant to Section 8.1(b)(i) (Outside Date) (at a time when the Company Stockholder Approval has not been obtained or Parent has the right to terminate pursuant to Section 8.1(d)(i) (Company Breach) or Section 8.1(b)(iii) (Company Stockholder Approval), or by Parent pursuant to Section 8.1(d)(i) (Company Breach));
(iv) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) (Superior Proposal); or
(v) this Agreement is terminated by Parent pursuant to Section 8.1(d)(iii) (Breach of Non-Solicitation Covenants);
then the Company shall pay, or cause to be paid, by wire transfer of immediately available funds, to or at the direction of Parent, (x) in the case of clauses (i), (ii), (iii) and (iv) above, one hundred percent (100%) of the Termination Fee (reduced by the portion of the Termination Fee previously paid pursuant to the immediately succeeding clause (y), if any) and (y) in the case of clauses (v) above, an amount equal to Parent’s Expenses (provided that such amount shall not exceed $15 million) (it being understood that in no event shall the Company be required to pay more than 100 percent (100%) of the Termination Fee), (A) in the case of clause (i) above, on the date of the consummation of such transaction involving a Competing Proposal, (B) in the case of clauses (ii) or (v), or if Parent is the terminating party in the case of clause (iii), no later than two (2) Business Days after the date of such termination and (C) in the case of clause (iv), or if the Company is the terminating party in the case of clause (iii), prior to or substantially concurrently with such termination.
(b) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, Parent’s receipt in full of the Termination Fee pursuant to Section 8.3, in circumstances where the Termination Fee is owed pursuant to Section 8.3, shall constitute the sole and exclusive monetary remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to Section 8.3(c) and Section 8.6, as applicable).
(c) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which such fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of any amount set forth in this Section 8.3, the Company shall pay Parent its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of two percent (2%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.
Section 8.4 Amendment. This Agreement may be amended by mutual agreement of the Company and Parent at any time before or after the receipt of the Company Stockholder Approval; provided, however that after the receipt of the Company Stockholder Approval, there shall be no amendment that by Law or in accordance with the rules of any stock exchange requires further approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
Section 8.5 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may, in an instrument in writing signed on behalf of such party, (a) extend the time for the performance for its benefit of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties made to it by another party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition for its benefit contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 8.6 Expenses; Transfer Taxes. Except as expressly set forth herein (including the following sentence), all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not such transactions are consummated; provided that Parent shall pay all costs and Expenses in connection with the filings of the notification and report forms under any Antitrust Laws and Investment Screening Laws in connection with the transactions contemplated by this Agreement and the Company shall pay all costs and Expenses in connection with the filing and mailing of the Proxy Statement. Except as provided in Section 3.6, Parent, the Company or the Surviving Corporation shall timely and duly pay all stock transfer, real estate transfer, stamp, documentary and other similar Taxes or fees arising out of or in connection with entering into and implementing this Agreement and consummating the transactions contemplated herein. The Company shall cooperate with Parent, Acquisition Sub and the Surviving Corporation in the preparation, execution and filing of all Tax Returns, questionnaires or other documents with respect to such Taxes.
ARTICLE IX

GENERAL PROVISIONS
Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any instrument delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.6 and Section 6.9.
Section 9.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by electronic mail with confirmation of receipt (with a courtesy copy concurrently provided by one of the other methods set forth in this Section 9.2), addressed as follows:
if to Parent or Acquisition Sub:

337 Magna Drive
Aurora, Ontario, Canada L4G 7K1
Phone:	(905) 726-2462
Email:	Jason.Wolkove@magna.com
Attention:	Jason Wolkove

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Phone:	(212) 839-5300
Email:	gsaltarelli@sidley.com
Attention:	Gabriel Saltarelli, Esq.

if to the Company:

Veoneer, Inc.
Klarabergsviadukten 70, Section C6
Box 13089, SE-103 02
Stockholm, Sweden
Phone:	+46 8 527 762 00
Email:	lars.sjobring@veoneer.com
Attention:	Lars Sjöbring

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Phone:	(212) 735-3000
Email:	Stephen.Arcano@skadden.com
Dohyun.Kim@skadden.com
Attention:	Stephen F. Arcano, Esq.
Dohyun Kim, Esq.
or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.2.
Section 9.3 Interpretation; Certain Definitions.
(a) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
(b) Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, if it is reasonably apparent that such disclosure relates to any such other Section; provided that no such disclosure shall qualify Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2(a) (Capitalization) or Section 4.3 (Authority Relative to Agreement) unless it is set forth or specifically cross referenced in the corresponding Section of the Company Disclosure Letter. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an acknowledgment that the information is required to be disclosed or admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.
(c) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to articles, sections, clauses, paragraphs, exhibits, annexes and schedules are to the articles, sections, clauses and paragraphs of, and exhibits, annexes and schedules to, this

Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date set forth in the Preamble, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States of America. All references to “U.S.” or the “United States” are to the United States of America, including its territories and possessions. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise specified, the words “made available to,” “delivered to” or “disclosed to” Parent or Acquisition Sub (or words of similar import) means the documents (x) posted to (and not removed from) the VDR, or otherwise provided to Parent or its Representatives in response to a diligence request from Parent or its Representatives, prior to 12:00 pm (New York City time) on the date of this Agreement or (y) included as an exhibit to the Company SEC Documents filed with, or furnished to, the SEC by the Company on or after the Spin Date and prior to the date of this Agreement.
Section 9.4 Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties hereto intend that the remedies and limitations thereon contained in Section 8.3(b) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.
Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Acquisition Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Acquisition Sub of any of its obligations under this Agreement or impose any delay or cause any detriment in the parties ability to consummate the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.

Section 9.6 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, Clean Team Agreement, the Company Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.
Section 9.7 No Third Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the D&O Indemnified Parties (with respect to Section 6.6 from and after the Effective Time) and (B) the Company Related Parties (with respect to Section 8.3) are express third party beneficiaries of this Agreement.
Section 9.8 Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 9.9 Specific Performance.
(a) The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of a party hereto to cause the other parties hereto to consummate the Merger and the other transactions contemplated by this Agreement), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to show proof of actual damages or provide any bond or other security in connection with any such Order.
(b) To the extent any party hereto brings an Action to specifically enforce the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that expressly survives the termination of this Agreement), the Outside Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action.
Section 9.10 Consent to Jurisdiction.
(a) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement and (v) agrees that each of the other parties hereto shall have the right to bring any Action for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.10(a) in any such Action by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
Section 9.11 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
Section 9.12 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.
[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
MAGNA INTERNATIONAL, INC.

By:	/s/ Swamy Kotagiri
	Name:	Swamy Kotagiri
	Title:	Chief Executive Officer

By:	/s/ Vincent J. Galifi
	Name:	Vincent J. Galifi
	Title:	Executive Vice-President and Chief Financial Officer

2486345 DELAWARE CORPORATION

By:	/s/ Bassem A. Shakeel
	Name:	Bassem A. Shakeel
	Title:	Director

By:	/s/ Michael Smalley
	Name:	Michael Smalley
	Title:	Director

VEONEER, INC.

By:	/s/ Jan Carlson
	Name:	Jan Carlson
	Title:	President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Appendix A
As used in this Agreement, the following terms shall have the following meanings:
“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.5(d).
“Acquisition Sub” shall have the meaning set forth in the Preamble.
“Action” shall mean any claim, demand, action, suit, arbitration, audit, investigation or proceeding.
“Adverse Recommendation Change” shall have the meaning set forth in Section 6.5(e).
“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.
“Aggregate Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than those shares cancelled pursuant to Section 3.1(a)) immediately prior to the Effective Time multiplied by (y) the Merger Consideration.
“Agreement” shall have the meaning set forth in the Preamble.
“Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.5(b).
“Antitrust Laws” shall mean the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Assumed PSU Award” shall have the meaning set forth in Section 3.3(c).
“Assumed RSU Award” shall have the meaning set forth in Section 3.3(b).
“Blue Sky Laws” shall mean state securities or “blue sky” laws.
“Book-Entry Evidence” shall have the meaning set forth in Section 3.1(b).
“Bribery Act” shall have the meaning set forth in Section 4.21(a).
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in (i) Stockholm, Sweden, (ii) New York, New York or (iii) Toronto, Ontario, Canada, or Governmental Authorities in the State of Delaware, are authorized or obligated by Law or executive order to close.
“Business Plan” shall have the meaning set forth in Section 6.1(r).
“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation in any applicable jurisdiction, and any subsequent legislation, regulation, memorandum or executive order relating to COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020.
“CEO Direct Report” shall mean (i) each direct report of the Chief Executive Officer of the Company listed in the “Strategy Board and CEO Director Reports” slide provided to Parent in 6.1 of the VDR, and (ii) each direct report of any such individual identified in clause (i).
“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).
“Certificates” shall have the meaning set forth in Section 3.1(b).
“Clean Team Agreement” means the Clean Team Confidentiality Agreement, dated May 20, 2021 by and between the Company and Parent.
“Closing” shall have the meaning set forth in Section 2.2.
“Closing Date” shall have the meaning set forth in Section 2.2.
“Code” shall mean the Internal Revenue Code of 1986.
“Company” shall have the meaning set forth in the Preamble.

“Company 401(k) Plan” means the Veoneer, Inc. 401(k) Profit Sharing Plan and Trust, as amended from time to time.
“Company Benefit Plan” shall mean (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and (b) each other employment, individual consulting, bonus, commission, stock option, stock purchase, stock unit, or other equity-based, tax gross-up, relocation, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, incentive, deferred compensation, severance, separation, termination, retention, change of control and other similar fringe perquisite, health or, welfare benefit or other employee benefit plans, benefit programs, benefit agreements, benefit contracts, benefit policies or benefit arrangements (whether or not in writing), in each case, (i) which is maintained or contributed, or required to be maintained or contributed to, by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is a party, or (ii) with respect to which the Company or any of its Subsidiaries has or may have any liability.
“Company Board” shall have the meaning set forth in the Recitals.
“Company Bylaws” shall have the meaning set forth in Section 4.1.
“Company Capital Stock” shall have the meaning set forth in Section 4.2(a).
“Company Charter” shall have the meaning set forth in Section 4.1.
“Company Common Stock” shall have the meaning set forth in the Recitals.
“Company Data” means all confidential data, information, and data compilations contained in the IT Systems or any databases of the Company and its Subsidiaries, including Personal Data, that are used by, and in the business of, the Company and its Subsidiaries.
“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.
“Company Equity Awards” shall mean, collectively, (i) Company Options and (ii) Company Stock Units.
“Company Equity Plan” shall mean, collectively, the Company’s 2018 Stock Incentive Plan and the Company’s 2021 Stock Incentive Plan.
“Company Intellectual Property Rights” shall mean (i) all Company Owned IP and (ii) all Intellectual Property Rights that are licensed to the Company or any of its Subsidiaries for use by the Company or any of its Subsidiaries in their respective businesses.
“Company Material Adverse Effect” shall mean any change, event, effect or circumstance which, individually or in the aggregate (x) has resulted in or would reasonably be expected to result in a material adverse effect on the business, assets, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; (y) has prevented or materially delayed or materially impaired or would reasonably be expected to prevent or materially delay or materially impair, the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that changes, events, effects or circumstances which, directly or indirectly, to the extent they relate to or result from the following shall be excluded for the purposes of clause (x) from the determination of Company Material Adverse Effect: (i) any change, event, effect or circumstance generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP) and, to the extent relevant to the business of the Company and its Subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the financial, credit, banking or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its Subsidiaries conduct business; (iv) any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, sabotage, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19, any COVID Measures, or effects thereof), or any escalation or worsening of any of the foregoing; (v) the execution, announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of Parent or any communication by Parent or its Subsidiaries regarding the plans or intentions of Parent with respect to the conduct of the business or the operations or strategy of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships (contractual or otherwise) with customers, suppliers, landlords, vendors, collaboration or joint venture partners, employees or regulators (it being understood and agreed that this clause (v) shall not apply with respect to any breach of the representations and warranties in Section 4.4(a) of this Agreement that are intended to address the consequences of the execution, announcement, consummation or existence of this Agreement); (vi) any termination by the Specified Person, or enforcement by the Specified Person, of rights under the Specified Agreement or any consequences resulting therefrom, including the impact of any of the foregoing on any relationships (contractual or otherwise) with customers, suppliers, landlords, vendors, collaboration or joint venture partners, employees or regulators; (vii) any action taken pursuant to, or required by, the terms of this Agreement or with the consent or at the direction of Parent or Acquisition Sub (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent); (viii) any changes in the market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (ix) any matter to the extent the adverse consequences or effects of which have been described in reasonable detail or are reasonably apparent on their face in the publicly available Company SEC Documents filed with or furnished to the SEC by the Company on or after the Spin Date and prior to the date of this Agreement (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements,” any disclosure in any section relating to forward-looking statements and any other statements that are predictive or forward-looking in nature other than historical facts included therein) or in the Company Disclosure Letter; and (x) any litigation or claim threatened or initiated by stockholders of the Company against the Company, any of its Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the transactions contemplated hereby; provided that any effect referred to in the foregoing clauses (i), (ii), (iii) or (iv) may be taken into account if such effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries or geographic locations in which the Company and its Subsidiaries operate, but in such case, solely to the extent of such disproportionate impact.
“Company Material Contract” shall have the meaning set forth in Section 4.16(a).
“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock issued under any Company Equity Plan or otherwise.
“Company Option Consideration” shall have the meaning set forth in Section 3.3(a).
“Company Owned IP” shall have the meaning set forth in Section 4.14(a).
“Company Permits” shall have the meaning set forth in Section 4.5(a).
“Company Privacy Policies” means the written (a) internal or external data protection, data usage, privacy and security policies of the Company with respect to Personal Data, (b) public commitments to the general public with respect to privacy, security, or the Processing of Personal Data, and (c) policies and obligations applicable to the Company or its Subsidiaries as a result of any certification with respect to privacy, security, or the Processing of Personal Data.
“Company Products” means all (i) products or services designed, produced, or licensed, sold or offered for sale under a Trademark of the Company or its Subsidiaries by the Company or any of its Subsidiaries, (ii) products or services previously designed, produced or licensed, sold or offered for sale under a Trademark of the Company or its Subsidiaries by the Company or any of its Subsidiaries, to the extent that they remain supported by or on behalf of the Company or any of its Subsidiaries, and (iii) products currently under development by the Company or any of its Subsidiaries, either independently or jointly with others, to the extent of control thereof by the Company or its Subsidiaries, with any other Person and that are currently scheduled in the Company’s development and commercialization plan therefor to be commercially launched within twelve (12) months after the date hereof, in their current form.

“Company PSU” shall mean each performance stock unit (or “performance share” award) granted pursuant to a Company Equity Plan or otherwise that vests on the basis of time and the achievement of performance targets and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such performance stock unit (or “performance share” award).
“Company PSU Consideration” shall have the meaning set forth in Section 3.3(c).
“Company Recommendation” shall mean the recommendation of the Company Board that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated herein.
“Company Registered IP” means all Patents, Trademarks, Copyrights and Domain Names that are included in the Company Owned IP and that are registered, issued or the subject of a pending application.
“Company Related Parties” shall have the meaning set forth in Section 8.3(b).
“Company RSU” shall mean each restricted stock unit granted pursuant to a Company Equity Plan or otherwise that vests solely on the basis of time and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.
“Company RSU Consideration” shall have the meaning set forth in Section 3.3(b).
“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).
“Company Securities” shall mean, collectively, the Company Common Stock, Company Options and Company Stock Units.
“Company Service Provider” means an employee, individual consultant, individual independent contractor, individual self-employed contractor, leased or temporary employee or director of the Company or any of its Subsidiaries.
“Company Stock Units” shall mean any of the Company RSUs and the Company PSUs.
“Company Stockholder Approval” shall have the meaning set forth in Section 4.3(a).
“Company Stockholders Meeting” shall have the meaning set forth in Section 6.2(c).
“Company Technology” means all Technology that is used by the Company or any of its Subsidiaries and is embodied in, or used in connection with the development, testing, manufacturing, operation or support of, the Company Products.
“Competing Proposal” shall have the meaning set forth in Section 6.5(h)(i).
“Confidentiality Agreement” shall mean the Amended and Restated Mutual Confidentiality and Non-Disclosure Agreement dated May 19, 2021 between Parent and the Company.
“Consent” shall have the meaning set forth in Section 4.4(b).
“Continuation Period” shall have the meaning set forth in Section 6.9(a).
“Continuing Employees” shall have the meaning set forth in Section 6.9(a).
“Contract” shall mean any written contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.
“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.
“Convertible Notes” shall mean the Company’s outstanding 4.00% Convertible Senior Notes due 2024.
“Convertible Notes Indenture” shall mean the Indenture, dated as of May 28, 2019, between the Company and U.S. Bank National Association, as trustee, with respect to the Convertible Notes.

“COVID-19” shall mean SARS-CoV-2 and its disease commonly known as COVID-19, and any evolutions or additional strains, variations or mutations thereof or any related or associated epidemics, pandemic or disease outbreaks.
“COVID Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act.
“D&O Indemnified Parties” shall have the meaning set forth in Section 6.6(a).
“Data Processor” means a natural or legal Person that Processes Personal Data on behalf of and at the direction of the Company or its Subsidiaries.
“DGCL” shall have the meaning set forth in the Recitals.
“Dissenting Shares” shall have the meaning set forth in the Section 3.5.
“Effective Time” shall have the meaning set forth in Section 2.3(a).
“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or human health (with regard to exposure to Hazardous Materials), including Laws relating to Releases of harmful or deleterious materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of harmful or deleterious materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar domestic (federal, state or local), foreign, national or supra-national Laws, in effect as of the date hereof.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” shall mean, for any Person, each trade or business, whether or not incorporated, that, together with such Person, would (at any relevant time) be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Fund” shall have the meaning set forth in Section 3.2(a).
“Existing D&O Insurance Policies” shall have the meaning set forth in Section 6.6(c).
“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority pursuant to any Antitrust Laws, Investment Screening Laws or other applicable Laws, engaging the services of the Paying Agent, any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.
“Export Control Laws” shall mean (i) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States, the European Union and its Member States, and the United Kingdom and other countries relating to import and export controls and (ii) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.
“FCPA” shall have the meaning set forth in Section 4.21(a).
“Financial Advisors” shall have the meaning set forth in Section 4.23.
“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency, court or commission, or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature.
“Hazardous Materials” shall mean all substances (i) defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, (ii) defined as hazardous substances, hazardous materials, pollutants, contaminants, toxic substances (or words of similar import) by or regulated as such under, or giving rise to liability under, any Environmental Law, or (iii) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, mold reasonably likely to have a material adverse impact on human health or property, urea formaldehyde foam insulation, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Information Security Program” means a written information security program with respect to Personal Data, that includes: (i) written policies and procedures regarding Personal Data owned, controlled, maintained, held, or Processed by the Company or its Subsidiaries, and the Processing thereof; (ii) administrative, technical and physical safeguards to protect the security, confidentiality, and integrity of such Personal Data and specify reasonable obligations with respect to the foregoing on Data Processors with respect to such Personal Data; (iii) incident response with respect to Security Breaches, and security plans and procedures, with respect to such Personal Data; and (iv) to the extent not covered by (ii) above, protections against Security Incidents, Malicious Code, and against loss, misuse or unauthorized access to and Processing of such Personal Data and, as applicable, IT Systems which Process such Personal Data, and specify reasonable obligations with respect to the foregoing on Data Processors with respect to such Personal Data
“Intellectual Property Rights” means all intellectual property, as they exist anywhere in the world, registered or unregistered, and all worldwide common law and statutory rights in: (i) issued patents and pending patent applications (which for purposes of this Agreement shall include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all reissues, re-examinations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, copyright registrations and applications therefor and all copyrightable works, and all proprietary rights corresponding thereto throughout the world however denominated, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, and rights of ownership of copyrightable works and all registrations thereof and rights to register and obtain renewals and extensions of such registrations, together with all other copyright-related interests accruing by reason of international treaties or conventions (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) such rights in trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and including all intent to use any of the foregoing if not registered or subject to a pending application (“Trademarks”); (v) such rights in “trade secrets” as defined in the Uniform Trade Secrets Act and, as applicable, under corresponding foreign statutory and common law) and such rights in other proprietary or confidential information, including, as recognized under applicable Law, rights to limit the use or disclosure thereof by any Person (“Trade Secrets”); (vi) such rights with respect to databases and data collections; (vii) mask work proprietary rights and semiconductor chip proprietary rights, and all registrations and applications for registration with respect thereto; (viii) such rights in Internet domain names, Internet Protocol addresses and social media identifiers (“Domain Names”); and (ix) any other intellectual property rights of any kind or nature.
“Intervening Event” has the meaning set forth in Section 6.5(h)(iii).
“Investment Screening Laws” shall mean any Laws or Orders designed or intended to screen, prohibit, restrict or regulate investments on public order or national security grounds.
“IRS” shall mean the Internal Revenue Service.

“IT Assets” means all computer systems, including hardware, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, infrastructure, workstations, switches, data communications lines and associated documentation owned or leased and controlled by the Company or any of its Subsidiaries in connection with the conduct of their businesses.
“IT Systems” mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, and data communications or other information technology equipment, owned or leased by or licensed to and controlled by the Company or any of its Subsidiaries and used to Process Company Data in the conduct of the business of the Company and its Subsidiaries.
“Key Company Customers” has the meaning set forth in Section 4.19(a).
“Key Company Supplier” has the meaning set forth in Section 4.19(b).
“Knowledge” shall mean the actual knowledge of the following officers and employees of the Company or Parent, as applicable, following reasonable investigation and inquiry: (i) for the Company: Jan Carlson, Ray Pekar and Lars Sjobring; and (ii) for Parent: Seetarama (Swamy) Kotagiri, Vincent J. Galifi and Bruce R. Cluney.
“Law” shall mean any and all domestic (federal, state or local), foreign, national or supra-national laws (statutory, common, or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, guideline, orders, judgments or decrees or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority, including any COVID Measures.
“Leased Real Property” shall have the meaning set forth in Section 4.17(a).
“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind including licenses or other grants of Intellectual Property Rights.
“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code maliciously implemented to perform any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing access to, a computer system or network or other device on which such code is stored or installed, without authorization; or (b) damaging or destroying any data or file without the user’s consent.
“Maximum Amount” shall have the meaning set forth in Section 6.6(c).
“Measurement Date” shall have the meaning set forth in Section 4.2(a).
“Merger” shall have the meaning set forth in the Recitals.
“Merger Consideration” shall have the meaning set forth in Section 3.1(b).
“New Plans” shall have the meaning set forth in Section 6.9(d).
“Notice of Adverse Recommendation” shall have the meaning set forth in Section 6.5(e).
“Notice Period” shall have the meaning set forth in Section 6.5(f).
“NYSE” shall have the meaning set forth in Section 4.4(b).
“Old Plans” shall have the meaning set forth in Section 6.9(d).
“Open License Terms” means the applicable terms and conditions governing the licensing of “open source software”, “free software” or “copyleft” software that requires as a condition of its use, modification or distribution that it, or other software into which such software is incorporated, integrated or with which such software is combined or that is derived from or linked to such software, be disclosed or distributed in source code form, or be licensed, distributed or conveyed under the same terms as such Contract (including software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Order” shall mean any decree, judgment, injunction or other order by or with any Governmental Authority.
“Outside Date” shall have the meaning set forth in Section 8.1(b)(i).
“Owned Real Property” shall have the meaning set forth in Section 4.17(a).
“Parent” shall have the meaning set forth in the Preamble.
“Parent Common Stock” means Common Shares, as defined in the Restated Articles of Incorporation of Parent.
“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.
“Parent Material Adverse Effect” shall mean any change, event, effect or circumstance which, individually or in the aggregate, has prevented or materially delayed or materially impaired or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.
“Parent Organizational Documents” shall mean the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub.
“Paying Agent” shall have the meaning set forth in Section 3.2(a).
“Paying Agent Agreement” shall have the meaning set forth in Section 3.2(a).
“Payoff Letter” shall have the meaning set forth in Section 6.11(a).
“Permitted Lien” shall mean (a) any Lien for Taxes, utilities, landlords and other governmental charges not yet due and payable or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the end of the most recent fiscal year for which an Annual Report on Form 10-K has been filed by the Company with the SEC, (c) such Liens or other imperfections of title, if any, that do not individually or in the aggregate, materially and adversely affect the ability of the Company or its Subsidiaries, as the case may be, to use a particular parcel of Owned Real Property or Leased Real Property for its intended purpose and in a manner consistent with the Company and its Subsidiaries’ past practices (prior to the date hereof), including (i) easements or claims of easements whether or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (ii) rights of parties in possession, and (iii) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (d) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Authority that are not yet due and payable or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (e) Liens disclosed on existing title reports or existing surveys, (f) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, suppliers’, cashiers’ and similar Liens incurred in the ordinary course of business or arising by operation of law or that are not otherwise material with respect to which adequate accruals or reserves have been established in accordance with GAAP, (g) non-exclusive licenses or other grants of Intellectual Property Rights in the ordinary course of business, (h) covenants, conditions, restrictions, rights of way, servitudes, encroachments, permits and oil, gas, mineral and any mining reservations, rights, licenses and leases that do not materially impair the value, occupancy or use of such real property, (i) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, Contracts, public or statutory obligations, and surety, stay, appeal, customs or performance bonds, in each case, arising in the ordinary course of business, (j) Liens resulting from securities Laws, (k) Liens incurred in the ordinary course of business in connection with any purchase money security interests (other than mortgage debt) for personal property, equipment leases or similar financing arrangements, and reflected on the Company’s or its Subsidiaries’ financial statements disclosed to Parent, (l) Liens created by (or at the request of) Parent, Acquisition Sub or any of their respective Affiliates, (m) Liens that will be removed prior to or at the Effective Time and (n) Liens securing indebtedness or liabilities listed under the caption “Definitions – Permitted Liens” on the Company Disclosure Letter.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.
“Personal Data” means information reasonably capable of being associated with an identified or identifiable person, device, or household, to the extent specified by the applicable Privacy Requirement, which may include: (a) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier; or (b) other data that is “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements, in each case (a) and (b) possessed or controlled by the Company or its Subsidiaries.
“Privacy Requirements” means any and all Laws, applicable industry standards and Contracts to the extent specifying obligations regarding the protection or governing the Processing of Personal Data that are applicable to the Company or any of its Subsidiaries, including, but not limited to: (a) the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227, et seq.; HIPAA; the Family Educational Rights and Privacy Act of 1974, 20 U.S.C. § 1232g, et seq.; the Children’s Online Privacy Protection Act 15 U.S.C. § 6501, et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. §§ 2701-12, et seq.; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the California Customer Records Act, Cal. Civ. Code §§ 1798.80 to 84; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 N.Y.C.R.R. § 500, et seq.; the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. § 17.00, et seq.; Nev. Rev. Stat. 603A, et seq.; Cal. Civ. Code § 1798.82, et seq.; N.Y. Gen. Bus. Law § 899-aa, et seq.; N.Y. Gen. Bus. Law § 899-bb, et seq.; 11 N.Y.C.R.R. § 420, et seq.; 11 N.Y.C.R.R. § 421, et seq.; the Illinois Biometric Information Privacy Act, 740 I.L.C.S. § 14, et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679); U.S. state and federal Laws that prohibit unfair or deceptive acts and practices, such as the Federal Trade Commission Act, 15 U.S.C. § 45, et seq.; and all other Laws and binding regulations with respect to data protection, information security, cybercrime, Security Incident notification, social security number protection and otherwise to privacy matters (including online privacy) with respect to the applicable jurisdictions; (b) each Contract to the extent specifying obligations with respect to the Processing of Personal Data applicable to the Company or its Subsidiaries; and (c) each applicable written rule, code of conduct or other requirement of self-regulatory bodies to which the Company or its Subsidiaries has specifically agreed in writing to be bound, as well as, to the extent applicable, the Payment Card Industry Data Security Standard.
“Processing”, “Process” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, transmission, modification, or any other processing (as defined by Privacy Requirements) of Company Data.
“Proposed Financing” shall have the meaning set forth in Section 6.10(a).
“Proxy Statement” shall have the meaning set forth in Section 6.2(a).
“Public Software” means any software, database, libraries or other code that is licensed under Open License Terms.
“Specified Agreement” shall mean that certain agreement set forth on Section 4.16(a)(ii)(1) of the Company Disclosure Letter.
“Specified Person” shall the Company’s counterparty to the Specified Agreement.
“Real Property Leases” shall have the meaning set forth in Section 4.17(b).
“Release” shall mean any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater, real property or indoor or outdoor environment.

“Representatives” shall mean, as to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, advisors, consultants, representatives and controlling Persons and any representatives of the foregoing.
“Required Information” shall mean such historical financial and other information regarding the Company and its Subsidiaries as is customarily required in connection with the execution of financings of a type similar to a Proposed Financing as reasonably requested by Parent in connection with a Proposed Financing, including (a) the audited consolidated balance sheet of the Company as of the last day of each fiscal year ending December 31, 2018, December 31, 2019 and December 31, 2020 and each other fiscal year ending after December 31, 2020 and at least sixty (60) days prior to the Closing Date, the related audited consolidated statements of operations and cash flows of the Companies and changes in members’ capital accounts for the fiscal year then ended and (b) the unaudited consolidated balance sheet of the Company as of the last day of each fiscal quarter ending at least forty (40) days prior to the Closing Date and the related unaudited consolidated statements of operations and cash flows of the Company. All Required Information referred to in the prior sentence shall be prepared in accordance with GAAP. Required Information shall also include (i) financial data, a business description, a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, it being agreed that such sections that have historically been included in the Company’s Exchange Act reports shall satisfy such requirement and customary due diligence materials with respect to the Company of the type and form customarily included in an offering memorandum for private placements of notes under Rule 144A promulgated under the Securities Act, and as necessary to receive from the Company’s auditor (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in such offering memorandum), customary “comfort” (including “negative assurance” comfort) with respect to the financial information of the Company to be included in such offering memorandum, (ii) the consents of accountants for use of their unqualified audit reports in any materials relating to the applicable Proposed Financing, and (iii) any replacements or restatements of, and supplements to, the information specified in items (a) or (b) above if any such information would go stale or otherwise be unusable for such purposes. Notwithstanding the foregoing, no Subsidiary of the Company shall be required to prepare any stand-alone financial statements, nor shall the Company be required to prepare any information required by Rule 3-10, 3-16 or Article 13 of Regulation S-X, or any executive compensation information.
“Sanctions Laws” shall mean any Law related to economic or financial sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations, or Her Majesty’s Treasury of the United Kingdom and Governmental Authorities in the European Union and any of its Member States and any other relevant jurisdiction.
“SDR” means Swedish depository receipts.
“SEB” shall have the meaning set forth in Section 6.2(c).
“SEC” shall mean the Securities and Exchange Commission.
“Secretary” shall have the meaning set forth in Section 2.3(a).
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Incident” means an unauthorized Processing of Personal Data, an unauthorized access to the IT Systems, or any incident that requires notification to any Person with respect to Personal Data of such Person, or to any Governmental Authority, in each case under Privacy Requirements.
“Solvent” shall have the meaning set forth in Section 5.11.
“Source Code” means the source code (i.e., software code in its original, human readable, un-compiled form) of any Company Products, together with any extracts, portions or segments thereof.
“Spin Date” shall mean the effective date of the Company’s spin-off from Autoliv Inc., which, for purposes of this agreement, shall mean June 29, 2018.
“Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
“Superior Proposal” shall have the meaning set forth in Section 6.5(h)(ii).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.
“Tail Coverage” shall have the meaning set forth in Section 6.6(c).
“Takeover Laws” has the meaning set forth in Section 4.25.
“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; customs duties, tariffs; and any other taxes, governmental fees, assessments or other obligations of the same or of a similar nature to any of the foregoing.
“Tax Matters Agreement” shall have the meaning set forth in Section 4.15(j).
“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or taxing authority, including any claim for refund or amended return.
“Technology” means all items embodying any Intellectual Property Rights, including all technology from which such items were or are derived, including: (i) works of authorship (including software, firmware, games and middleware in source code and executable code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms and documentation); (ii) inventions (whether or not patentable), designs, discoveries and improvements of the foregoing; (iii) proprietary technical data and information and know-how; (iv) databases, data compilations and collections of data, and customer and technical data; (v) proprietary methods and processes; and (vi) proprietary devices, prototypes, designs, specifications and schematics.
“Termination Fee” shall mean an amount equal to $110 million.
“Third Party” shall mean any Person or group other than Parent, Acquisition Sub and their respective Affiliates and Representatives acting on their behalf.
“Treasury Regulations” shall mean the income tax regulations promulgated under the Code.
“VDR” shall have the meaning set forth in Section 4.26(a).
“WARN” shall have the meaning set forth in Section 4.13(b).
“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach; provided that Willful Breach shall not include any such breach by the Company’s third party Representatives if the Company has instructed such third party Representative to comply with the applicable terms of this Agreement.

ANNEX B-1
MERGER SUPPORT AGREEMENT
This MERGER SUPPORT AGREEMENT, dated as of July 22, 2021 (this “Agreement”), is made and entered into by and among Magna International, Inc., a Canadian corporation (“Parent”), 2486345 Delaware Corporation, a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Acquisition Sub”), and the stockholders of Veoneer, Inc., a Delaware corporation (the “Company”) listed on the signature pages hereto (the “Stockholders” and, together with Parent and Acquisition Sub, the “Parties”).
RECITALS
WHEREAS, concurrently with the execution and delivery hereof, Parent, Acquisition Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”);
WHEREAS, as of the date hereof, the Stockholders collectively Beneficially Own 10,676,924 shares of common stock, par value $1.00 per share, of the Company (“Company Common Stock”), as set forth on Exhibit A attached hereto (the “Existing Shares”); and
WHEREAS, as a material condition and inducement to Parent and Acquisition Sub’s willingness to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I

DEFINITIONS AND INTERPRETATIONS
Section 1.1 Defined Terms. As used herein, the following terms have the following meanings:
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person.
“Beneficially Own” mean, shares over which the entities listed on Exhibit A attached hereto have sole, direct record and/or “beneficial ownership” for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof. Similar terms such as “Beneficial Ownership,” “Beneficial Owner” and “Beneficially Owned” have the corresponding meanings. For the avoidance of doubt, (i) the Stockholders shall be deemed to be the Beneficial Owner of the Company Common Stock underlying Swedish Depositary Receipts Beneficially Owned by such Stockholders and (ii) Parent shall not be deemed to be the Beneficial Owner of any Company Common Stock by virtue hereof or of the Merger Agreement.
“Control” (including, all correlative meanings) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership interests or other ownership interests, by contract or otherwise.
“Covered Company Shares” means, with respect to each Stockholder, (a) any Existing Shares Beneficially Owned by such Stockholder and (b) any Company Common Stock of which such Stockholder has direct Beneficial Ownership after the date hereof, in each case during the Term (as defined below).
“Lien” means any lien, claim, mortgage, encumbrance, pledge, deed of trust, security interest, equity or charge of any kind.
“Transfer” means any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, whether effected directly or indirectly, or the entry into any contract or understanding with respect to any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, whether effected directly or indirectly, including, with respect to any capital stock or interests in capital stock, the entry into any swap or any contract, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, contract, transaction or series of transactions is to be settled by delivery of Company securities, in cash or otherwise (a “Derivative”). “Transfers” or “Transferred” shall each have a correlative meaning.
Section 1.2 Interpretations.Each capitalized term used but not defined herein has the meaning given to it in the Merger Agreement. Where a reference herein is made to a Section or Exhibit such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used herein they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision hereof. The definitions contained herein are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any contract, instrument, or statute defined or referred to herein or in any contract or instrument that is referred to herein means such contract, instrument, or statute as from time to time amended, modified, or supplemented, including, in the case of contracts or instruments, by waiver or consent and, in the case of statutes, by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and permitted assigns. Where this Agreement states that a party “shall,” “will” or “must” perform in some manner it means that the party is legally obligated to do so under this Agreement.
ARTICLE II

VOTING AGREEMENT
Section 2.1 Agreement to Vote.
(a) Prior to the termination hereof in accordance herewith (the “Term”), and without in any way limiting each Stockholder’s right to vote the Covered Company Shares in its sole discretion on any other matters not set forth in this Section 2.1(a) that may be submitted at the Company Stockholders Meeting and at any other meeting of the Company stockholders (in each case, in accordance with the Merger Agreement), however called, in each case, including any adjournment or postponement thereof, and in connection with any written consent of the Company stockholders, such Stockholder shall, in each case to the fullest extent that the Covered Company Shares entitle the holder thereof to vote thereon or consent thereto, or in any other circumstance in which the vote, consent or other approval of the Company Stockholders is sought:
(i) appear at each such meeting or otherwise cause such Stockholder’s Covered Company Shares to be counted as present thereat for purposes of calculating a quorum; and
(ii) vote (or cause to be voted), in person or by proxy, or if applicable deliver (or cause to be delivered) a written consent covering, all of such Stockholder’s Covered Company Shares:
(1) in favor of the approval of the Merger and the adoption or approval of the Merger Agreement;
(2) in favor of any proposal to adjourn a meeting of the Company Stockholders to solicit additional proxies in favor of the approval of the Merger and the adoption or approval of the Merger Agreement;
(3) against any Competing Proposal; and
(4) against any other proposal, action or transaction that is intended to, or could reasonably be expected to, materially impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Merger or the performance by the Company of its obligations under the Merger Agreement, including against any proposal, action or transaction that could reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VII of the Merger Agreement not being satisfied, or that would result in a breach in any material respect of any representation, warranty, covenant or agreement of the Company pursuant to the Merger Agreement

(b) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining whether a quorum is present (if applicable) and for purposes of recording the results of the vote or consent.
(c) Notwithstanding anything in this Section 2.1 to the contrary, (i) no Stockholder shall be required to vote or consent (or cause to be voted or consented) any of its Covered Company Shares to amend the Merger Agreement (including any Exhibit thereto) or take any action that could result in the amendment or modification, or a waiver of a provision therein, in any such case, in a manner that alters or changes (in a manner adverse to the Company or the Stockholder) the amount or kind of the consideration to be paid and (ii) each Stockholder shall retain at all times the right to vote (or execute consents or proxies with respect to) the Covered Company Shares with respect to any matter not covered by this Section 2.1 in any manner such Stockholder deems appropriate, including in connection with the election of directors.
ARTICLE III

OTHER COVENANTS
Section 3.1 No Solicitation. Each Stockholder shall, and shall cause its controlled Affiliates to, and shall use reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any and all solicitations, discussions or negotiations existing as of the date hereof between such Stockholder, Affiliates or Representatives, on the one hand, and the Company and its Affiliates or Representatives or any third party (or its Representatives), on the other hand, in connection with or in response to an actual or potential Competing Proposal or any inquiry, proposal or indication of interest with respect thereto. During the Term, each Stockholder shall not, and each Stockholder shall cause its controlled Affiliates not to, and shall use its reasonable best efforts to cause its and their Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly (a) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing material non-public information), or take any other action designed or reasonably expected to lead to, the submission by any Person of a Competing Proposal, (b) propose to enter into any merger or business combination involving the Company or any of its Subsidiaries or divisions, (c) (i) engage in, continue, knowingly facilitate, knowingly encourage or otherwise participate in any discussions or negotiations related to any Competing Proposal or provide any material non-public information to any Person in connection with, or related to, any Competing Proposal, or (ii) request or seek from the Company or any of its Subsidiaries any access to material non-public information, in each case, in connection with or in response to, or that would be reasonably likely to lead to, an Competing Proposal or any inquiry, proposal or indication of interest with respect thereto, or (d) adopt or approve, or enter into any letter of intent, agreement in principle, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement or any other agreement or instrument providing for or relating to any Competing Proposal.
Section 3.2 Directors and Officers. Notwithstanding any provision of this Agreement to the contrary but without limiting any provision of the Merger Agreement, this Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a holder of Covered Company Shares and/or other Company Common Stock and not in such Stockholder’s or any partner, officer, employee or Affiliate of such Stockholder’s capacity as a director, officer or employee of the Company or any of its subsidiaries or in such Stockholder’s or any partner, officer, employee or Affiliate of such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary but without limiting any provision of the Merger Agreement, nothing in this Agreement shall (or require such Stockholder or any partner, officer, employee or Affiliate of such Stockholder to attempt to) limit or restrict any actions or omissions of any such Person in his or her capacity as a director and/or officer of the Company or any of its Subsidiaries or from fulfilling the duties and obligations of such office, including in the exercise of his or her fiduciary duties as a director and/or officer of the Company or any of its Subsidiaries, or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any of its subsidiaries or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary. Without limiting any provisions of the Merger Agreement, neither Parent nor Acquisition Sub shall assert any claim that any action taken by Jonas Synnergren solely in his capacity as a director of the Company violates any provision of this Agreement.

Section 3.3 Stock Dividends, Distributions, Etc. In the event of a stock split, reverse stock split, stock dividend or distribution, or any change in Company Common Stock by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms “Existing Shares” and “Covered Company Shares” shall be deemed to refer to and include all such stock dividends and distributions and any Company securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
Section 3.4 Lock-Up. Each Stockholder hereby covenants and agrees that between the date hereof and the termination of this Agreement in accordance herewith such Stockholder will not Transfer any Covered Company Shares. Notwithstanding the foregoing, between the date hereof and the termination hereof in accordance herewith, in connection with any Transfer not involving or relating to any Competing Proposal, such Stockholder may Transfer any or all of its Covered Company Shares (i) to any wholly owned subsidiary or Controlled Affiliate of such Stockholder and (ii) by operation of Law, provided that, in each of the foregoing (i) and (ii), the transferee agrees in writing to be bound by the terms and conditions of this Agreement and either the Stockholder or the transferee provides Parent with a copy of such executed agreement promptly upon consummation of any such Transfer. For the avoidance of doubt, nothing in this Section 3.4 shall prohibit the Stockholder from engaging in customary hedging, securities lending or similar arrangements with respect to the Covered Company Shares so long as such arrangements do not limit the Stockholder’s ability to comply with its obligations under Section 2.1 and such Stockholder remains entitled to vote such Covered Company Shares through the date of the Company Stockholders Meeting (including any adjournments or postponements thereof).
Section 3.5 Public Statements. Subject to the last sentence of Section 4.2(b), each Stockholder shall not, and shall cause its controlled Affiliates not to, and shall use reasonable best efforts to cause its and their respective Representatives not to, make any press release, public announcement or other public communication with respect to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby or that disparages Parent or any of Parent’s Subsidiaries or Affiliates, or any of their respective directors, officers, trustees, employees or partners, or the Merger Agreement or the Merger or is inconsistent with this Agreement in any respect, without the prior written consent of Parent; provided that such consent shall not be required for any disclosure required by applicable Law or any disclosure that clearly expresses such Stockholder’s support of the transactions contemplated by the Merger Agreement.
Section 3.6 Disclosure. Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC, the NYSE, the TSX, Nasdaq Stockholm or any other national securities exchange and in the Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission (“SEC”) in connection therewith) and any other required filings under the Securities Act or the Exchange Act or otherwise required by Law, its identity and ownership of the Covered Company Shares and the nature of its commitments, arrangements and understandings under this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
Each Stockholder, severally and not jointly, represents and warrants to Parent and Acquisition Sub as to itself as follows, in each case, as of the date hereof:
Section 4.1 Qualification and Organization. Such Stockholder is duly organized, validly existing and (to the extent applicable) in good standing under the Laws of the state of its jurisdiction, incorporation, formation or organization, as applicable.
Section 4.2 Authority Relative to this Agreement; No Violation.
(a) Such Stockholder has all requisite entity power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of hereof and the consummation of the transactions contemplated hereby have been duly and validly authorized by the governing body of such Stockholder and no other entity proceedings on the part of such Stockholder are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Acquisition Sub, constitutes the legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
(b) No authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Authority is necessary, under applicable Law, for the consummation by such Stockholder of the transactions contemplated hereby. Nothing herein shall preclude a Stockholder from making such filings as are required by applicable Law in connection with the entering into of this Agreement, including an amendment to any Schedule 13G previously filed by a Stockholder with the SEC.
(c) The execution and delivery by such Stockholder hereof do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) (1) result in any material violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration or put right of any material obligation or to the loss of a material benefit under any contract or agreement to which such Stockholder is a party or (2) result in the creation of any Liens upon any of the properties or assets of such Stockholder, (ii) if applicable, conflict with or result in any material violation of any provision of the constituent documents, in each case as amended or restated, of such Stockholder or (iii) conflict with or materially violate any applicable Law, other than, in the case of clauses (i) and (iii), any such material violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform and comply with its covenants and agreements under this Agreement.
Section 4.3 Ownership of Shares. Such Stockholder Beneficially Owns the Existing Shares set forth opposite such Stockholder’s name on Exhibit A, free and clear of any Liens, and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Existing Shares) other than this Agreement and any limitations or restrictions imposed under applicable securities Laws. The Existing Shares set forth opposite such Stockholder’s name on Exhibit A constitute all of the shares of Company Common Stock, and all of the Covered Company Shares, in each case, Beneficially Owned by such Stockholder as of the date hereof.
Section 4.4 Investigation; Litigation. To the actual knowledge of such Stockholder, (a) there is no investigation or review pending or threatened by any Governmental Authority, (b) there are no Actions pending or threatened by or before any Governmental Authority against such Stockholder or any of its properties or assets and (c) there are no Orders of any Governmental Authority outstanding binding on such Stockholder or any of its respective properties or assets, in each case, that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform and comply with its covenants and agreements under this Agreement.
Section 4.5 Merger Agreement. Each Stockholder understands and acknowledges that Parent and Acquisition Sub are entering into the Merger Agreement in reliance upon, and Parent and Acquisition Sub would not enter into the Merger Agreement without, such Stockholder’s execution and delivery hereof.
ARTICLE V

TERMINATION
Section 5.1 Termination. This Agreement shall terminate upon the earliest to occur of the following (the date of such termination date, the “Termination Date”) (a) the termination of the Merger Agreement in accordance with its terms, (b) the occurrence of an Adverse Recommendation Change made in accordance with the applicable terms of the Merger Agreement, (c) the receipt of Company Stockholder Approval, (d) any change to the terms of the Merger without the prior written consent of each Stockholder that (i) reduces the Merger Consideration, on a per share of Company Common Stock basis (subject to adjustments in compliance with Section 3.1(d) of the Merger Agreement), (ii) changes the form of consideration payable in the Merger or (iii) otherwise materially amends the Merger Agreement in a manner adverse to such Stockholder relative to the other stockholders of the Company (any change referred to in this clause (c) a “Fundamental Amendment”) or (d) the mutual written consent of the Parties. In the event of any such termination hereof, the obligations of the Parties under this Agreement shall terminate and there shall be no liability on the part of any Party with respect to this Agreement; provided, however, that (i) this Article V and Article VI shall survive any such termination and each remain in full force and effect and (ii) no Party shall be relieved or released from any liability or damages arising from a breach of any provision hereof arising prior to such termination.

ARTICLE VI

MISCELLANEOUS
Section 6.1 No Ownership Interest. Nothing herein shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Company Shares. Except as otherwise provided herein, all rights, ownership and economic benefits of and relating to the Covered Company Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Company Shares.
Section 6.2 Amendment and Modification. This Agreement may be amended, changed or supplemented in any and all respects, whether before or after obtainment of the Company Stockholder Approval, only by the written agreement of Parties.
Section 6.3 Extension; Waiver. At any time prior to the Effective Time, each Party may (a) extend the time for the performance of any obligation or other act of the other Parties, (b) waive any inaccuracies in the representations and warranties hereunder of the other Parties or (c) waive compliance with any covenant or agreement hereunder of the other Parties; provided that any such extension or waiver shall be set forth in an instrument in writing signed on behalf of such extending or waiving Party. The failure of any Party to assert any of its rights hereunder or otherwise shall not be a waiver of such rights, and no single or partial exercise by any Party of any of its rights hereunder shall preclude any other or further exercise of such rights or any other rights hereunder.
Section 6.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by nonautomatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party under this provision):
(a) if to Parent or Acquisition Sub, to:
337 Magna Drive
Aurora, Ontario, Canada L4G 7K1
Phone:	(905) 726-2462
Email:	Jason.Wolkove@magna.com
Attention:	Jason Wolkove

with a copy (which shall not constitute notice) to:
Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Phone:	(212) 839-5300
Email:	gsaltarelli@sidley.com
Attention:	Gabriel Saltarelli, Esq.

(b) If to any Stockholder, to:
Cevian Capital II Master Fund L.P.
c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue,
George Town, Grand Cayman KY1-9005
Cayman Islands
Phone:	+441534828513
Email:	Denzil.boschat@ceviancapital.com;
alloperationsteam@ceviancapital.com
Attention:	Denzil Boschat

with a copy to (which shall not constitute notice):
Cevian Capital II GP Limited
Aztec Group House
11-15 Seaton Place
St. Helier, Jersey JE4 0QH,
Channel Islands
Phone:	+441534828513
Email:	Denzil.boschat@ceviancapital.com;
alloperationsteam@ceviancapital.com
Attention:	Denzil Boschat
Section 6.5 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
Section 6.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the exhibit hereto) (a) is the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties related to the subject matter hereof and thereof and (b) is not intended to confer any rights, benefits, remedies or Liabilities on any Person other than the Parties and their respective successors and permitted assigns.
Section 6.7 Severability. If any term, provision, covenant or restriction of this Agreement or the application hereof to any person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 6.8 Assignment. Neither this Agreement nor any of the rights, interests, covenants or agreements hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void, except that Acquisition Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Parent. This Agreement shall be binding on, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 6.9 Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement, and all Actions and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), that may be based on this Agreement, arise out of this Agreement or relate hereto or to the Merger, the other transactions contemplated hereby or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. For any Action or cause of action that may be based on this Agreement, arise out of this Agreement or relate hereto or to the Merger, the other transactions contemplated hereby or the negotiation, execution, performance or subject matter hereof, each Party (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, (ii) agrees that all such Actions and causes of action shall be heard and determined exclusively under the foregoing clause (i), (iii) waives any objection to laying venue in any such Actions or cause of action in such courts, (iv) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (v) agrees that service of process upon such Party in any such Action or cause of action shall be effective if such process is given as a notice under Section 6.4. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR CAUSE OF ACTION THAT MAY BE BASED ON THIS AGREEMENT, ARISE OUT OF THIS AGREEMENT OR RELATE HERETO OR TO THE MERGER, THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION, PERFORMANCE OR SUBJECT MATTER HEREOF.

Section 6.10 Remedies.
(a) The Parties acknowledge and agree that irreparable damage would occur in the event that any provision hereof was not performed under their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination hereof under Article V, the Parties shall be entitled to an injunction or injunctions to prevent breaches hereof and to enforce specifically the performance of terms and provisions hereof, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert (i) that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach.
(b) For the avoidance of doubt, in no event shall the exercise of a Party’s right to seek specific performance pursuant to this Section 6.10 reduce, restrict or otherwise limit such Party’s right to terminate this Agreement pursuant to Section 5.1 or pursue all applicable remedies at Law to the extent not limited hereby.
Section 6.11 Headings. Headings of the Articles and Sections hereof are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.
Section 6.12 No Drafting Party. The Parties have been represented by counsel during the negotiation and execution hereof and, therefore, waive the application of any applicable Law, holding or rule of construction providing that ambiguities in a Contract or other document shall be construed against the Party drafting such Contract or document. Each Party has participated in the drafting and negotiation hereof. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions hereof.
Section 6.13 Exhibit. The Exhibit hereto is incorporated and made a part hereof and is an integral part hereof.
Section 6.14 Expenses. All fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, as of the date first written above.
MAGNA INTERNATIONAL, INC.

By:

Name:

Title:
2486345 DELAWARE CORPORATION

By:

Name:

Title:
CEVIAN CAPITAL II MASTER FUND L.P.

By: Cevian Capital II GP Limited, its general partner

By:

Name:

Title:
CEVIAN CAPITAL II GP LIMITED

By:

Name:

Title:

EXHIBIT A
Name	Company Shares
Cevian Capital II Master Fund L.P., a Cayman Islands limited partnership (the “Master Fund”)	10,676,924 Shares owned directly, which includes 2,653,275 Swedish Depositary Receipts representing 2,653,275 Shares
Cevian Capital II GP Limited, a limited company incorporated under the laws of Jersey	10,676,924 Shares Beneficially Owned indirectly as general partner of the Master Fund

ANNEX B-2
Strictly confidential
Irrevocable Undertaking
This irrevocable undertaking (the “Undertaking”) has, on the date hereof, been entered into by and between:
(A)	Magna International, Inc., (the “Parent”); and
(B)	Alecta Pensionsförsäkring, Ömsesidigt, (the “Shareholder”); jointly hereinafter referred to as the “Parties”.
WHEREAS, Parent, 2486345 Delaware Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Acquisition Sub”) and Veoneer, Inc., a Delaware corporation (the “Company”) are entering into an Agreement and Plan of Merger of even date herewith (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides (upon the terms and subject to the conditions set forth therein) for the merger of Acquisition Sub with and into the Company (the “Merger”), with the Company surviving the Merger to become a wholly owned subsidiary of Parent;
WHEREAS the Shareholder is the legal and beneficial owner of 10,061,200 Swedish Depositary Receipts representing 10,061,200 shares of common stock par value $1.00 per share, of the Company (the “Shares”).
WHEREAS to encourage the Parent to enter into the Merger Agreement, the Shareholder is willing to undertake to vote the Shares in favour of the Merger.
The Parties have agreed as follows.
1
Unless and until this Undertaking has terminated as set out in section 8 below, the Shareholder hereby irrevocably undertakes to vote (or cause to be voted), in person or by proxy, or if applicable deliver (or cause to be delivered) a written consent covering the Shares (a) in favor of the approval of the Merger and the adoption or approval of the Merger Agreement, (b) in favor of any proposal to adjourn a meeting of the Company stockholders to solicit additional proxies in favor of the approval of the Merger and the adoption or approval of the Merger Agreement, and (c) against any competing proposal.

2	The Parent shall not be obliged vis-à-vis the Shareholder to enter into the Merger Agreement or complete the Merger merely as a consequence of entering into this Undertaking.
3
The Shareholder warrants and undertakes that (i) the number of Shares set out above includes all shares in the Company of which the Shareholder is the full owner or registered holder, directly or through underlying Swedish Depositary Receipts, (ii) the Shareholder has and will continue to have full power and authority to enter into this Agreement and to perform its obligations hereunder, and (iii) the Shares are held free from all claims, liens, charges, encumbrances and adverse rights of any description and together with all rights attached to them or subsequently attached to them including the right to all dividends and other distributions (if any) declared, paid or made on the Shares after the date of this Undertaking.

4	Subject to the other terms of this Undertaking, unless and until this Undertaking has terminated as set out in section 8 below, the Shareholder shall:
(a)
not sell, transfer, mortgage, charge or otherwise encumber, grant any option or other right over or otherwise deal with or dispose of any or all of the Shares or any interest in any or all of the Shares;

(b)	not procure or enter into any agreement or arrangement (whether or not legally binding and whether conditional or unconditional) to do any or all of the acts referred to in this section 4.
Notwithstanding the foregoing, the Shareholders may transfer any or all of its Shares (i) to any wholly owned subsidiary or controlled affiliate of such Shareholder and (ii) by operation of Law, provided that, the transferee agrees in writing to be bound by the terms and conditions of this Undertaking and either the Shareholder or the transferee provides Parent with a copy of such executed agreement promptly upon consummation of any such transfer. For the avoidance of doubt, nothing in this section 4 shall prohibit the Shareholder from engaging in customary hedging, securities lending or similar arrangements with respect to the Shares so long as such arrangements do not limit the Shareholder’s ability to comply with its obligations under Section 4.

5
The Shareholder agrees to the disclosure of the existence of and/or contents of this Undertaking to the public in connection with the Merger and otherwise in accordance with applicable laws, rules and regulations (including stock exchange rules). Further the content of this Undertaking do not extend or apply to information which a party is required by law or any other mandatory regulations to disclose.

Save for what is set out above, the Shareholder and the Parent agree to keep this Undertaking and the terms and conditions and matters dealt with herein in strict confidence and in observance of the rules set out in section 6.
6
The Shareholder acknowledges that the information about the Merger and the related discussions and negotiations constitute inside information under Regulation (EU) No 596/2014 of the European Parliament and of the Council on market abuse (the market abuse regulation).

7	If the Parent increases the price in the Merger Agreement, this Agreement shall apply mutatis mutandis to such revised Merger Agreement.
8	This Undertaking terminates at the earliest of:
(a)	July 25, 2021, but only if the Parent has not announced the Merger Agreement by such date;
(b)	the date when the Parent has completed the Merger;
(c)
the date on which the Merger Agreement is terminated in accordance with its terms for the Company to enter into a competing proposal that the Company Board has determined to be a “Superior Proposal” under the terms of the Merger Agreement;

(d)	when the Merger Agreement is otherwise terminated in accordance with its terms;
(e)
the date on which the Company Board has changed its recommendation to shareholders supporting the Merger or has otherwise made an “Adverse Recommendation Change” under the terms of the Merger Agreement in accordance with its terms; and

(f)	the date on which ninety (90) calendar days have passed from the announcement of the Merger Agreement.
The termination of the Undertaking in accordance with this section 8 shall be effective immediately without notice. Neither Party shall have any claims against the other Party or its related persons or entities due to a termination of this Undertaking.
9
This Undertaking sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior preconditions, agreements and arrangements and understandings on the subject matter hereof made between the Parties. Both Parties confirm that there are no such prior preconditions, agreements, arrangements, or understandings affecting this Undertaking. This Undertaking may only be altered or amended in writing jointly by the Parties.

10
This Undertaking, including the arbitration clause, shall be governed by and construed in accordance with Swedish substantive law. Any dispute, controversy or claim arising out of or in connection with this Undertaking, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators. The seat of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English.

* * *

Date:	Date:

Place:	Place: Stockholm

MAGNA INTERNATIONAL, INC.	ALECTA PENSIONSFÖRSÄKRING, ÖMSESIDIGT,

Name:	Name:

Name:	Name:

Name:

ANNEX C-1
July 22, 2021
Board of Directors
Veoneer, Inc.
Klarabergsviadukten 70, Section C6
Box 13089, SE-103 02
Stockholm, Sweden
Members of the Board:
We understand that Veoneer, Inc. (“Veoneer” or the “Company”), Magna International, Inc. (the “Buyer”) and 2486345 Delaware Corporation, an indirect wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated July 22, 2021 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become an indirect, wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”), other than shares held by the Company or any subsidiary of the Company (including shares held as treasury stock) or held, directly or indirectly, by the Buyer or Acquisition Sub or any of their wholly owned subsidiaries, or as to which dissenters' rights have been perfected, will be converted into the right to receive $31.25 per share in cash, without interest and subject to any withholding of taxes required by applicable law, subject to adjustment in certain circumstances as set forth in the Merger Agreement (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.
For purposes of the opinion set forth herein, we have:
l )	Reviewed certain publicly available financial statements and other business and financial information of the Company;
2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;
3)
Reviewed certain financial projections prepared by the management of the Company and certain extrapolations prepared based on assumptions provided by management of the Company (which were reviewed and approved for our use by management of the Company) (collectively, the “Financial Projections”);

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;
5)	Reviewed the reported prices and trading activity for the Company Common Stock;
6)
Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly traded companies comparable with the Company, and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
8)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;
9)	Reviewed the Merger Agreement and certain related documents; and
10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the Financial Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. We express no view as to such Financial Projections or the assumptions on which they are based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the benefits to be received by the holders of Company Common Stock in the proposed Merger. This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with the transactions contemplated by the Merger Agreement. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any of the parties, other than the Buyer, which expressed interest to Morgan Stanley in the possible acquisition of the Company.
We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon the rendering of this opinion and the remainder of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders' meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.
Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Kristin Zimmerman
Kristin Zimmerman
Managing Director

ANNEX C-2

July 22, 2021
Board of Directors
Veoneer, Inc.
Klarabergsviadukten 70, Section C6
Box 13089, SE-103 02
Stockholm, Sweden
Members of the Board of Directors:
We understand that Magna International Inc. (the “Parent”), 2486345 Delaware Corporation, a wholly owned subsidiary of the Parent (“Merger Sub”), and Veoneer, Inc. (the “Company”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company with the Company surviving the merger as a wholly owned subsidiary of the Parent (the “Transaction”), and that, in connection with the Transaction, each issued and outstanding share of common stock, par value $1.00 per share, of the Company (the “Company Shares”), other than Company Shares held by the Company or any subsidiary of the Company, Company Shares held, directly or indirectly, by the Parent or the Merger Sub or any of their wholly owned subsidiaries or Dissenting Shares (as defined in the Agreement) (together, the “Excluded Shares”), will be cancelled and converted into the right to receive $31.25 in cash (the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
The board of directors of the Company (the “Board”) has requested our opinion as to whether the Merger Consideration payable to the holders of Company Shares, other than Excluded Shares, in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.
In arriving at our opinion set forth below, we have, among other things: (i) reviewed a draft of the Agreement dated July 22, 2021; (ii) reviewed certain publicly available business and financial information that we deemed to be generally relevant concerning the Company and the industry in which it operates, including certain publicly available research analyst reports and the reported price and historical trading activity for the Company Shares; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed generally relevant and the consideration received in such transactions; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other public companies we deemed generally relevant, including data related to public market trading levels and implied trading multiples; (v) reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company, including certain financial forecasts relating to the Company for the years 2021-2023 prepared by the management of the Company and extrapolations for the years 2024-2035 prepared based on assumptions provided by the management of the Company, as approved for our use by the management of the Company (the “Forecasts”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. In addition, we have held discussions with certain members of the management of the Company regarding the Transaction, the past and current business operations and financial condition and prospects of the Company, the Forecasts and certain other matters we believed necessary or appropriate to our inquiry.

In arriving at our opinion, we have, with your consent, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to us by the Company and its associates, affiliates and advisors, or otherwise reviewed by or for us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities of the Company (including, without limitation, real property owned by the Company or to which the Company holds a leasehold interest), nor have any such valuations or appraisals been provided to us, and we do not express any opinion as to the value of such assets or liabilities. We have not evaluated the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or the facilities of the Company or Parent. At the direction of the management of the Company, we have used and relied upon the Forecasts for purposes of our opinion. In relying on the Forecasts, we have assumed, at the direction of the Company, that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s management as to the expected future results of operations and financial condition of the Company. We express no view as to the reasonableness of the Forecasts and the assumptions on which they are based.
We have assumed that the transactions contemplated by the Agreement will be consummated as contemplated in the Agreement without any waiver or amendment of any terms or conditions, including, among other things, that the parties will comply with all material terms of the Agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Transaction, no material delays, limitations, conditions or restrictions will be imposed. For purposes of rendering this opinion, we have assumed that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements and other information, financial or otherwise, relating to the Company made available to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We do not express any opinion as to any tax or other consequences that may result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters. We have relied as to all legal, tax and regulatory matters relevant to rendering our opinion upon the assessments made by the Company and its other advisors with respect to such issues. In arriving at our opinion, we have not taken into account any litigation, regulatory or other proceeding that is pending or may be brought against the Company or any of its affiliates. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the draft of the Agreement reviewed by us.
Our opinion is necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof and the conditions and prospects, financial and otherwise, of the Company as they were reflected in the information provided to us and as they were represented to us in discussions with the management of the Company. We are expressing no opinion herein as to the price at which the Company Shares will trade at any future time. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Shares of the Merger Consideration payable to such holders in the Transaction pursuant to the Agreement and we express no opinion as to any underlying decisions which the Company may make to engage in the Transaction or any alternative transaction. We do not express any opinion, nor have we been asked by the Board to express any opinion, as to the relative merits of the Transaction as compared to any alternative transaction, including any alternative transaction that the Board has considered and elected not to pursue. We were not requested to solicit, and did not solicit, interest from other parties with respect to a Transaction. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Merger Consideration to the extent expressly set forth herein, of the Transaction, the Agreement or any other agreement entered into in connection with the Transaction.
We and our affiliates are engaged in a wide range of financial advisory and investment banking activities. In addition, in the ordinary course of their asset management, merchant banking and other business activities, our affiliates may trade in the securities of the Company, Parent and any of their respective affiliates, for their own accounts or for the accounts of their affiliates and customers, and may at any time hold a long or short position in such securities. We are acting as financial advisor to the Company with respect to the Transaction and will receive a fee from the Company for our services, a portion of which is payable upon delivery of this opinion and the remaining portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us against certain liabilities that may arise out of our engagement. We and our affiliates may in the future provide financial services to the Company, Parent and/or their respective affiliates in the ordinary course of our businesses from time to time and may receive fees for the rendering of such services.
This opinion is provided for the benefit of the Board in connection with and for the purpose of its evaluation of the Transaction. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion does not constitute a recommendation to the Board as to whether to approve the Transaction or a recommendation as to whether or not any holder of Company Shares should vote or otherwise act with respect to the Transaction or any other matter. In addition, the Board has not asked us to address, and this opinion does not address, (i) the fairness to, or any other consideration of, the holders of any class of securities (other than holders of Company Shares and then only to the extent expressly set forth herein) or creditors or other constituencies of the Company or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Parent, the Company, or any class of such persons, whether relative to the Merger Consideration pursuant to the Agreement or otherwise.
This opinion is given and speaks only as of the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion has been approved by the Global Advisory Commitment Committee of Rothschild & Co US Inc.
On the basis of and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration payable to the holders of Company Shares, other than the Excluded Shares, in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,

/s/ Rothschild & Co US Inc.
ROTHSCHILD & CO US INC.

Annex D
Section 262 of the General Corporation Law of the State of Delaware
§ 262. Appraisal rights.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) Repealed by 82 Laws 2020, ch. 256, § 15.
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds one percent (1%) of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.
D-4